As filed with the Securities and Exchange Commission on August 8, 2013

Registration No. 333-189575

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEXION U.S. FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2821 (Primary Standard Industrial Classification Code Number)	20-1362484 (I.R.S. Employer Identification No.)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas A. Johns, Esq.

Hexion U.S. Finance Corp.

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Momentive Specialty Chemicals Inc.	New Jersey	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	13-0511250

Momentive Specialty Chemicals Investments Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	51-0370359

Borden Chemical Foundry, LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	31-1766429

HSC Capital Corporation	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	76-0660306

Lawter International Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	36-1370818

Momentive International Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	20-2833048

Oilfield Technology Group, Inc.	Delaware	15115 Park Row, Ste. 160 Houston, TX 77984 (218) 646-2800	20-2873694

Momentive CI Holding Company (China) LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	20-3907441

NL Coop Holdings LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	27-2090696

The primary standard industrial classification code number of each of the additional registrants is 3089.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-189575) of Hexion U.S. Finance Corp. is being filed solely for the purpose of filing an exhibit as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the proxy statement/prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2013

PROSPECTUS

Hexion U.S. Finance Corp.

Exchange Offer for $1,100,000,000

6.625% First-Priority Senior Secured Notes due 2020 and Related Guarantees

The Notes and the Guarantees

•

We are offering to exchange $1,100,000,000 of our outstanding 6.625% First-Priority Senior Secured Notes due 2020 and certain related guarantees, which were issued on January 31, 2013 and which we refer to collectively as the “initial notes,” for a like aggregate amount of our registered 6.625% First-Priority Senior Secured Notes due 2020 and certain related guarantees, which we refer to collectively as the “exchange notes.” The exchange notes will be issued under an indenture dated as of March 14, 2012. We refer to the initial notes and the exchange notes collectively as the “notes.”

•

The exchange notes will mature on April 15, 2020. We will pay interest on the exchange notes semi-annually on April 15 and October 15 of each year, commencing on April 15, 2013, at a rate of 6.625% per annum, to holders of record on the April 1 or October 1 immediately preceding the interest payment date.

•

The exchange notes will be guaranteed on a senior secured basis by our parent, Momentive Specialty Chemicals Inc., and certain of its existing domestic subsidiaries that guarantee its obligations under its ABL Facility.

•

The exchange notes and the related guarantees will be secured by first-priority liens on the Notes Priority Collateral (which generally includes most of our and our domestic subsidiaries’ assets other than the ABL Priority Collateral) and by second-priority liens on the ABL Priority Collateral (which generally includes most of our and our domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens as described herein. The exchange notes will rank equally with all of our existing and future senior indebtedness.

Terms of the Exchange Offer

•	It will expire at 5:00 p.m., New York City time, on , 2013, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is             , 2013.

i

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission (the “SEC”), the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until             , 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Unless otherwise noted, statements as to our market share and market position relative to our competitors are approximated and based on management estimates using the above-mentioned latest-available third-party data and our internal analysis and estimates. We determined our market share and market positions utilizing periodic industry publications. If we were unable to obtain relevant periodic industry publications, we based our estimates on our knowledge of the size of our markets, our sales in each of these markets and publicly available information regarding our competitors, as well as internal estimates of competitors’ sales based on discussion with our sales force and other industry participants.

While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

ii

PROSPECTUS SUMMARY

This summary highlights information about Momentive Specialty Chemicals Inc. and the notes contained elsewhere in this prospectus. This summary is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, (i) all references to “MSC,” the “Company,” “we,” “us” and “our” refer to Momentive Specialty Chemicals Inc. and its subsidiaries and (ii) all references to “Issuer” refer to Hexion U.S. Finance Corp., the issuer of the notes, and its successors, which is a wholly owned subsidiary of Momentive Specialty Chemicals Inc.

Our Company

Momentive Specialty Chemicals Inc., a New Jersey corporation, is the world’s largest producer of thermosetting resins, or thermosets, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have significant market positions in each of the key markets that we serve. Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites and electrical laminates. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active gas drilling rigs.

As of March 31, 2013, we had 62 active production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 5,700 customers in approximately 100 countries. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers with a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Valspar and Weyerhaeuser.

Momentive Combination

In October 2010, our parent, Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC) (“MSC Holdings”) and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdings”). We refer to this transaction as the “Momentive Combination.”

At the time of the Momentive Combination, Hexion LLC changed its name to Momentive Specialty Chemicals Holdings LLC and Hexion Specialty Chemicals, Inc. changed its name to Momentive Specialty Chemicals Inc. As a result of the Momentive Combination, Momentive Holdings became the ultimate parent entity of MPM and MSC. Momentive Holdings is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

The notes are not issued or guaranteed by Momentive Holdings, MPM Holdings, MPM or any of MPM’s subsidiaries, and are also not secured by any assets of such entities. None of Momentive Holdings, MPM Holdings, MPM or any of MPM’s subsidiaries is obligated with respect to any of our indebtedness or other liabilities.

Our Business

We are a large participant in the specialty chemicals industry, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have significant market positions in all of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical composites. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active gas drilling rigs. In addition, due to the nature of our products and the markets we serve, competitor capacity constraints and the availability of similar products in the market may impact our results. As is true for many industries, our financial results are impacted by the effect on our customers of economic upturns or downturns, as well as by the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes. As a result, factors that impact their industries can and have significantly affected our results.

The table below illustrates our net sales to external customers for the year ended December 31, 2012 as well as the major product lines, major industry sectors served, major end-use markets and key differentiating characteristics relative to our products.

	Epoxy, Phenolic and Coating Resins		Forest Products Resins
2012 Net Sales		$3.0 billion		$1.7 billion

Major Products	• • • • • • •	Epoxy specialty resins Epoxy resins and intermediates Phenolic specialty resins Versatic acids and derivatives Phenolic encapsulated substrates Polyester resins Acrylic resins	•	Formaldehyde based resins and formaldehyde

Major Industries Served	• • • • • • • • • • •

Wind Energy

Oil and gas field drilling and development

Transportation and industrial

Construction

Electrical equipment and appliances

Electronic products

Marine and recreational (boats, RVs)

Chemical manufacturing

Home building and maintenance

Consumer durable and non-durable products

General manufacturing

			• • • •	Home building and maintenance Home repair and remodeling Furniture Agriculture

	Epoxy, Phenolic and Coating Resins		Forest Products Resins

Core End-Use Markets	• • • • • • • •	Oil and gas field proppants Wind energy Auto coatings and friction materials Marine and industrial coatings Electronics Commercial and residential construction Engineered materials Decorative paints	• • • •	Commercial and residential construction Plywood, particleboard, medium-density fiberboard (“MDF”), oriented strand board (“OSB”) Furniture Agrochemical

Key Product Characteristics	• • •	Strength and adhesion Durability Resistance (water, UV, corrosion, temperature)	• • •	Strength and adhesion Durability Moisture resistance

The discussion that follows is based on our organizational structure and reportable segments in 2013.

Epoxy, Phenolic and Coating Resins

We believe that we are a leading global supplier of epoxy, phenolic and coating resins which are used in a variety of industrial and consumer applications to increase strength, adhesion and provide durability. These products are used in numerous end-markets including: oil and gas, wind energy, electronics, protective coatings, engineered materials, automotive, decorative paints, specialty coatings and residential, commercial and industrial construction.

Epoxy resins are the fundamental component of many types of materials and are used either as replacements for traditional materials such as metal, or in applications where traditional materials do not meet demanding engineering applications. Phenolic resins are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, aircraft components and electrical laminates. Additionally, epoxy-based surface coatings are among the most widely used industrial coatings due to their structural stability and broad application functionality combined with overall economic efficiency. The demand for epoxy, phenolic and coating resins is driven by both economic growth generally and technological innovation, including environmentally friendly and energy efficient applications.

Supporting the growth in our business, we operate two of the three largest epoxy resins manufacturing facilities in the world, including the world’s only continuous-flow manufacturing process facility. We believe our global scope and our ability to internally produce key raw materials gives us a significant competitive advantage versus our non-integrated competitors. For example, we produce and internally consume the majority of our bisphenol-A, or BPA, and virtually all of our epichlorohydrin, or ECH, the key base chemicals in the downstream manufacturing of base epoxy resins and epoxy specialty resins.

Forest Products Resins

We are a leading global supplier of formaldehyde-based resins used in a variety of industrial and consumer applications. These products are used in numerous end-markets including: residential, commercial and industrial construction, furniture and agriculture. The demand for forest products resins is driven by general economic growth and environmental sustainability and we benefit from a manufacturing footprint that is strategically located in close proximity to our customers. Demand for our formaldehyde-based resins is also primarily driven by the residential housing market globally and in particular North America.

We are the leading producer of formaldehyde-based resins used in a wide range of applications for the North American forest products industry and also hold significant positions in Europe, Latin America, Australia and New Zealand. We are also the world’s largest producer of formaldehyde, a key raw material used to manufacture thousands of products and we internally consume the majority of our formaldehyde production. We believe this strategic back-end integration gives us significant incremental economic value.

Growth and Strategy

We believe that we have opportunities for growth through the following strategies:

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Latin America, India, Eastern Europe and the Middle East, where the usage of our products is increasing. We are currently expecting new capacity in China to come online in the second half of 2013, which will better enable us to serve our middle-market customers in the region. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and application efforts and existing global footprint.

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth. Approximately 25%, 25% and 21% of our 2012, 2011 and 2010 net sales, respectively, were from products developed in the last five years. In 2012, 2011 and 2010 we invested $69 million, $70 million and $66 million, respectively, in research and development.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments including wind energy and oil field applications, they will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a trend over the last several years which we believe will continue.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. The specialty chemicals and materials market is comprised of numerous small and mid-sized specialty companies focused on niche markets, as well as smaller divisions of large chemical conglomerates. As a large manufacturer of specialty chemicals and materials with leadership in the production of thermosets, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy. For example, we recently completed a joint venture effort to construct a versatics manufacturing facility in China, which began operations in the second quarter of 2012, and also recently announced a joint venture to construct a phenolic specialty resins manufacturing facility in China, which is expected to be operational by the end of 2013. In January 2013, we announced the acquisition of a 50% interest in a forest products joint venture in western Australia, which will provide formaldehyde, urea formaldehyde resins and other products to industrial customers in the region.

Capitalize on the Momentive Combination to Grow Revenues and Realize Operational Efficiencies. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of our and MPM’s respective global manufacturing footprints and technology platforms. For example, we anticipate being able to accelerate the penetration of our products into Asia. Further, we anticipate the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure, and are currently targeting $65 million in annual cost savings related to the Momentive Combination. We anticipate these savings to come from logistics optimization, reductions in corporate expenses and reductions in the costs of raw materials and other inputs. Through March 31, 2013, we realized $60 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 12 months.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow over the long-term due to our size, cost structure and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in efficiently managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complemented by our long-dated capital structure with no significant short-term maturities and strong liquidity position. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Risk Factors

Despite our competitive strengths discussed above, investing in the Notes involves a number of risks, including:

•

As of March 31, 2013, we have approximately $3.8 billion of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings. In addition, we had $301 million of borrowings available under our ABL Facility. Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations. In 2013, our cash interest expense is projected to be approximately $297 million based on consolidated indebtedness and interest rates at March 31, 2013, of which $290 million represents cash interest expense on fixed-rate obligations, including variable rate debt subject to interest rate swap agreements;

•	If global economic conditions remain weak or further deteriorate, it will negatively impact our business operations, results of operations and financial condition;

•

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition;

•	Fluctuations in direct or indirect raw material costs could have an adverse impact on our business; and

•	We depend on certain of our key executives and our ability to attract and retain qualified employees.

For discussion of the significant risks associated with our business, our industry and investing in the notes, you should read the section entitled “Risk Factors.”

Organizational Structure

Hexion U.S. Finance Corp. is a direct wholly-owned subsidiary of MSC. No separate financial information has been provided in this prospectus for Hexion U.S. Finance Corp. because (1) Hexion U.S. Finance Corp. has no independent operations other than acting as a finance company of MSC, (2) Hexion U.S. Finance Corp. has no material assets, and (3) MSC and certain of its domestic subsidiaries guarantee the notes. The indenture governing the notes restricts the Issuer from conducting any business operations other than those in connection with the issuance of the notes and other similar debt securities.

The following chart summarizes our corporate structure on March 31, 2013:

(1)

Total availability of $400 million, subject to borrowing base availability, of which $301 million was available for borrowings as of March 31, 2013, reflecting a borrowing base after reserves of $348 million and $47 million of outstanding letters of credit. The ABL Facility covenants includes a fixed charge coverage ratio of 1.0 to 1.0 that will only apply if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $40 million.
(2)	Certain of our non-U.S. subsidiaries are borrowers, or provide guarantees, under the ABL Facility but do not guarantee the notes.
(3)	The Senior Secured Notes are secured by junior liens on the collateral. Includes $200 million of Senior Secured Notes issued pursuant to the MSC Holdings Exchange.
(4)	Direct and indirect ownership.
(5)	Hexion Nova Scotia Finance, ULC, an additional co-issuer of the Senior Secured Notes and the Existing Second Lien Notes, has no material assets or operations and the indenture will restrict it from having any assets or operations, in each case other than intercompany obligations. It will not be an obligor on the notes.
(6)	Indirect ownership.

Additional Information

MSC is a New Jersey corporation, with predecessors dating back to 1899. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 225-4000. We maintain a website at www.momentive.com where general information about our business is available. The internet address is provided for informational purposes only and is not intended to be a hyperlink. The information contained on our website is not a part of this prospectus.

Our Equity Sponsor

Apollo Global Management, LLC is a leading global alternative asset manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2012, Apollo Global Management, LLC had assets under management of approximately $113.4 billion invested in its private equity, capital markets and real estate businesses.

Summary of the Exchange Offer

In connection with the closing of the offering of the initial notes, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the initial notes. You are entitled to exchange in the exchange offer your initial notes for exchange notes which are identical in all material respects to the initial notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to the registration rights applicable to the initial notes under the registration rights agreement; and

•	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Exchange Offer	We are offering to exchange up to $1,100,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. Initial notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive, that include the following conditions:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

•

there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939;

•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer; and

•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section of this prospectus entitled “Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	you are not eligible to participate in the exchange offer;

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Hexion U.S. Finance Corp.

Notes Offered	$1,100,000,000 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 (the “notes”).

The notes constitute an additional issuance of the 6.625% First-Priority Senior Secured Notes due 2020 pursuant to the indenture dated as of March 14, 2012 (the “existing notes”) under which the existing notes were previously issued (as amended and supplemented on the date of the issuance of the notes, the “Indenture”). The notes will constitute part of a single class of securities with the existing notes and will have the same terms as the existing notes except as otherwise provided herein. Unless indicated otherwise, the notes offered hereby and the existing notes are collectively referred to as the “notes.”

Maturity Date	The notes will mature on April 15, 2020.

Interest Payment Dates	April 15 and October 15 of each year after the date of issuance of the notes, commencing April 15, 2013.

Guarantees	The notes are guaranteed, jointly and severally, irrevocably and unconditionally, on a senior secured basis, by MSC and certain of its existing domestic subsidiaries that guarantee its obligations under its ABL Facility and MSC’s future domestic subsidiaries that guarantee any debt of MSC, the Issuer or any guarantor. See the footnotes to our Consolidated Financial Statements herein for separate financial information on these guarantors. See “Description of the Notes—Guarantees” and “—Certain Covenants—Future Guarantees.”

Ranking	The notes and the guarantees are our senior secured obligations. The notes and the guarantees rank:

•	senior in priority as to collateral with respect to our and our guarantors’ indebtedness under the ABL Facility, to the extent of the value of the Notes Priority Collateral;

•	junior in priority as to collateral with respect to our and our guarantors’ indebtedness under the ABL Facility, to the extent of the value of the ABL Priority Collateral;

•

pari passu in priority as to collateral with respect to our and our guarantors’ indebtedness under any other First Priority Lien Obligations, including our existing notes, to the extent of the value of the Notes Priority Collateral;

•

senior in priority as to collateral with respect to our and our guarantors’ existing and future obligations under any obligations secured by a junior-priority lien on the collateral, including our other secured notes;

•	senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness; and

•	effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that does not guarantee the notes, including our foreign subsidiaries.

At March 31, 2013:

•

MSC and its subsidiaries had approximately $3.8 billion aggregate principal amount of total indebtedness outstanding (including the notes and the guarantees), including payments due within the next twelve months and short-term borrowings. In addition, we had $301 million of borrowings available under our ABL Facility; and

•

MSC’s subsidiaries that are not guarantors with respect to the notes had total indebtedness of approximately $130 million (excluding intercompany liabilities of subsidiaries that are not such obligors).

Collateral	The notes and the guarantees are secured by first-priority liens in the “Notes Priority Collateral” (which generally includes most of our and our domestic subsidiaries’ assets other than the ABL Priority Collateral) and by second-priority liens on the “ABL Priority Collateral” (which generally includes most of our and our domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens. For more information, see “Description of the Notes—Security for the Notes.” Certain assets owned by our foreign subsidiaries that are not collateral for the notes and the guarantees serve as collateral under the ABL Facility. See “Description of the Notes—Security for the Notes.”

The book value of the assets of MSC, and the assets of the domestic subsidiary guarantors, which are included in the collateral, was approximately $2,922 million as of March 31, 2013.

Certain of our first-tier foreign subsidiaries, from time to time, could have a value in excess of 20% of the principal amount of the notes, and pledges of the capital stock of such entities would require that separate financial statements pursuant to Rule 3-16 of Regulation S-X be provided in connection with the filing of a registration statement related to the notes or any other filing we are required to make with the SEC. However, pursuant to collateral cut-back provisions in the indenture governing the notes, our pledge of such stock as collateral for the notes will be limited to less than 20% of the principal amount of the notes. Notwithstanding the foregoing, as of the closing date of this prospectus, our pledge of the membership interests of Momentive Coop (which is the indirect owner of Momentive Canada) will not be cut back in accordance with the terms of the indenture governing the notes. Substantially all of our foreign operations are conducted through Momentive Coop and its subsidiaries. See “Description of the Notes—Security for the Notes—Limitations on Stock Collateral.”

The value of collateral securing the notes at any time depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the applicable indenture, security documents and intercreditor agreement and otherwise as provided in the indenture and the intercreditor agreement. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or pari passu basis thereto. See “Risk Factors—Risks Related to an Investment in the Notes—It may be difficult to realize the value of the collateral securing the notes.”

Intercreditor Agreements	The ABL Collateral Agent, the First Lien Collateral Agent, the trustee under the Indenture and the authorized representatives of any other First Priority Lien Obligations entered into a new intercreditor agreement as to the relative priorities of their respective security interests in the ABL Priority Collateral and the Notes Priority Collateral and certain other matters related to the administration of security interests. So long as first-priority liens on the collateral securing the ABL Facility are outstanding, holders of the notes will not be entitled to enforce their security interest under the second-priority lien on the ABL Priority Collateral. In addition, the holders of the notes will waive certain rights normally applicable to secured creditors in bankruptcy with respect to the ABL Priority Collateral. See “Description of the Notes—Security for the Notes—ABL Intercreditor Agreement.”

The trustee under the indenture governing the notes is also a party to the junior-priority intercreditor agreements among the trustees and the collateral agents under the indentures governing our existing junior-priority senior secured notes and the collateral agent and the administrative agent under our ABL Facility, pursuant to joinders and supplements thereto. The junior-priority intercreditor agreements govern the relative priorities of the parties’ respective security interests in the assets securing our and the guarantors’ obligations under the notes and our ABL Facility, on the one hand, and our existing junior-priority senior secured notes, on the other hand, and certain other matters relating to the administration of security interests. The terms of such intercreditor agreement are set forth under “Description of the Notes—Security for the Notes—Security Documents.”

Optional Redemption	We may redeem some or all of the notes before April 15, 2015 at a redemption price of 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus a make-whole premium. Thereafter, the notes may be redeemed at our option on the redemption dates and at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Not more than once in any 12-month period ending on or before April 15, 2015, we may redeem up to 10% of the aggregate amount of the notes at a redemption price of 103% plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	On or prior to April 15, 2015 we may redeem up to 35% of the aggregate principal amount of notes with the net cash proceeds of one or more equity offerings at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Change of Control	If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must reduce the principal amount of the notes by making a redemption under the optional redemption provisions, repurchase the notes through open market purchases at or above 100% of the principal amount of the notes repurchased and/or make an offer to repurchase the notes at 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of the Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes—Certain Covenants.”

Absence of a Public market for the Exchange Notes	The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to an Investment in the Notes— There may be no active trading market for the notes, and if one develops, it may not be liquid.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. See “Use of Proceeds.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with Wilmington Trust, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of the Notes—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

MOMENTIVE SPECIALTY CHEMICALS INC.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents MSC’s summary historical financial information for the periods presented. The summary historical financial information for each of the years ended December 31, 2012, 2011 and 2010 has been derived from MSC’s audited Consolidated Financial Statements and related notes and other financial information contained elsewhere in this prospectus. The summary historical financial data for the three months ended March 31, 2013 and 2012 have been derived from MSC’s unaudited Condensed Consolidated Financial Statements and related notes and other information contained elsewhere in this prospectus. In the opinion of management, all adjustments consisting of normal, recurring adjustments considered necessary for a fair statement have been included. Results for the interim periods are not necessarily indicative of results for the entire year.

You should read this data in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all the financial statements and the related notes included elsewhere in this prospectus.

	As of and for the Year Ended December 31,			As of and for the Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Statement of Operations
Net sales	$4,756	$5,207	$4,597	$1,192	$1,236
Cost of sales	4,160	4,473	3,866	1,049	1,064

Gross profit	596	734	731	143	172
Selling, general & administrative expense	322	335	332	92	85
Terminated merger and settlement income, net (1)	—	—	(171)	—	—
Asset impairments	23	32	—	—	23
Business realignment costs	35	15	20	9	15
Other operating expense (income), net	14	(16)	4	(3)	5

Operating income	202	368	546	45	44
Interest expense, net	263	262	276	74	65
Loss on extinguishment of debt	—	—	30	6	—
Other non-operating (income) expense, net	(1)	3	(4)	5	2

(Loss) income from continuing operations before income tax, earnings from unconsolidated entities	(60)	103	244	(40)	(23)
Income tax (benefit) expense	(365)	3	35	(32)	(2)

Income (loss) from continuing operations before earnings from unconsolidated entities	305	100	209	(8)	(21)
Earnings from unconsolidated entities, net of taxes	19	16	8	4	5

Net income (loss) from continuing operations	324	116	217	(4)	(16)
Net income (loss) from discontinued operations, net of taxes (2)	—	2	(3)	—	—

Net income (loss)	$324	$118	$214	$(4)	$(16)

Dividends declared per common share	$0.04	$0.02	$—	$—	$—
Cash Flow Data
Cash flows provided by (used in) operating activities	$177	$171	$51	$(33)	$18
Cash flows (used in) provided by investing activities	(138)	33	(105)	(27)	(28)
Cash flows (used in) provided by financing activities	(59)	57	97	58	(22)

	As of and for the Year Ended December 31,			As of and for the Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Other Financial Data
Cash and equivalents	$419	$419	$166	$400
Short-term investments	5	7	6	6
Working capital (3)	669	682	551	705
Total assets	3,325	3,096	3,118	3,510
Total long-term debt	3,419	3,420	3,588	3,727
Total net debt (4)	3,071	3,113	3,500	3,382
Total liabilities	4,642	4,861	5,137	5,052
Total deficit	(1,317)	(1,765)	(2,019)	(1,542)
EBITDA (5)	375	550	719	82	85
Transaction and terminated merger and settlement income, net, asset impairments, non-cash charges and integration costs included in EBITDA (6)	66	60	(163)	14	46
Unusual items included in EBITDA (7)	49	25	51	9	15
Twelve months ended March 31, 2013 Adjusted EBITDA (8)	480

(1)	Terminated merger and settlement income, net for the year ended December 31, 2010 includes the non-cash push-down of insurance recoveries by the Company’s owner related to the settlement payment made by the Company’s owner that had been treated as an expense of the Company for the year ended December 31, 2008 associated with the terminated merger with Huntsman Corporation, as well as reductions on certain of the Company’s merger related service provider liabilities.
(2)	Net income (loss) from discontinued operations reflects the results of our global inks and adhesive resins business (the “IAR Business”) and our North American coatings and composite resins business (the “CCR Business”).
(3)	Working capital is defined as current assets less current liabilities. As of December 31, 2010, the assets and liabilities of the IAR Business and CCR Business totaling $184 million have been classified as current.
(4)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.
(5)	EBITDA is defined as Net income (loss) (excluding loss (gain) on extinguishment of debt) before interest, income taxes and depreciation and amortization. We have presented EBITDA because we believe that EBITDA is useful to investors since it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA is not a recognized term under U.S. Generally Accepted Accounting Principles (“GAAP”), should not be viewed in isolation and does not purport to be an alternative to Net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA does not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures for other companies. Also the amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of Adjusted EBITDA used in our debt instruments, which further adjust for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making acquisitions.

See below for a reconciliation of Net income (loss) to EBITDA.

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Reconciliation of Net Income (Loss) to EBITDA
Net income (loss)	$324	$118	$214	$(4)	$(16)
Income tax (benefit) expense	(365)	3	35	(32)	(2)
Loss on extinguishment of debt	—	—	30	6	—
Interest expense, net	263	262	276	74	65
Depreciation and amortization	153	167	164	38	38

EBITDA	$375	$550	$719	$82	$85

(6)	Amounts for the years ended December 31, 2012, 2011 and 2010 and the three months ended March 31, 2013 and 2012 consist of the following items:

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Terminated merger and settlement income, net	$—	$—	$(171)	$—	$—
Integration costs	12	19	—	3	5
Asset impairments	23	32	—	—	23
Non-cash items (a)	31	9	8	11	18

Total	$66	$60	$(163)	$14	$46

(7)	Amounts for the years ended December 31, 2012, 2011 and 2010 and the three months ended March 31, 2013 and 2012 consist of the following items:

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Business realignment costs (b)	$35	$15	$20	$9	$15
Net (income) loss from discontinued operations (c)	—	(2)	3	—	—
Other (d)	14	12	28	—	—

Total	$49	$25	$51	$9	$15

(a)	Primarily includes stock-based compensation expense, accelerated depreciation and unrealized derivative and foreign exchange gains and losses.
(b)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(c)	Represents the results of the IAR Business and CCR Business.
(d)	Primarily includes business optimization expenses, management fees, retention program costs and certain intercompany or non-operational realized foreign currency activity.

(8)	See “Covenant Compliance” for our reasons for presenting LTM Adjusted EBITDA, a reconciliation of Net Loss to LTM Adjusted EBITDA and qualifications as to the use of LTM Adjusted EBITDA, which is not a recognized term under U.S. GAAP.

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges and preferred stock dividends (1)	—	—	1.37	1.84	1.57	—

(1)	Due to the net losses in the three months ended March 31, 2013 and the years ended December 31, 2012 and 2008, the ratio of earnings to fixed charges and preferred stock dividends was less than 1. Our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $40 million, $60 million and $1,171 million for the three months ended March 31, 2013 and the years ended December 31, 2012 and 2008, respectively.

RISK FACTORS

Investing in the exchange notes in this exchange offer involves a high degree of risk. You should carefully consider the risks described below in addition to the other information set forth in this prospectus before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to make payments with respect to the notes. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of MSC’s subsidiaries that are not the Issuer or guarantors of the notes. As of March 31, 2013, MSC’s subsidiaries that are not the Issuer or guarantors had total indebtedness of approximately $130 million and total liabilities of $808 million (in each case, excluding intercompany liabilities of such non-guarantor subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to MSC or the Issuer.

The notes are not guaranteed by any of MSC’s non-U.S. subsidiaries. MSC’s non-U.S. subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that MSC or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Additional indebtedness is secured by the collateral securing the notes, and the notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy our obligations under the notes.

Indebtedness under our ABL Facility, the interest protection and other hedging agreements, cash management agreements and the overdraft facility pursuant thereunder (referred to herein as the “ABL Obligations”) are secured by first-priority liens on the ABL Priority Collateral and other assets of MSC and its subsidiaries and junior liens on the Notes Priority Collateral. The notes are secured by a lien on only a portion of the assets that secure the other indebtedness permitted to be secured pari passu with the notes (referred to herein as other “First-Priority Lien Obligations”) and the ABL Obligations and there may not be sufficient collateral to pay all or any of the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the other First-Priority Lien Obligations and the notes must be used to pay the other First-Priority Lien Obligations and the notes ratably, as set forth in the first lien intercreditor agreement. We may incur additional First-Priority Lien Obligations and ABL Obligations in the future.

As of March 31, 2013, we had $3.8 billion of outstanding indebtedness, including the notes and guarantees and including $450 million of other First-Priority Lien Obligations constituting the existing notes. As of March 31, 2013, borrowings of $301 million were available under our ABL Facility. In addition to other First-Priority Lien Obligations, the indenture governing the notes allows a significant amount of other indebtedness and other obligations to be secured by a lien on the collateral securing the notes on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt and lien incurrence covenants contained in the indenture governing the notes. Any additional obligations secured by an equal priority lien on the collateral securing the notes will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure some other First-Priority Lien Obligations and secure the ABL Facility. In addition, our foreign subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under our ABL Facility, the indentures governing the junior-priority secured notes, the indenture governing the notes and the agreements governing our other indebtedness, most of which is permitted to be other First-Priority Lien Obligations. We are also permitted to transfer assets from guarantors to non-guarantor subsidiaries, including non-U.S. subsidiaries in compliance with the covenants under the indenture. Upon such a transfer, those assets will be released automatically from the lien securing the notes. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the other First-Priority Lien Obligations or ABL Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future events or trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, while also paying the Other First-Priority Lien Obligations in accordance with the first lien intercreditor agreement.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future guarantor, all proceeds from ABL Priority Collateral will be applied first to repay the obligations in respect of the ABL Facility and, second, to repay the obligations in respect of the notes and other First Priority Lien Obligations that are secured by a Lien that is pari passu with the notes, and proceeds from Notes Priority Collateral will be applied first to repay the obligations in respect of the notes and other First Priority Lien Obligations that are secured by a Lien that is pari passu with the notes and, second, to repay the obligations in respect of the ABL Facility. No assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, while also paying obligations under the ABL Facility and other First Priority Lien Obligations that are secured by a Lien that is pari passu with the notes.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The secured indebtedness under the ABL facility is effectively senior to the notes to the extent of the value of the ABL Priority Collateral.

In connection with the ABL Facility, we entered into intercreditor arrangements that provide that, upon an enforcement action or insolvency, holders of indebtedness under the ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon a bankruptcy, liquidation, dissolution, reorganization or similar proceeding before the proceeds are applied to pay obligations with respect to the notes. Holders of the indebtedness under the ABL Facility are entitled to receive the proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of notes will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under the ABL Facility are repaid in full. The notes will effectively be junior in right of payment to indebtedness under our ABL Facility to the extent of the realizable value of ABL Priority Collateral. We have not pledged any real property to secure the notes or other first priority lien obligations and, accordingly, a substantial portion of the collateral is expected to constitute ABL Priority Collateral.

The intercreditor agreements that were entered into upon our entry into the ABL Facility also contain a number of waivers by holders of the notes of important rights that otherwise accrue to secured creditors in a bankruptcy. For a more complete description, see “Description of the Notes—Security for the Notes.”

The capital stock securing the notes will automatically be released from the lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries (other than Momentive Coop) with the SEC. As a result of any such release, the notes could be secured by less collateral than our first-priority indebtedness.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries (other than Momentive Coop, which is the indirect owner of Momentive Canada) would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule becomes applicable. In addition, certain of our foreign subsidiaries have a value in excess of 20% of the aggregate principal amount of the notes; accordingly, our pledge of such stock as collateral for the notes will be limited to less than 20% of the aggregate principal amount of the notes. As a result of the foregoing, the notes could be secured by less collateral than the Other First-Priority Lien Obligations.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference and would not be entitled to post-petition interest or “adequate protection” with respect to such difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

The collateral securing the notes may be diluted under certain circumstances.

The collateral that will secure the notes also secures our obligations under other First-Priority Lien Obligations and the ABL Obligations. This collateral may secure on a first-priority basis additional senior indebtedness that MSC or certain of our subsidiaries incur in the future, subject to restrictions on our ability to incur debt and liens under other First-Priority Lien Obligations and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority or parity basis by this collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers did not analyze the effect of, nor participate in, any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other First-Priority Lien Obligations and ABL Obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•

in respect of the property and assets of a restricted subsidiary that is a guarantor, upon the designation of such guarantor as an unrestricted subsidiary in accordance with the indenture governing the notes;

•

the case of the Issuer or a guarantor making a transfer permitted under the indenture governing the notes to any person (including a restricted subsidiary of MSC) that is not the Issuer or a guarantor; and

•

except in connection with repayment of other first lien obligations or where our ABL Facility represents less than a majority of the first lien obligations, upon release of liens securing the other first lien obligations.

The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of the Notes.”

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests, and require note holders to return payments received.

MSC and certain of its existing domestic subsidiaries guarantee the notes (and the related exchange notes, if issued) and certain of its future domestic subsidiaries may guarantee the notes. In addition, the guarantees are secured by certain collateral owned by the related guarantor. If the Issuer or any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when the Issuer issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, such issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that the Issuer issued the notes or the guarantor entered into its guaranty or security agreements with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively, if the issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against the issuer or the guarantor or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuer or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or the guarantor or with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider the Issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on April 15, 2020. Substantially all of our existing indebtedness (including under our ABL Facility) and certain of our existing notes) will mature prior to April 15, 2020.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the issue date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. We, the Issuer and our subsidiary guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that could constitute collateral or the perfection of any security interest. This may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We are required by the Trust Indenture Act to inform the trustee of certain future acquisitions of property or rights that constitute collateral. However, there can be no assurance that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. This may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The Issuer may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events of MSC will be an event of default under the indenture governing the notes unless the Issuer makes an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest or by exercising their right to redeem such notes, in each case within 30 days after such change of control event. Similar change of control offer requirements are applicable to notes issued under certain of our other indentures. The Issuer will be dependent on MSC and its subsidiaries for the funds necessary to cure the events of default caused by such change of control event. MSC and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under our ABL Facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our ABL Facility and our other indebtedness, but may not be able to do so. See “Description of the Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the company has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of MSC require the Issuer to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of MSC and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of MSC and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Issuer to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes are a result of negotiations among MSC, the Issuer and the initial purchasers of the notes. Therefore, MSC could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect MSC’s capital structure or credit ratings.

There may be no active trading market for the notes, and if one develops, it may not be liquid.

While there is an over-the-counter market for the existing notes, there is no public trading market for the notes. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. The initial purchasers intend for their market-making activities with respect to the notes prior to their issue date to be limited to facilitating sales and purchases by matching potential buyers of notes with potential sellers of notes. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders of such notes to sell such notes or the price at which the holders would be able to sell such notes. Future trading prices of the notes and the exchange notes will depend on may factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the related exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

Our ability to repay the notes depends upon the performance of MSC and its subsidiaries and their ability to make payments or distributions.

The Issuer is a finance subsidiary of MSC and does not have any material assets other than intercompany loans to MSC and its subsidiaries. Therefore, the Issuer will be entirely dependent on MSC and its other subsidiaries for funds to satisfy their debt service requirements with respect to the notes.

A significant portion of MSC’s assets are owned, and a significant percentage of MSC’s net sales are earned, by its direct and indirect subsidiaries. Therefore, MSC’s cash flows and its ability to service indebtedness, including its ability to transfer funds, directly or indirectly, to the Issuer or to honor its obligations under its guaranty of the notes, will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to MSC by its subsidiaries will be contingent upon the earnings of those subsidiaries.

MSC’s subsidiaries are separate and distinct legal entities and, except for the Issuer and the existing and future subsidiaries that will guarantee the notes, they will not have any obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, certain of MSC’s subsidiaries are subject to contractual limitations on their ability to pay dividends or otherwise distribute money to MSC. If MSC’s subsidiaries cannot pay out dividends or make other distributions to MSC, MSC may not have sufficient cash to fulfill its obligations with respect to the notes.

Risks Related to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.

We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In addition:

•

if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you (i) have not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute those exchange notes and (ii) will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to our Indebtedness

We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.

In January 2013, in addition to the notes, we issued $200 million aggregate principal amount of 8.875% Senior Secured Notes due 2018 at an issue price of 100%. These notes were issued to lenders in exchange for loans of our direct parent, MSC Holdings, which were retired in full.

Additionally, in March 2013, we entered into a new $400 million asset-based revolving loan facility, which is subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the $171 million revolving credit facility and the $47 million synthetic letter of credit facility under our senior secured credit facilities.

We have substantial consolidated indebtedness. As of March 31, 2013, we had approximately $3.8 billion of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings. In addition, we had a $400 million undrawn revolver under our ABL Facility, subject to a borrowing base. In 2013, our annualized cash interest expense is projected to be approximately $297 million based on consolidated indebtedness and interest rates at March 31, 2013, of which $290 million represents cash interest expense on fixed-rate obligations, including variable rate debt subject to interest rate swap agreements.

As of March 31, 2013, approximately $112 million, or 3%, of our borrowings would have been at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same. Assuming our consolidated variable interest rate indebtedness outstanding as of March 31, 2013 remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our annual estimated debt service requirements by approximately $1 million.

Our ability to generate sufficient cash flows from operations to make scheduled debt service payments depends on a range of economic, competitive and business factors, many of which are outside of our control. Our business may generate insufficient cash flows from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or issue additional equity securities. We may be unable to refinance any of our indebtedness, sell assets or issue equity securities on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our debt obligations. Our inability to generate sufficient cash flows to satisfy our outstanding debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Availability under the ABL Facility is subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory. As of March 31, 2013, the borrowing base reflecting various required reserves was approximately $348 million, and our borrowing availability after factoring in outstanding letters of credit under the ABL Facility was $301 million. However, the borrowing base (including various reserves) will be updated on a monthly basis, so the actual borrowing base could be lower in the future. To the extent the borrowing base is lower than we expect, that could significantly impair our liquidity.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial consolidated indebtedness could have other important consequences, including but not limited to the following:

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or in the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit our ability to borrow additional funds or dispose of assets; and

•	it may limit our ability to fully achieve possible cost savings from the Momentive Combination.

There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above and below.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. Increasing our indebtedness could intensify the risks described above and below.

The terms governing our outstanding debt, including restrictive covenants, may adversely affect our operations.

The terms governing our outstanding debt contain, and any future indebtedness we incur would likely contain, numerous restrictive covenants that impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our shareholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the credit agreement governing our ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 at any time when the availability is less than the greater of (x) $40 million and (y) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. If in the future we do not anticipate to be able to meet such ratio, we expect not to allow our availability under the ABL Facility to fall below such levels.

A breach of our fixed charge coverage ratio covenant, if in effect, would result in an event of default under our ABL Facility. Pursuant to the terms of our ABL Facility, our direct parent company will have the right, but not the obligation to cure such default through the purchase of additional equity in up to two of any four consecutive quarters and seven total during the term of the ABL Facility. If a breach of a fixed charge coverage ratio covenant is not cured or waived, or if any other event of default under the ABL Facility occurs, the lenders under such credit facilities:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under such ABL Facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•	could apply all of our available cash that is subject to the cash sweep mechanism of the ABL Facility to repay these borrowings; and/or

•	could prevent us from making payments on our notes.

The ABL Facility provides for “springing control” over the cash in our deposit accounts constituting collateral for the ABL Facility, and such cash management arrangements includes a cash sweep at any time that availability under the ABL Facility is less than the greater of (x) $40 million and (y) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. Such cash sweep, if in effect, will cause all our available cash to be applied to outstanding borrowings under our ABL Facility. If we satisfy the conditions to borrowings under the ABL Facility while any such cash sweep is in effect, we may be able to make additional borrowings under the ABL Facility to satisfy our working capital and other operational needs. If we do not satisfy the conditions to borrowing, we will not be permitted to make additional borrowings under our ABL Facility, and we will not have sufficient cash to satisfy our working capital and other operational needs.

In addition, the terms governing our indebtedness limit our ability to sell assets and also restrict the use of proceeds from that sale, including restrictions on transfers from us to MPM and vice versa. We may be unable to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets is, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay our consolidated debt obligations in the event of an acceleration of any of our consolidated indebtedness.

Repayment of our debt, including required principal and interest payments, depends on cash flows generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness depends, to a significant extent, on the generation of cash flows and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.

Standard & Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings on us and certain of our debt. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings or put us on negative watch in the future could restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers of raw materials or other vendors.

Risks Related to our Business

If global economic conditions remain weak or further deteriorate, it will negatively impact our business operations, results of operations and financial condition.

Global economic and financial market conditions, including severe market disruptions like in late 2008 and 2009 and the potential for a significant and prolonged global economic downturn, have impacted or could continue to impact our business operations in a number of ways including, but not limited to, the following:

•	reduced demand in key customer segments, such as automotive, building, construction and electronics, compared to prior years;

•	payment delays by customers and reduced demand for our products caused by customer insolvencies and/or the inability of customers to obtain adequate financing to maintain operations. This situation could cause customers to terminate existing purchase orders and reduce the volume of products they purchase from us and further impact our customers’ ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer;

•	insolvency of suppliers or the failure of suppliers to meet their commitments resulting in product delays;

•

more onerous credit and commercial terms from our suppliers such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us; and

•

potential delays in accessing our ABL Facility or obtaining new credit facilities on terms we deem commercially reasonable or at all, and the potential inability of one or more of the financial institutions included in our syndicated ABL Facility to fulfill their funding obligations. Should a bank in our syndicated ABL Facility be unable to fund a future draw request, we could find it difficult to replace that bank in the facility.

Global economic conditions may remain weak. Any further weakening of economic conditions would likely exacerbate the negative effects described above, could significantly affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs or sell assets or incur additional borrowings which may not be available or may only be available on terms significantly less advantageous than our current credit terms and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our business, results of operations and financial condition. In addition, if the global economic environment deteriorates or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at October 1, 2012. This could result in additional goodwill or other asset impairments, which could negatively impact our business, results of operations and financial condition.

Due to ongoing worldwide economic volatility and uncertainty, the short-term outlook for our business is difficult to predict. We expect the continued volatility in the global financial markets, the ongoing debt crisis in Europe and lack of consumer confidence will continue to lead to stagnant demand for many of our products within both of our reportable segments during 2013. However, we expect overall volumes to be moderately higher in 2013 as compared to 2012 due to the expected growth within the U.S. housing and Latin American construction markets, as well as key customer wins and slightly higher demand for products in certain of our businesses.

Fluctuations in direct or indirect raw material costs could have an adverse impact on our business.

Raw materials costs made up approximately 70% of our cost of sales in 2012. The prices of our direct and indirect raw materials have been, and we expect them to continue to be, volatile. If the cost of direct or indirect raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. Increases in prices for our products could also hurt our ability to remain both competitive and profitable in the markets in which we compete.

Although some of our materials contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may be unable to purchase raw materials at market prices. In addition, some of our customer contracts have fixed prices for a certain term, and as a result, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact. In many cases this “lead-lag” impact can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

An inadequate supply of direct or indirect raw materials and intermediate products could have a material adverse effect on our business.

Our manufacturing operations require adequate supplies of raw materials and intermediate products on a timely basis. The loss of a key source or a delay in shipments could have a material adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things:

•	new or existing laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers; and

•	natural disasters.

Many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers. Should any of our key suppliers fail to deliver these raw materials or intermediate products to us or no longer supply us, we may be unable to purchase these materials in necessary quantities, which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we were forced to purchase replacement raw materials in the open market at significantly higher costs or place our customers on an allocation of our products. In addition, we cannot predict whether new regulations or restrictions may be imposed in the future which may result in reduced supply or further increases in prices. We cannot assure investors that we will be able to renew our current materials contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of these or other raw materials or intermediate products, the loss of a key source of supply or any delay in the supply could result in a material adverse effect on our business.

Our production facilities are subject to significant operating hazards which could cause environmental contamination, personal injury and loss of life, and severe damage to, or destruction of, property and equipment.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including human exposure to hazardous substances, pipeline and equipment leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally, a number of our operations are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. Our operations or adjacent operations could result in personal injury or loss of life, severe damage to or destruction of property or equipment, environmental damage, or a loss of the use of all or a portion of one of our key manufacturing facilities. Such events at our facilities or adjacent third-party facilities could have a material adverse effect on us.

We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. federal, state, local and non-U.S. supranational, national, provincial, and local environmental, health and safety laws and regulations. These environmental laws and regulations include those that govern the discharge of pollutants into the air and water, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, the cleanup of contaminated sites, occupational health and safety and those requiring permits, licenses, or other government approvals for specified operations or activities. Our products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, we are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of our manufacturing and research facilities throughout the world.

Compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex, and we have incurred and will continue to incur costs, including capital expenditures and costs associated with the issuance and maintenance of letters of credit, to comply with these requirements. In 2012, we incurred capital expenditures of $21 million to comply with environmental laws and regulations and to make other environmental improvements. If we are unable to comply with environmental, health and safety laws and regulations, or maintain our permits, we could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures, which could have a material adverse effect on our business.

Environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. Our costs of compliance with current and future environmental, health and safety requirements could be material. Such future requirements include legislation designed to reduce emissions of carbon dioxide and other substances associated with climate change (“greenhouse gases”). The European Union has enacted greenhouse gas emissions legislation and continues to expand the scope of such legislation. The U.S. Environmental Protection Agency (the “USEPA”) has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions. These requirements to limit greenhouse gas emissions could significantly increase our energy costs, and may also require us to incur material capital costs to modify our manufacturing facilities.

In addition, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated and sites where hazardous wastes and other substances from our current and former facilities and operations have been sent, treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be strict, joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved regardless of our fault or whether we are aware of the conditions giving rise to the liability. Environmental conditions at these sites can lead to environmental cleanup liability and claims against us for personal injury or wrongful death, property damages and natural resource damages, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in North America, Europe and South America. We are also performing a number of voluntary cleanups. One of the most significant sites at which we are performing or participating in environmental remediation is a site formerly owned by us in Geismar, Louisiana. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in past years may have significant site closure or remediation costs and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Future chemical regulatory actions may decrease our profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Union enacted a regulation known as REACH, which stands for Registration, Evaluation and Authorization of Chemicals. This regulation requires manufacturers, importers and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. The implementing agency is currently in the process of determining if any chemicals should be further tested, regulated, restricted or banned from use in the European Union. Other countries have implemented, or are considering implementation of, similar chemical regulatory programs. When fully implemented, REACH and other similar regulatory programs may result in significant adverse market impacts on the affected chemical products. If we fail to comply with REACH or other similar laws and regulations, we may be subject to penalties or other enforcement actions, including fines, injunctions, recalls or seizures, which would have a material adverse effect on our financial condition, cash flows and profitability.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including silica, formaldehyde and BPA. These programs are part of a process to review the environmental impacts, safety and efficacy of our products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances we manufacture and sell. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of our products, liability for adverse environmental or health effects linked to our products, and/or de-selection of our products for specific applications. These restrictions, liability, and product de-selection could have a material adverse effect on our business, our financial condition and/or liquidity.

Because of certain government public health agencies’ concerns regarding the potential for adverse human health effects, formaldehyde is a regulated chemical and public health agencies continue to evaluate its safety. In 2004, a division of the World Health Organization, the International Agency for Research on Cancer, or IARC, reclassified formaldehyde as “carcinogenic to humans,” a higher classification than set forth in previous IARC evaluations. In 2009, the IARC determined that there is sufficient evidence in humans of a causal association between formaldehyde exposure and leukemia. In 2011, the National Toxicology Program within the U.S. Department of Health and Human Services, or NTP, issued its 12th Report on Carcinogens, or RoC, which lists formaldehyde as “known to be a human carcinogen.” This NTP listing was based, in part, upon certain studies reporting an increased risk of certain types of cancers, including myeloid leukemia, in individuals with higher measures of formaldehyde exposure (exposure level or duration). The USEPA is considering regulatory options for setting limits on formaldehyde emissions from composite wood products that use formaldehyde-based adhesives. The USEPA, under its Integrated Risk Information System, or IRIS, has also released a draft of its toxicological review of formaldehyde. This draft review states that formaldehyde meets the criteria to be described as “carcinogenic to humans” by the inhalation route of exposure based upon evidence of causal links to certain cancers, including leukemia. The National Academy of Sciences, or NAS, was requested by the USEPA to serve as the external peer review body for the draft review. The NAS reviewed the draft IRIS toxicological review and issued a report in April 2011 that criticized the draft IRIS toxicological review and stated that the methodologies and the underlying science used in the draft IRIS review did not clearly support a conclusion of a causal link between formaldehyde exposure and leukemia. It is possible that USEPA may revise the IRIS toxicological review to reflect the NAS findings, including the conclusions regarding a causal link between formaldehyde exposure and leukemia. In December 2011, the conference report for the FY 2012 Omnibus Appropriations bill included a provision directing HHS to refer the NTP 12th RoC, file for formaldehyde to the NAS for further review. It is possible, once the NAS review of the NTP 12th RoC formaldehyde file is completed (likely in 2014), the NTP listing of formaldehyde may change. According to NTP, a listing in the RoC indicates a potential hazard and does not assess cancer risks to individuals associated with exposures in their daily lives. However, the report, as it exists now, could have material adverse effects on our business. In October 2011, the European Chemical Agency (“ECHA”) publicly released for comment the “Proposal for Harmonized Classification and Labelling Based on Regulation (EC) No 1272/2008 (C.I.P. Regulation), Annex VI, Part 2, Substance Name: FORMALDEHYDE Version Number 2, Date: 28 September 2011.” The French Member State Competent Authorities (“MSCA”) proposed that formaldehyde be reclassified as a Category 1A Carcinogen and Category 2 Mutagen based upon their review of the available evidence. The proposal cited a relationship to nasopharyngeal cancer (“NPC”). NPC is a rare cancer of the upper respiratory tract. Following a review of the proposal, the Risk Assessment Committee of ECHA, which is made up of representatives from all EU member states, determined that there was sufficient evidence to justify the classification of formaldehyde as a Category 2 Mutagen, but that the evidence reviewed only supported the classification of formaldehyde as a Category 1B Carcinogen (described by the applicable EU regulation as “presumed to have carcinogenic potential for humans, classification is largely based on animal evidence”) rather than as a Category 1A Carcinogen (described as “known to have carcinogenic potential for humans, classification is largely based on human evidence”) as proposed by France. ECHA will forward the recommendation to the European Commission, which could adopt the classification. It is possible that new regulatory requirements could be promulgated to limit human exposure to formaldehyde, that we could incur substantial additional costs to meet any such regulatory requirements, and that there could be a reduction in demand for our formaldehyde-based products. These additional costs and reduced demand could have a material adverse effect on our operations and profitability.

Bis-phenol A (“BPA”), which is used as an intermediate at our Deer Park, Texas and Pernis, Netherlands manufacturing facilities, and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Endocrine disrupters are chemicals that have been alleged to interact with the endocrine systems of human beings and wildlife and disrupt their normal processes. BPA continues to be subject to scientific, regulatory and legislative review and negative publicity. Several significant reviews on the safety of BPA were performed by prestigious regulatory and scientific bodies around the globe. These include the World Health Organization, U.S. Food and Drug Administration (“FDA”), European Food Safety Authority, Japanese Research Institute of Science for Safety and Sustainability, The German Society of Toxicology and Health Canada. In December 2012, France enacted a law that bans BPA in Food Containers by 2015. Per this new law, the production, import, export, and marketing of food packaging containing BPA in direct contact with food contents was banned as of January 1, 2013 for products intended for infants less than 3 years of age, and will be prohibited as of January 1, 2015 for all other consumer products. In January 2013, the California Environmental Protection Agency’s Office of Environmental Health Hazard Assessment (“OEHHA”) issued a notice of intent to list BPA under Proposition 65 as a reproductive toxicant. If listed, manufacturers, dealers, distributors and retailers of products containing BPA would be required to warn individuals prior to exposing them to BPA unless such exposures were shown to be less than a risk-based level (the maximum allowable dose level (“MADL”)). Concurrent with its proposed listing, the OEHHA proposed establishing an MADL for BPA. The American Chemistry Council has filed a lawsuit to challenging this proposed listing. On April 19, 2013, a California state court issued a preliminary injunction ordering OEHHA to remove BPA from the Proposition 65 list during the pendency of the lawsuit. OEHHA subsequently removed the listing and withdrew its MADL for BPA. The lawsuit is proceeding on the merits. Regulatory and legislative initiatives such as these would likely result in a reduction in demand for BPA and our products containing BPA and could also result in an increase in operating costs to meet more stringent regulations. Such increases in operating costs and/or reduction in demand could have a material adverse effect on our operations and profitability.

We manufacture resin-encapsulated sand. Because sand consists primarily of crystalline silica, potential exposure to silica particulate exists. Overexposure to crystalline silica is a recognized health hazard. The Occupational Safety and Health Administration (“OSHA”) continues to maintain on its regulatory calendar the possibility of promulgating a comprehensive occupational health standard for crystalline silica. A proposed rule, which would, among other things, lower the permissible occupational exposure limits to airborne crystalline silica particulate to which workers would be allowed to be exposed, was sent to the Office of Management and Budget (“OMB”) for review in February 2011, but OMB has extended its review period indefinitely. We may incur substantial additional costs to comply with any new OSHA regulations.

In addition, we sell resin-encapsulated sand (proppants) to oil and natural gas drilling operators for use in a process known as hydraulic fracturing. Drilling and hydraulic fracturing of wells is under public and governmental scrutiny due to potential environmental and physical impacts, including possible contamination of groundwater and drinking water and possible links to earthquakes. Currently, studies and reviews of hydraulic fracturing environmental impacts are underway by the USEPA, as directed by the U.S. Congress in 2010. Legislation is being considered or has been adopted by various U.S. states and localities to require public disclosure of the contents of the fracking fluids and/or to further regulate oil and natural gas drilling. New laws and regulations could affect the confidential business information of fracking fluids, including those associated with our proppant technologies and the number of wells drilled by operators, decrease demand for our resin-coated sands and cause a decline in our operations and financial performance. Such a decline in demand could also increase competition and decrease pricing of our products, which could also have a negative impact on our profitability and financial performance.

Scientists periodically conduct studies on the potential human health and environmental impacts of chemicals, including products we manufacture and sell. Also, nongovernmental advocacy organizations and individuals periodically issue public statements alleging human health and environmental impacts of chemicals, including products we manufacture and sell. Based upon such studies or public statements, our customers may elect to discontinue the purchase and use of our products, even in the absence of any government regulation. Such actions could significantly decrease the demand for our products and, accordingly, have a material adverse effect on our business, financial condition, cash flows and profitability. In July 2012, the FDA concluded that polycarbonate, a plastic resin made from BPA, was no longer being used in the manufacture of certain infant and toddler beverage containers and, accordingly, approved a petition from the American Chemistry Council to remove polycarbonate from the list of material approved for the use in the manufacture of such beverage containers. Abandonment of such uses of polycarbonate was due at least in part to public statements alleging health effects on infants and toddlers of small amounts of BPA released from the polycarbonate. Although the FDA’s determination will not have a direct impact on our business, it could eventually result in a determination by some of our customers to discontinue or decrease the use of our products made from BPA.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including penalties or other civil or criminal sanctions, or remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or based upon the use of our products could result in significant liability for us, which could have a material adverse effect on our business, financial condition and/or profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to, or affected by, certain product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, our products and/or manufacturing processes and facilities before we may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, we may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

As discussed above, we manufacture and sell products containing formaldehyde, and certain governmental bodies have stated that there is a causal link between formaldehyde exposure and certain types of cancer, including myeloid leukemia and NPC. These conclusions could also become the basis of product liability litigation.

Other products we have made or used have been and could be the focus of legal claims based upon allegations of harm to human health. While we cannot predict the outcome of pending suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address currently pending litigation and are adequately insured to cover currently pending and foreseeable future claims. However, an unfavorable outcome in these litigation matters could have a material adverse effect on our business, financial condition and/or profitability and cause our reputation to decline.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce and use hazardous chemicals that require appropriate procedures and care to be used in handling them or in using them to manufacture other products. As a result of the hazardous nature of some of the products we produce and use, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. We have historically faced lawsuits, including class action lawsuits that claim liability for death, injury or property damage caused by products that we manufacture or that contain our components. Additionally, we may face lawsuits alleging personal injury or property damage by neighbors living near our production facilities. These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our business, financial condition and/or profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

As a global business, we are subject to numerous risks associated with our international operations that could have a material adverse effect on our business.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are numerous inherent risks in international operations, including, but not limited to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	unsettled political conditions and possible terrorist attacks against U.S. interests; and

•	natural disasters or other catastrophic events.

Our international operations expose us to different local political and business risks and challenges. For example, we face potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks of local customers and distributors. In addition, some of our operations are located in regions that may be politically unstable, having particular exposure to riots, civil commotion or civil unrests, acts of war (declared or undeclared) or armed hostilities or other national or international calamity. In some of these regions, our status as a U.S. company also exposes us to increased risk of sabotage, terrorist attacks, interference by civil or military authorities or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in regions with particular exposure to natural disasters such as storms, floods, fires and earthquakes. It would be difficult or impossible for us to relocate these operations and, as a result, any of the aforementioned occurrences could materially adversely affect our business.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. or non-Western Europe countries.

Our overall success as a global business depends, in part, upon our ability to succeed under different economic, social and political conditions. We may fail to develop and implement policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to foreign currency risk.

In 2012, approximately 58% of our net sales originated outside the United States. In our Consolidated Financial Statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever we enter into a purchase or a sales transaction or indebtedness transaction using a different currency from the currency in which we record revenues. Given the volatility of exchange rates, we may not manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations, including our tax obligations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We have entered and expect to continue to enter into various hedging and other programs in an effort to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential material adverse effects. These hedging and other programs may be unsuccessful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening U.S. dollar provides opportunities to source raw materials more cheaply from foreign countries.

The European debt crisis and related European financial restructuring efforts have contributed to instability in global credit markets and may cause the value of the Euro to further deteriorate. If global economic and market conditions, or economic conditions in Europe, the United States or other key markets remain uncertain or deteriorate further, the value of the Euro and the global credit markets may weaken. While we do not transact a significant amount of business in Greece, Italy or Spain, the general financial instability in those countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. If this were to occur, it could adversely affect our European customers and suppliers and in turn have a materially adverse effect on our international business and results of operations.

Increased energy costs could increase our operating expenses, reduce net income and negatively affect our financial condition.

Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. Oil and natural gas prices have fluctuated greatly over the past several years and we anticipate that they will continue to do so. Our energy costs represented approximately 5% of our total costs of sales in 2012, 2011 and 2010.

Our operating expenses will increase if our energy prices increase. Increased energy prices may also result in greater raw materials costs. If we cannot pass these costs through to our customers, our profitability may decline. In addition, increased energy costs may also negatively affect our customers and the demand for our products.

We face increased competition from other companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor that impacts demand for certain of our products is selling price. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. Certain markets that we serve have become commoditized in recent years and have given rise to several industry participants, resulting in fierce price competition in these markets. This has been further magnified by the impact of the recent global economic downturn, as companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products. Growth in substitute products could adversely affect our market share, net sales and profit margins.

Additional trends include current and anticipated consolidation among our competitors and customers which may cause us to lose market share as well as put downward pressure on pricing. There is also a trend in our industries toward relocating manufacturing facilities to lower cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete, negatively affecting our ability to remain competitive.

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.

We have not yet realized all of the cost savings and synergies we expect to achieve from our current strategic initiatives, including the Momentive Combination and those related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings, and new product development, and may not be able to realize such cost savings or synergies. A variety of risks could cause us not to realize the expected cost savings and synergies, including but not limited to, the following: the shared services agreement between us and MPM, dated October 1, 2010, as amended on March 17, 2011 (the “Shared Services Agreement”), may be viewed negatively by vendors, customers or financing sources, negatively impacting potential benefits; any difficulty or inability to integrate shared services with our business; higher than expected severance costs related to staff reductions; higher than expected retention costs for employees that will be retained; higher than expected stand-alone overhead expenses; delays in the anticipated timing of activities related to our cost-saving plan; increased complexity and cost in collaborating between us and MPM and establishing and maintaining shared services; and other unexpected costs associated with operating our business.

Our ability to realize the benefits of the Momentive Combination also may be limited by applicable limitations under the terms of our debt instruments. These debt instruments generally require that transactions between us and MPM with a value in excess of a de minimis threshold be entered into on an arm’s-length basis. These constraints could result in significantly fewer cost savings and synergies than would occur if these limitations did not exist. Our ability to realize intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties, and other logistical difficulties associated with integration.

The Shared Services Agreement expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the Shared Services Agreement is also subject to termination by either MSC or MPM, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period. If the Shared Services Agreement is terminated, it could have a negative effect on our business operations, results of operations, and financial condition, as we would need to replace the services that were being provided by MPM, and would lose the benefits we were generating under the agreement at the time.

If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Shared Services Agreement, it would adversely affect our profitability and financial condition. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure. As market and economic conditions change, we may also make changes to our operating cost structure. To the extent we are permitted to include the pro forma impact of such cost savings initiatives in the calculation of financial covenant ratios under our ABL Facility or our indentures, our failure to realize such savings could impact our compliance with such covenants.

Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have a material adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

Our production processes and products are specialized; however, we could face intellectual property infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the skills, experience and efforts of Craig O. Morrison, our chief executive officer and president, and William H. Carter, our chief financial officer, and other key members of our leadership team. We do not maintain any key-man insurance on any of these individuals. In addition, our success will depend on, among other factors, our ability to attract and retain other managerial, scientific and technical qualified personnel, particularly research scientists, technical sales professionals, and engineers who have specialized skills required by our business and focused on the industries in which we compete. Competition for qualified employees in the chemicals industry is intense and the loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects. Further, if any of these executives or employees joins a competitor, we could lose customers and suppliers and incur additional expenses to recruit and train personnel, who require time to become productive and to learn our business.

Our and MPM’s majority shareholder’s interest may conflict with or differ from our interests.

Apollo controls our ultimate parent company, Momentive Performance Materials Holdings LLC, or Momentive Holdings, which indirectly owns 100% of our common equity. In addition, representatives of Apollo comprise a majority of our directors. As a result, Apollo can control our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company, Momentive Holdings, is also the ultimate parent company of our affiliate, MPM. Therefore, in addition to controlling our activities through its control of Momentive Holdings, Apollo can also control the activities of MPM through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MPM) will not decide to focus its attention and resources on matters relating to MPM or Momentive Holdings that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MPM or any new business lines of MPM instead of us, it could adversely affect our ability to expand our existing business or develop new business.

Additionally, Apollo is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Momentive Holdings, such investments may be made through MPM or a newly-formed subsidiary of Momentive Holdings. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of Momentive Holdings, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison, our chief executive officer and president, and Mr. Carter, our chief financial officer, and certain of our other employees, who provide substantial services to our businesses, also act in such capacities and provide services with respect to our affiliate MPM. Certain individuals employed by MPM also provide services to our business. The services of such individuals are provided by us to MPM, or by MPM to us, pursuant to the Shared Services Agreement. Any or all of these individuals may be required to focus their time and energies on matters relating to MPM that otherwise could be directed to our business and operations. If the attention of our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. We cannot assure you that the Shared Services Agreement will not be disruptive to our business.

If we fail to extend or renegotiate our collective bargaining agreements with our works councils and labor unions as they expire from time to time, if disputes with our works councils or unions arise, or if our unionized or represented employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

As of December 31, 2012, approximately 45% of our employees were unionized or represented by works councils that were covered by collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other employee rights than the laws of the United States. These rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. A significant dispute could divert our management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

We may be unable to timely extend or renegotiate our collective bargaining agreements as they expire. We have collective bargaining agreements which will expire during the next two years. We also may be subject to strikes or work stoppages by, or disputes with, our labor unions. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our works councils or unions arise or if our unionized or represented workers engage in a strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our pension plans are unfunded or under-funded, and our required cash contributions could be higher than we expect, having a material adverse effect on our financial condition and liquidity.

We sponsor various pension and similar benefit plans worldwide.

Our U.S. and non-U.S. defined benefit pension plans were under-funded in the aggregate by $84 million and $206 million, respectively, as of December 31, 2012.

We are legally required to make contributions to our pension plans in the future, and those contributions could be material. The need to make these cash contributions will reduce the amount of cash that would be available to meet other obligations or the needs of our business, which could have a material adverse effect on our financial condition and liquidity.

In 2013, we expect to contribute approximately $12 million and $10 million to our U.S. and non-U.S. defined benefit pension plans, respectively, which we believe is sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, the impact of potential business dispositions, actuarial data and experience, and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline, our pension expense and funding requirements would increase and, as a result, could have a material adverse effect on our business.

Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under these plans. If the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect, which could have a material adverse effect on our financial condition and liquidity.

Natural or other disasters have, and could in the future, disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities or our suppliers’ facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities or our suppliers’ facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. For example, our manufacturing facilities in the U.S. Gulf Coast region were also impacted by Hurricanes Katrina and Rita in 2005 and Hurricanes Gustav and Ike in 2008. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial.

Security breaches and other disruptions to our information technology infrastructure could interfere with our operations, and could compromise our information and the information of our customers and suppliers, exposing us to liability which would cause our business and reputation to suffer.

In the ordinary course of business, we rely upon information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. We use information technology systems to record, process and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal and tax requirements. Additionally, we collect and store sensitive data, including intellectual property, proprietary business information, the propriety business information of our customers and suppliers, as well as personally identifiable information of our customers and employees, in data centers and on information technology networks. The secure operation of these information technology networks, and the processing and maintenance of this information is critical to our business operations and strategy. Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to employee error or malfeasance, or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage our reputation, which could adversely affect our business, financial condition and results of operations.

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance. Divestitures that we pursue also may present unforeseen obstacles and costs and alter the synergies we expect to achieve from the Momentive Combination.

We have made acquisitions of related businesses, and entered into joint ventures in the past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. Acquisitions may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures. If such acquisitions are consummated, the risk factors we describe above and below, and for our business generally, may be intensified.

Our ability to implement our growth strategy is limited by covenants in our ABL Facility, indentures and other indebtedness, our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruptions of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. For example, if we were to acquire an international business, the preparation of the U.S. GAAP financial statements could require significant management resources. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

In addition, we have selectively made, and may in the future, pursue divestitures of certain of our businesses as one element of our portfolio optimization strategy. Divestitures may require us to separate integrated assets and personnel from our retained businesses and devote our resources to transitioning assets and services to purchasers, resulting in disruptions to our ongoing business and distraction of management. Divestitures may alter synergies we expect to achieve from the Momentive Combination.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve substantial risks and uncertainties. You can identify forward-looking statements because they contain words such as “believe,” “project,” “might,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make in this prospectus relating to our estimated and projected revenue, margins, costs, expenditures, cash flows, growth rates, financial results, and prospects are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expect. We derive many of our forward-looking statements from our operating budgets and forecasts, which we base upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our revenue, margins, costs, expenditures, cash flows, growth rates, financial results, business, condition and prospects include:

•	general economic and business conditions including the current global economic and financial market conditions;

•	industry trends;

•	the highly cyclical nature of the end-use markets in which we participate;

•	raw material costs and availability;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	our failure to comply with financial covenants under our credit facilities or other debt;

•	the possibility of environmental liabilities and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate and competition from substitute products;

•	changes in demand for our products;

•	the loss of any of our major customers;

•	changes in, or the failure or inability to comply with, government regulations, agricultural policy and environmental, health and safety requirements;

•	changes in pension fund investment performance, required pension contributions or assumptions relating to pension costs or expected return on plan assets;

•	changes in business strategy;

•	our ability to achieve all expected cost savings from our productivity initiatives or from the Momentive Combination;

•	difficulties with the integration process or realization of the benefits from the Momentive Combination;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital; and

•	other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds of the offering of the initial notes were approximately $1,084 million, after deducting estimated expenses. We used the net proceeds from the offering (i) to repay in full all of the approximately $910 million principal amount of term loans outstanding under our senior secured credit facilities, (ii) to purchase any and all of our outstanding $120 million aggregate principal amount of Floating Rate Notes that were validly tendered pursuant to the Tender Offer, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

CAPITALIZATION

The following table sets forth MSC’s cash and cash equivalents, short-term investments and capitalization as of March 31, 2013, on an actual basis.

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited Condensed Consolidated Financial Statements and related notes for the three months ended March 31, 2013.

(in millions)	Actual
Cash and cash equivalents	$400
Short-term investments	6

Debt:
Senior secured notes
6.625% First-Priority Senior Secured Notes due 2020 (includes $8 of unamortized debt premium)	1,558
8.875% senior secured notes due 2018 (includes $5 of unamortized debt discount)	1,195
9.00% second-priority senior secured notes due 2020	574
ABL Facility(1)	—
Senior unsecured debentures	325
Other debt and capital leases	136

Total debt	$3,788
Deficit:
Common stock, par value $0.01 per share: 300,000,000 shares authorized, 170,605,906 shares issued and 82,556,847 outstanding	$1
Paid-in capital	520
Treasury stock	(296)
Accumulated other comprehensive loss	(90)
Accumulated deficit	(1,677)

Total deficit	(1,542)

Total capitalization	$2,652

(1)	The ABL Facility has a total maximum borrowing availability of $400 million, subject to a borrowing base, of which $301 million was available for borrowings as of March 31, 2013, reflecting a borrowing base after reserves of $348 million and $47 of outstanding letters of credit. See “Description of Other Indebtedness—First Priority Lien Obligations—ABL Facility.”

COVENANT COMPLIANCE

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a financial ratio (depending on certain conditions). Payment of borrowings under the ABL Facility and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreement governing our ABL Facility includes the failure to pay principal and interest when due, a material breach of representations or warranties, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on an LTM basis.

As indicated above, our new ABL Facility, which is subject to a borrowing base, replaced our senior secured credit facilities in March 2013. The financial maintenance covenant in the credit agreement governing the ABL Facility provides that if our availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time, we are required to have a Fixed Charge Coverage Ratio (measured on an LTM basis) of at least 1.0 to 1.0 as of the last day of the applicable fiscal quarter. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. As of March 31, 2013, we were not required to meet the Fixed Charge Coverage Ratio because our availability under the ABL facility was not below the level specified by the covenant. In any event, as of March 31, 2013, our Fixed Charge Coverage Ratio exceeded such minimum ratio requirement.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.

As of March 31, 2013, we were in compliance with all covenants that govern the ABL Facility. The Company believes that a default under the ABL Facility is not reasonably likely to occur.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA

The following table reconciles Net income to EBITDA and Adjusted EBITDA as calculated under certain of our indentures for the period presented:

(in millions)	March 31, 2013 LTM Period
Net income	$336
Income tax benefit	(395)
Interest expense, net	272
Loss on extinguishment of debt	6
Depreciation and amortization	153

EBITDA	372
Adjustments to EBITDA:
Business realignments (1)	29
Integration costs (2)	10
Other (3)	52
Cost reduction programs savings (4)	9
Savings from Shared Services Agreement(5)	8

Adjusted EBITDA	$480

Pro forma fixed charges (6)	$296

Ratio of Adjusted EBITDA to Fixed Charges (7)	1.62

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.
(2)	Primarily represents integration costs associated with the Momentive Combination.
(3)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, accelerated depreciation on closing facilities and realized and unrealized foreign exchange and derivative activity.
(4)	Represents pro forma impact of in-process cost reduction programs savings.
(5)	Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM in conjunction with the Momentive Combination.
(6)	Reflects pro forma interest expense based on interest rates at March 31, 2013, as if the 2013 Refinancing Transactions had taken place at the beginning of the period.
(7)	The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of March 31, 2013, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $301 million at March 31, 2013).

SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

The following table presents selected historical financial and other data for MSC. The selected historical financial and other data for MSC as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 have been derived from the Consolidated Financial Statements of MSC included elsewhere in this prospectus. The selected historical financial and other data as of March 31, 2013 and for the three months ended March 31, 2013 and March 31, 2012 have been derived from the unaudited Condensed Consolidated Financial Statements of MSC included elsewhere in this prospectus. In the opinion of management, all adjustments consisting of normal, recurring adjustments considered necessary for a fair statement have been included. Results for the interim periods are not necessarily indicative of results for the entire year. The following information should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited Consolidated Financial Statements, as well as the other financial information included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2012	2011	2010	2009	2008	2013	2012
	(dollars in millions, except per share data)
Statements of Operations:
Net sales	$4,756	$5,207	$4,597	$3,549	$5,390	$1,192	$1,236
Cost of sales	4,160	4,473	3,866	3,077	4,807	1,049	1,064

Gross profit	596	734	731	472	583	143	172
Selling, general and administrative expense	322	335	332	305	369	92	85
Terminated merger and settlement (income) expense, net (1)	—	—	(171)	(62)	1,027	—	—
Asset impairments	23	32	—	49	8	—	23
Business realignment costs	35	15	20	37	32	9	15
Other operating expense (income), net	14	(16)	4	7	9	(3)	5

Operating income (loss)	202	368	546	136	(862)	45	44
Interest expense, net	263	262	276	223	303	74	65
Loss (gain) on extinguishment of debt	—	—	30	(224)	—	6	—
Other non-operating (income) expense, net	(1)	3	(4)	—	6	5	2

(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(60)	103	244	137	(1,171)	(40)	(23)
Income tax (benefit) expense	(365)	3	35	(8)	(16)	(32)	(2)

Income (loss) from continuing operations before earnings from unconsolidated entities	305	100	209	145	(1,155)	(8)	(21)
Earnings from unconsolidated entities, net of taxes	19	16	8	2	2	4	5

Net income (loss) from continuing operations	324	116	217	147	(1,153)	(4)	(16)
Net income (loss) from discontinued operations, net of taxes (2)	—	2	(3)	(30)	(32)	—	—

Net income (loss)	324	118	214	117	(1,185)	(4)	(16)
Net income attributable to noncontrolling interest	—	—	—	(3)	(5)	—	—

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$324	$118	$214	$114	$(1,190)	$(4)	$(16)

Dividends declared per common share	$0.04	$0.02	$—	$—	$—	$—	$—
Cash Flows provided by (used in):
Operating activities	$177	$171	$51	$355	$(632)	$(33)	$18
Investing activities	(138)	33	(105)	(132)	(134)	(27)	(28)
Financing activities	(59)	57	97	(222)	706	58	(22)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$419	$419	$166	$122	$117	$400
Short-term investments	5	7	6	10	7	6
Working capital (3)	669	682	551	291	483	705
Total assets	3,325	3,096	3,118	2,953	3,180	3,510
Total long-term debt	3,419	3,420	3,588	3,424	3,743	3,727
Total net debt (4)	3,071	3,113	3,500	3,374	3,729	3,382
Total liabilities	4,642	4,861	5,137	5,002	5,359	5,052
Total deficit	(1,317)	(1,765)	(2,019)	(2,049)	(2,179)	(1,542)

(1)	Terminated merger and settlement (income) expense, net for the years ended December 31, 2010 and 2009 includes the non-cash push-down of insurance recoveries by the Company’s owner related to the settlement payment made by the Company’s owner that had been treated as an expense of the Company for the year ended December 31, 2008 associated with the terminated merger with Huntsman Corporation, as well as reductions on certain of the Company’s merger related service provider liabilities. The amount for the year ended December 31, 2008 represents termination of fees, settlement payments, accounting and legal costs paid by the Company as well as the write-off of previously deferred acquisition costs.
(2)	Net income (loss) from discontinued operations reflects the results of our IAR Business and CCR Business.
(3)	Working capital is defined as current assets less current liabilities. As of December 31, 2010, 2009 and 2008, the assets and liabilities of the IAR Business and CCR Business totaling $184 million, $165 million and $230 million, respectively, have been classified as current.
(4)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2012, 2011 and 2010 with the audited Consolidated Financial Statements and related notes included elsewhere herein and the fiscal quarters ended March 31, 2013 and 2012 with the unaudited Condensed Consolidated Financial Statements and related notes included elsewhere herein. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview and Outlook

We are a large participant in the specialty chemicals industry, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have significant market positions in all of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical composites. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active gas drilling rigs. In addition, due to the nature of our products and the markets we serve, competitor capacity constraints and the availability of similar products in the market may impact our results. As is true for many industries, our financial results are impacted by the effect on our customers of economic upturns or downturns, as well as by the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes. As a result, factors that impact their industries can and have significantly affected our results.

Through our worldwide network of strategically located production facilities we serve more than 5,700 customers in approximately 100 countries. Our global customers include large companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Valspar and Weyerhaeuser.

Momentive Combination and Shared Services Agreement

In October 2010, our parent, MSC Holdings, and MPM Holdings, the parent company of MPM, became subsidiaries of a newly formed holding company, Momentive Holdings. We refer to this transaction as the “Momentive Combination.” In connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MPM, as amended on March 17, 2011, pursuant to which we are providing to MPM, and MPM is providing to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between us and MPM and requires that the Shared Service Committee formed under the agreement meet no less than annually to evaluate and determine an equitable allocation percentage.

The Momentive Combination, including the Shared Services Agreement, has resulted in significant synergies for us, including shared services and logistics optimization, best-of-source contractual terms,

procurement savings, regional site rationalization and administrative and overhead savings. We expect these synergies to continue, and project achieving a total of approximately $65 million of annual cost savings in connection with the Shared Services Agreement and the Momentive Combination. Through March 31, 2013, we have realized $60 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 12 months.

Business Strategy

As a significant player in the specialty chemicals industry, we believe we have unique opportunities to strategically grow our business over the long term. We continue to develop new products with an emphasis on innovation and expanding our product solutions for our existing global customer base, while growing our businesses in faster growing regions in the world, such as the Asia-Pacific, Eastern Europe, Latin America, India and the Middle East. We believe the benefits of the Momentive Combination and the combined MSC and MPM global manufacturing footprint and technology platform will allow us to deliver our higher-end specialty products into these higher growth markets. Through these growth strategies we strive to create shareholder value and generate significant free cash flow.

Reportable Segments

Our business segments are based on the products that we offer and the markets that we serve. At March 31, 2013, we had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of our reportable segments follows:

•

Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications

First Quarter of 2013 Overview

•

Net sales decreased 4% in the first quarter of 2013 as compared to the first quarter of 2012, due primarily to a decrease in demand in several of our product lines, as well as the closure of a facility in our European forest products resins business in the third quarter of 2012 and the sale of two facilities in the Asia Pacific region in the second quarter of 2012. These decreases were partially offset by raw material-driven price increases in certain of our businesses.

•

In March 2013, we entered into a new $400 million asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the $171 million revolving credit facility and the $47 million synthetic letter of credit facility under our senior secured credit facilities.

•

In the first quarter of 2013, we realized approximately $3 million in cost savings as a result of the Shared Services Agreement with MPM, bringing our total cumulative savings since the Momentive Combination to $57 million. In addition, we also realized approximately $5 million in cost savings related to other cost reduction programs, bringing our total cumulative savings under these initiatives to $17 million. As of March 31, 2013, we have approximately $8 million of in-process cost savings in connection with the Shared Services Agreement and $9 million of in-process cost savings in connection with other initiatives that we expect to achieve over the next 12 to 15 months.

•	We continue to execute on our strategy to expand in markets in which we expect opportunities for growth. Recently completed expansion efforts include:

•

The acquisition of a 50% interest in a forest products joint venture in western Australia in the first quarter of 2013, which provides urea formaldehyde resins and other products to industrial customers in the region.

•

A new manufacturing facility in Tianjin, China, which began operations in the first quarter of 2013. This new Facility expands our regional capacity to produce amine curing agents for the world’s fastest growing market, and supports the global demand for high performance epoxy systems.

•

A new manufacturing facility in Chonburi, Thailand, to expand and replace an existing facility, which produces a broad range of acrylic resins designed for use primarily in coatings, adhesives and building and construction applications. The new facility also includes product development and applications laboratories as well as technical service and application support capabilities for customers.

•	Future growth initiatives include:

•

A joint venture to construct a phenolic specialty resins manufacturing facility in China, which is expected to be operational by the end of 2013. The new facility will produce a full range of specialty novolac and resole phenolic resins used in a diverse range of applications, including refractories, friction and abrasives to support the growing auto and consumer markets in China.

2012 Overview

•

Net sales decreased 9% in 2012, as compared to 2011, due primarily to increased competition in certain markets and a decrease in demand in several of our product lines, as well as unfavorable foreign currency translation due to the strengthening of the U.S. dollar against the euro and Brazilian real.

•

In March 2012, we issued $450 million aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100%. We used the net proceeds, together with cash on hand, to repay approximately $454 million aggregate principal amount of existing term loans maturing May 5, 2013 under our senior secured credit facilities, effectively extending these maturities by an additional seven years. In conjunction with this issuance, we extended $171 million of our $200 million revolving line of credit facility commitments from lenders from February 2013 to December 2014. We collectively refer to these transactions as the “March 2012 Refinancing Transactions.”

•

During 2012, we realized approximately $24 million in cost savings as a result of the Shared Services Agreement, bringing our total cumulative savings since the Momentive Combination to $54 million. In addition, we also realized approximately $12 million in cost savings related to other cost reduction programs. As of December 31, 2012, we had approximately $11 million and $14 million of in-process cost savings and synergies that we expected to achieve over the next 12 to 15 months in connection with the Shared Services Agreement and other cost reduction programs, respectively.

•

In response to softening demand in certain of our businesses and continued efforts to optimize our manufacturing footprint and reduce our cost structure, during 2012 we closed four facilities in our Forest Products Resins segment and three facilities in our Epoxy, Phenolic and Coating Resins segment.

Short-Term Outlook

Our business is impacted by general economic and industrial conditions, including housing starts, automotive builds, oil and natural gas drilling activity and general industrial production. Our business has both geographic and end market diversity which often reduces the impact of any one of these factors on our overall performance.

Due to ongoing worldwide economic volatility and uncertainty, the short-term outlook for our business is difficult to predict. We expect the continued volatility in the global financial markets, the ongoing debt crisis in Europe and lack of consumer confidence will continue to lead to stagnant demand for many of our products within both of our reportable segments during 2013. However, we expect overall volumes to be moderately higher in 2013 as compared to 2012 due to the expected growth within the U.S. housing and Latin American construction markets, as well as key customer wins and slightly higher demand for products in certain of our businesses.

An additional economic recession or further postponement of the modest economic recovery could have an adverse impact on our business and results of operations. If global economic growth remains slow for an extended period of time, or another economic recession occurs, the fair value of our reporting units and long-lived assets could be more adversely affected than we estimated in earlier periods. This may result in goodwill or other additional asset impairments beyond amounts that have already been recognized.

We expect moderate increases in volumes within our oil field business during 2013 due to key customer wins, partially offset by continuing pricing pressures in this business as a result of increased competition and moderate natural gas prices.

We anticipate volumes in our North American forest products resins business to continue to grow during 2013, reflecting increases in U.S. housing construction activity. We also anticipate moderate growth in volumes in our Latin American forest products business due to continued growth in construction and industrial production activities within this region. We anticipate moderate general economic growth in the North American automobile and industrial markets to positively impact our Epoxy, Phenolic and Coating Resins segment during 2013. We expect the European automobile and construction industries to remain slow or to contract in 2013 due to the continuing economic concerns in this region.

In response to the uncertain economic outlook, we continue to review our cost structure and manufacturing footprint across all businesses. We executed restructuring and cost reduction programs in 2012 that will continue to be finalized into 2013. These actions led to more significant restructuring, exit and disposal costs and asset impairments, as indicated by our results of operations for 2012, and may continue to do so during 2013.

We expect long-term raw material cost volatility to continue because of price movements of key feedstocks. To help mitigate raw material volatility, we have purchase and sale contracts and commercial arrangements with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact. In many cases this “lead-lag” impact can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. We continue to implement pricing actions to compensate for the increase in raw material prices expected to continue during 2013, which should benefit our operating cash flows in 2013.

We remain optimistic about our position in the global markets when they do recover to more stable conditions.

Matters Impacting Comparability of Results

Our Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights and variable interest entities in which we have a controlling financial interest. Intercompany accounts and transactions are eliminated in consolidation.

Raw materials comprised approximately 70% of our cost of sales in 2012. The three largest raw materials used in our production processes are phenol, methanol and urea. These materials represented 42% of our total raw material costs in 2012. Fluctuations in energy costs, such as volatility in the price of crude oil and related petrochemical products, as well as the cost of natural gas have caused increased utility costs and volatility in our raw material costs. In 2012, the average prices of phenol, methanol and urea increased by approximately 6%, 5% and 10%, respectively, as compared to 2011. In 2011, the average prices of phenol, methanol and urea increased by approximately 13%, 20% and 41%, respectively, as compared to 2010. Passing through raw material price changes can result in significant variances in sales comparisons from year to year.

Results of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Net sales	$4,756	$5,207	$4,597	$1,192	$1,236
Cost of sales	4,160	4,473	3,866	1,049	1,064

Gross profit	596	734	731	143	172
Gross profit as a percentage of net sales	13%	14%	16%	12%	14%
Selling, general and administrative expense	322	335	332	92	85
Terminated merger and settlement income, net	—	—	(171)	—	—
Asset impairments	23	32	—	—	23
Business realignment costs	35	15	20	9	15
Other operating expense (income), net	14	(16)	4	(3)	5

Operating income	202	368	546	45	44
Operating income as a percentage of net sales	4%	7%	12%	4%	4%
Interest expense, net	263	262	276	74	65
Loss on extinguishment of debt	—	—	30	6	—
Other non-operating (income) expense, net	(1)	3	(4)	5	2

Total non-operating expense	262	265	302	85	67

(Loss) income before income tax and earnings from unconsolidated entities	(60)	103	244	(40)	(23)
Income tax (benefit) expense	(365)	3	35	(32)	(2)

Income before earnings from unconsolidated entities	305	100	209	(8)	(21)
Earnings from unconsolidated entities, net of taxes	19	16	8	4	5

Net income (loss) from continuing operations	324	116	217	(4)	(16)
Net income (loss) from discontinued operations, net of taxes	—	2	(3)	—	—

Net income (loss)	$324	$118	$214	$(4)	$(16)

Three Months Ended March 31, 2013 vs. Three Months Ended March 31, 2012

Net Sales

In the first quarter of 2013, net sales decreased by $44 million, or 4%, compared with the first quarter of 2012. Volume decreases negatively impacted net sales by $41 million, and were primarily driven by our phenolic specialty resins and base epoxy businesses. Volume decreases in our phenolic specialty resins business were primarily driven by decreased industrial demand, primarily in the European region. Decreased volumes in our base epoxy business were also due to lower demand, primarily in the European region. These decreases were partially offset by volume increases in our North American forest products resins and formaldehyde businesses, which were primarily driven by increases in U.S. housing construction activity. The closure of a production facility in our European forest products resins business in the third quarter of 2012 contributed $25 million to the overall decrease. Raw material price increases passed through to customers led to pricing increases of $24 million. In addition, foreign currency translation negatively impacted sales by $2 million, primarily as a result of the strengthening of the U.S. dollar against the Brazilian real in the first quarter of 2013 compared to the first quarter of 2012.

Gross Profit

In the first quarter of 2013, gross profit decreased by $29 million compared with the first quarter of 2012. As a percentage of sales, gross profit decreased by 2%, primarily as a result of the decrease in sales volumes as discussed above, particularly in certain of our specialty businesses, as well as margin compression in certain other businesses.

Operating Income

In the first quarter of 2013, operating income increased by $1 million compared with the first quarter of 2012. Asset impairments of $23 million were recognized during the first quarter of 2012 as a result of the likelihood that certain assets would be sold before the end of their estimated useful lives and continued competitive pressures, and did not recur in the first quarter of 2013. Business realignment costs decreased by $6 million due primarily to a reduction in severance costs associated with restructuring and cost reduction programs which were implemented during the first quarter of 2012. Other operating expense, net decreased by $8 million, from expense of $5 million to income of $3 million, compared with the first quarter of 2012, primarily due to higher foreign currency transaction gains and lower losses on the sale of assets. The increase was partially offset by the $29 million decrease in gross profit as discussed above. Selling, general and administrative expense increased by $7 million compared with the first quarter of 2012 due primarily to increased expenses related to pension and postretirement benefits and retention programs.

Non-Operating Expense

In the first quarter of 2013, total non-operating expenses increased by $18 million compared with the first quarter of 2012 due primarily to an increase in interest expense of $9 million and the write-off of $6 million in deferred financing fees associated with the 2013 Refinancing Transactions, as well as higher foreign currency transaction losses related to our debt.

Income Tax Benefit

In the first quarter of 2013, income tax benefit increased by $30 million compared to the first quarter of 2012, primarily due to the recognition of a discrete tax benefit of $29 million related to the signing of the American Taxpayer Relief Act of 2012 (the “Act”) during the first quarter of 2013, which provides for the exclusion of certain foreign earnings from U.S. federal taxation from January 1, 2012 through December 31, 2013.

Year Ended December 31, 2012 vs. Year Ended December 31, 2011 and Year Ended December 31, 2011 vs. Year Ended December 31, 2010

Net Sales

In 2012, net sales decreased by $451 million, or 9%, compared with 2011. Volume decreases negatively impacted net sales by $260 million, and were primarily driven by our epoxy specialty, phenolic specialty resins, oil field and European forest products businesses. Volume decreases in our epoxy specialty business were due to a decrease in demand in the Asian wind energy market. Volume decreases in our phenolic specialty resins business were primarily driven by decreased industrial demand, primarily in the European region. Decreased volumes in our oil field business were primarily due to a decrease in natural gas prices, which drove a decrease in drilling activity, as well as increased competition in certain markets. Volume decreases in our European forest products business were due to the closure of a production facility in this region, as well as continued competitive pressures and the loss of key customers. These volume decreases were partially offset by volume increases in our North American and Latin American forest products resins businesses, which were driven by increases in U.S. housing and Latin American construction activity. Pricing had a positive impact of $2 million on net sales, as pricing decreases in certain businesses due to competitive pressures were offset by the pass through of raw material-driven price increases in several other businesses. In addition, foreign currency translation negatively impacted sales by $193 million, primarily as a result of the strengthening of the U.S. dollar against the euro and Brazilian real compared to 2011.

In 2011, net sales increased by $610 million, or 13%, compared with 2010. Volume decreases across substantially all of our product lines negatively impacted sales by $57 million. These decreases were primarily a result of tightness in the Chinese credit markets and the reduction of Chinese government subsidies, as well as the effects of declining regional production in our European forest products business and intense competition. These decreases were partially offset by volume increases in our oil field business, primarily due to an increase in oil and natural gas horizontal drilling activity and short-term capacity shortages in the market for base epoxies. The pass through of raw material driven price increases across virtually all product lines positively impacted sales by $486 million. In addition, foreign currency translation positively impacted sales by $181 million, primarily as a result of the weakening of the U.S. dollar against the euro, Brazilian real and Canadian dollar compared to 2010.

Gross Profit

In 2012, gross profit decreased by $138 million compared with 2011. As a percentage of sales, gross profit decreased by 1%, primarily as a result of the decrease in sales volumes as discussed above, particularly in certain of our specialty businesses, as well as margin compression in certain other businesses.

In 2011, gross profit increased slightly as compared with 2010. As a percentage of sales, gross profit decreased 2% as a result of the raw material price driven sales price increases that did not fully offset the impact of slightly decreasing volumes, resulting in decreases in our gross margins relative to net sales.

Operating Income

In 2012, operating income decreased by $166 million compared with 2011. The decrease was partially due to the $138 million decrease in gross profit discussed above. Selling, general and administrative expense decreased by $13 million due to lower project and transaction costs, as well as functional cost savings realized from the Momentive Combination. Asset impairments decreased by $9 million compared to 2011. In 2012, we recorded asset impairments of $23 million as a result of the likelihood that certain assets would be sold before the end of their estimated useful lives and continued competitive pressures. In 2011, we recorded asset impairments of $32 million as a result of the loss of a customer that went out of business, continued competitive pressures and the likelihood that certain assets would be sold before the end of their estimated useful lives. Business realignment costs increased by $20 million due primarily to severance costs associated with newly implemented restructuring and cost reduction programs. Other operating expense, net increased by $30 million due primarily to a $21 million gain recognized in 2011 on the termination of an operator agreement with a customer, which did not recur in 2012. The increase was also driven by losses on the sale of certain assets during 2012, as well as an $8 million charge related to the resolution of a pricing dispute with HAI, an unconsolidated joint venture, during 2012. These increases were partially offset by higher unrealized foreign currency exchange transaction gains in 2012, as compared to 2011.

In 2011, operating income decreased by $178 million, compared with 2010. The primary driver of the decrease was the absence of $171 million of terminated merger and settlement income, net, recognized in 2010 as a result of the push-down income recorded by us in 2010 related to insurance recoveries associated with previous legal settlements. Business realignment costs decreased by $5 million due to the reduction in productivity program costs in 2011, but was offset by an increase in selling, general and administrative expense of $3 million due primarily to higher integration costs as a result of the Momentive Combination. As a percentage of sales, selling, general and administrative expense decreased due to the positive impacts of savings realized from the Momentive Combination. In addition, in 2011, we recorded asset impairments of $32 million, as a result of the loss of a customer that went out of business, continued competitive pressures and the likelihood that certain assets would be sold before the end of their estimated useful lives. These decreases were partially offset by a $21 million gain recognized related to a compensation payment received by us from a customer as consideration to terminate an operator agreement, as well as the slight increase in gross profit discussed above.

Non-Operating Expense

In 2012, total non-operating expense decreased by $3 million compared with 2011, primarily due to higher foreign exchange transaction gains related to our debt, partially offset by a slight increase in interest expense and the write-off of $1 million in deferred financing costs associated with the March 2012 Refinancing Transactions.

In 2011, total non-operating expense decreased by $37 million due primarily to the $30 million loss recognized on the extinguishment of debt securities related to the refinancing transactions in 2010 that did not recur in 2011. Other non-operating expense, net, increased by $7 million due to higher foreign exchange transaction losses in 2011, compared to 2010. Interest expense, net, decreased by $14 million as a result of lower interest rates in 2011 on certain of our variable rate debt due to the maturity of our January 2007 interest rate swap.

Income Tax (Benefit) Expense

In 2012, income tax expense decreased by $368 million compared to 2011, primarily due to the release of a significant portion of the U.S. valuation allowance. The reversal of the U.S. valuation allowance was the result of a trend of significant U.S. taxable income starting in tax year 2009 due to improvements in the U.S. business.

In 2011, income tax expense decreased by $32 million, compared with 2010. This change is primarily due to a significant decrease in pre-tax income in certain foreign jurisdictions. The tax expense on the profits in the United States has been offset by a decrease of valuation allowance on our deferred tax assets expected to be utilized.

Results of Operations by Segment

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items, other income and expenses and discontinued operations. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals.

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Net Sales to Unaffiliated Customers (1):
Epoxy, Phenolic and Coating Resins	$3,022	$3,424	$2,990	$765	$794
Forest Products Resins	1,734	1,783	1,607	427	442

Total	$4,756	$5,207	$4,597	$1,192	$1,236

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$337	$506	$491	$68	$114
Forest Products Resins	201	180	177	55	46
Corporate and Other (2)	(48)	(51)	(61)	(18)	(14)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	For the three months ended March 31, 2012, we have reclassified approximately $3 million of costs into Corporate and Other Segment EBITDA which were previously excluded.

Three Months Ended March 31, 2013 vs. Three Months Ended March 31, 2012 Segment Results

Following is an analysis of the percentage change in sales by segment from the three months ended March 31, 2012 to the three months ended March 31, 2013:

	Volume	Price/ Mix	Currency Translation	Scope Changes	Total
Epoxy, Phenolic and Coating Resins	(4)%	—%	—%	—%	(4)%
Forest Products Resins (3)	(1)%	5%	(1)%	(6)%	(3)%

(3)	Scope changes represents the closure of a production facility in our European forest products resins business.

Epoxy, Phenolic and Coating Resins

Net sales in the first quarter of 2013 decreased by $29 million, or 4%, when compared to the first quarter of 2012. Lower volumes negatively impacted sales by $34 million. This decrease was primarily driven by decreased demand within our phenolic specialty resins and base epoxy businesses. Volume decreases in our phenolic specialty resins and base epoxy businesses were due to decreased industrial demand, primarily in the European region. The impact of pricing was relatively flat, as positive pricing mix in our phenolic specialty resins business was offset by competitive pricing pressures in our epoxy specialty and oilfield businesses. Foreign exchange translation positively impacted net sales by $5 million, primarily due to the weakening of the U.S. dollar against the euro in the first quarter of 2013 compared to the first quarter of 2012.

Segment EBITDA in the first quarter of 2013 decreased by $46 million to $68 million compared to the first quarter of 2012. The decrease is primarily due to margin compression in certain businesses, as well as volume decreases, as discussed above.

Forest Products Resins

Net sales in the first quarter of 2013 decreased by $15 million, or 3%, when compared to the first quarter of 2012. Lower volumes negatively impacted sales by $7 million, driven primarily by decreased volumes in our European forest products resins business and the sale of two facilities in the Asia Pacific region in the second quarter of 2012. These decreases were partially offset by volume increases in our North American forest products resins and formaldehyde businesses, which were primarily driven by increases in U.S. housing construction activity. The closure of a production facility in our European forest products resins business in the third quarter of 2012 contributed $25 million to the overall decrease. Raw material price increases passed through to customers led to pricing increases of $24 million. Foreign exchange translation negatively impacted net sales by $7 million, primarily due to the strengthening of the U.S. dollar against the Brazilian real in the first quarter of 2013 compared to the first quarter of 2012.

Segment EBITDA in the first quarter of 2013 increased by $9 million to $55 million compared to the first quarter of 2012. Segment EBITDA increases were driven by cost control and productivity initiatives, as well as favorable product mix.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges increased by $4 million to $18 million compared to the first quarter of 2012, primarily due to increased costs related to pension and postretirement benefits and retention programs.

Reconciliation of Segment EBITDA to Net Loss:

	Three Months Ended March 31,
(in millions)	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$68	$114
Forest Products Resins	55	46
Corporate and Other	(18)	(14)
Reconciliation:
Items not included in Segment EBITDA
Asset impairments	—	(23)
Business realignment costs	(9)	(15)
Integration costs	(3)	(5)
Other	(11)	(18)

Total adjustments	(23)	(61)
Interest expense, net	(74)	(65)
Loss on extinguishment of debt	(6)	—
Income tax benefit	32	2
Depreciation and amortization	(38)	(38)

Net loss	$(4)	$(16)

Items Not Included in Segment EBITDA

Business realignment costs for the three months ended March 31, 2013 primarily relate to expenses from minor restructuring programs and costs for environmental remediation at certain formerly owned locations. Business realignment costs for the three months ended March 31, 2012 primarily include expenses from the Company’s restructuring and cost optimization programs. Integration costs for the three months ended March 31, 2013 and 2012 primarily represent integrations costs associated with the Momentive Combination.

Not included in Segment EBITDA are certain non-cash items and other income and expenses. For the three months ended March 31, 2013, these items primarily include expenses from retention programs, partially offset by net realized and unrealized foreign exchange transaction gains. For the three months ended March 31, 2012, these items primarily include accelerated depreciation recorded on closing facilities, net realized and unrealized foreign exchange transaction losses, stock-based compensation expense and losses on the disposal of assets.

2012 vs. 2011 Segment Results

Following is an analysis of the percentage change in sales by segment from the 2012 to the 2011:

	Volume	Price/ Mix	Currency Translation	Total
Epoxy, Phenolic and Coating Resins	(6)%	(2)%	(4)%	(12)%
Forest Products Resins	(4)%	4%	(3)%	(3)%

Epoxy, Phenolic and Coating Resins

Net sales in 2012 decreased by $402 million, or 12%, when compared to 2011. Lower volumes negatively impacted sales by $192 million. This decrease was primarily driven by decreased demand within our epoxy specialty, phenolic specialty resins and oil field businesses. The decrease in volumes in our epoxy specialty business was due to a decrease in demand in the Asian wind energy market. Volume decreases in our phenolic specialty resins business were primarily due to decreased industrial demand, primarily in the European region.

The decrease in volumes in our oil field business was primarily due to a decrease in natural gas prices, which drove a decrease in drilling activity, as well as increased competition in certain markets. Pricing had a negative impact of $75 million due primarily to the impact of positive pricing in 2011, driven by supply shortages in the market for our base epoxy business, which was not experienced in 2012. Foreign exchange translation negatively impacted net sales by $135 million, primarily due to the strengthening of the U.S. dollar against the euro in 2012 compared to 2011.

Segment EBITDA in 2012 decreased by $169 million to $337 million compared to 2011. The decrease is primarily due to the volume and pricing decreases discussed above.

Forest Products Resins

Net sales in 2012 decreased by $49 million, or 3%, when compared to 2011. Lower volumes negatively impacted sales by $68 million, driven primarily by decreased volumes in our European forest products resins business, as well as the sale of two facilities in the Asia Pacific region. The volume decreases in our European forest products resins business were primarily driven by the closure of a production facility in the region, which contributed $71 million to the overall decrease. These decreases were partially offset by volume increases in our North American forest products resins and formaldehyde businesses, which were driven by increases in U.S. housing construction activity, key customer wins and stronger demand for durable goods applications. Raw material price increases passed through to customers led to pricing increases of $77 million. Foreign exchange translation negatively impacted net sales by $58 million, primarily due to the strengthening of the U.S. dollar against the euro and the Brazilian real in 2012 compared to 2011.

Segment EBITDA in 2012 increased by $21 million to $201 million compared to 2011. Segment EBITDA increases were driven by cost control and favorable geographic and product mix.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges decreased by $3 million to $48 million compared to 2011, primarily due to higher unallocated foreign currency transaction gains and the impact of productivity-driven cost savings.

2011 vs. 2010 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2010 to 2011.

	Volume	Price/ Mix	Currency Translation	Total
Epoxy, Phenolic and Coating Resins	(1)%	12%	4%	15%
Forest Products Resins	(2)%	9%	4%	11%

Epoxy, Phenolic and Coating Resins

Net sales in 2011 increased by $434 million, or 15%, when compared to 2010. Volume decreases negatively impacted sales by $25 million. Volumes decreased in virtually all businesses, with the exception of our oil field and phenolic specialty businesses. The volume decreases were primarily driven by our epoxy specialty business in Asia due to tightness in the Chinese credit markets and the reduction of Chinese government subsidies. Volume increases in our oil field business were primarily due to an increase in oil and natural gas horizontal drilling activity. Volume increases in our phenolic specialty resins businesses were attributable to modest improvement within certain industrial markets served by this business. The pass through of higher raw material costs in most businesses, the favorable product mix in our phenolics business and short-term capacity shortages in the market for base epoxies resulted in positive pricing impacts of $336 million. In addition, foreign currency translation positively impacted net sales by $123 million due to the weakening of the U.S. dollar against the euro in 2011, compared to 2010.

Segment EBITDA in 2011 increased by $15 million to $506 million compared to 2010. Segment EBITDA increased primarily due to the pricing increases and growth in demand in certain businesses as discussed above, coupled with the impact of productivity-driven cost initiatives. These increases were partially offset by the impact of additional capacity that was idled near the end of 2011, as compared to the end of 2010.

Forest Products Resins

Net sales in 2011 increased by $176 million, or 11%, when compared to 2010. Volume decreases negatively impacted sales by $32 million. These decreases were primarily driven by our European forest products business due to declining regional production and intense competition. This decrease was partially offset by an increase in volumes in our North American formaldehyde business due to improving industrial and consumer markets after the global economic downturn which began in late 2008 and continued into 2010. Higher raw material prices passed through to customers in most regions, combined with positive product mix within our North American formaldehyde business, led to a sales increase of $150 million. In addition, we experienced favorable foreign currency translation of $58 million due to the weakening of the U.S. dollar against the Brazilian real, euro and Canadian dollar in 2011, compared to 2010.

Segment EBITDA in 2011 increased by $3 million to $180 million compared to 2010. The increase was primarily attributable to the positive impact of foreign currency translation, which more than offset the decrease in volumes, as discussed above.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges decreased by $10 million to $51 million compared to 2010, primarily due to lower incentive compensation costs and the impact of costs savings associated with the Shared Services Agreement. These decreases were partially offset by the impact of lower foreign exchange gains in 2011, compared to 2010.

Reconciliation of Segment EBITDA to Net Income:

	Year Ended December 31,
(in millions)	2012	2011	2010
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$337	$506	$491
Forest Products Resins	201	180	177
Corporate and Other	(48)	(51)	(61)
Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income, net	—	—	171
Asset impairments and other non-cash charges	(54)	(41)	(8)
Business realignment costs	(35)	(15)	(20)
Integration costs	(12)	(19)	—
Net income (loss) from discontinued operations	—	2	(3)
Other	(14)	(12)	(28)

Total adjustments	(115)	(85)	112
Loss on extinguishment of debt	—	—	(30)
Interest expense, net	(263)	(262)	(276)
Income tax benefit (expense)	365	(3)	(35)
Depreciation and amortization	(153)	(167)	(164)

Net income	$324	$118	$214

Items Not Included in Segment EBITDA

Asset impairments and non-cash charges primarily represent asset impairments, stock-based compensation expense, accelerated depreciation recorded on closing facilities and unrealized derivative and foreign exchange gains and losses. Business realignment costs for 2012 primarily include expenses from our restructuring and cost optimization programs. Business realignment costs for 2011 primarily relate to expenses from minor restructuring programs. Business realignment costs for 2010 primarily relate to expenses from our productivity program. Integration costs relate primarily to the Momentive Combination. Net income from discontinued operations represents the results of the IAR Business and CCR Business.

Not included in Segment EBITDA are certain non-cash items and other income and expenses. For 2012, these items primarily include a charge related to the resolution of a pricing dispute with an unconsolidated joint venture, losses on the disposal of assets and other transaction costs, partially offset by net realized and unrealized foreign exchange transaction gains and insurance recoveries related to the terminated Huntsman merger. For 2011, these items consist of business optimization expenses, integration costs related to the Momentive Combination, retention program costs, realized foreign exchange gains and losses and a gain recognized on the termination of an operator agreement with a customer. For 2010, these items consisted of realized foreign exchange gains and losses and retention program costs.

Liquidity and Capital Resources

We are a highly leveraged company. Our primary sources of liquidity are cash flows generated from operations and availability under our ABL Facility. Our primary liquidity requirements are interest, working capital and capital expenditures.

At March 31, 2013, we had $3,788 million of unaffiliated debt, including $61 million of short-term debt and capital lease maturities. In addition, at March 31, 2013, we had $770 million in liquidity consisting of the following:

•	$397 million of unrestricted cash and cash equivalents;

•	$301 million of borrowings available under our ABL Facility; and

•

$72 million of borrowings available under credit facilities at certain international subsidiaries We do not believe there is any risk to funding our liquidity requirements in any particular jurisdiction.

Our net working capital (defined as accounts receivable and inventories less accounts payable) at March 31, 2013 and December 31, 2012 was $539 million and $476 million, respectively. A summary of the components of our net working capital as of March 31, 2013 and December 31, 2012 is as follows:

(in millions)	March 31, 2013	% of LTM Net Sales	December 31, 2012	% of LTM Net Sales
Accounts receivable	$613	13%	$527	11%
Inventories	429	9%	367	8%
Accounts payable	(503)	(11)%	(418)	(9)%

Net working capital	$539	11%	$476	10%

The increase in net working capital of $63 million from December 31, 2012 was a result of the increase in sequential quarter volumes due to the impacts of seasonality, which drove increases in accounts receivable and inventory, and was partially offset by increases in accounts payable, driven by the same factors. Additionally, we strategically built inventory levels in anticipation of planned plant turnarounds in the second quarter of 2013. Despite the overall increase in net working capital we continue to aggressively manage inventory levels, as evidenced by the fact that our inventory as a percentage of sales increased only slightly as compared to December 31, 2012. To minimize the impact of net working capital on cash flows, we continue to review inventory safety stock levels, focus on receivable collections by offering incentives to customers to encourage early payment or accelerating receipts through the sale of receivables and negotiate with vendors to contractually extend payment terms whenever possible.

We periodically borrow from our ABL Facility to support our short-term liquidity requirements, particularly when net working capital requirements increase in response to seasonality of our volumes in the summer months. During the first quarter of 2013 and at March 31, 2013 there were no outstanding borrowings under the ABL Facility.

2012 Refinancing Transactions

In March 2012, we issued $450 million aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100%. We used the net proceeds, together with cash on hand, to repay approximately $454 million aggregate principal amount of existing term loans maturing May 5, 2013 under our senior secured credit facilities, effectively extending these maturities by an additional seven years. In conjunction with this issuance, we extended $171 million of our $200 million revolving line of credit facility commitments from lenders from February 2013 to December 2014. In connection with the refinancing activities, the lender commitments to the revolving line of credit facility were decreased to approximately $192 million in the aggregate.

2013 Refinancing Transactions

In January 2013, we issued an additional $1,100 million aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75%. We used the net proceeds of $1,108 million ($1,100 million plus a premium of $8 million) to (i) repay approximately $910 million of term loans under our senior secured credit facilities, (ii) purchase $89 million aggregate principal amount of our Floating Rate Second-Priority

Senior Secured Notes due 2014 (the “Floating Rate Notes”) in a tender offer, (iii) satisfy and discharge the remaining $31 million aggregate principal amount of the Floating Rate Notes, which were redeemed on March 2, 2013 at a redemption price equal to 100% plus accrued and unpaid interest to the redemption date, (iv) pay related transaction costs and expenses and (v) provide incremental liquidity of $54 million.

In January 2013, we also issued $200 million aggregate principal amount of 8.875% Senior Secured Notes due 2018 at an issue price of 100%. These notes were issued to lenders in exchange for loans of our direct parent, MSC Holdings, which were retired in full.

Additionally, in March 2013, we entered into a new $400 million asset-based revolving loan facility, which is subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the $171 million revolving credit facility and the $47 million synthetic letter of credit facility under our senior secured credit facilities. Collectively, we refer to these transactions as the “2013 Refinancing Transactions.”

Short-term Outlook

During 2013, we expect net working capital to increase, primarily driven by moderate increases in volumes and raw material price inflation. Given our strong liquidity at the outset of 2013, coupled with the 2013 Refinancing Transactions, we feel that we are favorably positioned to maintain adequate liquidity throughout 2013 and the foreseeable future to fund our ongoing operations, cash debt service obligations and any additional investment in net working capital. As a result of the 2013 Refinancing Transactions, we have extended our debt maturity profile and fixed the interest rate on 97% of our outstanding debt, thus significantly decreasing our exposure to interest rate risk.

We continue to review possible sales of certain non-core assets, which would further increase our liquidity. Opportunities for these sales could depend to some degree on improvement in the credit markets. If the global economic environment begins to weaken again or remains slow for an extended period of time our liquidity, future results of operations and flexibility to execute liquidity enhancing actions could be negatively impacted.

Debt Repurchases and Other Financing Transactions

From time to time, depending upon market, pricing and other conditions, as well as our cash balances and liquidity, we or our affiliates, including Apollo, may seek to acquire notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption or otherwise, upon such terms and at such prices as we or our affiliates may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges or other transactions. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future, as the pursuit of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our financing documents.

Sources and Uses of Cash

Following are highlights from our Consolidated Statements of Cash Flows for the years ended December 31 and unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31:

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2011	2010	2013	2012
Sources (uses) of cash:
Operating activities	$177	$171	$51	$(33)	$18
Investing activities	(138)	33	(105)	(27)	(28)
Financing activities	(59)	57	97	58	(22)
Effect of exchange rates on cash flow	5	(5)	2	(2)	3

Net (decrease) increase in cash and cash equivalents	$(15)	$256	$45	$(4)	$(29)

Three Months Ended March 31, 2013 vs. Three Months Ended March 31, 2012

Operating Activities

In the first three months of 2013, operations used $33 million of cash. Net loss of $4 million included $25 million of net non-cash income items, of which $41 million was for a deferred tax benefit and $28 million was for unrealized foreign currency gains. These items were partially offset by $38 million of depreciation and amortization and a $6 million loss on extinguishment of debt. Working capital (defined as accounts receivable and inventories less accounts payable) used $69 million, which was driven by increases in accounts receivable and inventory due to sequential sales volume increases, which were partially offset by increases in accounts payable, driven by the same factors. Changes in other assets and liabilities and income taxes payable provided $65 million due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions and taxes.

In the first three months of 2012, operations provided $18 million of cash. Net loss of $16 million included $90 million of net non-cash expense items, of which $38 million was for depreciation and amortization and $29 million was for asset impairments and accelerated depreciation. Working capital used $36 million, which was driven by sequential sales volume increases and increased sales pricing driven by raw material price increases. Changes in other assets and liabilities and income taxes payable used $20 million due to timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, taxes and restructuring expenses.

Investing Activities

In the first three months of 2013, investing activities used $27 million. We spent $27 million for capital expenditures, which primarily related to plant expansions, improvements and maintenance related capital expenditures. We also used $15 million of restricted cash to purchase an interest in an unconsolidated joint venture.

In the first three months of 2012, investing activities used $28 million. We spent $30 million for capital expenditures, which primarily related to plant expansions, improvements and maintenance related capital expenditures. We also generated $4 million of proceeds from matured debt securities and extended loans of $2 million to unconsolidated affiliates.

Financing Activities

In the first three months of 2013, financing activities provided $58 million. Net long-term debt borrowings of $91 million primarily consisted of proceeds from the issuance of $1,108 million of 6.625% First-Priority Senior Secured Notes due 2020, which was partially offset by the paydown of approximately $910 million of term loans under our senior secured credit facilities and the purchase and discharge of $120 million of our Floating Rate Second-Priority Senior Secured Notes due 2014, all as a result of the 2013 Refinancing Transactions. We also paid $34 million of financing fees related to these transactions.

In the first three months of 2012, financing activities used $22 million. This consisted of net long-term debt repayments of $13 million and credit facility fees of $12 million as a result of the refinancing transactions in March 2012. Net-short term debt repayments were $12 million. We received $16 million of the remaining proceeds from our parent as a result of the issuance of preferred units and warrants to purchase common units of Momentive Holdings to affiliates of Apollo in December 2011.

Year Ended December 31, 2012 vs. Year Ended December 31, 2011

Operating Activities

In 2012, operations provided $177 million of cash. Net income of $324 million included $164 million of net non-cash income items, of which $375 million was for a deferred tax benefit, and was partially offset by $153 million of depreciation and amortization, as well as $31 million of non-cash impairments and accelerated depreciation. Working capital provided $69 million, which was driven by decreases in accounts receivable due to sales volume decreases and increased focus on receivables collections, as well as increases in accounts payable driven by the timing of when raw material purchases were accrued versus paid. Changes in other assets and liabilities and income taxes payable used $52 million due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions, taxes and restructuring expenses.

In 2011, operations provided $171 million of cash. Net income of $118 million included $173 million of net non-cash expense items, of which $168 million was for depreciation and amortization and $35 million was for non-cash impairments and accelerated depreciation. Working capital used $39 million due primarily to increased accounts receivable, which was due to increased sales pricing driven by raw material price increases, as well as a decrease in the amounts of receivables sold at the end of 2011 compared to the end of 2010. Changes in other assets and liabilities and taxes payable used $81 million due to the payout of prior year incentive compensation programs and due to the timing of when items were expensed versus paid, which primarily included interest expense and pension plan contributions.

In 2010, operations provided $51 million of cash. Net income of $214 million included $39 million of net non-cash expense items, of which $172 million was for depreciation and amortization and $30 million was for the loss on extinguishment of debt, and was partially offset by the $163 million non-cash pushdown of the recovery of 2008 owner expense. Working capital and changes in other assets and liabilities and income taxes payable used $202 million due primarily to increased accounts receivable and inventory, which resulted from the higher sales volumes and increased pricing.

Investing Activities

In 2012, investing activities used $138 million. We spent $133 million for capital expenditures, which primarily related to plant expansions, improvements and maintenance related capital expenditures. We also generated $11 million from the sale of certain long-lived assets and $2 million of proceeds from sales of debt securities. Additionally, we remitted $3 million, net of funds received, to certain unconsolidated joint ventures and placed $15 million of cash in a restricted escrow account to be used for the purchase of an interest in a joint venture, which was completed in early 2013.

In 2011, investing activities provided $33 million of cash. We generated cash of $173 million from the sales of the IAR Business and CCR Business and spent $140 million for capital expenditures (including capitalized interest), which primarily related to plant expansions and improvements. We also remitted $4 million to certain unconsolidated joint ventures and generated $3 million in proceeds from the sale of certain long-lived assets.

In 2010, investing activities used $105 million of cash. We spent $120 million for capital expenditures (including capitalized interest). Of the $120 million in capital expenditures, approximately $19 million relates to our productivity savings initiatives while the remaining amount relates primarily to plant expansions and improvements. We generated cash of $4 million from the sale of debt securities and generated $14 million from the sale of certain long-lived assets. In addition, we had a decrease in cash of $4 million related to the deconsolidation of HAI as a result of the adoption of ASU 2009-17.

Financing Activities

In 2012, financing activities used $59 million. This consisted of net long-term debt repayments of $34 million and the payment of debt financing fees of $14 million as a result of the March 2012 Refinancing Transactions. Net-short term debt repayments were $7 million. We remitted $7 million to our parent related to certain insurance recoveries, and we also received $16 million of the remaining proceeds from our parent as a result of the Preferred Equity Issuance. See “Certain Relationships and Related Party Transactions—Related Transactions—Preferred Equity Commitment and Issuance.”

In 2011, financing activities provided $57 million of cash. We received a capital contribution of $189 million from our parent as a result of the Preferred Equity Issuance. Net long-term debt repayments and credit facility fees were $144 million, and net short-term debt borrowings were $14 million. We also paid a distribution of $2 million to our parent to fund expenses of Momentive Holdings.

In 2010, financing activities provided $97 million of cash. Net long-term debt borrowings of $179 million primarily consisted of $993 million in proceeds, partially offset by the pay-down of $800 million of our U.S. term loans under our senior secured credit facilities as part of the refinancing transactions in January 2010, as well as the pay-down of our revolving line of credit. $72 million was used to pay for debt financing fees related to the refinancing transactions in January and November of 2010 and the extension of the revolving line of credit facility.

Financial Instruments

Our various interest rate swap agreements are designed to offset cash flow variability from interest rate fluctuations on our variable rate debt. The notional amounts of the swaps change based on the expected payments on our term loans. As a result of the interest rate swaps, we pay a weighted average fixed rate equal to approximately 4.8% per year and receive a variable rate based on the terms of the underlying debt. See “Quantitative and Qualitative Disclosures About Market Risk” and Note 8 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus for information on our financial instruments. Our most significant financial instruments measured at fair value on a recurring basis are our interest rate swaps, which are measured at fair value using significant observable inputs deemed to be Level 2 inputs.

The fair value of these instruments was determined based on an over-the-counter retail market based pricing model adjusted for nonperformance risk. These financial instruments are in liability positions at December 31, 2012, requiring us to incorporate our credit risk as a component of fair value. We calculated our credit risk adjustment by applying an imputed credit spread, based on the over-the-counter retail market price of our senior secured credit facility floating rate term loans at December 31, 2012, to the future cash flows of the financial instruments. This did not result in a material reduction in our financial instrument liabilities. A change in the interest rates used in the interest rate yield curve to determine fair value of our financial instruments of 1% would result in a change in fair value of less than $1 million.

Contractual Obligations

The following table presents our contractual cash obligations at December 31, 2012. Our contractual cash obligations consist of legal commitments at December 31, 2012 that require us to make fixed or determinable cash payments, regardless of the contractual requirements of the specific vendor to provide us with future goods or services. This table does not include information about most of our recurring purchases of materials used in our production; our raw material purchase contracts do not meet this definition since they generally do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless a cancellation would result in a major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included. These contractual obligations are grouped in the same manner as they are classified in the Consolidated Statements of Cash Flows in order to provide a better understanding of the nature of the obligations.

	Payments Due By Year
Contractual Obligations (in millions)	2013	2014	2015	2016	2017	2018 and beyond	Total
Operating activities:
Purchase obligations (1)	$278	$92	$64	$49	$48	$235	$766
Interest on fixed rate debt obligations (4)	199	197	195	194	193	324	1,302
Interest on variable rate debt obligations (2)(4)	48	44	14	—	—	—	106
Operating lease obligations	32	27	22	17	14	22	134
Funding of pension and other postretirement obligations (3)	28	35	36	32	28	—	159
Financing activities:
Non-affiliated long-term debt, including current maturities (4)	75	193	907	28	—	2,287	3,490
Capital lease obligations	1	1	1	1	1	6	11

Total	$661	$589	$1,239	$321	$284	$2,874	$5,968

(1)	Purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.
(2)	Based on applicable interest rates in effect at December 31, 2012.
(3)	Pension and other postretirement contributions have been included in the above table for the next five years. These amounts include estimated benefit payments to be made for unfunded foreign defined benefit pension plans as well as estimated contributions to our funded defined benefit plans. The assumptions used by our actuaries in calculating these projections includes a weighted average annual return on pension assets of approximately 6% for the years 2013 – 2017 and the continuation of current law and plan provisions. These estimated payments may vary based on the actual return on our plan assets or changes in current law or plan provisions. See Note 12 to the audited Consolidated Financial Statements included elsewhere in this prospectus for more information on our pension and postretirement obligations.
(4)	As adjusted for the 2013 Refinancing Transactions, our debt service obligations are as follows at December 31, 2012:

	Payments Due By Year
Contractual Obligations (in millions)	2013	2014	2015	2016	2017	2018 and beyond	Total
Operating activities:
Interest on fixed rate debt obligations	$290	$288	$286	$285	$284	$498	$1,931
Interest on variable rate debt obligations	5	3	1	—	—	—	9
Financing activities:
Non-affiliated long-term debt, including current maturities	60	58	27	28	—	3,587	3,760

Total	$355	$349	$314	$313	$284	$4,085	$5,700

The table above excludes payments for income taxes and environmental obligations since, at this time, we cannot determine either the timing or the amounts of all payments beyond 2013. At December 31, 2012, we recorded unrecognized tax benefits and related interest and penalties of $118 million. We estimate that we will pay approximately $10 million in 2013 for local, state and international income taxes. We expect non-capital environmental expenditures for 2013 through 2017 totaling $15 million. See Notes 11 and 15 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus for more information on these obligations.

Capital Expenditures

We plan to spend between $175 million and $185 million on capital expenditures in 2013, which will primarily be used for growth, maintenance and environmental projects. We determined this amount through our budgeting and planning process, and it is subject to change at the discretion of our board of directors. We considered future product demand, existing plant capacity and external customer trends with a focus on prioritizing certain growth projects. We plan to fund capital expenditures through cash from operations and, if necessary, through available lines of credit.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2012.

Critical Accounting Estimates

In preparing our financial statements in conformity with accounting principles generally accepted in the United States, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus.

Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in our audited Consolidated Financial Statements, are as follows:

Environmental Remediation and Restoration Liabilities

Accruals for environmental matters are recorded when we believe that it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. We have accrued $34 million and $32 million at December 31, 2012 and 2011, respectively, for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with these liabilities may fall within a range of $23 million to $68 million. This estimate of the range of reasonably possible costs is less certain than the estimates that we make to determine our reserves. To establish the upper limit of this range, we used assumptions that are less favorable to MSC among the range of reasonably possible outcomes, but we did not assume that we would bear full responsibility for all sites to the exclusion of other potentially responsible parties.

Some of our facilities are subject to environmental indemnification agreements, where we are generally indemnified against damages from environmental conditions that occurred or existed before the closing date of our acquisition of the facility, subject to certain limitations.

Income Tax Assets and Liabilities and Related Valuation Allowances

At December 31, 2012 and 2011, we had valuation allowances of $141 million and $432 million, respectively, against our deferred income tax assets. At December 31, 2012, we had a $57 million valuation allowance against a portion of our U.S. state net operating losses and a $84 million valuation allowance against a portion of our foreign net operating loss carryforwards, primarily in Germany and the Netherlands. At December 31, 2011, we had a $432 million valuation allowance against all of our net federal and state deferred income tax assets, as well as a portion of our net foreign deferred income tax assets. The valuation allowances require an assessment of both negative and positive evidence, such as operating results during the most recent three-year period. This evidence is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in certain U.S. states and foreign operations in recent periods represented sufficient negative evidence to require a valuation allowance against a portion of our U.S. state and certain foreign deferred tax assets. We intend to maintain a valuation allowance against the net deferred income tax assets until sufficient positive evidence exists to support the realization of such assets.

The calculation of our income tax liabilities involves dealing with uncertainties in the application of complex domestic and foreign income tax regulations. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective income tax rate in a given period could be materially impacted. An unfavorable income tax settlement would require the use of cash and result in an increase in our effective income tax rate in the year it is resolved. A favorable income tax settlement would be recognized as a reduction in the effective income tax rate in the year of resolution. At December 31, 2012 and 2011, we recorded unrecognized tax benefits and related interest and penalties of $118 million and $107 million, respectively.

Pensions

The amounts that we recognize in our financial statements for pension benefit obligations are determined by actuarial valuations. Inherent in these valuations are certain assumptions, the more significant of which are:

•	The weighted average rate used for discounting the liability;

•	The weighted average expected long-term rate of return on pension plan assets;

•	The method used to determine market-related value of pension plan assets;

•	The weighted average rate of future salary increases; and

•	The anticipated mortality rate tables.

The discount rate reflects the rate at which pensions could be effectively settled. When selecting a discount rate, our actuaries provide us with a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with our anticipated cash flow projections.

The expected long-term rate of return on plan assets is determined based on the various plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, we take into account the rates on long-term debt investments that are held in the portfolio, as well as expected trends in the equity markets, for plans including equity securities.

We have elected to use the five-year smoothing method in the calculation of the market-related value of plan assets, which is used in the calculation of pension expense, as well as to establish the corridor used to determine amortization of unrecognized actuarial gains and losses. This method, which reduces the impact of market volatility on pension expense can result in significant differences in pension expense versus calculating expense based on the fair value of plan assets at the beginning of the period. At December 31, 2012, the market-related value of our plan assets was $476 million versus fair value of $503 million. Using the market-related value of assets to calculate 2013 pension expense will increase expense by $7 million.

The rate of increase in future compensation levels is determined based on salary and wage trends in the chemical and other similar industries, as well as our specific compensation targets.

The mortality tables that are used represent the most commonly used mortality projections for each particular country and reflect projected mortality improvements.

We believe the current assumptions used to estimate plan obligations and pension expense are appropriate in the current economic environment. However, as economic conditions change, we may change some of our assumptions, which could have a material impact on our financial condition and results of operations.

The following table presents the sensitivity of our projected pension benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), deficit (“Deficit”) and 2013 pension expense to the following changes in key assumptions:

	Increase /(Decrease) at December 31, 2012			Increase / (Decrease)
(in millions)	PBO	ABO	Deficit	2013 Expense
Assumption:
Increase in discount rate of 0.5%	$(64)	$(61)	$54	$(1)
Decrease in discount rate of 0.5%	67	64	(57)	1
Increase in estimated return on assets of 1.0%	N/A	N/A	N/A	—
Decrease in estimated return on assets of 1.0%	N/A	N/A	N/A	—

Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

As events warrant, we evaluate the recoverability of long-lived assets, other than goodwill and other indefinite-lived intangibles, by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Impairment indicators include, but are not limited to, a significant decrease in the market price of a long-lived asset; a significant adverse change in the manner in which the asset is being used or in its physical condition; a significant adverse change in legal factors or the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; current period operating or cash flow losses combined with a history of operating or cash flow losses associated with the use of the asset; or a current expectation that it is more likely than not that a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. As a result, future decisions to change our manufacturing process, exit certain businesses, reduce excess capacity, temporarily idle facilities and close facilities could result in material impairment charges. Long-lived assets are grouped together at the lowest level for which identifiable cash flows are largely independent of cash flows of other groups of long-lived assets. Any impairment loss that may be required is determined by comparing the carrying value of the assets to their estimated fair value. We do not have any indefinite-lived intangibles, other than goodwill.

We perform an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, we use a probability weighted market and income approach to estimate the fair value of the reporting unit. Our market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA multiple technique. Under this technique, estimated fair value is the result of a market based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. Our income approach is a discounted cash flow model. Our reporting units include epoxy, phenolic specialty resins, oil field, coatings, versatics and forest products. Our reporting units are generally one level below our operating segments for which discrete financial information is available and reviewed by segment management. However, components of an operating segment can be aggregated as one reporting unit if the components have similar economic characteristics.

As of October 1, 2012, the estimated fair value of each of our reporting units exceeded the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple or a 20% increase in the interest rate used to calculate the discounted cash flows would not result in any of our reporting units failing the first step of the goodwill impairment analysis.

Variable Interest Entities—Primary Beneficiary

We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant and whether the amount of control results in the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.

Recently Issued Accounting Standards

Newly Issued and Adopted Accounting Standards

On February 5, 2013, the Company adopted the provisions of Accounting Standards Update No. 2013-02: Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 amended existing comprehensive income guidance and is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires entities to disclose additional detail about the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. ASU 2013-02 allows an entity to provide information about the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income on the face of the statement where net income is presented or as a separate disclosure in the notes to the financial statements. The adoption of ASU 2013-02 did not have a material impact on the Company’s unaudited Condensed Consolidated Financial Statements. See Note 12 to our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus for the disclosures required by ASU 2013-02.

On January 1, 2012, we adopted the provisions of Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amended existing fair value measurement guidance and is intended to align U.S. GAAP and International Financial Reporting Standards. The guidance requires several new disclosures, including additional quantitative information about significant unobservable inputs used in Level 3 fair value measurements and a qualitative description of the valuation process for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. ASU 2011-04 also requires the disclosure of all fair value measurements by fair value hierarchy level, amongst other requirements. The adoption of ASU 2011-04 did not have a material impact on our Consolidated Financial Statements.

On January 1, 2012, we adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011. ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. We have presented comprehensive income in a separate and consecutive statement entitled, “Consolidated Statements of Comprehensive Income.”

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility related to these exposures we use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk and interest rate risk. We also use raw material purchasing contracts and pricing contracts with our customers to help mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

We do not use derivative instruments for trading or speculative purposes. We manage counterparty credit risk by entering into derivative instruments only with financial institutions with investment-grade ratings.

The following table summarizes our derivative financial instruments as of December 31, 2012 and 2011, which are recorded as “Other current liabilities” in the Consolidated Balance Sheets. Fair values are determined from quoted market prices or other observable data at these dates.

	2012				2011
Liability Derivatives (in millions)	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Liability	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments:
Interest Rate Swaps
Interest swap – 2010	2	—	$325	$—	367	—	$350	$(2)

Total				$—				$(2)

Derivatives not designated as hedging instruments:
Interest Rate Swaps
Australian dollar interest swap	705	—	$6	$—	1,070	—	$6	$—
Commodity Contracts
Electricity contracts	—	—	3	(1)	—	—	3	(1)
Natural gas futures	—	—	3	—	—	—	5	—

Total				$(1)				$(1)

Foreign Exchange Risk

Our international operations accounted for approximately 58% and 59% of our sales in 2012 and 2011, respectively. As a result, we have significant exposure to foreign exchange risk on transactions that can potentially be denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. The functional currency of our operating subsidiaries is the related local currency.

It is our policy to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging firmly committed foreign currency transactions wherever it is economically feasible. Our use of forward contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount that is under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results, or other foreign currency net asset or liability positions.

In 2008, to offset the balance sheet and interest rate exposures and cash flow variability associated with a non-U.S. subsidiary’s U.S. dollar denominated term loan, we entered into a three-year cross-currency and interest rate swap agreement. The swap agreement required us to sell euros in exchange for U.S. dollars at a rate of 1.2038. We also paid a variable rate equal to Euribor plus 390 basis points and received a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The swap agreement had an initial notional amount of $25 million that amortized quarterly on a straight line basis to $24 million, prior to maturing on September 30, 2011. We paid a weighted average interest rate of 5.0% and 4.6%, and received a weighted average interest rate of 2.8% during the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, we paid $4 million to settle the cross-currency and interest rate swap. This amount is recorded in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

Interest Rate Risk

We are a party to various interest rate swap agreements that are designed to offset the cash flow variability that is associated with interest rate fluctuations on our variable rate debt. The fair values of these swaps are determined by using estimated market values. Under interest rate swaps, we agree with other parties to exchange at specified intervals the difference between the fixed rate and floating rate interest amounts that are calculated from the agreed notional principal amount.

In January 2007, we entered into a three-year interest rate swap agreement designed to offset cash flow variability associated with interest rate fluctuations on our variable rate debt (the “January 2007 Swap”), which became effective on January 1, 2008. The initial notional amount of the swap was $300 million, but increased to $700 million before amortizing down to $375 million. As a result of the interest rate swap, we paid a fixed rate equal to approximately 7.2% per year and received a variable rate based on the terms of the underlying debt. The swap expired on January 4, 2011. We accounted for this swap as a qualifying cash flow hedge.

In February 2007, to effectively fix the interest rate on approximately $30 million of our Australian Multi-Currency Term / Working Capital Facility, we entered into interest rate swap agreements with two counterparties for an initial notional amount of AUD $35 million, which amortized quarterly based on the expected loan payments. The swap agreements terminated December 30, 2011. We paid a fixed interest rate of 6.6% and received a floating rate based on the terms of the underlying debt. We did not apply hedge accounting to this derivative instrument.

In July 2010, we entered into a two-year interest rate swap agreement (the “July 2010 Swap”). This swap is designed to offset the cash flow variability that results from interest rate fluctuations on our variable rate debt. This swap became effective on January 4, 2011 upon the expiration of the January 2007 Swap. The initial notional amount of the July 2010 Swap was $350 million, and will subsequently be amortized down to $325 million. We pay a fixed rate of 1.0325% and receive a variable one month LIBOR rate. The swap expired on January 2, 2013. We accounted for this swap as a qualifying cash flow hedge.

In December 2011, we entered into a three-year interest rate swap agreement with a notional amount of AUD $6 million, which became effective on January 3, 2012 and will mature on December 5, 2014. We pay a fixed rate of 4.140% and receive a variable rate based on the 3 month Australian Bank Bill Rate. We have not applied hedge accounting to this derivative instrument.

Some of our debt, including debt under our floating rate notes and borrowings under our revolving credit facility, is at variable interest rates that expose us to interest rate risk. If interest rates increase, our debt service obligations on variable rate debt would increase even though the amount borrowed would not increase.

Including variable rate debt that is subject to interest rate swap agreements, assuming the amount of our variable debt outstanding as of December 31, 2012, as adjusted for the 2013 Refinancing Transactions, remains the same, an increase of 1% in the interest rates on our variable rate debt would increase our 2013 estimated debt service requirements by approximately $1 million. As a result of the 2013 Refinancing Transactions, we have effectively fixed the interest rate on 97% of our outstanding debt, thus significantly decreasing our exposure to interest rate risk.

Following is a summary of our outstanding non-affiliated debt as of December 31, 2012 and 2011 (see Note 9 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus for additional information on our debt). The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2012 and 2011. All other debt fair values are based on other similar financial instruments, or based upon interest rates that are currently available to us for the issuance of debt with similar terms and maturities.

	2012			2011
Year (in millions)	Non-affiliated Debt Maturities	Weighted Average Interest Rate	Fair Value	Non-affiliated Debt Maturities	Weighted Average Interest Rate	Fair Value
2012				$117	6.7%	$116
2013	$76	7.1%	$76	471	6.9%	454
2014	194	7.2%	186	189	7.3%	165
2015	908	7.8%	900	901	8.0%	867
2016	29	8.4%	28	21	8.9%	16
2017	1	8.4%	1	1	8.9%	1
2018 and beyond	2,293	8.4%	2,230	1,843	8.7%	1,605

	$3,501		$3,421	$3,543		$3,224

We do not use derivative financial instruments in our investment portfolios. Our cash equivalent investments and short-term investments are made in instruments that meet the credit quality standards that are established in our investment policies, which also limits the exposure to any one investment. At December 31, 2012 and 2011, we had $293 million and $288 million, respectively, invested at average rates of less than 1% and 1%, respectively, primarily in interest-bearing time deposits. Due to the short maturity of our cash equivalents, the carrying value of these investments approximates fair value. Our short-term investments are recorded at cost which approximates fair value. Our interest rate risk is not significant; a 1% increase or decrease in interest rates on invested cash would not have had a material effect on our net income or cash flows for the years ended December 31, 2012 and 2011.

Commodity Risk

We are exposed to price risks on raw material purchases, most significantly with phenol, methanol, urea, acetone, propylene and chlorine. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. Commitments with certain suppliers, including our phenol and urea suppliers, provide up to 100% of our estimated requirements but also provide us with the flexibility to purchase a certain portion of our needs in the spot market, when it is favorable to us. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key long-term supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. Our largest supplier provided approximately 10% of our raw material purchases in 2012, and we could incur significant time and expense if we had to replace this supplier. In addition, several feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner. See “Risk Factors—Risks Related to our Business—Fluctuations in direct or indirect raw material costs could have an adverse impact on our business.”

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. To help control our natural gas costs, we hedge a portion of our natural gas purchases for North America by entering into futures contracts for natural gas. These contracts are settled for cash each month based on the closing market price on the last day that the contract trades on the New York Mercantile Exchange. We also enter into fixed price forward contracts for the purchase of electricity at certain of our manufacturing plants to offset the risk associated with increases in the prices of the underlying commodities.

We recognize gains and losses on these contracts each month as gas and electricity is used. Our future commitments are marked-to-market on a quarterly basis. We have not applied hedge accounting to these contracts.

Our commodity risk is moderated through our selected use of customer contracts with selling price provisions that are indexed to publicly available indices for the relevant commodity raw materials.

BUSINESS

Overview

Momentive Specialty Chemicals Inc. (“MSC”), a New Jersey corporation with predecessors dating from 1899, is the world’s largest producer of thermosetting resins, or thermosets, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer and industrial uses. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion or strength of the final product. Thermosetting resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins and urethane resins.

Momentive Combination

In October 2010, our parent, Momentive Specialty Chemicals Holdings LLC (“MSC Holdings”), and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdings”). We refer to this transaction as the “Momentive Combination.”

As a result of the Momentive Combination, Momentive Holdings became the ultimate parent of MPM and MSC. Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

Our business is organized based on the products we offer and the markets we serve. At December 31, 2012, we had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

Products and Markets

We have a broad range of thermoset resin technologies, with high quality research, applications development and technical service capabilities. We provide a broad array of thermosets and associated technologies, and have significant market positions in each of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites and electrical components. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. The diversity of our products limits our dependence on any one market or end-use. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,700 patents, the majority of which relate to the development of new products and manufacturing processes.

As of March 31, 2013, we had 62 active production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 5,700 customers in approximately 100 countries. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers with a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Valspar and Weyerhaeuser.

Growth and Strategy

We believe that we have opportunities for growth through the following strategies:

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Latin America, India, Eastern Europe and the Middle East, where the usage of our products is increasing. We are currently expecting new capacity in China to come online in the second half of 2013, which will better enable us to serve our middle-market customers in the region. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and application efforts and existing global footprint.

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth. Approximately 25%, 25% and 21% of our 2012, 2011 and 2010 net sales, respectively, were from products developed in the last five years. In 2012, 2011 and 2010 we invested $69 million, $70 million and $66 million, respectively, in research and development.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments including wind energy and oil field applications, they will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a trend over the last several years which we believe will continue.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. The specialty chemicals and materials market is comprised of numerous small and mid-sized specialty companies focused on niche markets, as well as smaller divisions of large chemical conglomerates. As a large manufacturer of specialty chemicals and materials with leadership in the production of thermosets, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy. For example, we recently completed a joint venture effort to construct a versatics manufacturing facility in China, which began operations in the second quarter of 2012, and also recently announced a joint venture to construct a phenolic specialty resins manufacturing facility in China, which is expected to be operational by the end of 2013. In January 2013, we announced the acquisition of a 50% interest in a forest products joint venture in western Australia, which will provide formaldehyde, urea formaldehyde resins and other products to industrial customers in the region.

Capitalize on the Momentive Combination to Grow Revenues and Realize Operational Efficiencies. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of our and MPM’s respective global manufacturing footprints and technology platforms. For example, we anticipate being able to accelerate the penetration of our products into Asia. Further, we anticipate the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure, and are currently targeting $65 million in annual cost savings related to the Momentive Combination. We anticipate these savings to come from logistics optimization, reductions in corporate expenses and reductions in the costs of raw materials and other inputs. Through December 31, 2012, we realized $58 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 12 to 15 months.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow over the long-term due to our size, cost structure and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise efficiently in managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complemented by our long-dated capital structure with no significant short-term maturities and strong liquidity position. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Industry & Competitors

We are a large participant in the specialty chemicals industry. Thermosetting resins are generally considered specialty chemical products because they are sold primarily on the basis of performance, technical support, product innovation and customer service. However, as a result of the impact of the recent global economic volatility and overcapacity in certain markets, certain chemical companies have focused more on price to retain business and market share.

We compete with many companies in most of our product lines, including large global chemical companies and small specialty chemical companies. No single company competes with us across all of our segments and existing product lines. The principal competitive factors in our industry include technical service, breadth of product offerings, product innovation, product quality and price. Some of our competitors are larger and have greater financial resources, less debt and better access to the capital markets than we do. As a result, they may be better able to withstand adverse changes in industry conditions, including pricing, and the economy as a whole. As a result, our competitors may have more resources to support continued expansion than we do. Some of our competitors also have a greater range of products and may be more vertically integrated than we are within specific product lines or geographies.

We are able to compete with smaller niche specialty chemical companies due to our investment in research and development and our customer service model, which provides on-site, value-added technical services for our customers. In addition, our size and scale provide efficiencies in our cost structure. We believe that the principal factors that contribute to success in the specialty chemicals market, and our ability to maintain our position in the markets we serve, are (1) consistent delivery of high-quality products; (2) favorable process economics; (3) the ability to provide value to customers through both product attributes and strong technical service and (4) a presence in growing and developing markets.

Our Businesses

The following paragraphs discuss our reportable segments, corresponding key product lines and primary end-use applications of our key products as of December 31, 2012, the end of our fiscal year.

Epoxy, Phenolic and Coating Resins Segment

2012 Net Sales: $3.0 billion

Epoxy Specialty Resins

We are a leading producer of epoxy specialty resins, modifiers and curing agents in Europe and the United States. Epoxy resins are the fundamental component of many types of materials and are often used in the automotive, construction, aerospace and electronics industries due to their superior adhesion, strength and durability. We internally consume approximately 30% of our liquid epoxy resin (“LER”) production in specialty composite, coating and adhesive applications, giving us a competitive advantage versus our non-integrated competitors. Our position in basic epoxy resins, along with our technology and service expertise, has enabled us to offer formulated specialty products in certain markets. In composites, our specialty epoxy products are used either as replacements for traditional materials such as metal, wood and ceramics, or in applications where traditional materials do not meet demanding engineering specifications.

We are a leading producer of resins that are used in fiber reinforced composites. Composites are a fast growing class of materials that are used in a wide variety of applications ranging from aircraft components and wind turbine blades to sports equipment, and increasingly in automotive and transportation. We supply epoxy resin systems to composite fabricators in the wind energy, sporting goods and pipe markets.

Epoxy specialty resins are also used for a variety of high-end coating applications that require the superior adhesion, corrosion resistance and durability of epoxy, such as protective coatings for industrial flooring, pipe, marine and construction applications and automotive coatings. Epoxy-based surface coatings are among the most widely used industrial coatings due to their long service life and broad application functionality combined with overall economic efficiency. We also leverage our resin and additives position to supply custom resins to specialty coatings formulators.

Products	Key Applications
Adhesive Applications:

Civil Engineering	Building and bridge construction, concrete enhancement and corrosion protection

Adhesives	Automotive: hem flange adhesives and panel reinforcements

Construction: ceramic tiles, chemical dowels and marble

Aerospace: metal and composite laminates

Electronics: chip adhesives and solder masks

Electrical Applications:

Electronic Resins	Unclad sheets, paper impregnation and electrical laminates for printed circuit boards

Electrical Castings	Generators and bushings, transformers, medium and high-voltage switch gear components, post insulators, capacitors and automotive ignition coils

Principal Competitors: Dow Chemical, Nan Ya, Huntsman, Spolchemie, Leuna Harze and Aditya Birla (Thai Epoxy)

Products	Key Applications
Composites:

Composite Epoxy Resins	Pipes and tanks, automotive, sports (ski, snowboard, golf), boats, construction, aerospace, wind energy and industrial applications

Principal Competitors: Dow Chemical, BASF, Aditya Birla (Thai Epoxy), Gurit, Leuna and Huntsman

Products	Key Applications
Coating Applications:

Floor Coatings (LER, Solutions, Performance Products)	Chemically resistant, antistatic and heavy duty flooring used in hospitals, the chemical industry, electronics workshops, retail areas and warehouses

Ambient Cured Coatings (LER, Solid Epoxy Resin (“SER”) Solutions, Performance Products)	Marine (manufacturing and maintenance), shipping containers and large steel structures (such as bridges, pipes, plants and offshore equipment)

Waterborne Coatings (EPI-REZTM Epoxy Waterborne Resins)	Substitutes of solvent-borne products in both heat cured and ambient cured applications

Principal Competitors: Dow Chemical, Huntsman, Nan Ya, Air Products and Cytec Industries

Basic Epoxy Resins and Intermediates

We are one of the world’s largest suppliers of basic epoxy resins, such as solid epoxy resin (“SER”) and LER. These base epoxies are used in a wide variety of industrial coatings applications. In addition, we are a major producer of bisphenol-A (“BPA”) and epichlorohydrin (“ECH”), key precursors in the downstream manufacture of basic epoxy resins and epoxy specialty resins. We internally consume the majority of our BPA, and virtually all of our ECH, giving us a competitive advantage versus non-integrated competitors.

Products	Key Applications
Electrocoat (LER, SER, BPA)	Automotive, general industry and white goods (such as appliances)

Powder Coatings (SER, Performance Products)	White goods, pipes for oil and gas transportation, general industry (such as heating radiators) and automotive (interior parts and small components)

Heat Cured Coatings (LER, SER)	Metal packaging and coil-coated steel for construction and general industry

Principal Competitors: Dow Chemical, Huntsman, Nan Ya and the Formosa Plastics Group, Leuna and Kukdo

Versatic Acids and Derivatives

We are the world’s largest producer of versatic acids and derivatives. Versatic acids and derivatives are specialty monomers that provide significant performance advantages for finished coatings, including superior adhesion, hydrolytic stability, water resistance, appearance and ease of application. Our products include basic versatic acids and derivatives sold under the Versatic™, VEOVA® and CARDURA® names. Applications for these specialty monomers include decorative, automotive and protective coatings, as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

We are currently expanding our versatics acids and derivatives business in select regions where we believe there are prospects for strong long-term growth. In 2012, we completed a joint venture effort to construct a versatics manufacturing facility in China, which began operations in the second quarter of 2012. The facility produces VeoVA® monomers, a versatics acid derivative, which is used as a key raw material in environmentally advanced paints and coatings.

Products	Key Applications
CARDURA®	Automotive repair/refinishing, automotive original equipment manufacturing (“OEM”) and industrial coatings

Versatic Acids and Derivatives	Chemical building blocks, peroxides, pharmaceuticals and agrochemicals

VEOVA®	Architectural coatings and construction

Principal Competitors: ExxonMobil, Tianjin Shield and Hebei Huaxu

Phenolic Specialty Resins and Molding Compounds

We are one of the leading producers of phenolic specialty resins, which are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, filtration, aircraft components, foundry resins and electrical laminates. These products are sold under globally recognized brand names such as BORDEN, BAKELITE, DURITE and CELLOBOND. Our phenolic specialty resins are known for their binding qualities and are used widely in the production of mineral wool and glass wool used for commercial and domestic insulation applications.

We recently announced a joint venture to construct a phenolic specialty resins manufacturing facility in China, which is expected to be operational by the end of 2013. The new facility will produce a full range of specialty novolac and resole phenolic resins, which are used in a diverse range of applications, including refractories, friction and abrasives to support the growing automotive and consumer markets in China.

Products	Key Applications
Phenolic Specialty Resins:

Composites and Electronic Resins	Aircraft components, ballistic applications, industrial grating, pipe, jet engine components, electrical laminates, computer chip encasement and photolithography

Automotive Phenol Formaldehyde Resins	Acoustical insulation, engine filters, brakes, friction materials, interior components, molded electrical parts and assemblies and foundry binders

Construction Phenol Formaldehyde Resins and Urea Formaldehyde Resins	Fiberglass insulation, floral foam, insulating foam, lamp cement for light bulbs, molded appliance and electrical parts, molding compounds, sandpaper, fiberglass mat, electrical laminates and coatings
Molding Compounds:

Phenolic, Epoxy, Unsaturated Polyesters	High performance automotive transmissions and under-hood components, heat resistant knobs and bases, switches and breaker components, pot handles and ashtrays

Glass	High load, dimensionally stable automotive underhood parts and commutators

Principal Competitors: Sumitomo (Durez), SI Group, Plenco, Huttenes-Albertus, Dynea International, Arclin, Georgia-Pacific (a subsidiary of Koch Industries) and ASK

Phenolic Encapsulated Substrates

We are a leading producer of phenolic encapsulated sand and ceramic substrates that are used in oil field services and foundry applications. Our highly specialized compounds are designed to perform well under extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize oil and gas drilling and foundry industries. In the oil field services industry, our resin encapsulated proppants are used to enhance oil and gas recovery rates and extend well life.

Through our unconsolidated joint venture, HA-International, Inc. (“HAI”), we are also the leading producer by volume of foundry resins in North America. Our foundry resin systems are used by major automotive and industrial companies for precision engine block casting, transmissions and brake and drive train components. In addition to encapsulated substrates, in the foundry industry, we also provide phenolic resin systems and ancillary products used to produce finished metal castings.

Products	Key Applications
Oil & Gas Stimulation Services Applications:

Resin Encapsulated Proppants	Oil and gas fracturing

Foundry Applications:

Refractory Coatings	Thermal resistant coatings for ferrous and nonferrous applications

Resin Coated Sands and Binders	Sand cores and molds

Principal Competitors: Carbo Ceramics, Santrol, Preferred Sands, Patriot Proppants and Atlas Resins

Polyester Resins

We are one of the major producers of powder polyesters in Europe. We provide custom powder polyester resins to customers for use in industrial coatings that require specific properties, such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in building construction, transportation, automotive, machinery, appliances and metal office furniture.

Products	Key Applications
Powder Polyesters	Outdoor durable systems for architectural window frames, facades and transport and agricultural machinery; indoor systems for domestic appliances and general industrial applications

Principal Competitors: DSM, Cytec, Nuplex and Arkema

Acrylic Resins

We are a significant supplier of water-based acrylic resins in Europe and North America. Acrylic resins are supplied as either acrylic homopolymers or as resins incorporating various comonomers that modify performance or cost. Water based acrylic homopolymers are used in interior trim paints and exterior applications where color, gloss retention and weathering protection are critical. Styrene is widely used as a modifying comonomer in our water-based acrylic resins. Styrene-acrylic copolymers are mainly used where high hydrophobicity, alkali and wet scrub resistance are required.

We are also a producer of acrylic acid and acrylic monomer in Europe, the key raw material in our acrylic resins. This ability to internally produce a key raw material gives us a cost advantage and ensures us adequate supply.

We recently announced the construction of a new plant in Thailand, to expand and replace an existing facility, which will produce a broad range of acrylic resins designed for use primarily in coatings, adhesives and building and construction applications. The new plant will also include product development and applications laboratories, as well as technical service and application support capabilities for customers. The plant is expected to begin operations in the first half of 2013.

Products	Key Applications
Acrylic Dispersions	Architectural: Interior semi-gloss and high gloss, interior and exterior paints, stains and sealers, drywall primer, masonry coatings and general purpose

Industrial: Packaging, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives, textiles and automotive

Styrene-Acrylic Dispersions	Architectural: Interior matte to high gloss paints, interior and exterior paints, primer, masonry coatings and general purpose

Industrial: Building and construction, automotive OEM, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives and textiles

Principal Competitors: BASF, DSM, Dow Chemical, Arkema and Synthomer

Vinylic Resins

We are a supplier of water-based vinylic resins in Europe, North and South America. Vinylic resins might be either simple homopolymers of vinyl acetate or copolymers with acrylic, olefin, or other vinylic monomers to improve performance. A significant part of the vinylic resins we produce are spray dried to produce redispersible powders. We produce a wide range of specialty homopolymer and copolymer based powdered resins that are subsequently redispersed in water for primary applications in the building and construction market.

Products	Key Applications
Vinyl Acetate Homopolymer Dispersions	Packaging, paper and wood adhesives and textiles

Vinyl Acetate Copolymers	Packaging, wood and paper adhesives and textiles

Vinyl Acrylic Dispersion	Architectural applications

Redispersible Powders	Tile adhesives, external thermal insulation and finishing systems, self leveling underlayments, repair mortars, gypsum compounds, membranes and grouts

Principal Competitors: Celanese, Wacker, Vinavil, Elotex, Dairen and Dow Chemical

Forest Products Resins Segment

2012 Net Sales: $1.7 billion

Formaldehyde Based Resins and Intermediates

We are the leading producer of formaldehyde-based resins for the North American forest products industry, and also hold significant positions in Europe, Latin America and Australia. Formaldehyde-based resins, also known as forest products resins, are a key adhesive and binding ingredient used in the production of a wide variety of engineered lumber products, including medium-density fiberboard (“MDF”), particleboard, oriented strand board (“OSB”) and various types of plywood and laminated veneer lumber (“LVL”). These products are used in a wide range of applications in the construction, remodeling and furniture industries. Forest product resins have relatively short shelf lives, and as such, our manufacturing facilities are strategically located in close proximity to our customers.

In addition, we are the world’s largest producer of formaldehyde, a key raw material used to manufacture thousands of other chemicals and products, including the manufacture of methylene diphenyl diisocyanate (“MDI”) and butanediol (“BDO”). We internally consume the majority of our formaldehyde production in the production of forest products resins, giving us a competitive advantage versus our non-integrated competitors.

Products	Key Applications
Forest Products Resins:

Engineered Wood Resins	Softwood and hardwood plywood, OSB, LVL, particleboard, MDF and decorative laminates

Specialty Wood Adhesives	Laminated beams, structural and nonstructural fingerjoints, wood composite I-beams, cabinets, doors, windows, furniture, molding and millwork and paper laminations

Wax Emulsions	Moisture resistance for panel boards and other specialty applications
Formaldehyde Applications:

Formaldehyde	Herbicides and fungicides, scavengers for oil and gas production, fabric softeners, urea formaldehyde resins, phenol formaldehyde resins, melamine formaldehyde resins, MDI, BDO, hexamine and other catalysts

Principal Competitors: Dynea International, Arclin and Georgia-Pacific (a subsidiary of Koch Industries)

For additional information about our segments, see Note 17 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus.

Discontinued Operations

On January 31, 2011, we sold our IAR Business to Harima Chemicals Inc. The IAR Business was engaged in the production of naturally derived resins and related products primarily used for the manufacture of printing inks, adhesives, synthetic rubber, specialty coatings and aroma chemicals. The IAR Business is reported as a discontinued operation for all periods presented.

On May 31, 2011, we sold our CCR Business to PCCR USA, Inc., a subsidiary of Investindustrial, a European investment group. The CCR Business was engaged in the production of alkyd resins and coating resins for architectural and original equipment manufacturers, as well as composite resins for construction, transportation, consumer goods, marine and other applications. The CCR Business is reported as a discontinued operation for all periods presented.

Marketing, Customers and Seasonality

Our products are sold to industrial users worldwide through a combination of a direct sales force that services our larger customers and third-party distributors that more cost-effectively serve our smaller customers. Our customer service and support network is made up of key regional customer service centers. We have global account teams that serve the major needs of our global customers for technical service and supply and commercial term requirements. Where operating and regulatory factors vary from country to country, these functions are managed locally.

In 2012, our largest customer accounted for less than 3% of our net sales, and our top ten customers accounted for approximately 16% of our net sales. Neither our overall business nor any of our reporting segments depends on any single customer or a particular group of customers; therefore, the loss of any single customer would not have a material adverse effect on either of our two reporting segments or the Company as a whole. Our primary customers are manufacturers, and the demand for our products is seasonal in certain of our businesses, with the highest demand in the summer months and lowest in winter months. Therefore, the dollar amount of our backlog orders is not significant as of December 31, 2012. Demand for our products can also be cyclical, as general economic health and industrial and commercial production levels are key drivers for our business.

International Operations

Our non-U.S. operations accounted for 58%, 59% and 60% of our sales in 2012, 2011 and 2010, respectively. While our international operations may be subject to a number of additional risks, such as exposure to foreign currency exchange risk, we do not believe that our foreign operations, on the whole, carry significantly greater risk than our operations in the United States. We plan to grow our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the use of our products is increasing. In 2012, we completed a joint venture effort to construct a versatics manufacturing facility in China, which began operations in the second quarter of 2012. We also announced a joint venture to construct a phenolic specialty resins manufacturing facility in China, which is expected to be fully operational by the end of 2013. Additionally, in January 2013, we announced the acquisition of a 50% interest in a forest products joint venture in western Australia, which will provide formaldehyde, urea formaldehyde resins and other products to industrial customers in the region. Information about sales by geographic region for the past three years and long-lived assets by geographic region for the past two years can be found in Note 17 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus.

Raw Materials

Raw material costs accounted for approximately 70% of our cost of sales in 2012. In 2012, we purchased approximately $4.0 billion of raw materials. The three largest raw materials that we use are phenol, methanol and urea, which collectively represented approximately 42% of our total raw material expenditures in 2012. The majority of raw materials that we use to manufacture our products are available from more than one source, and are readily available in the open market. We have long-term purchase agreements for certain raw materials that ensure the availability of adequate supply. These agreements generally have periodic price adjustment mechanisms and do not have minimum annual purchase requirements. Smaller quantity materials that are single sourced generally have long-term supply contracts to maximize supply reliability. Prices for our main feedstocks are generally driven by underlying petrochemical benchmark prices and energy costs, which are subject to price fluctuations. Although we seek to offset increases in raw material prices with increases in our product prices, we may not always be able to do so, and there are periods when price increases lag behind raw material price increases.

Research and Development

Our research and development activities are geared to developing and enhancing products, processes and application technologies so that we can maintain our position as the world’s largest producer of thermosetting resins. We focus on:

•	developing new or improved applications based on our existing product lines and identified customer needs;

•	developing new resin products and applications for customers to improve their competitive advantage and profitability;

•	providing premier technical service for customers of specialty products;

•	providing technical support for manufacturing locations and assisting in optimizing our manufacturing processes;

•	ensuring that our products are manufactured consistent with our global environmental, health and safety policies and objectives;

•	developing lower cost manufacturing processes globally; and

•	expanding our production capacity.

We have over 450 scientists and technicians worldwide. Our research and development facilities include a broad range of synthesis, testing and formulating equipment and small-scale versions of customer manufacturing processes for applications development and demonstration.

More recently, we have focused additional research and development resources on “green product” initiatives to remain competitive and to address our customers’ demands for more environmentally sensitive product solutions. Our efforts have focused on developing resin technologies that reduce emissions, maximize the efficiency and renewability of bio-based natural resources and promote safe, environmentally-friendly manufacturing processes. Some examples of meaningful results of our investment in the development of “green products” include:

•	EcoBind™ Resin Technology, an ultra low-emitting binder resin used to produce engineered wood products;

•	Albecor-Bio™ Powder Coating Resins, which use a bio-based material for low-heat cure resulting in less energy and CO2 emissions;

•	Hexitherm™, which enables small lengths of lumber to be assembled into finger-jointed studs with the same durability and strength as dimensional lumber, with resistance to heat;

•	Epi-Rez™ Epoxy Waterborne Resins, which provide for low volatile organic compounds, reducing air emissions; and

•	PropTrac™ Fracture Diagnostics Service, which enables oil & gas producers to eliminate use of radioactive tracers in well diagnostics.

In 2012, 2011 and 2010, our research and development and technical services expense was $69 million, $70 million and $66 million, respectively. We take a customer-driven approach to discover new applications and processes and provide customer service through our technical staff. Through regular direct contact with our key customers, our research and development associates can become aware of evolving customer needs in advance, and can anticipate their requirements to more effectively plan customer programs. We also focus on continuous improvement of plant yields and production capacity and reduction of fixed costs.

Intellectual Property

We own, license or have rights to over 1,700 patents, over 1,600 trademarks and various patent and trademark applications and technology licenses around the world, which we hold for use or currently use in our operations. A majority of our patents relate to developing new products and processes for manufacturing and will expire between 2013 and 2031. We renew our trademarks on a regular basis. While we view our patents and trademarks to be valuable, because of the broad scope of our products and services, we do not believe that the loss or expiration of any single patent or trademark would have a material adverse effect on our results of operations, financial position or the continuation of our business.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Almost every country has its own legal procedures for registration and import. Of these, the laws and regulations in the European Union, the United States (Toxic Substances Control Act) and China are the most significant to our business. Additionally, other laws and regulations may also limit our expansion into other countries. Chemicals that are not included on one or more of these, or any other country’s chemical inventory lists, can usually be registered and imported, but may first require additional testing or submission of additional administrative information.

The European Commission enacted a regulatory system in 2006, known as Registration, Evaluation, Authorization and Restriction of Chemical substances (“REACH”), which requires manufacturers, importers and consumers of certain chemicals to register these chemicals and evaluate their potential impact on human health and the environment. As REACH matures, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union. Other countries may also enact similar regulations.

Environmental Regulations

Our policy is to strive to operate our plants in a manner that protects the environment and health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies managed by our Environmental, Health and Safety (“EH&S”) department and overseen by the EH&S Committee of the Momentive Holdings Board of Managers. Our EH&S department has the responsibility to ensure that our operations worldwide comply with environmental, health and safety laws and regulations. This responsibility is executed via training, communication of EH&S policies, formulation of relevant policies and standards, EH&S audits and incidence response planning and implementation. Our EH&S policies include systems and procedures that govern environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response and product stewardship.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, and are subject to extensive environmental regulation at the federal, state and international levels. We are also exposed to the risk of claims for environmental remediation or restoration. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, as well as third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management and environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations, including our ink, wallcoverings, film, phosphate mining and processing, thermoplastics and food and dairy operations, may give rise to claims relating to our period of ownership.

We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2012, we incurred related capital expenditures of $21 million. We estimate that capital expenditures in 2013 for environmental controls at our facilities will be between $23 million and $27 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements or other facts change.

Employees

At December 31, 2012, we had approximately 5,100 employees. Approximately 45% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements, including most of our European employees. We believe that we have good relations with our union and non-union employees.

Our Board of Directors and Shareholders expect honest and ethical conduct from every employee. We strive to adhere to the highest ethical standards in the conduct of our business and to comply with all laws and regulations that are applicable to the business. Each employee has a responsibility to maintain and advance the ethical values of the Company. In support of this, our employees receive training to emphasize the importance of compliance with our Code of Business Ethics.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Set forth below are the names, ages and current positions of our executive officers and directors as of June 1, 2013.

Name	Age	Position
Craig O. Morrison.	57	Director, Chairman, President and Chief Executive Officer
William H. Carter	59	Director, Executive Vice President and Chief Financial Officer
Robert V. Seminara	41	Director
Jordan C. Zaken	38	Director
David B. Sambur	33	Director
Joseph P. Bevilaqua	58	Executive Vice President, President—Epoxy, Phenolic and Coating Resins Division
Dale N. Plante	55	Executive Vice President, President—Forest Products Division
Judith A. Sonnett	56	Executive Vice President—Human Resources
Kevin W. McGuire	53	Executive Vice President—Business Processes and IT
Nathan E. Fisher	47	Executive Vice President—Procurement
Anthony B. Greene	54	Executive Vice President—Business Development and Strategy
Douglas A. Johns	55	Executive Vice President and General Counsel
Karen E. Koster	50	Executive Vice President—Environmental, Health & Safety
George F. Knight	56	Senior Vice President—Finance and Treasurer

Craig O. Morrison was elected President and Chief Executive Officer and a director effective March 25, 2002 and was named Chairman of the Board of Directors on June 1, 2005. He also serves as President and CEO and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC, having been elected to those positions on October 1, 2010. Prior to joining our Company, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Managers of Momentive Holdings. Mr. Morrison’s position as President and Chief Executive Officer, his extensive management experience, and his skills in business leadership and strategy qualify him to serve on our Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer effective April 3, 1995 and a director November 20, 2001. He also serves as Executive Vice President and CFO and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC, having been elected to those positions October 1, 2010. Throughout his tenure with us, Mr. Carter has been instrumental in the restructuring of our holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary, BCP Management Inc., from January to June 2000, and a director and executive officer of WKI Holding Company, Inc. from 2001 to 2003. Additionally, he has served as a director of Elmer’s Products, Inc., Borden Foods Corporation and AEP Industries, Inc. He currently serves as a director of M/I Homes, Inc. Prior to joining our Company in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. Mr. Carter’s position as Executive Vice President and Chief Financial Officer, his extensive management experience, and his skills in financial leadership qualify him to serve on our Board of Directors.

Robert V. Seminara was elected a director of the Company on August 12, 2004. Mr. Seminara is a Partner at Apollo, where he has worked since January 2003. From June 1996 to January 2003, Mr. Seminara served as an officer in the private equity investment group at Evercore Partners LLC, where he held the title Managing Director. He is Chairman of the Audit Committee of the Board of Directors of the Company and of Momentive Performance Materials Holdings LLC’s Board of Managers. He is also a director of Apollo portfolio companies Berry Plastics Group Inc. and Skylink Aviation Inc. In light of our ownership structure and Mr. Seminara’s position with Apollo and his extensive financial and business experience, we believe it is appropriate for Mr. Seminara to serve as a director of the Company.

Jordan C. Zaken was elected a director of the Company on June 29, 2005. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. He also is a director of Momentive Performance Materials Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp, Verso Paper, Inc.,

Verso Paper Holdings, LLC, NRI Management Group LLC, and Pinnacle Agriculture Holdings LLC, all Apollo portfolio companies. Within the past five years, Mr. Zaken was a director of Parallel Petroleum Corporation and Great Wolf Resorts, Inc. He is the Chairman of the Compensation Committee of the Board of Directors of the Company. He is also a member of the Environmental, Health and Safety Committee, the Executive Committee, Audit Committee, and Chair of the Compensation Committee of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Zaken’s extensive finance and business experience, we believe it is appropriate for Mr. Zaken to serve as a director of the Company.

David B. Sambur was elected a director of the Company on October 1, 2010. He is a principal of Apollo Management, L.P., where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. Mr. Sambur also is a director of Verso Paper Corp., Verso Paper, Inc., Verso Paper Holdings LLC, Caesars Entertainment Corporation, Momentive Performance Materials Holdings LLC, and Momentive Performance Materials Inc., all Apollo portfolio companies. He serves on the Audit and Compensation Committees of the Company’s Board of Directors. He also is a member of the Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC.

Joseph P. Bevilaqua is an Executive Vice President and President of the Epoxy, Phenolic and Coating Resins Division. Since August 10, 2008, he has been responsible for the epoxy and phenolic resins businesses and in October 2010, the coatings business was added to his division responsibilities. Prior to that, he was Executive Vice President and President of the Phenolic and Forest Products Division, a position he held from January 2004 to August 2008. Mr. Bevilaqua joined the Company in April 2002 as Vice President-Corporate Strategy and Development. From February 2000 to March 2002, he was the Vice President and General Manager of Alcan’s global plastics packaging business. Prior to Alcan, Mr. Bevilaqua served in leadership positions with companies such as General Electric, Woodbridge Foam Corporation and Russell-Stanley Corporation.

Dale N. Plante was elected an Executive Vice President and appointed President of the Forest Products Division on September 1, 2008. In this role, Mr. Plante is responsible for the Company’s global forest products resins and formaldehyde businesses, as well as our Australian based Additive Technology Group additives business. Mr. Plante has held a number of assignments with increasing responsibility in his thirty years in the forest products sector with the Company and its predecessors. Prior to becoming President of the Forest Products division, in 2005 Mr. Plante relocated from Canada to Rotterdam to become the Managing Director of Forest Products and Formaldehyde—Europe. In 2007, Mr. Plante was promoted to Vice President and Managing Director of Forest Products and Formaldehyde—Europe. Prior to 2005, Mr. Plante was located in Canada working for the Company’s Canadian subsidiary and, from 2004-2005 was North American Sales Manager—Wood Fiber.

Judith A. Sonnett was elected Executive Vice President—Human Resources in September 2007. She also serves as Executive Vice President—Human Resources of Momentive Performance Materials Inc., having been elected to that position on October 1, 2010. She has served in various HR leadership roles for the Company and its predecessors since November 1998. Prior to her election to her current position, Ms. Sonnett was Vice President—People and Organizational Development from November 2004 thru September 2007, and prior to that, she held the title Vice President, Human Resources for Borden Chemical Inc. from November 1998 thru November 2004. From 1995 to 1998 Ms. Sonnett worked in Human Resources for W.L. Gore and Associates.

Kevin W. McGuire was elected Executive Vice President—Business Processes and IT on June 1, 2005. He also serves as Executive Vice President—Business Processes and IT of Momentive Performance Materials Inc., having been elected to that position October 1, 2010. Mr. McGuire joined the Company in 2002 as the Chief Information Officer.

Nathan E. Fisher was elected Executive Vice President—Procurement on June 1, 2005. He also serves as Executive Vice President—Procurement of Momentive Performance Materials Inc., having been elected to that position on October 1, 2010. Mr. Fisher joined the Company in March 2003 as Director of Strategic Sourcing and was promoted to Vice President—Global Sourcing in September 2004.

Anthony B. Greene was elected Executive Vice President- Business Development and Strategy on October 1, 2010. Mr. Greene also serves in that capacity for Momentive Performance Materials Inc. Mr. Greene joined Momentive Performance Materials Inc. upon its formation on December 4, 2006 as Global Financial Planning and Analysis Manager. He was appointed Global Business Development Leader in January 2010. Prior to December 2006, he served as Global Financial Planning and Analysis Manager for GE Advanced Materials since 2005. Mr. Greene joined GE in 1981 and has held numerous financial management roles in a wide variety of GE businesses in the U.S., Asia and Europe.

Douglas A. Johns was elected Executive Vice President and General Counsel on October 1, 2010. He also serves as Executive Vice President, General Counsel and Secretary of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC. Mr. Johns joined Momentive Performance Materials Inc. as General Counsel and Secretary upon its formation on December 4, 2006. He was promoted to Executive Vice President on October 1, 2010. Prior to that time, Mr. Johns served as General Counsel for GE Advanced Materials, a division of the General Electric Company (“GE”) from 2004 to December 2006. Mr. Johns began his career as a trial lawyer at the U.S. Department of Justice and was in private practice before joining GE in 1991, where he served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004.

Karen E. Koster was elected Executive Vice President—Environmental, Health & Safety effective August 8, 2011. Ms. Koster also serves in that capacity for MPM. Prior to joining the Company, Ms. Koster held various environmental services and legal management roles at Cytec Industries where, from August 2002, she served as Vice President, Safety, Health and Environment.

George F. Knight was elected Senior Vice President—Finance and Treasurer on June 1, 2005. Mr. Knight joined the Company in 1997. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation, an affiliate of the Company. In 2001, he re-joined the Company and was appointed Vice President—Finance and Treasurer of the Company in July 2002. He was promoted to Senior Vice President in June 2005. He also serves as Senior Vice President Finance and Treasurer of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC, having been elected to those positions on October 1, 2010 and November 1, 2010, respectively.

Nominating Committee

As a controlled company, we have no Nominating Committee nor do we have written procedures by which security holders may recommend nominees to our Board of Directors.

Audi Committee Financial Expert

Since we are not a listed issuer, there are no requirements that we have an independent Audit Committee. Our Audit Committee consists of Messrs. Seminara and Sambur, both of whom qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K, and neither of whom is independent.

Code of Ethics

We have a Code of Business Ethics that applies to all associates, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. Our Code of Business Ethics is posted on our website: www.momentive.com under “Investor Relations—Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer shall be posted on this website.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we describe our process of determining the compensation and benefits provided to our “Named Executive Officers” in 2012. Our Named Executive Officers are: Craig O. Morrison, President and Chief Executive Officer (our “CEO”); William H. Carter, Executive Vice President and Chief Financial Officer; Joseph P. Bevilaqua, Executive Vice President, President, Epoxy, Phenolic and Coating Resins Division; Dale N. Plante, Executive Vice President, President, Forest Products Division; and Douglas A. Johns, Executive Vice President and General Counsel.

All of our Named Executive Officers except for Mr. Johns are employed by the Company. Mr. Johns is employed by Momentive Performance Materials Inc. (“MPM”), another subsidiary of our parent company, Momentive Holdings, and accordingly participates in the compensation and benefit programs of MPM and Momentive Holdings. Messrs. Morrison, Carter and Johns provide services to the Company and MPM on a shared basis pursuant to the Shared Services Agreement between the Company and MPM, which is further described below.

Oversight of the Executive Compensation Program

Generally, the Compensation Committee of the Board of Directors of MSC (the “MSC Committee”) is responsible for establishing the compensation and benefits of the executive officers employed by MSC, and the Compensation Committee of MPM’s Board of Directors (the “MPM Committee”) is responsible for establishing the compensation and benefits of the executive officers employed by MPM. In 2012, the MSC Committee and the MPM Committee were comprised of the same individuals, and the committees followed similar compensation philosophies and objectives. References to the “Committee” mean the MSC Committee and/or the MPM Committee, as appropriate.

The Committee sets the principles and strategies that guide the design of our executive compensation program. The Committee annually evaluates the performance and compensation levels of all executive officers (whom we refer to as our “Senior Leadership Team”). This annual compensation review process includes an evaluation of key objectives and measurable contributions to ensure that the incentives are not only aligned with the Company’s strategic goals, but also enable us to attract and retain a highly qualified and effective management team. Based on this evaluation, the Committee approves each executive officer’s compensation level, including base salary, annual incentive opportunities and long-term incentive opportunities.

Executive Summary

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In recent years, the Company has focused on motivating our Senior Leadership Team to deliver improved performance and retaining key talent during difficult business cycles. To accomplish this objective, the Committee designed a long-term compensation program that provides value to our Senior Leadership Team and other key associates upon achievement of performance goals and continued service. This long-term compensation program was also designed to complement our equity award program.

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We delayed the effective date of our annual merit base salary increases to July 2012 for all salaried associates globally, where legal and business considerations permitted, including our Named Executive Officers, because earnings missed expectations in the second half of 2011. The Committee typically reviews the base salaries of our Senior Leadership Team in the first quarter of each year. In July 2012, the Committee determined that measured increases to our Named Executive Officers’ base salaries were merited in light of their achievements of specific company, divisional and individual goals.

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We generally continued our executive compensation program in other respects. For example, we adopted an annual cash incentive plan for 2012, which was designed to reward our Senior Leadership Team for delivering increased value to the organization against annual financial goals and other critical business objectives.

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Apollo, as the Company’s controlling shareholder, and its representatives continue to be actively involved in making recommendations regarding the structure of our executive compensation program and the amounts payable to our Named Executive Officers. The Company is not currently required to hold a shareholder advisory “say-on-pay” vote.

Executive Compensation Objectives and Strategy

Our executive compensation program is designed to set compensation and benefits at a level that is reasonable, internally fair and externally competitive. Specifically, the Committee is guided by the following objectives:

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Pay for Performance. We emphasize pay for performance based on achievement of company operational and financial objectives and the realization of personal goals. We believe that a significant portion of each executive’s total compensation should be variable and contingent upon the achievement of specific and measurable financial and operational performance goals.

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Align Incentives with Shareholders. Our executive compensation program is designed to focus our Senior Leadership Team on our key strategic, financial and operational goals that will translate into long-term value creation for our shareholders.

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Balance Critical Short-Term Objectives and Long-Term Strategy. We believe that the compensation packages we provide to our Senior Leadership Team should include a mix of short-term cash-based incentive awards that encourage the achievement of annual goals, and long-term cash and equity elements that reward long-term value creation for the business.

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Attract, Retain and Motivate Top Talent. We design our executive compensation program to be externally competitive in order to attract, retain and motivate the most talented executive officers who will drive company objectives.

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Pay for Individual Achievement. We believe that each executive officer’s total compensation should correlate to the scope of his or her responsibilities and relative contributions to the Company’s performance.

Shared Services Agreement

In connection with the closing of the Momentive Combination in 2010, we entered into the Shared Services Agreement with MPM. Under this agreement, MPM provides to us, and we provide to MPM, a range of services on a shared basis—including the services of certain executives and employees. For example, Messrs. Morrison and Carter are employed by us and also provide executive services to MPM, and Mr. Johns is employed by MPM and also provides services to us. (Messrs Bevilaqua and Plante are employed by us and provide services solely to the Company.) The fully burdened costs of the executives and other employees whose services MPM provides to us and whose services we provide to MPM are allocated pursuant to the applicable allocation percentage established under the agreement. However, if 100% of any cost is demonstrably attributable to or for the benefit of either MPM or us, the entire cost is allocated to company realizing such benefit. Fully burdened costs for shared employees include salary, bonus, cash grants under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead. The costs are calculated in accordance with accounting policies and procedures approved, from time to time, by the parties.

Evaluating Company and Individual Performance

In determining 2012 compensation, the Committee considered the following accomplishments of our Named Executive Officers in 2011:

•	Mr. Morrison, our President and Chief Executive: The Committee considered Mr. Morrison’s strong leadership of the business during challenging business conditions, his drive for continuous process improvement, his strong focus on environmental and safety goals, and his superior analytical and problem solving skills. In addition, the Committee recognized the need for our CEO’s base salary to be competitive with the general market.

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Mr. Carter, our Executive Vice President and Chief Financial Officer: The Committee considered his successful leadership around strong cash management, balance sheet restructuring and his ability to deliver financial results in a challenging business environment.

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Mr. Bevilaqua, our Executive Vice President and President—Epoxy, Phenolic & Coating Resins Division: The Committee considered Mr. Bevilaqua’s accomplishments in 2011, which included driving record level EBITDA results for his division, strong improvement on environmental and safety goals, progress on the execution of certain major projects in China and Korea, and his leadership in the development of division management.

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Mr. Plante, our Executive Vice President and President—Forest Products Division: The Committee recognized his ability to deliver strong financial performance during challenging market conditions, his division’s environmental and safety performance, and successful cost reduction programs.

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Mr. Johns, our Executive Vice President and General Counsel: The Committee recognized his focus on robust compliance systems, his management of critical legal situations, his strong business and legal judgment and his support and direction on certain strategic transactions.

In 2013, the Committee will evaluate our Named Executive Officers’ compensation based upon the achievement of their objectives during 2012. The 2012 objectives for each of our Named Executive Officers were as follows:

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Mr. Morrison’s objectives for 2012 included achievement of Segment EBITDA, cash flow, EH&S and Synergies targets (as described below), and specific goals focused on certain strategic assessments, productivity, growth and specific actions relating to people and organization matters. These objectives supported both critical short-term objectives and long-term value creation. They were recommended by Mr. Morrison at the beginning of 2012 and were discussed by the full Board of Directors, and the goals were subsequently approved by the Committee.

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Mr. Carter’s objectives for 2012 included achievement of Segment EBITDA, cash flow, EH&S and Synergies targets (as described below), continued improvement of finance processes, integration of cash flow forecasting processes and foreign exchange management, aligning the finance organization to support growth initiatives, as well as goals relating to certain people and organization objectives.

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Mr. Bevilaqua’s objectives for 2012 were focused upon the achievement of Segment EBITDA, cash flow and EH&S targets specific to the Epoxy, Phenolic and Coating Resins Division (as described below). In addition, Mr. Bevilaqua’s goals related to productivity, strategy and growth, and specific actions relating to people and organization matters.

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Mr. Plante’s objectives for 2012 were focused upon the achievement of Segment EBITDA, cash flow and EH&S targets specific to the Forest Products Division (as described below). In addition, Mr. Plante had goals relating to the achievement of productivity targets and actions relating to people and organization objectives.

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Mr. Johns’ objectives for 2012 included achieving the Segment EBITDA, cash flow, EH&S and Synergies targets (as described below), continued implementation and monitoring of compliance systems, management of major litigation risk areas, and providing support to various business growth initiatives.

Use of Compensation Data

In order to obtain a general understanding of current compensation practices when setting total compensation levels for our executive officers, the Committee considers broad-based competitive market data on total compensation packages provided to executive officers with similar responsibilities at comparable companies. Such companies include those within the chemical industry, as well as those with similar revenues and operational complexity outside the chemical industry. The Committee uses third-party salary surveys, including Hewitt Executive Compensation and Towers Watson Executive Compensation Surveys.

Executive Compensation Components

The principal components of our executive compensation program are as follows:

Type	Components
Annual Cash Compensation	Base Salary
Annual Incentive Awards
Discretionary Awards
Long-Term Incentives	Equity Awards
Long-Term Cash Awards
Benefits	Health, Welfare and Retirement Benefits
Other	International Assignment Compensation
Change-in-Control and Severance Benefits

The following section describes each of the components in further detail.

1. Annual Cash Compensation

Base Salaries

The annual base salaries of our Named Executive Officers are designed to be commensurate with professional status, accomplishments, scope of responsibility, overall impact on the organization, and size and complexity of the business or functional operations managed. The annual base salaries of our Named Executive Officers are also intended to be externally competitive with the market.

The Committee reviews our Named Executive Officers’ base salary levels (i) annually, in conjunction with the annual performance review conducted globally for non-bargained salaried employees, and (ii) in conjunction with new hires, promotions or significant changes in job responsibilities. In approving increases to base salaries, the Committee considers various factors, such as job performance, total target compensation, impact on value creation and the externally competitive marketplace. The Committee typically conducts its annual performance reviews of base salaries in the first quarter and determines whether any increases are merited based on the prior year’s performance; however, the reviews for 2011 performance for many of our salaried non-bargained associates, including our Named Executive Officers, were deferred until July 2012 as a consequence of lower-than-expected earnings for the second half of 2011.

In July 2012, each of our Named Executive Officers received a merit increase in base salary in recognition of his accomplishments in 2011 (described above under “Evaluating Company and Individual Performance”): Mr. Morrison received a 5% merit increase in base salary; Messrs. Carter and Bevilaqua each received a 4% merit increase in base salary; Mr. Plante received a 3% merit increase in base salary; and Mr. Johns received a 4.76% base salary adjustment in February 2012 as well as a 4% merit increase in July 2012. In 2013, our Named Executive Officers will be considered for a base salary increase based upon the achievement of objectives during 2012 (described above under “Evaluating Company and Individual Performance”).

Annual Incentive Awards

Our annual incentive plan is a short-term performance incentive designed to reward participants for delivering increased value to the organization against specific financial and other critical business objectives. Annual incentive awards are targeted at a level that, when combined with base salaries and other components of our total rewards program, is intended to yield total annual compensation that is competitive in the external marketplace, while performance above the target is intended to yield total annual compensation above the market median.

The performance targets for the applicable components of the annual incentive plan are identical for executives and other eligible, salaried employees. We strive to set annual incentive award targets that are achievable only through strong performance, believing that this motivates our executives and other participants to deliver ongoing value creation, while allowing the Company to attract and retain a highly talented Senior Leadership Team. Annual incentive award targets are determined in connection with the development of an overall budget for Momentive Holdings and its subsidiaries. Performance measures may be based on a number of factors, such as our prior-year performance, current market trends, anticipated synergies, integration efforts around acquired assets or businesses, potential pricing actions, raw material projections, the realization of planned productivity initiatives, expansion plans, new product development, environmental, health and safety, and other strategic factors that could potentially impact operations.

The 2012 Annual Incentive Compensation Plan

In early 2012, the MSC Committee, MPM Committee and the Compensation Committee of the Board of Managers of Momentive Holdings (the “Momentive Holdings Committee”) approved the 2012 annual incentive compensation plan for employees of the Company, MPM and their subsidiaries, which we refer to as the “2012 ICP.” Under the 2012 ICP, our Named Executive Officers and other members of our Senior Leadership Team had the opportunity to earn cash bonus compensation based upon the achievement of certain performance targets.

The performance targets under the 2012 ICP for our executive officers with non-divisional roles (including Messrs. Morrison, Carter and Johns) were based 100% upon the results of our ultimate parent, Momentive Holdings, rather than on the results of the Company or MPM alone, in recognition of the fact that most of our Named Executive Officers and Senior Leadership Team and many other Company associates now also have responsibilities for, or provide services to, both the Company and MPM under the Shared Services Agreement.

Targets for our executive officers with divisional responsibilities (including Messrs. Bevilaqua and Plante) were based primarily on their division’s results. We believe that our Division Presidents’ incentive compensation must have a strong tie to their division’s performance where they have the greatest impact and closest line of sight and therefore, 80% of their targets were tied to their division’s results.

The performance targets were established based on the following performance measures:

Performance Measure	Description	2012 Target
Segment EBITDA

Segment EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations) was used as the primary profitability measure for determining the level of financial performance for management and executive annual incentive compensation purposes.

Segment EBITDA of Momentive Holdings in 2012 (“Momentive Segment EBITDA”) corresponds to the sum of our Segment EBITDA, as defined herein, “MSC Segment EBITDA”, and “MPM Segment EBITDA” as defined herein and in MPM’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “MPM 2012 Annual Report”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus for a reconciliation of MSC Segment EBITDA to Net Income (loss); see Item 7 of Part II of the 2012 MPM Annual Report for a reconciliation of MPM Segment EBITDA to Net Income (loss).

The Momentive Segment EBITDA target for 2012 was set based upon factors impacting Momentive Holdings’ operating subsidiaries, including, but not limited to, competitive business dynamics in the markets, raw material trends, anticipated business unit growth, anticipated cost synergies and business unit budget projections. For the 2012 ICP, the targeted Momentive Segment EBITDA was $1,002 million.

Cash Flow	Cash flow encompasses Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other smaller operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles.	The cash flow targets were established as a result of budget projections. For the 2012 ICP, the targeted cash flow for Momentive Holdings was a net usage of cash equal to $53 million.

Environmental Health & Safety (“EH&S”)	As a chemical manufacturer, our operations involve the use of hazardous materials, and are subject to extensive environmental regulation. As a result, EH&S is a core value and a critical focus for all associates.	For the 2012 ICP, we established occupational illness and injury rate (“OIIR”) goals as our EH&S target, and set goals for Momentive Holdings and the divisions. OIIR is measured based on the number of reportable injuries or incidents per 200,000 work hours. The 2012 goal for Momentive Holdings represents approximately a 10% improvement from prior year actual statistics.

Synergies	The synergies target is intended to encourage the achievement of cost savings from the Momentive Combination and under the Shared Services Agreement. Synergies are measured for Momentive Holdings only.	The 2012 synergies target of $50 million was based upon remaining integration goals set at the time of the Momentive Combination.

Each of the 2012 performance targets was measured independently such that a payout of one element was not dependent upon the achievement of the others. This was intended to keep associates focused on driving continuous improvement in EH&S, cash flow and synergies, in addition to EBITDA.

Awards under the 2012 ICP were calculated as follows: Each participant was designated a target award under the 2012 ICP based on a percentage of his or her base salary, which varies per participant based on the scope of the participant’s responsibilities and externally competitive benchmarks. Payout of the target award is based on the achievement of the performance targets described above, including the relative weightings of the performance targets noted in the table below. A participant would need to achieve at least 80% of the Segment EBITDA target to earn 30% of the allocated target award for the EBITDA component, and may earn up to 200% of his or her target award for the achievement of 120% or more of the Segment EBITDA target. The payment range for achieving the performance targets for EH&S, Cash Flow and Synergies components was 50% (minimum), 100% (target) and 200% (maximum) of the allocated target award for each component. These achievement and payout metrics are similar to those in prior year plan designs, which the Committee has found effective in accomplishing the purpose of the plan.

The following table summarizes the target awards, performance measures, weightings, achievements and payouts for the 2012 ICP awards granted to our Named Executive Officers. The 2012 ICP awards will be paid in April 2013.

Name	Incentive Target (% of Base Salary)	Target Award ($)	Performance Criteria / Weighting %	Performance Achieved (%)	Actual 2012 ICP Payout ($)
C. Morrison	100%	1,050,000	Momentive Segment EBITDA / 50%	—	—
			EH&S Goal / 10%	167	175,035
			Momentive Cash Flow / 30%	—	—
			Synergies / 10%	100	105,000
W. Carter	80%	593,245	Momentive Segment EBITDA / 50%	—	—
			EH&S Goal / 10%	167	98,894
			Momentive Cash Flow / 30%	—	—
			Synergies / 10%	100	59,324
J. Bevilaqua	80%	457,600	Momentive Segment EBITDA / 10%	—	—
			Division Segment EBITDA / 40%	—	—
			Division EH&S Goal / 10%	75	34,320
			Division Cash Flow / 30%	—	—
			Synergies / 10%	100	45,760
D. Plante	70%	249,697	Momentive Segment EBITDA / 10%	—	—
			Division Segment EBITDA / 40%	109	108,568
			Division EH&S Goal / 10%	200	49,939
			Division Cash Flow / 30%	200	149,818
			Synergies / 10%	100	24,970
D. Johns	60%	274,560	Momentive Segment EBITDA / 50%	—	—
			EH&S Goal / 10%	167	45,769
			Momentive Cash Flow / 30%	—	—
			Synergies / 10%	100	27,456

Discretionary Awards

Discretionary awards are used periodically by the CEO to reward exemplary efforts. Often, such efforts are required by atypical business conditions or are related to special projects impacting long-term business results. Discretionary awards are also used for retention purposes or in connection with a new hiring or promotion. Any discretionary award to an executive officer must be approved by the Committee.

In late 2011, Mr. Plante was awarded the opportunity to receive a special recognition bonus in 2012 in the amount of $100,000, in recognition of his leadership role in managing a specific strategic undertaking. This special recognition bonus was paid to him in December 2012. No other discretionary awards were made to our Named Executive Officers in 2012.

2. Long-Term Incentive Awards

Equity Awards

The Committee believes that equity awards play an important role in creating incentives to maximize Company performance, motivating and rewarding long-term value creation, and further aligning the interests of our executive officers with those of our shareholders. Our Named Executive Officers, as well as other members of the Senior Leadership Team and other eligible associates, participate in equity plans sponsored by Momentive Holdings, MSC Holdings or MPM Holdings. Awards under these plans are factored into the executive compensation program established by the Committee.

Our long-term strategy includes the use of periodic grants, rather than on-going annual grants of equity. We believe that periodic grants provide an incentive toward a long-term projected value. Our equity awards contain both time and service vesting requirements, as well as performance and service vesting requirements. Awards that are conditioned on time and service vesting requirements function as a retention incentive, while awards that are conditioned on performance and service vesting requirements are linked to the attainment of specific long-term objectives.

The type of equity awards we have historically used are (i) options to purchase common units and (ii) restricted deferred units. Prior to the Momentive Combination, our Named Executive Officers, other than Mr. Johns, received awards under the following plans administered by MSC Holdings or MSC: the 2004 Stock Incentive Plan (the “2004 Stock Plan”), the 2004 Deferred Compensation Plan (the “2004 DC Plan”), and the 2007 Long-Term Incentive Plan (the “2007 Long-Term Plan”). Prior to the Momentive Combination, Mr. Johns received awards under the 2007 Long-Term Incentive Plan administered by MPM Holdings (the “MPM 2007 Plan”). At the time of the Momentive Combination, all outstanding equity awards that covered common units of MSC Holdings and shares of MPM Holdings were converted to cover units of Momentive Holdings. In February 2011, the Momentive Holdings Committee approved and granted awards under a new long-term equity incentive plan for key leaders and directors of the Company and MPM (the “2011 Equity Plan”). Each of these equity plans are described in the “Narrative to Outstanding Equity Awards Table” and/or the “Narrative to the Nonqualified Deferred Compensation Table,” below.

There were no new equity awards granted to our Named Executive Officers in 2012 but, due to the continued illiquidity of previous equity awards, outstanding options that were set to expire in 2013, 2014 and 2015, including those held by our Named Executive Officers, were modified to extend the option expiration dates to December 31, 2017. These option modifications are described in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Long-Term Cash Awards

The Committee may, from time to time, approve long-term cash awards or plans for our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. These awards are designed to pay over extended performance periods subject to the achievement of specified, measurable performance goals, and are further conditioned upon continued employment. As such, these awards are useful in providing a defined value for achievement of our financial targets, as well as leadership stability. In addition, long-term cash awards help complement equity awards.

Retaining key talent during difficult business cycles has been a critical focus for the Company in recent years. In 2009, key associates, including Messrs. Morrison, Carter, Bevilaqua and Plante, received awards under a long-term cash plan (the “2009 LTIP”), which were subject to 2010 performance goals as well as continued

service conditions through 2011 and 2012. The relevant performance targets of the 2009 LTIP were achieved as of December 31, 2010, and thus each of Messrs. Morrison, Carter, Bevilaqua and Plante earned his target 2009 LTIP award. The target award was equal to approximately 300% of the 2009 base salary for Messrs. Morrison, Carter and Bevilaqua, and approximately 200% for Mr. Plante. The full amount of the target awards was reported as compensation earned for 2010 in our 2010 Summary Compensation Table. One-half of the award vested and was paid during the first quarter of 2011. The remaining one-half vested on January 1, 2012 and was paid in April of 2012, except that, as previously reported, Mr. Morrison elected to forgo his payment (equal to $1,312,500) in light of the challenging business environment in the fourth quarter of 2011.

To further help retain key talent, the MSC Committee, MPM Committee and the Momentive Holdings Committee determined to award long-term cash awards to key associates, including our Named Executive Officers, in 2012. The awards were also intended to complement outstanding equity awards which are not yet liquid. Thus, in November 2012, the Momentive Holdings Committee approved the Momentive Holdings LLC 2012 Long-Term Cash Incentive Plan (which we refer to as the “2012 LTIP”). Awards under the 2012 LTIP are subject to time and service requirements, as well as the achievement of key performance objectives supporting the long-term health of the business. The terms of this new plan are described in the narrative to the Grants of Plan Based Awards Table.

The target level of the 2012 LTIP awards granted to our Named Executive Officers are based on a percentage of base salary. In determining the target level, the Committee intended the awards to deliver externally competitive long-term executive compensation, as well as internal equity among Senior Leadership Team members given the scope and complexity of their roles. Particularly for Mr. Morrison, the Committee considered his important role in the organization since the Momentive Combination. Our Named Executive Officers’ target 2012 LTIP awards are as follows:

	2012 LTIP Target Award ($)	Approximate Percentage of 2012 Base Salary (%)
Craig O. Morrison	5,250,000	500
William H. Carter	2,224,668	300
Joseph P. Bevilaqua	1,716,000	300
Dale N. Plante	1,070,129	300
Douglas A. Johns	1,372,800	300

3. Benefits

The Company provides a comprehensive group of benefits to eligible associates. These include health and welfare benefits as well as retirement benefits. Our benefit programs are designed to provide market competitive benefits for associates and their covered dependents.

Each of our Named Executive Officers participates in qualified defined benefit and defined contribution retirement plans on substantially the same terms as other participating employees. In addition, because individuals are subject to U.S. tax limitations on contributions to qualified retirement plans, the Company provides non-qualified retirement plans intended to provide these associates with an incremental benefit on eligible earnings above the U.S. tax limits for qualified plans. Our Named Executive Officers are eligible to participate in the non-qualified plans on the same basis as our other highly compensated salaried associates.

Our savings plan, which is a defined contribution plan (the “401(k) Plan”), covers our U.S. employees. This plan allows eligible employees to make pre-tax contributions from 1% to 15% of eligible earnings for highly compensated employees and 25% for all other employees up to the federal limits for qualified plans. Those employees are also eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. In addition, the Company makes an annual retirement contribution ranging from 3% to 7% of eligible compensation depending on years of benefit service, to eligible associates actively employed on the last day of the year. An additional company contribution may be made if we achieve specified annual financial goals established at the beginning of each plan year. MPM also maintains a defined contribution plan (the “MPM 401(k) Plan”), which effective as of September 1, 2012, provides substantially the same benefits to its U.S. salaried exempt employees.

There were no significant changes to the Company’s benefit plans in 2012 which would impact our Named Executive Officers. There is a description of these plans in the Narrative to the Pension Benefits Table and Narrative to the Nonqualified Deferred Compensation Table below. In addition, changes to the MPM pension plans are discussed below in the Narrative to the Pension Benefits Table.

4. Other

International Assignment Compensation

The Company may provide certain additional benefits to an executive officer if he or she is on an international assignment. These benefits are externally competitive and a means to compensate the executive officer for financial expenses that would not exist if the executive remained in his or her home country. For example, the Company may provide a disturbance allowance, family travel and housing allowances, tax equalization payments, and reimbursements or payments for relocation to the executive officer’s home country. We believe that, as a growing global company, it is necessary to offer this compensation to encourage key employees and executives to temporarily relocate for strategic business reasons. Although none of our Named Executive Officers received international assignment compensation in fiscal year 2012, we have provided such compensation to Named Executive Officers in the past and may do so in the future.

Change-in-Control and Severance Benefits

Our Named Executive Officers are generally entitled to change-in-control and severance protections. We believe that appropriate change-in-control and severance protections accomplish two objectives. First, they create an environment where key executives can act on behalf of the best interests of the Company without incurring undue personal risk. Second, they foster management stability during periods of potential uncertainty. We are also cognizant that excessive pay in the way of change-in-control and severance protection would not be in the best interest of the Company because such pay may encourage undue risk-taking. In an attempt to balance the delicate equation, the Committee has determined to provide these benefits very selectively. The change-in-control and severance benefits payable to our Named Executive Officers are discussed in the Narrative to the Summary Compensation Table and in the discussion on Potential Payments Upon Termination of Employment, below.

Summary Compensation Table—Fiscal 2012

The following table provides information about the compensation of our Chief Executive Officer, Chief Financial Officer, and our three next most highly compensated executive officers at December 31, 2012, whom we collectively refer to as our Named Executive Officers, for the years ended December 31, 2012, 2011 and 2010. The compensation for those Named Executive Officers who also provide services to us and MPM on a shared basis is shown regardless of the source of compensation or the cost allocations of any compensation amounts under the Shared Services Agreement.

SUMMARY COMPENSATION TABLE—FISCAL 2012

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock Awards ($) (e)	Options Awards ($) (f) (2)	Non-Equity Incentive Plan Compensation ($) (g) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (4)	All Other Compen- sation ($) (i) (5)	Total ($) (j)
Craig O. Morrison	2012	1,024,039	—	—	72,364	280,035	69,981	56,563	1,502,982
President and Chief Executive Officer	2011	986,538	—	911,687	1,311,610	106,000	23,721	119,818	3,459,374
	2010	906,250	3,250,000	—	—	4,034,800	33,839	7,350	8,232,239

William H. Carter	2012	726,747	—	—	57,890	158,218	92,415	39,410	1,074,680
Executive Vice President and Chief Financial Officer	2011	705,651	—	729,352	1,049,288	60,465	28,301	72,166	2,645,223
	2010	659,241	1,750,000	—	—	2,696,534	46,601	12,250	5,164,626

Joseph P. Bevilaqua	2012	560,577	—	—	24,120	80,080	29,440	44,831	739,048
Executive Vice President, President, Epoxy, Phenolic and Coating Resins Division	2011	550,000	—	575,934	828,577	333,432	9,679	1,305,614	3,603,236
	2010	510,577	—	—	—	2,271,250	14,432	520,051	3,316,310

Dale N. Plante	2012	351,315	100,000	—	600	333,295	52,727	50,344	888,281
Executive Vice President, President, Forest Products Division	2011	342,734	—	361,291	519,774	205,091	23,716	103,412	1,556,018
	2010	316,038	—	—	—	893,247	59,975	39,543	1,308,803

Douglas A. Johns	2012	445,661	—	—	—	73,225	195,968	25,664	740,518
Executive Vice President and General Counsel (6)

(1)	The bonus shown in column (d) for Mr. Plante was a special recognition bonus paid to him for work performed in 2011 and for continued service with the Company through the payment date of December 2012.
(2)	The amounts shown in column (f) for 2012 reflect the incremental fair value of modifications to previously issued option awards in accordance with ASC Topic 718, which are further described in the narrative on option modifications below. For discussion of the assumptions used in computing the incremental fair value of option modifications, refer to footnote 15 to the audited financial statements included elsewhere in this prospectus.
(3)	The amounts shown in column (g) for 2012 reflect the amounts earned under the 2012 ICP, our annual incentive compensation plan, based on performance achieved for 2012. The material terms of the 2012 ICP are described in the Compensation Discussion & Analysis above. The 2012 ICP awards will be paid in April 2013.
(4)	The amounts shown in column (h) reflect the actuarial increase in the present value of benefits under the MSC U.S. Pension Plan and MSC Supplemental Plan for Messrs. Morrison, Carter, Bevilaqua and Plante, and under the MPM U.S. Pension Plan and MPM Supplemental Plan for Mr. Johns. For Mr. Plante, the amount also reflects the actuarial increase in the present value for benefits under the MSC Canada Employees’ Retirement Income Plan. See the Pension Benefits Table below for additional information regarding our pension calculations, including the assumptions used for these calculations. There were no above-market earnings on nonqualified deferred compensation plans for our Named Executive Officers for 2012.
(5)	The amount shown for 2012 in column (i) for Mr. Morrison includes $12,500 in company matching contributions to our 401(k) Plan, and an accrued future contribution of $44,002 to the MSC Supplemental Executive Retirement Plan (“SERP”). For Mr. Carter, the amount shown for 2012 in column (i) includes $12,500 in company matching contributions to the 401(k) Plan, and an accrued future contribution of $26,861 to the MSC SERP. For Mr. Bevilaqua the amount shown for 2012 in column (i) includes $12,500 in company matching contributions to our 401(k) Plan, and an accrued future contribution of $32,200 to the MSC SERP. For Mr. Plante, the amount shown for 2012 in column (i) includes $12,500 in company matching contributions to the 401(k) Plan, an accrued future contribution of $15,320 to the MSC SERP, and an accrued future annual retirement contribution to his 401(k) Plan account of $17,500.
(6)	For Mr. Johns, compensation is not shown for 2010 or 2011 because he was not a Named Executive Officer during those periods.

Grants of Plan-Based Awards—Fiscal 2012

The following table presents information about grants or modifications of awards during the year ended December 31, 2012 under our 2012 ICP, 2012 LTIP, 2004 Stock Plan and 2007 Long-Term Plan.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j) (1)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l) (2)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Target (#) (g) (1)
Craig O. Morrison
2012 ICP	—	52,500	1,050,000	2,100,000	—	—	—	—	—
2012 LTIP	—	2,625,000	5,250,000	5,250,000	—	—	—	—	—
2004 Stock Plan:
Tranche A Option Modification	11/9/2012	—	—	—	—	—	301,514	6.22	36,182
Tranche B Option Modification	11/9/2012	—	—	—	—	—	301,514	6.22	36,182
William H. Carter
2012 ICP	—	29,662	593,245	1,186,489	—	—	—	—	—
2012 LTIP	—	1,112,334	2,224,668	2,224,668	—	—	—	—	—
2004 Stock Plan:
Tranche A Option Modification	11/9/2012	—	—	—	—	—	241,211	6.22	28,945
Tranche B Option Modification	11/9/2012	—	—	—	—	—	241,211	6.22	28,945
Joseph P. Bevilaqua
2012 ICP	—	22,880	457,600	915,200	—	—	—	—	—
2012 LTIP	—	858,000	1,716,000	1,716,000	—	—	—	—	—
2004 Stock Plan:
Tranche A Option Modification	11/9/2012	—	—	—	—	—	100,504	6.22	12,060
Tranche B Option Modification	11/9/2012	—	—	—	—	—	100,504	6.22	12,060
Dale N. Plante
2012 ICP	—	12,485	249,697	499,393	—	—	—	—	—
2012 LTIP	—	535,065	1,070,129	1,070,129	—	—	—	—	—
2007 Long-Term Plan Options Modification	11/9/2012	—	—	—	15,000	—	—	10.81	600
Douglas A. Johns
2012 ICP	—	13,728	274,560	549,120	—	—	—	—	—
2012 LTIP	—	686,400	1,372,800	1,372,800	—	—	—	—	—

(1)	The amounts shown in columns (g) and (j) reflect the number of options to purchase units of Momentive Holdings that were modified during 2012 to extend the expiration date to December 31, 2017.
(2)	The amounts shown in column (l) reflect the incremental fair value of the option modification, calculated as of the applicable grant date, in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company or MPM has employment agreements or employment letters with each of our Named Executive Officers, which provide for their terms of compensation and benefits, severance, and certain restrictive covenants. Further details regarding the severance and restrictive covenant provisions are described below under “Potential Payments upon a Termination or Change-in-Control.”

In light of Mr. Plante’s relocation from Canada, Mr. Plante’s agreement also provides that the Company will pay him (i) a lump sum payment of $7,000 per year through December 2013 for his immediate family members to travel between Canada and the U.S, as well as (ii) reimbursements for any travel costs for Mr. Plante and his spouse for bereavement leave related to immediate family members. The Company also agreed to pay Mr. Plante an additional 2% annual Company matching contribution on earnings up to the IRS prescribed limit on qualified plans, to Mr. Plante’s account in the new SERP, for the period January 1, 2009 through May 1, 2009 and May 1, 2010 forward. This additional matching contribution is intended to compensate Mr. Plante for the reduced Company matching contribution percentage in the 401(k) Plan compared to the Canadian plan, in which he previously participated.

2012 Annual Incentive Compensation Plan (2012 ICP)

Information on the 2012 ICP targets, performance components, weightings, and payouts for each of our Named Executive Officers can be found in “— Compensation Discussion and Analysis” elsewhere in this prospectus.

2012 Long-Term Cash Incentive Plan (2012 LTIP)

The 2012 LTIP provides a performance-based incentive program to motivate key associates to drive the achievement of long-term business success. Under the terms of this plan, 50% of the target award will be paid in April 2015 if the grantee is still actively employed at that time, or upon a Complete Change in Control (as defined in the 2011 Equity Plan) prior to April 1, 2015. Payment of the remaining 50% of the target award, which is payable in 25% increments, is conditioned upon the achievement by Momentive Holdings of certain annual EBITDA targets as well as continued employment. These amounts will be paid, if earned, no earlier than the first quarter of 2016. The measurement period for the achievement of the annual EBITDA targets begins January 1, 2013 and runs through fiscal year-end 2020. The Plan will terminate if the EBITDA targets have not been achieved by fiscal year-end 2020.

Option Modifications

In November 2012, due to the continued illiquidity of previous equity awards, our Board of Directors approved the extension of the terms of certain stock options scheduled to expire on various dates over the next three years, including options held by certain of our Named Executive Officers. The stock options involved include those granted under the 2004 Stock Plan and the 2007 Long-Term Plan. The new expiration date for all the extended options is December 31, 2017.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table presents information about outstanding and unexercised options and outstanding and unvested stock awards held by our Named Executive Officers at December 31, 2012. The securities underlying the awards are common units of Momentive Holdings and were granted under the 2004 Stock Plan, 2007 Long-Term Plan, the MPM 2007 Plan and the 2011 Equity Plan. See the Narrative to the Outstanding Equity Awards Table below for a discussion of these plans and the vesting conditions applicable to the awards.

OUTSTANDING EQUITY AWARDS TABLE—2012 FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexer- cised Options (#) Unexercis- able (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exer- cise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (1)
Craig O. Morrison
2004 Stock Plan:
Tranche A Options (7)	301,514	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options (7)	301,514	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	145,250	145,251	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	48,416	68,751	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	48,417	68,752
Tranche C RDUs (4)	—	—	—	—	—	—	—	48,417	68,752
William H. Carter
2004 Stock Plan:
Tranche A Options (7)	241,211	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options (7)	241,211	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	116,200	116,201	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	38,734	55,002	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	38,733	55,001
Tranche C RDUs (4)	—	—	—	—	—	—	—	38,733	55,001
Joseph P. Bevilaqua
2004 Stock Plan:
Tranche A Options (7)	100,504	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options (7)	100,504	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	91,758	91,759	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	91,758	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	91,758	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	30,586	43,432	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	30,586	43,432
Tranche C RDUs (4)	—	—	—	—	—	—	—	30,586	43,432
Dale N. Plante
2007 Long-Term Plan Options (6), (7)	—	—	15,000	10.81	12/31/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	57,560	57,561	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	57,561	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	57,561	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	19,187	27,246	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	19,187	27,246
Tranche C RDUs (4)	—	—	—	—	—	—	—	19,187	27,246
Douglas A. Johns
MPM 2007 Plan:
Tranche A Options	89,979	—	—	2.59	3/30/2017	—	—	—	—
Tranche B Options (8)	—	—	89,941	2.59	3/30/2017	—	—	—	—
Tranche C Options (9)	—	—	89,941	2.59	3/30/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	30,240	30,240	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	30,240	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	30,240	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	10,080	14,314	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	10,080	14,314
Tranche C RDUs (4)	—	—	—	—	—	—	—	10,080	14,314

(1)	Because equity interests in our ultimate parent, Momentive Holdings, are not publicly traded, there is no closing market price at the completion of the fiscal year. The market values shown in columns (h) and (j) are based on the value of a unit of Momentive Holdings as of December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity transaction purposes. In light of differences between the companies, including differences in capitalization, a value of a unit in Momentive Holdings does not necessarily equal the value of a share of the Company’s common stock.
(2)	This award vests in four equal annual installments on each December 31, beginning in 2011. The amount shown in column (b) is the vested amount at December 31, 2012. The amount shown in column (c) will vest ratably on December 31, 2013 and December 31, 2014, subject to accelerated vesting six months following certain change-in-control transactions.
(3)	This award vests on the earliest to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $10 following certain change-in-control transactions.
(4)	This award vests on the earliest to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $15 following certain change-in-control transactions.
(5)	This award vests in four equal annual installments on each December 31 of 2011 through 2014. Vested RDUs are shown in the Non-qualified Deferred Compensation Table because delivery was deferred until February 28, 2013, pursuant to the terms of the award agreement. The amount shown in column (g) will vest ratably on December 31, 2013 and December 31, 2014, subject to accelerated vesting six months following certain change-in-control transactions.
(6)	This award vests in percentages, depending upon the internal rate of return realized by Apollo on its original investment in MSC Holdings following the occurrence of certain corporate transactions.
(7)	The expiration date of these options was extended to December 31, 2017, as discussed in the Compensation Discussion & Analysis and the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table, above.
(8)	This award vests on the earlier of (i) the date that Apollo realizes an internal rate of return of at least 20% on its original investment in MPM Holdings and (ii) the date that Apollo achieves a minimum cash-on-cash return of 1.75 times its original investment in MPM Holdings.
(9)	This award vests on the earlier of (i) the date that Apollo realizes an internal rate of return of at least 25% on its original investment in MPM Holdings and (ii) the date that Apollo achieves a minimum cash-on-cash return of 2.25 times its original investment in MPM Holdings.

Narrative to Outstanding Equity Awards Table

2011 Equity Plan

On February 23, 2011, our Named Executive Officers received awards of restricted deferred units (RDUs) and unit options in Momentive Holdings under the 2011 Equity Plan, which awards are shown in the table above. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Momentive Holdings. Of the RDUs and options granted in 2011, approximately 50% are “Tranche A RDUs” and options with time-based vesting (subject to acceleration in the event of certain change-of-control transactions) and approximately 50% are “Tranche B and C RDUs” and options with performance-based vesting.

For our Named Executive Officers, the Tranche A RDUs and options vest and become exercisable in four equal annual installments on December 31 of each year from 2011 to 2014. However, in the event of certain change-in-control transactions, the remaining unvested Tranche A RDUs and options vest six months following the date of such transaction. The Tranche A RDUs that vested on December 31, 2011 and December 31, 2012 were delivered on February 28, 2013. With respect to the Tranche A RDUs that vest on December 31, 2013 and December 31, 2014, such units will be delivered within 60 days of January 1, 2015.

With respect to the performance-vesting RDUs and options, 50% are designated Tranche B and 50% are designated Tranche C. The Tranche B RDUs and options vest on the earliest to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $10 following certain change-in-control transactions. The Tranche C RDUs and options vest on the earliest to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $15 following certain change-in-control transactions. The vesting terms of the RDUs and options described above in each case are conditioned on the executive’s continued employment through the vesting dates mentioned above, subject to certain exceptions. With respect to any RDUs that vest as a result of a corporate or change-in-control transaction, such RDUs will be delivered promptly following the vesting date, or a cash payment will be delivered in settlement thereof, depending on the type of transaction. The RDUs and unit options contain restrictions on transferability and other customary terms and conditions. For information on the vested awards, see the Narrative to the Nonqualified Deferred Compensation Table.

2004 Stock Incentive Plan

Messrs. Morrison, Carter and Bevilaqua were granted options under the 2004 Stock Incentive Plan (the “2004 Stock Plan”) which previously covered the equity securities of Hexion LLC, now known as MSC Holdings. These options were subsequently converted into options to purchase common units of Momentive Holdings, pursuant to the terms of the Combination Agreement. The “Tranche A” options under the 2004 Stock Plan reported in the table above vested over five years and were fully vested as of December 31, 2011. The “Tranche B” options under the 2004 Stock Plan reported in the table vested as of August 12, 2014, the eighth anniversary of the grant date.

In addition to the RDUs and options shown above, Messrs. Morrison, Carter, and Bevilaqua have deferred compensation which is held in the form of fully-vested deferred stock units in Momentive Holdings: Mr. Morrison holds 241,211 of such units; Mr. Carter holds 192,969 of such units; and Mr. Bevilaqua holds 80,403 of such units. These deferred stock units will be distributed upon termination of employment or retirement, and are shown in the Nonqualified Deferred Compensation Table. For information on the deferred stock units, see the Narrative to the Nonqualified Deferred Compensation Table.

In 2005 and 2006, Hexion LLC, now known as MSC Holdings, declared extraordinary dividends to its unit holders. To preserve the value of the then-outstanding Hexion LLC options, dividend equivalent payments were designated for the holders of the Hexion LLC options based on the dividends paid by Hexion LLC. Payment of these dividend equivalents was deferred until two years after the dividend payment date (or, if later, until the date the underlying option vests). Mr. Morrison was entitled to a dividend equivalent payment of $3,858,217 in October 2012 for options that vested in August 2012. Due to business conditions at the time, Mr. Morrison declined receipt of and waived any right to this payment. He received a distribution of membership interests in Borden Holdings LLC valued at $43,787. Messrs. Carter and Bevilaqua received dividend equivalent payments in October of 2012 for options that vested in August 2012 in the amount of $3,086,574 and $1,286,072, respectively, and received distributions of membership interests in Borden Holdings LLC valued at $35,030 and $14,596, respectively.

2007 MSC Long-Term Plan

The outstanding options held by Mr. Plante under the 2007 Long-Term Plan originally covered the equity securities of Hexion LLC and were subsequently converted into awards covering equity securities of Momentive Holdings, pursuant to the terms of the Combination Agreement. The option awards vest only if Apollo realizes certain internal rates of return on its original investment in MSC Holdings following the occurrence of certain corporate transactions.

MPM 2007 Plan

The outstanding options held by Mr. Johns under the MPM 2007 Plan originally covered the equity securities of MPM Holdings and were subsequently converted into awards covering equity securities of Momentive Holdings, pursuant to the terms of the Combination Agreement. The Tranche A options under the MPM 2007 Plan reported in the table above vested over five years and were fully vested at December 3, 2011. The unvested Tranche B and C options vest on the earlier of (i) the date that Apollo realizes an internal rate of return of at least 20% and 25%, respectively, on its original investment in MPM Holdings and (ii) the date that Apollo achieves a minimum cash-on-cash return of 1.75 and 2.25, respectively, on its original investment in MPM Holdings. Vesting of the above awards is conditioned on the executive’s continued employment through the applicable vesting dates.

Option Exercises and Stock Vested—Fiscal 2012

The following table presents information on vesting of certain awards of common units of Momentive Holdings during the year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED TABLE—FISCAL 2012

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting ($) (e) (2)
Craig O. Morrison
2011 Equity Plan Tranche A RDUs	—	—	24,209	34,377
William H. Carter
2011 Equity Plan Tranche A RDUs	—	—	19,367	27,501
Joseph P. Bevilaqua
2011 Equity Plan Tranche A RDUs	—	—	15,293	21,716
Dale N. Plante
2011 Equity Plan Tranche A RDUs	—	—	9,593	13,622
Douglas A. Johns
2011 Equity Plan Tranche A RDUs	—	—	5,040	7,157

(1)	The amount shown in column (d) for this award represents the number of restricted deferred units that vested on December 31, 2012. Delivery of these restricted units occurred on February 28, 2013.
(2)	The amount shown in column (e) is based upon the value of a unit of Momentive Holdings on the vesting date as determined by the Momentive Holdings’ Board of Managers for management equity transaction purposes.

Pension Benefits—Fiscal 2012

The following table presents information regarding the benefits payable to each of our Named Executive Officers at, following, or in connection with their retirement under qualified and non-qualified defined benefit pension plans as of December 31, 2012. The table does not provide information regarding defined contribution plans. The amounts shown in the table for each participant represent the present value of the annuitized benefit and does not represent the actual cash balance of a participant’s account.

PENSION BENEFITS TABLE—FISCAL 2012

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Craig O. Morrison	MSC U.S. Pension Plan	7.27	118,230	—
	MSC Supplemental Plan	6.78	475,955	—
William H. Carter	MSC U.S. Pension Plan	14.25	226,267	—
	MSC Supplemental Plan	13.76	616,253	—
Joseph P. Bevilaqua	MSC U.S. Pension Plan	7.25	112,601	—
	MSC Supplemental Plan	6.76	143,223	—
Dale N. Plante	MSC Canada Pension Plan	27.62	261,926	—
	MSC U.S. Pension Plan	0.48	6,641	—
	MSC Supplemental Plan(2)	—	8,142	—
Douglas A. Johns	MPM U.S. Pension Plan(3)	5.59	193,105	—
	MPM Supplemental Plan(3)	4.92	889,820	—

(1)	The number of years of credit service set forth in column (c) reflects benefit service years which are used to determine benefit accrual under the applicable plan, and do not necessarily reflect the Named Executive Officer’s years of vested service.
(2)	Mr. Plante received a discretionary contribution to this plan in 2010 that is not related to years of benefit service.
(3)	The present value of accumulated benefits for Mr. Johns under these plans has been calculated assuming he will remain in service with MPM until the age at which retirement could occur without any reduction in benefits under the MPM Supplemental Plan (age 60). If the assumed retirement age were changed to the normal retirement age under the MPM U.S. Pension Plan (age 65), the present value in total for the plans would instead be $177,959 for the MPM Pension Plan and $650,071 for the MPM Supplemental Plan. Mr. Johns is not vested in the MPM Supplemental Plan.

Narrative to Pension Benefits Table

MSC U.S. Pension Plan and MSC Supplemental Plan

The benefits associated with the MSC U.S. Pension Plan and MSC Supplemental Plan were frozen June 30, 2009 and January 1, 2009, respectively. Although participants will continue to receive interest credits under the plans, no additional benefit credits will be provided. Prior to the freeze, the MSC U.S. Pension Plan provided benefit credits equal to 3% of earnings to the extent that this credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the social security wage base to covered U.S. associates, subject to the IRS-prescribed limit applicable to tax-qualified plans.

The MSC Supplemental Plan provided non-qualified pension benefits in excess of allowable limits for the qualified pension plans. The benefit formula mirrored the qualified MSC U.S. Pension Plan but applied only to eligible compensation above the federal limits for qualified plans. The accrued benefits are unfunded and are paid from our general assets upon the participant’s termination of employment with the Company.

Under both the MSC U.S. Pension Plan and MSC Supplemental Plan, eligible earnings included annual incentive awards that were paid currently, but excluded any long-term incentive awards. Historically, the accrued benefits earned interest credits based on one-year Treasury bill rates until the participant begins to receive benefit payments. Effective January 1, 2012, the plans were amended to provide a minimum interest crediting rate of 300 basis points. The interest rate that was determined under the plan for fiscal 2012 was 3%. Participants vest after the completion of three years of service.

For a discussion of the assumptions applied in calculating the benefits reported in the table above, please see Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

MSC Canada Pension Plan

The Momentive Specialty Chemicals Canada Employees Retirement Income Plan (“MSC Canada Pension Plan”) is a non-contributory defined benefit plan covering eligible Canadian employees. An employee is eligible to participate and vest in the Plan after two years of service with benefits retroactive back to date of hire. A participant’s years of service and salaries determine the benefits earned each year. Mr. Plante is an inactive participant in this plan and no longer earns benefit credits; however, he continues to earn service credits through his employment with the U.S. affiliate of the Plan sponsor. Mr. Plante is eligible for early retirement under the MSC Canada Pension Plan. The assumptions applied in calculating the benefits reported in the table above for the MSC Canada Pension Plan include a discount rate of 4.4%.

MPM U.S. Pension Plan and MPM Supplemental Plan

Mr. Johns participates in MPM U.S. Pension Plan and MPM Supplemental Plan. Benefits for salaried exempt employees under the MPM U.S. Pension Plan were frozen August 31, 2012. Benefits under the MPM Supplemental Plan were frozen as of December 31, 2011. Although participants will continue to earn vesting credits under the plans, no additional benefit service will be credited following the dates of the freeze.

Prior to the freeze, the MPM U.S. Pension Plan provided benefits based primarily on a formula that took into account the participant’s highest 60-month average compensation earned during the final 120 months of service times years of credited benefit service. Eligible compensation under this formula includes base salary and one-half of the eligible annual incentive payments, subject to the IRS-prescribed limit applicable to tax-qualified plans.

U.S. employees who are classified as exempt employees, including Mr. Johns, are generally eligible to retire under the MPM U.S. Pension Plan with unreduced benefits at age 65 (or at age 62 with 25 years of vesting service if hired before January 1, 2005). U.S. employees who are classified as non-exempt employees are generally eligible to retire under this plan with unreduced benefits at age 60. Employees vest in the Momentive Pension Plan at the earlier of five years of qualifying service or age 60. In addition, the Plan provides for Social Security supplements until the participant attains age 63 or reaches the age at which he is eligible for 80% Social Security benefit, if earlier, if the employee was hired prior to January 1, 2005. These supplements are not available for salaried exempt associates who commence their pension benefit after December 2012.

The MPM Supplemental Plan provides pension benefits in excess of the IRS-prescribed limits for the qualified pension plans. The MPM Supplemental Plan is unfunded and is not qualified for tax purposes. An employee’s annual supplemental pension, when combined with certain amounts payable under the Company’s tax-qualified and other pension programs and Social Security, will equal 1.75% of the employee’s “earnings credited for retirement benefits” multiplied by the number of the employee’s years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the employee’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Participants are generally not eligible for benefits under the MPM Supplemental Pension Plan if they leave the Company prior to reaching age 60, except in the event the participant’s employment is terminated without cause following five years of service. The normal retirement age as defined in this Plan is 65; however, early unreduced retirement is permitted at age 60, and benefits must commence the January 1 following the later of termination of employment and attainment of age 60. These supplemental benefits are paid in the form of an annuity with joint and survivor benefits.

The present value of accumulated benefits for Mr. Johns has been calculated using a discount rate of 4.2% for the MPM U.S. Pension Plan and 4.15% for the MPM Supplemental Plan, and post-retirement mortality assumption is based on the 2012 static mortality tables as defined in the Pension Protection Act of 2006. For further discussion of the assumptions applied in calculating the present value of the benefits reported in the table above for Mr. Johns, please see Note 15 to the Consolidated Financial Statements included in Part II of Item 8 in the MPM 2012 Annual Report on Form 10-K.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans—2012

The following table presents information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

NONQUALIFIED DEFERRED COMPENSATION TABLE—FISCAL 2012

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings (Loss) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Craig O. Morrison
MSC Supplemental Plan	—	—	17,179	—	890,505
MSC SERP (1)	—	107,567	1,423	—	108,990
2004 DC Plan (2)	—	—	(318,398)	—	342,520
2011 Equity Plan Tranche A RDUs (3)	—	34,377	(31,955)	—	68,752
William H. Carter
MSC Supplemental Plan	—	—	32,909	—	1,705,834
MSC SERP (1)	—	59,915	792	—	60,707
2004 DC Plan (2)	—	—	(254,719)	—	274,016
2011 Equity Plan Tranche A RDUs (3)	—	27,501	(25,564)	—	55,002
Joseph P. Bevilaqua
MSC Supplemental Plan	—	—	6,738	—	349,287
MSC SERP (1)	—	53,813	712	—	54,525
2004 DC Plan (2)	—	—	(106,132)	—	114,172
2011 Equity Plan Tranche A RDUs (3)	—	21,716	(20,187)	—	43,432
Dale N. Plante
MSC SERP (1)	—	36,309	507	—	36,816
2011 Equity Plan Tranche A RDUs (3)	—	13,622	(12,664)	—	27,246
Douglas A. Johns
2011 Equity Plan Tranche A RDUs (3)	—	7,157	(6,653)	—	14,314

(1)	The amount shown in column (c) for the MSC SERP is included in the All Other Compensation column of the Summary Compensation Table for 2011. These amounts were earned in 2011 and credited to the accounts by the registrant in 2012. The amount shown for Mr. Plante includes $5,000 credited in 2012 for a 2% discretionary contribution on 2012 earnings below the IRS qualified plan compensation limit of $250,000 provided under his terms of employment.
(2)	The amount shown in column (f) is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings on December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity purposes. In the Summary Compensation Table in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company reported the amount of a bonus for Mr. Carter and restricted stock payments for Messrs. Bevilaqua and Morrison, a portion of which were deferred in the form of stock units.
(3)

The amount shown in column (c) reflects the value of restricted deferred units that vested during the fiscal year but, pursuant to the terms of the award agreement, delivery is deferred until early 2013. The value of these restricted deferred units is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings on December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity purposes. The grant date fair value of these units is included in the 2011 “Stock Awards” column of the Summary Compensation Table. The amount shown in column (f) is based on the number of restricted deferred units that vested on December 31, 2011 and December 31, 2012, but were subject to deferred delivery until early 2013, multiplied by the value of a common unit of Momentive Holdings on December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity purposes. The grant date fair value was reported in our Summary Compensation Table for 2011 as compensation. The number of vested restricted deferred units held by our Named Executive Officers are as follows: Mr. Morrison, 48,417; Mr. Carter, 38,734; Mr. Bevilaqua, 30,586; Mr. Plante, 19,187, and Mr. Johns, 10,080.

Narrative to the Nonqualified Deferred Compensation Table

MSC Supplemental Plan

Effective January 1, 2009, the benefits associated with this plan were frozen. This plan provided supplemental retirement benefits in the form of voluntary employee deferral opportunities and employer match on compensation earned above the IRS limit on qualified plans. The MSC Supplemental Plan benefits are unfunded and paid from our general assets upon the associate’s termination of employment. Interest credits are made to the participants’ accounts at an interest rate determined by the Company, which has been defined as the rate equivalent to the fixed income fund of the 401(k) Plan.

2004 DC Plan

In 2004, in connection with Apollo’s acquisition of the Company, Messrs. Morrison, Carter and Bevilaqua deferred the receipt of compensation and were credited with a number of deferred stock units in Hexion LLC equal in value to the amount of compensation deferred. Mr. Morrison holds 241,211 of such units; Mr. Carter holds 192,969 of such units; and Mr. Bevilaqua holds 80,403 of such units. At the time of the Momentive Combination, the deferred stock units were converted to units of Momentive Holdings. These deferred stock units are held pursuant to the 2004 DC Plan, which is an unfunded plan, and will be distributed upon termination of employment or retirement. In certain instances, the Company may distribute a cash equivalent rather than stock units.

MSC SERP

The Company adopted the MSC SERP in 2011 to provide certain of its executives and other highly compensated employees, including Messrs. Morrison, Carter, Bevilaqua and Plante, an annual contribution of 5% of eligible earnings above the maximum limitations set by the IRS for contributions to a qualified pension plan. The MSC SERP is an unfunded non-qualified plan. Account credits are made to the plan during the second quarter of each year. Interest credits are provided in the participant’s SERP accounts at an interest rate determined by the Company, which has been defined as the rate equivalent to the fixed income fund of the 401(k) Plan. This deferred compensation is paid six months following termination of employment. The Company has agreed to provide discretionary credits on a quarterly basis to Mr. Plante’s SERP account to compensate him for the difference in employer match he receives in the 401(k) Plan versus the employer match he was eligible for under the Canadian defined contribution plan. This credit is 2% of earnings eligible for employer match in the 401(k) Plan for the years 2009—2010, excluding the period during which the employer match was suspended, and from 2011 forward.

2011 Equity Plan

On February 23, 2011, our Named Executive Officers received awards of restricted deferred units, or “RDUs,” in Momentive Holdings under the 2011 Equity Plan. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Momentive Holdings. Of the RDUs granted in 2011, approximately 50% are Tranche A RDUs with time-based vesting (subject to acceleration in the event of certain corporate or change-in-control transactions). On December 31, 2012, an additional 25% of the Tranche A RDUs vested as follows: Mr. Morrison, 24,209 RDUs; Mr. Carter, 19,367 RDUs; Mr. Bevilaqua, 15,293 RDUs; Mr. Plante, 9,593 RDUs; and Mr. Johns, 5,040 RDUs. In accordance with the terms of the 2011 Equity Plan, delivery of the RDUs that vested on December 31, 2011 and December 31, 2012 was deferred until February 28, 2013. For additional information on the awards under the 2011 Equity Plan, including the vesting and delivery terms, see the Narrative to the Outstanding Equity Awards Table.

Potential Payments Upon Termination or Change-in-Control

Termination Payments

As described above, the Company has employment agreements or employment letters with each of our Named Executive Officers which provide for severance under certain circumstances as well as restrictive covenants. The employment agreements with Messrs. Morrison, Bevilaqua and Carter provide that if the executive’s employment is terminated by the Company without cause or the executive resigns for good reason (as defined in their employment agreements), the Company will provide them with continued base salary through their severance period (18 months in the case of Messrs. Morrison and Bevilaqua and 24 months in the case of Mr. Carter) and a lump sum payment equal to the estimated cost for the executive to continue COBRA coverage for 18 months. In addition, any accrued but unpaid compensation through the termination dated (such as accrued but unpaid base salary, earned but unpaid bonus, and accrued and unused vacation) will be paid in a lump sum payment at the time of termination. The employment agreements also contain the following restrictive covenants:

•	a confidentiality agreement,

•

an agreement not to compete with the Company for (i) eighteen months following termination of employment, in the case of Messrs. Morrison and Bevilaqua, and (ii) two years following termination of employment, in the case of Mr. Carter, and

•	a non-solicitation agreement for an additional year beyond their severance periods.

Under Mr. Plante’s terms of employment, he would receive 18 months of severance in the event his employment is terminated through no fault of his own. If such an event occurs prior to August 2013, the Company has agreed to pay the cost of relocating Mr. Plante and his family back to Canada under the Company’s U.S relocation policy. Mr. Plante has an agreement not to compete with the Company and not to solicit Company employees for one year following termination for any reason, as well as a confidentiality agreement.

Under Mr. Johns’ employment letter with MPM, upon termination of his employment without cause, Mr. Johns would be entitled to stay on payroll at his salary then in effect including benefits, for up to one year or until he began full-time employment with another employer, whichever event occurs first, subject to his execution of a separation agreement and general release of claims. In connection with Mr. Johns’ promotion in 2010, Mr. Johns’ severance benefits were extended to a period of 18 months. Pursuant to his employment letter, Mr. Johns is also subject to certain non-competition and non-solicitation restrictions during the term of his employment and for one year following the termination of his employment, as well as ongoing confidentiality obligations.

The following table describes payments our Named Executive Officers would have received had the individual been terminated at December 31, 2012.

Name	Cash Severance ($) (1)	Estimated Value of Non-Cash Benefits ($) (2)	2012 ICP ($) (3)	2004 DC Plan ($) (4)	Other ($) (5)
Craig O. Morrison	1,575,000	48,697	280,035	342,520	—
William H. Carter	1,483,112	26,038	158,218	274,016	—
Joseph P. Bevilaqua	858,000	32,947	80,080	114,172	—
Dale N. Plante	535,064	14,103	333,295	—	30,593
Douglas A. Johns	686,400	29,303	73,225	—	—

(1)	This column reflects cash severance payments due under the Named Executive Officer’s employment agreement, as described above, based on salary as of December 31, 2012.
(2)	This column reflects the estimated value of health care benefits and outplacement services. The values are based upon the Company’s cost of such benefit at December 31, 2012.
(3)	This column reflects the amount earned by each executive under the 2012 ICP, which would be paid if he or she was employed on December 31, 2012, but incurred a termination of employment without cause prior to payment. The incentive payment would be forfeited if the executive resigns or incurs a termination of employment by the Company for cause prior to payment.
(4)	This column reflects the value of the common units or cash that would be distributed under the 2004 DC Plan and the value of vested options granted under the 2004 Stock Plan, which would be distributed upon termination of employment for any reason.
(5)	This column reflects the cost of relocating Mr. Plante and his family back to Canada under our U.S relocation policy, which is payable if Mr. Plante’s employment is terminated prior to August 2013. This cost was valued as of December 31, 2012.

In addition to these benefits, our Named Executive Officers would also generally be entitled to receive the benefits set forth above in the Pension Benefits Table and Nonqualified Deferred Compensation Table following a termination of employment for any reason. Under the terms of the MPM Holdings Securityholders Agreement, in the event of a termination of Mr. Johns’ employment without “cause” or he resigns for “good reason” (as such terms are defined in the Securityholders Agreement), he may exercise a put right within 90 days of his termination of employment entitling him to sell all (but not less than all) of his original equity investment in MPM Holdings (converted into 89,979 common units of Momentive Holdings) to MPM Holdings at a price equal to his original cost of $250,000.

Change-in-Control Payments

As noted above in the Narrative to the Outstanding Equity Awards Table, our Named Executive Officers will also be entitled to accelerated vesting of their outstanding unvested equity awards under the 2007 Long-Term Plan and the 2011 Equity Plan in connection with certain corporate transactions or change-in-control transactions. There was no value in any of the options held by our Named Executive Officers at December 31, 2012 as the option exercise prices all exceeded the year-end unit value as determined by the Momentive Holdings’ Board of Managers for management equity purposes.

As noted in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table, upon a “Complete Change in Control,” as defined in the 2011 Equity Plan, 50% of the target awards to our Named Executive Officers under the 2012 LTIP, would vest and become payable. In such event, Messrs. Morrison, Carter, Bevilaqua, Plante and Johns would be entitled to payments of $2,625,000; $1,112,334; $858,000, $535,065 and $686,400, respectively.

Director Compensation—Fiscal 2012

We do not have a compensation program in effect for members of our Board of Directors. Each of our directors is a member of the Board of Managers of our ultimate parent, Momentive Holdings, and the non-employee directors receive director fees for their services to Momentive Holdings. During 2012, our non-employee directors earned the following compensation as directors of Momentive Holdings: Mr. Sambur, $94,000; Mr. Seminara, $ 94,000; and Mr. Zaken, $99,000. The Company declared dividends to fund 51% of the total fees earned in 2012 by the directors of Momentive Holdings.

At December 31, 2012, Messrs. Sambur, Seminara, and Zaken held options to purchase 50,000; 78,141; and 78,141 common units, respectively, in Momentive Holdings. All of the options held by Mr. Sambur and Mr. Zaken are fully vested. Of the options held by Mr. Seminara, 50,000 are fully vested. The remainder of Mr. Seminara’s options vest upon an initial public offering of the Company or its parent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Zaken and Sambur, who are the members of the Compensation Committee and whose names appear in “—Directors, Executive Officers, Promoters and Control Persons” above, are employed by Apollo Management, L.P., our indirect controlling shareholder. Neither of these directors is or has been an executive officer of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Momentive Holdings is our ultimate parent company and indirectly owns 100% of our capital stock. The following table sets forth information regarding the beneficial ownership of Momentive Holdings common units, as of June 1, 2013, and shows the number of units and percentage owned by:

•	each person known to beneficially own more than 5% of the common units of Momentive Holdings;

•	each of MSC’s 2012 Named Executive Officers;

•	each member of the Board of Directors of MSC; and

•	all of the executive officers and members of the Board of Directors of MSC as a group.

As of June 1, 2013, Momentive Holdings had 308,081,120 common units issued and outstanding. The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common units, and has not pledged any such units as security.

	Beneficial Ownership of Equity Securities
Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Apollo Funds (1)	278,426,128	90.4%
GE Capital Equity Investments, Inc. (2)	25,491,297	8.1%
Robert V. Seminara (3)(4)	50,000	*
Jordan C. Zaken (3)(4)	78,141	*
David B. Sambur (3)(4)	50,000	*
Craig O. Morrison (5)(8)	796,695	*
William H. Carter (6)(8)	637,356	*
Joseph P. Bevilaqua (7)(8)	323,352	*
Dale N. Plante (8)(9)	76,747	*
Douglas A. Johns (8)(10)	226,679	*
All Directors and Executive Officers as a group (14 persons) (11)	3,002,809	1.0%

*	less than 1%
(1)	Represents (i) 102,454,557 common units held of record by Apollo Investment Fund VI, L.P. (“AIF VI”); (ii) 94,365,980 common units held of record by AP Momentive Holdings LLC (“AP Momentive Holdings”); (iii) 75,154,788 common units held of record by AIF Hexion Holdings, L.P. (“AIF Hexion Holdings”); and (iv) 6,450,803 common units held of record by AIF Hexion Holdings II, L.P. (“AIF Hexion Holdings II,” and together with AIF VI, AP Momentive Holdings and AIF Hexion Holdings, the “Apollo Funds”). The amount reported as beneficially owned does not include common units held or beneficially owned by certain of the directors, executive officers and other members of our management or of Momentive Holdco, for which the Apollo Funds and their affiliates have voting power and the power to cause the sale of such shares under certain circumstances.

Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. AIF IV Hexion GP, LLC (“AIF IV Hexion GP”) and AIF V Hexion GP, LLC (“AIF V Hexion GP”) are the general partners of AIF Hexion Holdings. AIF Hexion Holdings II GP, LLC (“Hexion Holdings II GP”) is the general partner of AIF Hexion Holdings II. Apollo Investment Fund IV, L.P. and its parallel investment vehicle (collectively, the “AIF IV Funds”) are the members of AIF IV Hexion GP. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner or managing general partner of each of the AIF IV Funds, and Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. Apollo Investment Fund V, L.P. and its parallel investment vehicles (collectively, the “AIF V Funds”) are the members of AIF V Hexion GP and of Hexion Holdings II GP. Apollo Advisors V, L.P. (“Advisors V”) is the general partner, managing general partner or managing limited partner of each of the AIF V Funds, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings I”) is the sole stockholder or sole member, as applicable, of each of ACM IV, ACM V and ACM VI. Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”) is the general partner of Principal Holdings I.

Apollo Management VI, L.P. (“Management VI”) is the manager of AP Momentive Holdings, and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management IV, L.P. (“Management IV”) is the manager of each of the AIF IV Funds. Apollo Management V, L.P. (“Management V”) is the manager of each of the AIF V Funds, and AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V. Apollo Management, L.P. (“Apollo Management”) is the managing general partner of Management IV and the sole member and manager of AIF V LLC and AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP, as well as principal executive officers of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the common units held of record by the Apollo Funds. The address of each of the Apollo Funds, AIF IV Hexion GP, AIF V Hexion GP, the AIF IV Funds, Advisors IV, ACM IV, the AIF V Funds, Advisors V, ACM V, Advisors VI, ACM VI, Principal Holdings I and Principal Holdings I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management IV, Management V, AIF V LLC, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)	Includes 6,003,363 shares issuable upon exercise of a warrant issued on December 4, 2006. Also includes 77,103 common units issuable upon the exercise of an option that is currently exercisable. The address of GE Capital Equity Investments, Inc. is 299 Park Ave., New York, New York 10171.

(3)	The address for Messrs Seminara, Zaken and Sambur is c/o Apollo Management L.P., 9 West 57th Street, New York, New York 10019.

(4)	Represents common units issuable upon the exercise of options currently exercisable, or exercisable by July 30, 2013.

(5)	Includes 748,278 common units issuable upon the exercise of options currently exercisable or exercisable by July 30, 2013. Does not include 241,211 vested deferred units credited to Mr. Morrison’s account.

(6)	Includes 598,622 common units issuable upon the exercise of options currently exercisable or exercisable by July 30, 2013. Does not include 192,969 vested deferred units credited to Mr. Carter’s account.

(7)	Includes 292,766 common units issuable upon the exercise of options currently exercisable or exercisable by July 30, 2013. Does not include 80,403 vested deferred units credited to Mr. Bevilaqua’s account.

(8)	The address for Messrs. Morrison, Carter, Bevilaqua, Plante and Johns is c/o Momentive Specialty Chemicals Inc., 180 E. Broad St., Columbus, Ohio 43215.

(9)	Includes 57,560 common units issuable upon the exercise of options currently exercisable or exercisable by July 30, 2013.

(10)	Includes 120,219 common units issuable upon the exercise of options currently exercisable or exercisable by July 30, 2013.

(11)	Includes 2,593,422 common units issuable upon the exercise of options granted to our directors and executive officers that are currently exercisable or exercisable by July 30, 2013. Does not include 617,122 vested deferred common stock units.

We have no compensation plans that authorize issuing our common stock to employees or non-employees. In addition, there have been no sales or repurchases of our equity securities during the past fiscal year. However, we and our direct and indirect parent companies have in the past issued and may issue from time to time equity awards to our employees and directors that are denominated in or based upon the common units of our direct or ultimate parent. As the awards were granted in exchange for service to us these awards are included in our consolidated financial statements. For a discussion of these equity plans see Note 14 to the audited Consolidated Financial Statements of MSC included elsewhere in this prospectus and “Management Compensation Discussion and Analysis.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have a written Statement of Policy and Procedures Regarding Related Person Transactions that has been adopted by our Board of Directors.

The policy requires the Company to establish and maintain procedures for identifying potential or existing transactions between the Company and related persons. The policy generally adopts the definitions of “related person” and “transaction” set forth in Regulation S-K Item 404 under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The types of transactions that are covered by our policy include financial and other transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $75,000.

Related persons include directors and director nominees, executive officers, shareholders beneficially owning more than 5% of the Company’s voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% shareholder is an employee, general partner or 5% shareholder.

Transactions identified by management that are between the Company and a related person that involve amounts exceeding $75,000 will be reviewed by the Board of Directors, the Audit Committee, or another appropriate committee of the Board of Directors. In certain situations, the Board or a committee may delegate authority to an individual Board member to review related person transactions.

Under the policy, the Board of Directors or a committee of the Board of Directors is directed to approve only those related person transactions that are determined by them in good faith to be in, or not inconsistent with, the best interest of the Company and its shareholders. In making this determination, all available, relevant facts and circumstances will be considered, including the benefits to the Company; the impact of the transaction on the related person’s independence; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees in general.

Our policy recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, especially while are a “controlled company.”

There were no material related person transactions where our policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

Related Transactions

Apollo Notes Registration Rights Agreement

On November 5, 2010, in connection with the issuance of the Company’s 9.00% Second-Priority Senior Secured Notes due 2020, we entered into a separate registration rights agreement with Apollo. The registration rights agreement gave Apollo the right to make three requests by written notice to us specifying the maximum aggregate principal amount of notes to be registered. The agreement required us to file a registration statement with respect to the notes it issued to Apollo as promptly as possible following receipt of each such notice. In 2011, we filed a registration statement on Form S-1 with the SEC to register the resale of $134 million of Second-Priority Senior Secured Notes due 2020 held by an affiliate of Apollo, which was declared effective on May 7, 2012.

Management Consulting Agreement

We are subject to an Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that renews on an annual basis, unless notice to the contrary is given by either party. Under the Management Consulting Agreement, we receive certain structuring and advisory services from Apollo and its affiliates. The Management Consulting Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Apollo is entitled to an annual fee equal to the greater of $3 million or 2% of the Company’s Adjusted EBITDA. Apollo elected to waive charges of any portion of the annual fee due in excess of $3 million for the years ended December 31, 2012, 2011 and 2010. During the years ended December 31, 2012, 2011 and 2010, we recognized an expense under the Management Consulting Agreement of $3 million. The Management Consulting Agreement also provides for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale or initial public offering by the Company.

Related Transactions resulting from the Momentive Combination

On October 1, 2010, in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MPM. Under this agreement, we provide to MPM, and MPM provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the parties. Service costs in 2012 were allocated 51% to us and 49% to MPM, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MPM or us, in which case the total cost was allocated 100% to such party. The Shared Services Agreement remains in effect until terminated according to its terms. Either party may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination.

Pursuant to this agreement, during the years ended December 31, 2012, 2011 and 2010, we incurred approximately $155 million, $163 million and $45 million, respectively, of net costs for shared services and MPM incurred approximately $148 million, $158 million and $42 million, respectively, of net costs for shared services. Included in the net costs incurred during the years ended December 31, 2012 and 2011, were net billings from us to MPM of $22 million and $11 million, respectively. Included in the net costs incurred during the year ended December 31, 2010, were net billings from MPM to us of $1 million. These net billings were made to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to 51% for us and 49% for MPM, as well as to reflect costs allocated 100% to one party. During the years ended December 31, 2012, 2011 and 2010, we realized approximately $24 million, $29 million and $1 million respectively, in cost savings as a result of the Shared Services Agreement. We had accounts receivable from MPM of less than $1 million and $15 million as of December 31, 2012 and December 31, 2011, respectively, and accounts payable to MPM of less than $1 million and $3 million at December 31, 2012 and December 31, 2011, respectively.

On March 17, 2011, we amended the Shared Services Agreement with MPM to reflect the terms of the Master Confidentiality and Joint Development Agreement (the “JDA”) by and between MPM and us entered into on the same date.

The Shared Services Agreement incorporates by reference the terms of the JDA and provides that in the event of a conflict between such agreements, the terms of the JDA shall control. The JDA, which is effective as of October 1, 2010, sets forth the terms and conditions for (i) the disclosure, receipt and use of each party’s confidential information; (ii) any research and development (“R&D”) collaborations agreed to be pursued by MPM and us; (iii) the ownership of products, technology and intellectual property (“IP”) resulting from such collaborations; (iv) licenses under each party’s respective IP; and (v) strategies for commercialization of products and/or technology developed under the agreement.

Pursuant to the JDA, each party has sole ownership rights for any R&D work product and related IP developed under the agreement (“Technology”) for their respective product categories and/or technology fields (as defined in the JDA). For Technology that relates to product categories and/or technology fields of both MPM and us (“Hybrid Technology”), a steering committee made up of three representatives of each party shall determine which party shall be granted ownership rights, subject to certain exceptions. In the event that the steering committee is unable to reach a decision, the Hybrid Technology shall be jointly owned by the parties. In addition, under the terms of the JDA, each party grants to the other party a non-exclusive royalty-bearing (subject to certain exceptions) license for the Technology or the Hybrid Technology. The royalty shall be determined by the respective representatives of the parties through the steering committee in arm’s-length good faith negotiations. The parties also grant royalty-free licenses to each other with respect to their IP for R&D, including for initiatives outside the scope of the JDA. The JDA has a term of 20 years, subject to early termination pursuant to its terms for cause or for a change of control.

We also sell products to, and purchase products from, MPM pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. A subsidiary of MPM also acts a non-exclusive distributor in India for certain of our subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice in the case of the Master/Buy Sell Agreement and upon 90 days’ prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, we sold less than $1 million of products to MPM during 2012, and we purchased $3 million of products from MPM. As of December 31, 2012, we had less than $1 million of accounts receivable from MPM and less than $1 million of accounts payable to MPM related to these agreements.

Transactions related to the Terminated Merger Agreement and Settlement with Huntsman

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among us, Huntsman and other parties entered into on December 14, 2008, we paid Huntsman $225 million. The settlement payment was funded to us by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, we were only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 million settlement payment, net of expense incurred in obtaining such recoveries. Apollo agreed that the payment of any such insurance recoveries would satisfy our obligation to repay amounts received under the $225 million advance. We recorded the $225 million settlement payment advance as a long-term liability at December 31, 2011.

In April 2012, we agreed to a settlement with our insurers to recover $10 million in proceeds associated with the $225 million settlement payment made to Huntsman in 2008. During the year ended December 31, 2012, we recognized the $10 million settlement, which was recorded net of approximately $2 million of fees related to the settlement. In July 2012, we received approximately $1 million from our insurers for reimbursement of expenses incurred in obtaining the recoveries, and remitted to Apollo the remaining $7 million of the insurance settlement. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of our obligations to Apollo with respect to the $225 million advance, which was previously recorded as a long-term liability. The remaining $218 million was reclassified from a long-term liability to equity as a capital contribution from Apollo during the year ended December 31, 2012.

Preferred Equity Commitment and Issuance

In December 2011, in conjunction with the repayment of a term loan of $100 million extended to us by certain affiliates of Apollo, Momentive Holdings issued 28,785,935 preferred units and 28,785,935 warrants to purchase common units of Momentive Holdings to affiliates of Apollo for a purchase price of $205 million (the “Preferred Equity Issuance”), representing the initial $200 million face amount, plus amounts earned from the interim liquidity facilities, less related fees and expenses. Momentive Holdings contributed $189 million of the proceeds from the Preferred Equity Issuance to MSC Holdings and MSC Holdings contributed the amount to the Company. As of December 31, 2011, we had recognized a capital contribution of $204 million, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses. The remaining $16 million was held in a reserve account at December 31, 2011 by Momentive Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Momentive Holdings. In January 2012, we received the remaining $16 million of proceeds held in the reserve account.

Other Financing Arrangements

In December, September, June and March 2010, we entered into accounts receivable purchase and sale agreements to sell $67 million, $107 million, $100 million and $100 million, respectively, of our trade accounts receivable to affiliates of Apollo on terms which management believes were more favorable to us than could have been obtained from an independent third party. Under the terms of the agreements, the receivables are sold at a discount relative to their carrying value in exchange for all interests in such receivables. We retain the obligation to service the collection of the receivables on the purchasers’ behalf for which we are paid a fee and the purchasers defer payment of a portion of the receivable purchase price and establish a reserve account with the proceeds. The reserve account is used to reimburse the purchasers for credit and collection risk. The remaining amounts are paid to us after receipt of all collections on the purchased receivables. Other than amounts held in the reserve account, the purchasers bear all credit risk on the purchased receivables.

Purchases and Sales of Products and Services with Affiliates Other than MPM

We sell products to various Apollo affiliates other than MPM. These sales were $36 million, $2 million and $3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Accounts receivable from these affiliates were $26 million and $1 million at December 31, 2012 and 2011, respectively. We also purchase raw materials and services from various Apollo affiliates other than MPM. These purchases were $34 million, $32 million and $36 million for the years ended December 31, 2012, 2011 and 2010, respectively. We had accounts payable to Apollo affiliates of $4 million and less than $1 million at December 31, 2012 and 2011, respectively.

Participation of Apollo Global Securities in Refinancing Transactions

In March 2012, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received approximately $1 million in connection with the sale of $450 million aggregate principal amount of our 6.625% First-Priority Senior Secured Notes.

In January 2013, AGS acted as one of the initial purchasers and received approximately $1 million in connection with the sale of an additional $1,100 million aggregate principal amount of our 6.625% First-Priority Senior Secured Notes. AGS also received $1 million in structuring fees in connection with the 2013 Refinancing Transactions.

Other Transactions and Arrangements

Momentive Holdings purchases insurance policies which also cover us and MPM. Amounts are billed to us based on our relative share of the insurance premiums. Momentive Holdings billed us $12 million and $14 million for the years ended December 31, 2012 and 2011, respectively. We had accounts payable to Momentive Holdings of $4 million and $3 million under these arrangements at December 31, 2012 and 2011, respectively.

We sell finished goods to, and purchases raw materials from, our foundry joint venture (“HAI”) between us and Delta-HA, Inc. We also provide toll-manufacturing and other services to HAI. Our investment in HAI is recorded under the equity method of accounting, and the related sales and purchases are not eliminated from our

Consolidated Financial Statements. However, any profit on these transactions is eliminated in our Consolidated Financial Statements to the extent of our 50% interest in HAI. Sales and services provided to HAI were $108 million, $113 million and $96 million for the years ended December 31, 2012, 2011 and 2010, respectively. Accounts receivable from HAI were $16 million and $14 million at December 31, 2012 and 2011, respectively. Purchases from HAI were $31 million, $54 million and $58 million for the years ended December 31, 2012, 2011 and 2010, respectively. We had accounts payable to HAI of $6 million and $4 million at December 31, 2012 and 2011, respectively. Additionally, HAI declared dividends to us of $13 million and $9 million during the years ended December 31, 2012 and 2011, respectively. No amounts remain outstanding related to these previously declared dividends as of December 31, 2012.

Our purchase contracts with HAI represent a significant portion of HAI’s total revenue, and this factor results in us absorbing the majority of the risk from potential losses or the majority of the gains from potential returns. However, we do not have the power to direct the activities that most significantly impact HAI, and therefore, do not consolidate HAI. The carrying value of HAI’s assets were $52 million and $48 million at December 31, 2012 and 2011, respectively. The carrying value of HAI’s liabilities were $18 million and $21 million at December 31, 2012 and 2011, respectively.

In February 2013, we resolved a dispute with HAI regarding the prices HAI paid to us for raw materials used to manufacture dry and liquid resins. As part of the resolution, we will provide discounts to HAI on future purchases of dry and liquid resins totaling $16 million over a period of three years. The $16 million has been recorded net of $8 million of income during the year ended December 31, 2012, which represents our benefit from the discounts due to our 50% ownership interest in HAI, and is included in “Other operating expense (income), net” in the Consolidated Statements of Operations.

We had a loan receivable from our unconsolidated forest products joint venture in Russia of less than $1 million and $3 million as of December 31, 2012 and 2011, respectively. We also had royalties receivable from our unconsolidated forest products joint venture in Russia of $5 million and $2 million as of December 31, 2012 and 2011, respectively.

Director Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our Board of Directors be independent. However, for purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of our directors is independent.

DESCRIPTION OF OTHER INDEBTEDNESS

Other than the notes offered hereby, MSC has the following secured indebtedness outstanding:

•	the ABL Facility;

•	First-Priority Senior Secured Notes due 2020;

•	the Senior Secured Notes due 2018; and

•	the Second-Priority Senior Secured Notes due 2020.

Each of the foregoing are secured by separate collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of lenders under the ABL Facility and subject to other customary exceptions for senior secured notes. In addition, HA-International, LLC and non-U.S. subsidiaries in countries including Australia, Brazil, Finland and Korea have various secured credit facilities and other arrangements with lenders.

First-Priority Lien Obligations

ABL Facility

On March 28, 2013, we entered into a senior secured asset-based revolving credit facility (the “ABL Facility”), which provides borrowing availability to us and our U.K., Dutch and Canadian subsidiaries equal to the lesser of (a) $400 million and (b) the borrowing base described below. The ABL Facility has a five-year term, although it will mature 91 days before the maturity of the Senior Secured Notes due 2018 if such notes are still outstanding. In addition, we may request one or more incremental revolving commitments under the ABL Facility in an aggregate principal amount up to the greater of (a) $50.0 million and (b) the excess of the borrowing base over the amount of the then-effective commitments under the ABL Facility at the time of such increase (to the extent we can identify lenders willing to make such an increase available to us).

The borrowing base will be, at any time of determination, an amount (net of reserves) equal to the sum of

•	85% of the amount of eligible accounts receivable (including trade receivables), plus

•	the lesser of (i) 70% of the amount of eligible inventory and (ii) 85% of the net orderly liquidation value of eligible inventory.

The borrowing base of our Dutch and U.K. subsidiaries will not exceed the greater of 50% of the total commitments and 50% of the borrowing base of the borrowers.

The ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans. The borrowings under the ABL Facility bears interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (the “ABR Rate”) determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the administrative agent in effect of its principal officer in New York City, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.00%, and (b) a euro currency rate (“LIBOR”) determined by reference to the costs of funds for euro currency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the ABL Facility is 2.25%. The initial applicable margin for ABR Rate borrowings under the ABL Facility will be 1.25%. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility.

In addition to paying interest on outstanding principal under the ABL Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at an initial rate equal to 0.50% per annum. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the commitment fee will be adjusted depending on the usage. We will also pay a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

We may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to euro currency loans.

The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the ABL Facility requires us to maintain a minimum fixed charge coverage ratio at any time when the average availability is less than the greater of (x) $40 million and (y) 12.5% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of ABL Facility commitments at such time. In that event, we must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. To the extent it would apply, we currently satisfy this fixed charge coverage ratio. The ABL Facility also contains certain other customary affirmative covenants and events of default.

Our obligations under the ABL Facility are unconditionally guaranteed by each of our existing and future U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of the foreign subsidiary borrowers under the ABL Facility are guaranteed by the U.S. Guarantors, and certain other direct and indirect foreign subsidiaries, which we collectively refer to as the “Foreign Guarantors.” The obligations of MSC under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by MSC and the U.S. Guarantors, subject to certain exceptions. The obligations of the foreign subsidiary borrowers under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock owned by MSC, the U.S. Guarantors, the foreign subsidiary borrowers and certain of the Foreign Guarantors, subject to certain exceptions. Such security interest will consist, (1) with respect to the assets of MSC and the U.S. Guarantors constituting collateral, of a first-priority lien with respect to the ABL Priority Collateral and a second-priority lien with respect to the Notes Priority Collateral (each as defined in the “Description of the Notes”) and (2) with respect to the assets of the foreign subsidiary borrowers and the Foreign Guarantors constituting collateral, of a first-priority lien.

First-Priority Senior Secured Notes due 2020

General

In March 2012, we issued $450 million aggregate principal amount of face value of 6.625% first-priority senior secured notes due 2020 (the “First-Priority Senior Secured Notes”). In connection with the 2013 Refinancing Transactions, we issued an additional $1,100 aggregate principal amount of the First-Priority Senior Secured Notes at an issue price of 100.75%.

Ranking

The First-Priority Senior Secured Notes rank pari passu in right of payment with all of MSC’s existing and future senior indebtedness, including debt under the ABL Facility, our senior secured notes and the guarantees thereof. The First-Priority Senior Secured Notes rank (i) pari passu in priority as to Notes Priority Collateral with respect to our and our guarantors’ existing and future first-priority secured debt obligations under any other future obligations secured by a first-priority lien (subject to certain exceptions) to the extent of the Notes Priority Collateral and (ii) junior in priority as to ABL Priority Collateral with respect to our and our guarantors’ obligations under the ABL Facility to the extent of the ABL Priority Collateral. The First-Priority Senior Secured Notes rank senior in priority as to collateral with respect to our and our guarantors’ existing and future obligations under any obligations secured by a junior-priority lien on the collateral including our other secured notes, senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness and effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that does not guarantee the First-Priority Senior Secured Notes, including our foreign subsidiaries.

Optional Redemption

The First-Priority Senior Secured Notes may be redeemed prior to April 15, 2015 at a price equal to 100% of the principal amount of the First-Priority Senior Secured Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. Thereafter, the First-Priority Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the First-Priority Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s First-Priority Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 50% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; upon the disposition of substantially all of MSC’s assets; or upon the failure of continuing directors to constitute a majority of MSC’s Board of Directors.

Covenants

Under the terms of the indenture governing the First-Priority Senior Secured Notes, MSC is subject to covenants that, among other things, restricts its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The First-Priority Senior Secured Notes specify events of default including failure to pay principal and interest on the First-Priority Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Senior Secured Notes

General

The Senior Secured Notes due 2018 (the “Senior Secured Notes”) consist of $1,200 million original aggregate principal amount of face value of 8.875% senior secured notes due 2018, including $200 million of additional notes issued in connection with the 2013 Refinancing Transactions.

Ranking

The Senior Secured Notes rank pari passu in right of payment with all of MSC’s existing and future senior indebtedness, including debt under the ABL Facility and the guarantees thereof. The Senior Secured Notes rank effectively junior in priority as to collateral with respect to the ABL Facility, the First-Priority Senior Secured Notes, and any other future obligations secured by a first-priority lien on the collateral subject to certain exceptions, senior in priority as to collateral with respect to our and our guarantors’ obligations under the notes offered hereby and any other future obligations secured by a second-priority lien on the collateral and senior in right of payment to all of MSC’s existing and future subordinated indebtedness.

Optional Redemption

The Senior Secured Notes may be redeemed prior to February 1, 2014, at a price equal to 100% of the principal amount of the Senior Secured Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, the Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 50% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; upon the disposition of substantially all of MSC’s assets; or upon the failure of continuing directors to constitute a majority of MSC’s Board of Directors.

Covenants

Under the terms of the indenture governing the Senior Secured Notes, MSC is subject to covenants that, among other things, restrict its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Secured Notes specify events of default including failure to pay principal and interest on the Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Senior Secured Notes due 2018

General

The Senior Secured Notes due 2018 (the “Senior Secured Notes”) consist of $1,200 million original aggregate principal amount of 8.875% Senior Secured Notes due 2018, including $200 million of additional notes issued pursuant to the MSC Holdings Exchange.

Ranking

The Senior Secured Notes rank pari passu in right of payment with all of MSC’s existing and future senior indebtedness, including debt under MSC’s ABL Facility and the guarantees thereof. The Senior Secured Notes rank effectively junior in priority as to collateral with respect to our ABL Facility, the existing notes and the notes offered hereby and any other future obligations secured by a first-priority lien on the collateral subject to certain exceptions, senior in priority as to collateral with respect to our and our guarantors’ obligations under MSC’s Second-Priority Senior Secured Notes and any other future obligations secured by a second-priority lien on the collateral and senior in right of payment to all of MSC’s existing and future subordinated indebtedness.

Optional Redemption

The Senior Secured Notes may be redeemed prior to February 1, 2014, at a price equal to 100% of the principal amount of the Senior Secured Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, the Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 50% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; upon the disposition of substantially all of MSC’s assets; or upon the failure of continuing directors to constitute a majority of MSC’s Board of Directors.

Covenants

Under the terms of the indenture governing the Senior Secured Notes, MSC is subject to covenants that, among other things, restrict its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Secured Notes specify events of default including failure to pay principal and interest on the Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Second-Priority Lien Obligations

Second-Priority Senior Secured Notes due 2020

General

On November 5, 2010, in connection with a refinancing, we issued $574 million aggregate principal amount of face value of 9.00% second-priority senior secured notes due 2020 (“2020 Second-Priority Notes”).

Ranking

The 2020 Second-Priority Notes rank equally in right of payment to all of MSC’s existing and future senior indebtedness and rank senior in right of payment to all of MSC’s existing and future subordinated indebtedness. The 2020 Second-Priority Notes rank junior in priority as to collateral with respect to the ABL Facility, the notes offered hereby and our Senior Secured Notes and pari passu in priority as to collateral with respect to all of MSC’s existing and future obligations secured by a second priority lien on the collateral.

Optional Redemption

The 2020 Second-Priority Notes may be redeemed prior to November 15, 2015 at a redemption price of 100% of the principal amount of the 2020 Second-Priority Notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus a “make-whole” premium. Thereafter, the 2020 Second-Priority Notes may be redeemed at MSC’s option at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the 2020 Second-Priority Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 2020 Second-Priority Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 50% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; upon the disposition of substantially all of MSC’s assets; or upon the failure of continuing directors to constitute a majority of MSC’s Board of Directors.

Covenants

Under the terms of the indenture governing the 2020 Second-Priority Notes, MSC is subject to covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	Incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	merger or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

Events of Default

The 2020 Second-Priority Notes specify events of default including failure to pay principal and interest on the 2020 Second-Priority Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

International Credit Facilities

We also have additional international credit facilities that generally constitute second-priority lien obligations and that provide liquidity to our local businesses in local currencies, in countries including Australia, Brazil, Finland and Korea with various expiration dates through 2014. As of March 31, 2013, our international facilities provided availability totaling approximately $72 million, based on exchange rates as of such date.

Unsecured Indebtedness

Senior Unsecured Debentures

General

Borden Chemical sold, senior unsecured debentures, which are referred to collectively as the Debentures, each with separate maturity dates and interest rates. The following table sets forth certain information about the Debentures that remain outstanding:

Rate	Maturity Date	Original FaceValue	Outstanding as of March 31, 2013	Sinking Fund Requirements
7 7/8%	February 15, 2023	$250,000,000	$189,000,000	None
8 3/8%	April 15, 2016	200,000,000	62,000,000	2010 to 2015 $20 million per year (1)
9 1/5%	March 15, 2021	200,000,000	74,000,000	None

(1)

Previous buybacks of Borden Chemical’s Debentures allowed us to fulfill our sinking fund requirements through 2012, as well as $18 million of the 2013 sinking fund requirement, for the 8 3/8% Debentures.

Rankings

The Debentures rank equally in right of payment with all of MSC’s existing and future senior indebtedness and rank senior in right of payment to all of Hexion’s existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8 3/8% Debentures may be redeemed at par, plus accrued and unpaid interest. The 9 1/5% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8 3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” shall be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 20% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8 3/8% Debentures).

The 9 1/ 5% Debentures and the 7 7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, MSC is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The Debentures specify events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the initial notes, in which we agreed to file a registration statement relating to an offer to exchange the initial notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the initial notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Initial notes in an aggregate principal amount of $1,100,000,000 were issued on January 31, 2013.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the initial notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders of the initial notes in the exchange offer would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of the registered exchange offer with respect to the initial notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•

if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any initial notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of initial notes surrendered under the exchange offer. Initial notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on             , 2013, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

(2) a commercial bank or trust company having an office or correspondent in the United States; or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

(b) for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn;

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered;

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.

Exchange Agent

We have appointed Wilmington Trust, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Hand, Overnight Delivery, Registered or Certified Mail:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention of: Sam Hamed

By facsimile (for eligible institutions only): (302) 636-4139, Attention: Sam Hamed

For information or confirmation by telephone: (302) 636-6181

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

(2) you are not eligible to participate in the exchange offer;

(3) you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4) you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES

The Issuer issued the 6.625% First-Priority Senior Secured Notes due 2020 (the “new notes”) under an indenture dated as of March 14, 2012, as supplemented by a supplemental indenture dated as of the date the new notes were issued (together with the base indenture, the “Indenture”), among Hexion U.S. Finance Corp., as Issuer, Momentive Specialty Chemicals, Inc., the other Guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The Issuer previously issued $450,000,000 aggregate principal amount of the 6.625% First-Priority Senior Secured Notes due 2020 under the Indenture (the “existing notes” or “initial notes” and, together with the new notes, the “notes”). The Indenture under which the existing notes were issued allows the Issuer to issue additional notes from time to time. The new notes are additional notes and will constitute part of a single class of securities with the existing notes and have the same terms as the existing notes except as otherwise provided herein. As used in this “Description of the Notes” section, “we,” “us” and “our” refers to Momentive Specialty Chemicals, Inc. and its subsidiaries, “MSC” refers only to Momentive Specialty Chemicals, Inc. and not to any of its subsidiaries and references to the “Issue Date” or “date of the indenture” refer to March 14, 2012, the date of issuance of the existing notes. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.”

The following summary of certain provisions of the Indenture, the notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part of the Indenture thereof by the TIA. We urge you to read those agreements because they, not this description, define your rights as holders of the notes. As a result of the 2013 Refinancing Transactions, the Issuer has no material assets other than advances or intercompany loans to MSC and its affiliates that it has made or will make with a portion of the proceeds from the sale of the notes and other debt securities issued by it.

Brief Description of the Notes

The notes are, and the exchange notes will be, senior obligations of the Issuer. The notes are secured by a first-priority lien in the Notes Priority Collateral that is pari passu in priority to liens securing the First Priority Lien Obligations and a second-priority lien in the ABL Priority Collateral that is junior in priority to liens securing the ABL Facility. The notes are secured only by the Collateral described under the caption “—Security.” The notes are guaranteed on a senior secured basis by MSC and each Subsidiary of MSC that is a Guarantor.

Principal, Maturity and Interest

The Issuer will issue the exchange notes in an aggregate principal amount up to $1,100,000,000. The exchange notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000, provided that exchange notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by DTC in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of the notes, but in certain circumstances the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The notes will mature on April 15, 2020.

The Issuer may issue additional notes under the Indenture from time to time after this exchange offer. Any offering of additional notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The initial notes, the exchange notes and the additional notes, if any, may, at our election, be treated as a single series and/or class of notes for purposes of the Indenture, provided that if additional notes are not fungible with the notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number. Holders of additional notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any additional notes actually issued.

Interest on the notes will accrue at the rate of 6.625% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2013. The Issuer will make each interest payment to the holders of record of the notes through its Paying Agent on the immediately preceding April 1 and October 1. The Issuer will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the notes will accrue from the most recent interest payment date for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from October 15, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after April 15, 2015, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2015	104.969%
2016	103.313%
2017	101.656%
2018 and thereafter	100%
In addition, prior to April 15, 2015, the Issuer may redeem notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

During any twelve month period prior to April 15, 2015, the Issuer may redeem up to 10% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) at a redemption price of 103%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2015, the Issuer may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate up to 35% of the original principal amount of the notes (which includes additional notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by MSC or (2) by any direct or indirect parent of MSC, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of MSC or used to purchase Capital Stock (other than Disqualified Stock) of MSC from it, at a redemption price (expressed as a percentage of principal amount thereof) of 106.625% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the notes (which includes additional notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at MSC’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption of the notes, selection of the notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or such other method as deemed appropriate by the Trustee; provided, however, that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” From time to time, MSC, the Issuer, their respective Affiliates or the Sponsor may acquire notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as MSC, the Issuer, their respective Affiliates or the Sponsors (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration to be received by participating holders in the 2013 Refinancing Transactions and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof MSC, the Issuer, their respective Affiliates or the Sponsors may choose to pursue in the future.

Ranking

The indebtedness evidenced by the notes and the Guarantees will be senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and the Guarantors, as the case may be, and will rank senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors, as the case may be. The notes will have the benefit of a security interest in the Collateral that will be (i) pari passu in priority with the security interest in the Notes Priority Collateral that secures obligations under the existing notes and all other existing and future other First Priority Lien Obligations with respect to the Notes Priority Collateral and junior in priority with the security interest in the ABL Priority Collateral that secures obligations under the ABL Facility and (ii) senior in priority to the security interest in the Collateral that secures Existing Junior Priority Notes, guarantees thereof and all other existing and future Junior Priority Lien Obligations with respect to the Collateral, in each case subject to Permitted Liens and exceptions described under the caption “—Security for the Notes.”

At March 31, 2013:

(1) MSC and its subsidiaries had approximately $3.8 billion aggregate principal amount of Indebtedness outstanding (including the notes and the Guarantees);

(2) MSC and its subsidiaries had $1,550 billion aggregate principal amount of Indebtedness outstanding constituting First Priority Lien Obligations, consisting of (i) $1,100 million of new notes and (ii) $450.0 million consisting of the notes and the Guarantees. In addition, as of such date we had approximately $301 million of availability under our ABL Facility, all of which constitutes other First Priority Lien Obligations;

(3) MSC and its subsidiaries had $1,769 aggregate principal amount of Secured Indebtedness outstanding constituting Junior Priority Lien Obligations, consisting of our Existing Junior Priority Notes and guarantees thereof; and

(4) Of the $3.8 billion aggregate principal amount of Indebtedness outstanding, Subsidiaries that are not obligors with respect to the notes had total Indebtedness of approximately $130 million (excluding intercompany liabilities of Subsidiaries that are not such obligors).

Although the Indenture contains limitations on the amount of additional Indebtedness that MSC and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting other First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of MSC are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor or the Issuer, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of MSC, including holders of the notes. The notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of MSC that are not Guarantors or the Issuer. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of MSC’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Pursuant to the terms of our ABL Facility and the notes, intercompany indebtedness of any borrower thereunder to any of our subsidiaries is subordinated to the prior payment of the senior indebtedness obligations under the ABL Facility and the notes. These subordination provisions prevent the payment of any amounts on intercompany notes until all obligations under the ABL Facility and the notes are paid in full in cash if any default or event of default under the ABL Facility and the notes has occurred.

Security for the Notes

The notes and related guarantees are secured by first-priority security interests in the Notes Priority Collateral (on a pari passu basis with any other First Priority Lien Obligations) and by second priority security interests in the ABL Priority Collateral, in each case subject to certain permitted liens and as described herein. The ABL Facility is secured by first-priority security interests in the ABL Priority Collateral and by second-priority security interests in the Notes Priority Collateral, in each case as described herein. The Notes Obligations and the other First Priority Lien Obligations and the ABL Obligations all constitute “First Priority Obligations” under the Junior Priority Intercreditor Agreements, and the Junior Priority Obligations will be secured by junior priority liens on the Collateral (including the Notes Priority Collateral and the ABL Priority Collateral) securing the First Priority Lien Obligations and the ABL Obligations.

The “Notes Priority Collateral” consists of any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuer or any of the Guarantors (collectively, the “Pledgors”), in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets): (a) all fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of MSC and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (which excludes any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.

The “ABL Priority Collateral” consists of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case to the extent not constituting Excluded Assets: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral in a segregated account) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral).

The ABL Priority Collateral will exclude all assets that do not secure ABL Obligations at any time and from time to time and the Notes Priority Collateral will, if we enter into any future senior secured credit facilities that constitute First Priority Lien Obligations, exclude all assets that do not secure such senior secured credit facilities at any time and from time to time. If there are no senior secured credit facilities that constitute First Priority Lien Obligations, then the Notes Priority Collateral will include all assets and property that would constitute Notes Priority Collateral, other than Excluded Assets of the types described in clauses (i) through (iv) and (vi) through (xi) below. The assets that secure First Priority Lien Obligations as of the date hereof do not include, and the Collateral will exclude, in addition to the limitations described below under “—Limitations on Stock Collateral,” (i) any property or assets owned by any Foreign Subsidiaries, (ii) any real estate held by MSC or any of its Subsidiaries, (iii) Principal Property, (iv) any vehicle covered by a certificate of title or ownership, (v) so long as a Credit Agreement constituting First Priority Lien Obligations is outstanding, any assets not required to be pledged as security for holders of First Priority Lien Obligations under the Credit Agreement, (vi) any letter of credit rights to the extent any of MSC, the Issuer or the Subsidiary Guarantors is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (vii) any assets which, if included in the Collateral, would require the Existing Debentures to be ratably secured with the notes pursuant to the terms of the indentures for the Existing Debentures, (viii) any right, title or interest of MSC, the Issuer or the Subsidiary Guarantors in any license, contract or agreement to which the Issuer, MSC or Subsidiary Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which the Issuer, MSC or Subsidiary Guarantor is a party (except to the extent such term is rendered ineffective by applicable law), (ix) any equipment or other asset owned by the Issuer, MSC or Subsidiary Guarantor that is subject to a purchase money lien or a Capitalized Lease Obligation, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than MSC, the Issuer or Subsidiary Guarantors as a condition to the creation of any other security interest on such equipment, (x) so long as an ABL Facility is outstanding, all assets that would constitute ABL Priority Collateral that are not pledged to secure obligations thereunder and (xi) certain other exceptions described in the Security Documents . Except for property and assets of Foreign Subsidiaries which secure certain obligations under the Credit Agreement, the foregoing excluded property and assets do not secure the other First Priority Lien Obligations, including the Credit Agreement.

While it is expected that you will have a security interest in substantially all of the Collateral as of the date of this prospectus, some of the pledges of Capital Stock of certain Foreign Subsidiaries may not be in place at such time. However, to the extent that any such instrument or deliverable is required to be delivered, we are required to use our commercially reasonable efforts to deliver such instruments and deliverables within 30 days after the closing of the offering or, if later, the ABL Date.

The security interest in the notes is pari passu in priority with any and all security interest in the Notes Priority Collateral securing other First Priority Lien Obligations and will be junior in priority with any and all security interests in the ABL Priority Collateral securing the ABL Facility, in each case subject to all other Permitted Liens. The other First Priority Lien Obligations and ABL Obligations include Secured Bank Indebtedness and related obligations, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Person holding such other First Priority Lien Obligations and ABL Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Intercreditor Agent or a Junior Priority Intercreditor Agent, as applicable, to realize or foreclose on the Collateral on behalf of holders of the notes. Pursuant to the First Lien Intercreditor Agreement and ABL Intercreditor Agreement, in connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of Notes Priority Collateral (after paying the fees and expenses of the First Lien Collateral Agent and any expenses of selling or otherwise foreclosing on the Collateral) will be applied pro rata to the repayment of the obligations under the notes and the other outstanding First Priority Lien Obligations and all proceeds of ABL Priority Collateral (after paying the fees and expenses of the ABL Collateral Agent and any expenses of selling or otherwise foreclosing on the ABL Priority Collateral) will be applied to the repayment of the ABL Obligations prior to any repayment of the obligations under the notes and the other outstanding First Priority Lien Obligations.

The Issuer, MSC and the Subsidiary Guarantors are able to incur additional indebtedness in the future which could share in the Collateral, including additional First Priority Lien Obligations and ABL Obligations, indebtedness secured by a Permitted Lien such as purchase money liens that may be prior to the Liens securing the notes and additional Indebtedness which may be secured on a junior priority basis to the notes. The amount of such other First Priority Lien Obligations will be limited by the covenant disclosed under “—Certain Covenants— Liens,” and the amount of all such additional indebtedness will be limited by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First Priority Lien Obligations and ABL Obligations and additional indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of MSC (other than Momentive Coop) that are owned by MSC or any Guarantor will constitute Collateral only to the extent that such Capital Stock and securities can secure the notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than Momentive Coop) due to the fact that such Subsidiary’s Capital Stock and securities secure the notes or any Guarantee, then the Capital

Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to release the security interests securing the notes on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to subject to the Liens under the Security Documents securing the notes such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date of this prospectus, other than with respect to Momentive Coop, which is the indirect owner of Momentive Canada, whose membership interests are part of the Collateral without regard to such limits described above, the Collateral includes shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the outstanding notes. Certain of MSC’s foreign subsidiaries may have a value in excess of 20% of the principal amount of the notes initially issued; accordingly MSC’s pledge of such stock as Collateral is limited to less than 20% of the notes pursuant to these collateral cut back provisions.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if MSC, the Issuer or any Guarantor acquires property or assets constituting Collateral (other than Excluded Assets), it must promptly create a security interest (subject to Permitted Liens, including the pari passu lien that secures obligations in respect of any other First Priority Lien Obligations and prior liens that secures ABL Obligations with respect to ABL Priority Collateral) upon such property as security for the notes.

Security Documents

The Issuer, the Guarantors, the Trustee and the First Lien Collateral Agent entered into a new security agreement, which provides for the security interests to the secure the Obligations under the notes. At the same time, the Issuer and the Guarantors entered into a separate security agreement with the ABL Facility Collateral Agent, which security agreement provides for the security interests to secure the ABL Obligations. These security interests secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. With respect to any required Collateral that is not in place or perfected as of the ABL Date, the Issuer and the Guarantors will use their commercially reasonable efforts to complete on or prior to the ABL Date all filings and other similar actions required in connection with the perfection of such security interests, to the extent required by the Security Documents. If they are not able to complete such actions on or prior to the ABL Date, they will use their commercially reasonable efforts to complete such actions within 30 days after the ABL Date.

Subject to the terms of the Security Documents and the covenants of the Indenture, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Credit Agreement Agent or ABL Facility Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

First Lien Intercreditor Agreement

The Trustee under the Indenture and the First Lien Collateral Agent have entered into a First Lien Intercreditor Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) with the Authorized Representative of the Credit Agreement Obligations with respect to the Collateral, which may be amended from time to time without the consent of the holders of the notes to add other parties holding First Priority Lien Obligations permitted to be incurred under the Indenture, the Credit Agreement and the First Lien Intercreditor Agreement. The First Lien Collateral Agent was initially the administrative agent under the Credit Agreement. Upon the entry into the ABL Facility and the termination of our Credit Agreement, the notes are the only First Priority Lien Obligations outstanding (unless other First Priority Lien Obligations are incurred after the date hereof and prior to such date), but the First Lien Intercreditor Agreement remains in place to govern the relative rights and remedies with respect to the Collateral of the holder of the Notes and the holders of any other First Priority Lien Obligations incurred in the future. Such future First Priority Lien Obligations may be in the form of a senior secured credit facility, in which case the provisions in the First Lien Intercreditor Agreement with respect to the Credit Agreement would then apply with respect to such future senior secured credit facilities.

Under the First Lien Intercreditor Agreement, as described below, the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First Priority Lien Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative was initially the administrative agent under the Credit Agreement, and the Trustee for the holders of the notes, as Authorized Representative in respect of the notes, initially had no rights to take any action with respect to the Common Collateral under the First Lien Intercreditor Agreement. Upon entry into the ABL Facility and the termination of the Credit Agreement, the Trustee became the Applicable Authorized Representative, however, if a Credit Agreement constituting First Priority Lien Obligations is incurred thereafter, the administrative agent under such Credit Agreement will again become the Applicable Authorized Representative under the First Lien Intercreditor Agreement.

The administrative agent under the Credit Agreement will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of Credit Agreement Obligations and (2) the Non-Controlling Authorized Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Series of Additional First Priority Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Priority Lien Obligations, other than the Credit Agreement Obligations, with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 180 days (throughout which 180-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, and (b) the First Lien Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, has occurred and is continuing and (ii) the First Priority Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture for that Series of First Priority Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the administrative agent under the Credit Agreement or the First Lien Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative has the sole right to instruct the First Lien Collateral Agent to act or refrain from acting with respect to the Common Collateral, the First Lien Collateral Agent shall not follow any instructions with respect to such Common Collateral from any representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) may instruct the First Lien Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens on the Common Collateral, the First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent, Applicable Authorized Representative or Controlling Secured Party. The Trustee and each other Authorized Representative have agreed that it will not accept any Lien on any Collateral for the benefit of the holders of the notes (other than funds deposited for the discharge or defeasance of the notes) or of any other series of First Priority Lien Obligations other than pursuant to the First Lien Security Documents. Each of the First Lien Secured Parties also agreed that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement. The First Lien Intercreditor Agreement provides that if any Common Collateral is transferred to a third party or otherwise disposed of in connection with any enforcement by the First Lien Collateral Agent thereunder, the Liens upon such Common Collateral will be automatically released and discharged.

If an Event of Default or any event of default under any other First Priority Lien Obligations has occurred and is continuing and the First Lien Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any bankruptcy case of the Issuer or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the First Lien Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Priority Lien Obligations to the payment in full of the First Priority Lien Obligations on a ratable basis, after payment of all amounts owing to the First Lien Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First Priority Lien Obligations with respect to which such Impairment exists.

None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First Lien Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien

Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each Series of First Priority Lien Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First Lien Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If the Issuer or any Guarantor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement provides that (1) if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) will agree not to object to any such financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First Priority Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the First Lien Intercreditor Agreement,

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Priority Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and

(D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement;

provided, that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its representative that shall not constitute Common Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Priority Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

ABL Intercreditor Agreement

The First Lien Collateral Agent, on its own behalf and on behalf of the First Lien Secured Parties, the ABL Facility Collateral Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Facility (together with the First Lien Collateral Agent, the “Applicable Collateral Agents”), the Trustee, and the authorized representatives of any other First Priority Lien Obligations, the Issuer and the Guarantors entered into a intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) that sets forth the relative priority of the Liens securing any First Priority Lien Obligations (the “First Priority Term Obligations”) compared to the Liens securing the ABL Obligations (collectively, all such First Priority Term Obligations and ABL Obligations, the “Applicable Obligations”). Although the holders of First Priority Term Obligations and ABL Obligations will not be parties to the ABL Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the ABL Intercreditor Agreement provides that it may be amended from time to time to add additional secured parties with respect to other First Priority Term Obligations and ABL Obligations to the extent permitted to be incurred under the Indenture and other agreements governing such Obligations. The ABL Intercreditor Agreement allocates the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the First Priority Term Obligations on the other hand.

The ABL Intercreditor Agreement provides, among other things:

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Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any First Priority Term Obligations (the “First-Priority Liens”), or the enforceability of any such Liens or Obligations, (1) the ABL Liens on the ABL Priority Collateral will rank senior to any First-Priority Liens on the ABL Priority Collateral, and (2) the First-Priority Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral.

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Prohibition on Contesting Liens and Obligations. No Applicable Collateral Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Collateral Agent or holder of any other class of Applicable Obligations.

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Exercise of Remedies and Release of Liens with respect to the ABL Priority Collateral. Prior to the Discharge of the ABL Obligations, the ABL Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of any First-Lien Collateral Agent to take limited protective measures with respect to the First-Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Collateral Agent, which results in the release of the Liens of such ABL Collateral Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

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Exercise of Remedies and Release of Liens with respect to the Notes Priority Collateral. Prior to the Discharge of the First Priority Lien Obligations, the First Lien Collateral Agent (acting at the direction of the Applicable Authorized Representative) will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Collateral Agent to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the First Lien Collateral Agent, which results in the release of the Liens of such First Lien Collateral Agent on such item of Notes Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Notes Priority Collateral will be automatically released.

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Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all

proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any First Priority Term Obligations; and (2) after the Discharge of ABL Obligations, if any First Priority Term Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding First Priority Term Obligations in accordance with the terms of the First Lien Intercreditor Agreement; and (y)(1) all proceeds of Notes Priority Collateral shall be applied to First Priority Term Obligations in accordance with the terms of the First Lien Intercreditor Agreement, before being applied to the ABL Obligations; (2) after the Discharge of First Priority Term Obligations, if any ABL Obligations remain outstanding, all proceeds of Notes Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Collateral Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Collateral Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

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Amendment and Refinancings. The ABL Obligations and the First Priority Term Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the First Lien Intercreditor Agreement and Junior Priority Intercreditor Agreements.

In addition, the ABL Intercreditor Agreement will provide that if MSC or any of its subsidiaries is subject to a case under the Bankruptcy Code or any other bankruptcy law:

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if the ABL Collateral Agent desires to permit the use of cash collateral or to permit the Issuer or any Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) secured by a lien on ABL Priority Collateral, then the First Lien Collateral Agent and the holders of First Priority Term Obligations agree not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the First Lien Collateral Agent desires to permit the Issuer or any Guarantor to obtain any DIP Financing secured by a Lien on Notes Priority Collateral, then the ABL Collateral Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on Notes Priority Collateral securing the First Priority Term Obligations are subordinated or pari passu with respect to such DIP Financing, will subordinate its Liens in the Notes Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the First-Priority Liens in the Notes Priority Collateral;

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in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Collateral Agent or any holder of such ABL Obligations (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of collateral securing such ABL Obligations; and (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Term Obligations made by the First Lien Collateral Agent or any holder of such First Priority Term Obligations; (ii) any lawful exercise by any holder of First Priority Term Obligations of the right to credit bid First Priority Term Obligations in any sale in foreclosure of collateral securing such First Priority Term Obligations; and (iii) any other request for judicial relief made in any court by any holder of First Priority Term Obligations relating to the lawful enforcement of any Lien on the Notes Priority Collateral;

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in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not object to (and will not otherwise contest) any order relating to a sale of assets of the Issuer or Guarantor for which the ABL Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the ABL Obligations and the First Priority Term Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) any order relating to a sale of assets of the Issuer or a Guarantor for which the First Lien Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the ABL Obligations and the First Priority Term Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement;

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in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Collateral Agent; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the First Lien Collateral Agent;

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in respect of the ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not contest (or support any other person contesting) (a) any request by the ABL Collateral Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Collateral Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the First Lien Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Liens on ABL Priority Collateral securing the First Priority Lien Obligations are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the ABL Intercreditor Agreement and (ii) in the event the First Lien Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the First Lien Collateral Agent and the holders of First Priority Term Obligations have agreed that the holders of the ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the First Priority Term Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the First-Priority Liens are so subordinated to the Liens securing the ABL Obligations under the ABL Intercreditor Agreement;

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neither the First Lien Collateral Agent nor any other First Priority Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the

ABL Collateral Agent’s Lien on the ABL Priority Collateral, without regard to the existence of the Lien of the First Priority Secured Parties on the ABL Priority Collateral; and (y) neither the ABL Collateral Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any other First Priority Secured Party for allowance of First Priority Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the First Priority Secured Parties on the Notes Priority Collateral, without regard to the existence of the Lien of the ABL Collateral Agent or any holder of ABL Obligations on the Notes Priority Collateral;

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in respect of the Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not contest (or support any other person contesting) (a) any request by the First Lien Collateral Agent and the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Collateral Agent and the holders of First Priority Term Obligations to any motion, relief, action or proceeding based on the First Lien Collateral Agent and the holders of First Priority Term Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Term Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to any such collateral constituting Notes Priority Collateral, such Lien is subordinated to the Liens on such Notes Priority Collateral securing the First Priority Term Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Liens on Notes Priority Collateral securing the ABL Obligations are subordinated to the First Priority Liens under the ABL Intercreditor Agreement and (ii) in the event the ABL Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Collateral Agent and the holders of ABL Obligations have agreed that the holders of the First Priority Term Obligations shall also be granted a Lien on such additional collateral as security for the applicable First Priority Term Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Notes Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the First Priority Term Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Notes Priority Collateral granted to the holders of First Priority Term Obligations as adequate protection on the same basis as the other Liens securing the ABL Obligations are subordinated to the First-Priority Liens under the ABL Intercreditor Agreement; and

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until the Discharge of ABL Obligations has occurred, the First Lien Collateral Agent, on behalf of itself and the holders of First Priority Term Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens on ABL Priority Collateral securing the ABL Obligations for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge First Priority Term Obligations has occurred, the ABL Collateral Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States bankruptcy Code senior to or on a parity with the Liens on Notes Priority Collateral securing the First Priority Term Obligations for costs or expenses of preserving or disposing of any Collateral.

The ABL Intercreditor Agreement will also provide for customary access and use of the Notes Priority Collateral for purposes of exercising remedies with respect to the ABL Priority Collateral, and that the ABL Obligations and the First Priority Term Obligations shall be deemed separate classes of secured obligations.

Notwithstanding the foregoing, at our option, we may provide that the ABL Obligations will not be secured by a second priority security interest in the Notes Priority Collateral, in which case the collateral and intercreditor arrangements described above will be modified accordingly.

Junior Priority Intercreditor Agreements

The Trustee has executed joinders to the Junior Priority Intercreditor Agreements, each of which may be amended from time to time without the consent of holders of the notes to add other parties holding other First Priority Lien Obligations or other Junior Priority Lien Obligations permitted to be incurred under the Indenture. The Junior Priority Intercreditor Agreements define the terms of the relationships between (i) parties holding the notes or other First Priority Lien Obligations and (ii) parties holding either the Existing Junior Priority Notes or other indebtedness that is secured equally and ratably with a series of Existing Junior Priority Notes. The Junior Priority Intercreditor Agent under each Junior Priority Intercreditor Agreement is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Junior Priority Intercreditor Agreements, at any time at which First Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Junior Priority Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. No Existing Trustee is permitted to enforce the security interests even if any Event of Default under the applicable Existing Junior Priority Notes Indenture has occurred and the notes thereunder have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to Existing Junior Priority Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Liens. Only after the time at which all First Priority Lien Obligations have been discharged in full, the Existing Trustees in accordance with the provisions of the applicable Existing Junior Priority Notes Indenture and the applicable Existing Junior Priority Notes Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the applicable Existing Junior Priority Notes Security Documents for the ratable benefit of the holders of the applicable Existing Junior Priority Notes.

In addition, the Junior Priority Intercreditor Agreements provide that, so long as there are First Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First Priority Lien Obligations may direct the Junior Priority Intercreditor Agents to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the applicable Existing Junior Priority Notes, (2) MSC and the Subsidiary Guarantors may require the Existing Trustees to agree to modify the applicable Existing Junior Priority Notes Security Documents or the applicable Junior Priority Intercreditor Agreement, without the consent of the Existing Trustee and the holders of the applicable Existing Junior Priority Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture and (3) the holders of First Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Existing Junior Priority Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Existing Junior Priority Notes and not the other secured creditors in a like or similar manner.

The holders of the Existing Junior Priority Notes have agreed to waivers of rights in bankruptcy substantially similar to those being agreed by holders of the notes as described above.

Release of Collateral

The Issuer and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(2) in the case of a Guarantor that is released from its Guarantee with respect to the notes, the release of the property and assets of such Guarantor;

(3) in the case of a Guarantor making a Permitted Transfer to any Restricted Subsidiary of MSC; provided that such Permitted Transfer is permitted by clause (y) of the last paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(4) in respect of the property and assets of a Restricted Subsidiary that is a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(5) in respect of the property and assets of a Guarantor that at any time is not subject to a Lien securing any other First Priority Lien Obligations at such time (provided that if such property and assets is subsequently subject to a Lien securing any other First Priority Lien Obligations (other than assets excluded from the Collateral), such property and assets shall subsequently constitute Collateral hereunder) other than (x) in connection with a release or discharge by or as a result of payment in respect of the Credit Agreement or (y) if such release is due to a release of liens by lenders under the Credit Agreement, at any time that Indebtedness under the Credit Agreement does not constitute a majority of the aggregate principal amount of Indebtedness constituting First Priority Lien Obligations outstanding at such time;

(6) after the Issuer’s entry into an ABL Facility, in respect of any property and assets of the Issuer or a Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations, other than any assets or property that cease to be subject to a Lien securing ABL Obligations in connection with a release or discharge by or as a result of payment in full and termination of the ABL Facility; provided that if such property and assets are subsequently subject to a Lien securing ABL Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder; or

(7) as described under “—Amendments and Waivers” below.

The security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Issuer, MSC and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof by the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA. The Issuer and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Trustee, the First Lien Collateral Agent or the Credit Agreement Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “Repurchase at the Option of Holders —Asset Sales”;

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in MSC’s business.

Guarantees

MSC and each direct and indirect Restricted Subsidiary of MSC that is a Domestic Subsidiary on the Issue Date and that guarantees the obligations of MSC under the Credit Agreement jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors are secured by security interests (subject to Permitted Liens) in the Collateral owned by such Guarantor. Such Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require note holders to return payments received.” After the Issue Date, MSC will cause certain Domestic Subsidiaries that Incur or guarantee certain Indebtedness or that issue certain shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be automatically released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to MSC or a Subsidiary of MSC; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of MSC or any Subsidiary Guarantor;

(b) MSC designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the notes under the covenant described under “—Certain Covenants—Future Guarantors;”

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” with respect to the notes, or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(e) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Release of Collateral.”

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of The Depository Trust Company (“DTC”) or a nominee thereof. The initial notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) MSC, at its option, notifies the Trustee and DTC in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes and upon request by DTC or any of its participants.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) stating that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Among Global Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (1) beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for an interest in an IAI Global Note, the interest in the Temporary Regulation S Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor.”

Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) such transfer is being made in accordance with all applicable securities laws of the states of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the DTC Participant through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

The occurrence of any of the following events will constitute a “Change of Control”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of MSC and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) MSC becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of MSC; or

(3) individuals who on the Issue Date constituted the Board of Directors of MSC (together with any new directors whose election by such Board of Directors of MSC or whose nomination for election by the shareholders of MSC was approved by (a) a vote of a majority of the directors of MSC then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of MSC then in office.

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuer (i)(A) makes an offer within 30 days following such Change of Control to all holders of the notes to purchase all the notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchases all the notes properly tendered in accordance with the Change of Control Offer or (ii) exercise their right, within 30 days following such Change of Control, to redeem all the notes as described under “—Optional Redemption.”

A “Change of Control Offer” means a notice mailed to each holder of the notes with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture applicable to a Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase notes pursuant thereto as described above by virtue thereof.

This Change of Control repurchase provision is a result of negotiations among MSC, the Issuer and the Initial Purchasers. MSC has no present intention to engage in a transaction involving a Change of Control, although it is possible that MSC could decide to do so in the future. Subject to the limitations discussed below, MSC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect MSC capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future indebtedness of MSC may contain prohibitions on certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the purchase of the notes pursuant to a Change of Control Offer could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer, MSC and the other Guarantors. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such repurchases. See “Risk Factors—Risks Related to an Investment in the Notes—The Issuer may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of MSC and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relevant to a Change of Control Event of Default may be waived or modified with the written consent of the holders of a majority in principal amount of the notes, respectively, until such time as tendered notes must be purchased.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and MSC will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that MSC and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of MSC for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by MSC or its Restricted Subsidiaries of Indebtedness under any Credit Agreement or ABL Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2.675 billion plus an aggregate additional principal amount of Consolidated Total Indebtedness constituting First Priority Lien Obligations or ABL Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of MSC to exceed 3.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes or the exchange notes (not including any additional notes, including the new notes) and the related Guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (after giving effect to the Offering Transactions) (other than Indebtedness described in clauses (a) and (b)), including the Existing Debentures and the Existing Junior Priority Notes and the guarantees thereof;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by MSC or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by MSC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of MSC or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of MSC in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(g) Indebtedness of MSC to a Restricted Subsidiary; provided, however, that any such Indebtedness owed to a Restricted Subsidiary that is not the Issuer or a Guarantor is subordinated in right of payment to the obligations of MSC under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to MSC or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to MSC or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to MSC or another Restricted Subsidiary; provided, however, that if a Guarantor Subsidiary incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not Incurred for speculative purposes: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by MSC or any Restricted Subsidiary in the ordinary course of business;

(1) Indebtedness or Disqualified Stock of MSC or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (1) shall cease to be deemed Incurred or outstanding for purposes of this clause (1) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which MSC, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (1));

(m) any guarantee by MSC or any of its Restricted Subsidiaries of Indebtedness or other obligations of MSC or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by MSC or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Guarantor, as applicable;

(n) the Incurrence by MSC or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred as permitted under the first paragraph of this covenant or clause (b), (c), (d), (n), (o) and/or (s) of this paragraph or any Indebtedness Incurred to so refund or refinance such Indebtedness, including, in each case, any Indebtedness Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of MSC that is not a Guarantor that refinances Indebtedness of MSC or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of MSC or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided further, however, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the notes, (B) any Secured Indebtedness constituting a First Priority Lien Obligation or ABL Obligation or (C) any Existing Debentures consisting of pollution control bonds;

(o) Indebtedness or Disqualified Stock of (x) MSC or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by MSC or any of its Restricted Subsidiaries or merged with or into MSC or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) MSC would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to MSC or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of MSC or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries of MSC for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) other than for working capital purposes, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150 million and 5.0% of Total Assets at the time of Incurrence;

(u) Indebtedness of MSC or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business;

(v) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of MSC or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million ; and

(w) Indebtedness issued by MSC or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of MSC or any of its direct or indirect parent companies to the extent permitted under clause (b)(4) of the covenant described under “—Limitation on restricted payments.”

For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (w) above or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, MSC shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MSC, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding the foregoing, the Issuer may not incur any Indebtedness or issue any shares of Disqualified Stock or Preferred Stock unless all of the Issuer’s obligations with respect thereto are fully and unconditionally guaranteed by MSC; provided, however, such guarantee will be deemed to be full and unconditional even if subject to the same kinds of limitations applicable to the Guarantee by MSC of the notes.

Limitation on Restricted Payments

(a) MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of MSC’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of MSC; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, MSC or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of MSC or any direct or indirect parent company of MSC;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of MSC or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, MSC could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MSC and its Restricted Subsidiaries after the Existing Second Lien Notes Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b) below), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of MSC for the period (taken as one accounting period) from June 30, 2006 to the end of MSC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by MSC after the Existing Second Lien Notes Issue Date from the issue or sale of Equity Interests of MSC (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of MSC or an employee stock ownership plan or trust established by MSC or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of MSC, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after the Existing Second Lien Notes Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of MSC or any Restricted Subsidiary issued after the Existing Second Lien Notes Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in MSC (other than Disqualified Stock) or any direct or indirect parent of MSC (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by MSC or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by MSC or any Restricted Subsidiary, in each case subsequent to the Existing Second Lien Notes Issue Date, from:

(A) the sale or other disposition (other than to MSC or a Restricted Subsidiary of MSC) of Restricted Investments made by MSC and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from MSC and its Restricted Subsidiaries by any Person (other than MSC or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to MSC or a Restricted Subsidiary of MSC) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of MSC has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, MSC or a Restricted Subsidiary of MSC, in each case subsequent to the Existing Second Lien Notes Issue Date , the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of MSC in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (iii)(2), (3), (4), (5) and (6) above shall be determined in good faith by MSC and

(A) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in an Officers’ Certificate,

(B) in the event of property with a Fair Market Value in excess of $25 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of MSC or

(C) in the event of property with a Fair Market Value in excess of $50 million, shall be set forth in writing by an Independent Financial Advisor.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution (i) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or (ii) declared on or prior to the Existing Second Lien Notes Issue Date;

(2)(A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of MSC or any direct or indirect parent company of MSC or Subordinated Indebtedness of MSC or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of MSC or any direct or indirect parent company of MSC or contributions to the equity capital of MSC (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of MSC or to an employee stock ownership plan or any trust established by MSC or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of MSC or to an employee stock ownership plan or any trust established by MSC or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of MSC or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of the Issuer or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any notes then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased or acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following;

(4) the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of MSC to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of MSC or any direct or indirect parent company of MSC held by any future, present or former employee, director or consultant of MSC or any direct or indirect parent company of MSC or any Subsidiary of MSC pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $ 15 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by MSC or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of MSC or any direct or indirect parent company of MSC (to the extent contributed to MSC) to members of management, directors or consultants of MSC and its Restricted Subsidiaries or any direct or indirect parent company of MSC that occurs after the Issue Date;

provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of paragraph (a) of this covenant); plus

(B) the cash proceeds of key man life insurance policies received by MSC or any direct or indirect parent company of MSC (to the extent contributed to MSC) and its Restricted Subsidiaries after the Issue Date; (provided, however, that MSC may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of MSC or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date and the declaration and payment of dividends to any direct or indirect parent company of MSC, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of MSC issued after the Issue Date the proceeds of which were contributed to MSC; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), MSC would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by MSC from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date ;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $40 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on MSC’s common stock (or the payment of dividends to any direct or indirect parent of MSC to fund the payment by any direct or indirect parent of MSC of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by MSC from any public offering of common stock or contributed to MSC by any direct or indirect parent of MSC from any public offering of common stock;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.0% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to MSC or a Restricted Subsidiary of MSC by Unrestricted Subsidiaries;

(12) (A) with respect to each tax year or portion thereof that any direct or indirect parent of MSC qualifies as a Flow Through Entity, the distribution by MSC to the holders of Capital Stock of such direct or indirect parent of MSC of an amount equal to the product of (i) the amount of aggregate net taxable income of MSC allocated to the holders of Capital Stock of MSC for such period and (ii) the Presumed Tax Rate for such period; and

(B) with respect to any tax year or portion thereof that any direct or indirect parent of MSC does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of MSC that files a consolidated U.S. federal tax return that includes MSC and its subsidiaries in an amount not to exceed the amount that MSC and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if MSC and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of MSC to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of MSC, and general corporate overhead expenses of any direct or indirect parent of MSC, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of MSC and its respective Subsidiaries;

(B) in amounts required for any direct or indirect parent of MSC, to pay interest or principal on Indebtedness the proceeds of which have been contributed to MSC or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, MSC Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph or be used to incur Contribution Indebtedness or to make a Restricted Payment pursuant to paragraph (b) of this covenant (other than payments permitted by this clause (13); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of MSC for purposes of the Indenture; and

(C) in amounts required for any direct or indirect parent of MSC to pay fees and expenses, other than to Affiliates of MSC, related to any equity or debt offering of such parent;

(14) cash dividends or other distributions on MSC’s Capital Stock used to, or the making of loans to any direct or indirect parent of MSC to, fund the payment of fees and expenses incurred in connection with the MSC Recapitalization, the Offering Transactions or in respect of amounts owed by MSC or any Restricted Subsidiary of MSC to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of MSC or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101 % of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer with respect to the notes as a result of such Change of Control and have repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(18) in the event of an Asset Sale that requires the Issuer to offer to purchase notes pursuant to the covenant described under “—Asset Sales,” the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of MSC or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made an Asset Sale Offer or Collateral Asset Sale Offer, as applicable, with respect to the notes as a result of such Asset Sale and have repurchased all notes validly tendered and not withdrawn in connection with such Asset Sale Offer or Collateral Asset Sale Offer, as applicable, and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds or Collateral Excess Proceeds, as applicable, used to determine the aggregate purchase price of the notes tendered for in such Asset Sale Offer or Collateral Asset Sale Offer, as applicable, less the aggregate amount applied in connection with such Asset Sale Offer or Collateral Asset Sale Offer, as applicable;

(19) any Restricted Payments made in connection with the consummation of the MSC Recapitalization, as set forth under the heading “Use of Proceeds” in the Existing Second Lien Notes Offering Circular, the payment of the dividend declared in May 2005 but not yet paid in the amount included in other long-term liabilities as of June 30, 2006, and the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of Holdings; and

(20) Restricted Payments by MSC or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of MSC’s Subsidiaries were Restricted Subsidiaries, except that (i) subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing Junior Priority Notes Indentures were Unrestricted Subsidiaries and (ii) HAI was not subject to the covenants described under “—Certain Covenants.” MSC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by MSC and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For the purposes of this covenant, any payment made on or after the Existing Second Lien Notes Issue Date but prior to the Issue Date will be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the Indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clauses (1) through (20) above or as a Permitted Investment, such Restricted Payment may be deemed by MSC to have been made pursuant to such clause or as such a Permitted Investment).

While we believe that, as of December 31, 2012, there is substantial capacity for Restricted Payments under clause (a)(iii) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” we believe that we are not otherwise able to use such capacity due to restrictions under our Credit Agreement (which may be amended or refinanced).

Dividend and Other Payment Restrictions Affecting Subsidiaries

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to MSC or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to MSC or any of its Restricted Subsidiaries;

(b) make loans or advances to MSC or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to MSC or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Senior Credit Documents, the Existing Debentures, the Existing Junior Priority Notes and the guarantees thereof;

(2) the Indenture, the notes (and any exchange notes and guarantees thereof), the Security Documents, the First Lien Intercreditor Agreement and the Existing Junior Priority Intercreditor Agreements;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by MSC or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i) of (A) MSC or (B) any Restricted Subsidiary of MSC, in each case that (x) is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, an Officer determines reasonably in good faith that any such encumbrance or restriction will not materially adversely affect MSC’s ability to honor its Guarantee of the notes, or

(ii) that is Incurred by a Foreign Subsidiary of MSC subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of MSC; or

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of MSC, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to MSC or a Restricted Subsidiary to other Indebtedness Incurred by MSC or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

MSC will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) MSC or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by MSC) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by MSC or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on MSC’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of MSC or any Restricted Subsidiary of MSC (other than liabilities that are by their terms subordinated to the notes or the Guarantees of the notes, as the case may be) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by MSC or such Restricted Subsidiary from such transferee that are converted by MSC or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by MSC or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $70 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after MSC’s or any Restricted Subsidiary of MSC’s receipt of the Net Proceeds of any Asset Sale, MSC or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(1) to permanently reduce (a) any Indebtedness constituting First Priority Lien Obligations (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto); provided that (x) to the extent that the terms of First Priority Lien Obligations other than the notes, as such agreements are in existence on the Issue Date, require that such First Priority Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, MSC or any Restricted Subsidiary shall be entitled to repay such other First Priority Lien Obligations prior to repaying the notes and (y) subject to the foregoing clause (x), if the Issuer shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce Indebtedness under the notes in any manner set forth in clause (e) below, (b) the notes, (c) Indebtedness constituting Pari Passu Indebtedness other than First Priority Lien Obligations so long as the Asset Sale proceeds are with respect to non-Collateral (provided that if MSC shall so reduce Pari Passu Indebtedness under this clause (c), MSC will equally and ratably reduce Indebtedness under the notes in any manner set forth in clause (e) below), (d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, or (e) Indebtedness under the notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer to all holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes (such offer to be conducted in accordance with the procedures set forth below for an Asset Sales Offer or a Collateral Asset Sale Offer but without any further limitation in amount); or

(2) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MSC or, if such Person is a Restricted Subsidiary of MSC, in an increase in the percentage ownership of such Person by MSC or any Restricted Subsidiary of MSC; or

(3) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MSC or, if such Person is a Restricted Subsidiary of MSC, in an increase in the percentage ownership of such Person by MSC or any Restricted Subsidiary of MSC).

Pending the final application of any such Net Proceeds, MSC or such Restricted Subsidiary of MSC may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture.

The Indenture provides that any Net Proceeds from any Asset Sale of Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been applied whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of the notes and, if required by the terms of any First Priority Lien Obligations or Obligations secured by a Lien permitted under the Indenture (which Lien is not subordinate to the Lien of the notes with respect to the Collateral), to the holders of such First Priority Lien Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the notes and such First Priority Lien Obligations or such other Obligations that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Priority Lien Obligations, such lesser price, if any, as may be provided for by the terms of such First Priority Lien

Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Express Proceeds within ten (10) Business Days after the date that Collateral Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

The Indenture provides that any Net Proceeds from any Asset Sale of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustees.

To the extent that the aggregate amount of notes and such other First Priority Lien Obligations or Obligations secured by a Lien permitted by the Indenture (which Lien is not subordinate to the Lien of the notes with respect to the Collateral) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of notes or other First Priority Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the notes and such other First Priority Lien Obligations or such other Obligations to be purchased in the manner described below. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the applicable trustees shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, which served as the basis for such Asset Sale Offer shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

If more notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) of $2,000 or less shall be purchased in part.

Notices of an Asset Sale Offer or Collateral Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MSC (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to MSC or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by MSC or such Restricted Subsidiary with an unaffiliated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, MSC delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of MSC approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among MSC or any of its Restricted Subsidiaries and (b) any merger of MSC and any direct parent company of MSC; provided however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of MSC and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)(x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (a) $6.0 million and (b) 2.0% of EBITDA of MSC and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (x) above in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of MSC or any Restricted Subsidiary or any direct or indirect parent company of MSC;

(5) payments by MSC or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of MSC in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in the Offering Circular relating to the initial notes (or in documents incorporated by reference therein);

(6) transactions in which MSC or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to MSC or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of MSC in good faith;

(8) the existence of, or the performance by MSC or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by MSC or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, any agreement described under the caption “Certain Relationships and Related Party Transactions” in the documents incorporated by reference herein and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by MSC or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Offering Transactions and the payment of all fees and expenses related to the Offering Transactions, including fees to the Sponsor, that are described in the Offering Circular for the initial notes;

(11) (a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of MSC;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of MSC or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(12)(a) of the covenant described under “—Limitations on Restricted Payments;”

(16) any contribution to the capital of MSC;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(18) pledges of Equity Interests of Unrestricted Subsidiaries;

(19) any employment agreements entered into by MSC or any of the Restricted Subsidiaries in the ordinary course of business; and

(20) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of MSC in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of MSC and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

MSC will not, and will not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of MSC or any Subsidiary Guarantor, other than Liens securing Indebtedness that are junior in priority to the Liens on such property or assets securing the notes pursuant to the terms of the Junior Priority Intercreditor Agreements or an intercreditor agreement not materially less favorable to the holders of the notes than the Junior Priority Intercreditor Agreements.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, MSC shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MSC, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness”.

Reports and Other Information

Notwithstanding that MSC may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, MSC will file with the SEC (and provide the Trustee and holders of the notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which MSC would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that MSC shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event MSC will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the holders of the notes, including by posting such reports on the primary website of MSC or its Subsidiaries, in each case within 15 days after the time MSC would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that (a) the rules and regulations of the SEC permit MSC and any direct or indirect parent company of MSC to report at such parent entity’s level on a consolidated basis and such parent entity of MSC is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of MSC, or (b) any direct or indirect parent of MSC becomes a guarantor of the notes, the Indenture permits MSC to satisfy its obligations in this covenant with respect to financial information relating to MSC by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than MSC and its Subsidiaries, on the one hand, and the information relating to MSC, the Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

In addition, MSC shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, MSC will be deemed to have furnished such reports referred to above to the Trustee and the holders of the notes if MSC has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Future Guarantors

Each of our Restricted Subsidiaries that is a guarantor under the Credit Agreement guarantees the notes in the manner and on the terms set forth in the Indenture.

MSC will cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary; (y) or a Receivables Subsidiary or (z) a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries) that guarantees any Indebtedness of MSC, the Issuer or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the terms and conditions set forth in the Indenture. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Guarantees.”

After-Acquired Property

Upon the acquisition by the Issuer, MSC or any Guarantor of any First Priority After-Acquired Property, the Issuer, MSC or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the First Lien Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

Limitation on Indenture Restricted Subsidiaries

MSC will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Existing Debentures Subsidiary being an Indenture Restricted Subsidiary at any time when the negative covenants contained in the Existing Debentures are applicable to an Indenture Restricted Subsidiary unless such Subsidiary concurrently becomes a Subsidiary Guarantor and, after giving effect thereto, there is no default under the Existing Debentures.

Limitation on Issuer and Hexion Nova Scotia Finance, ULC

MSC will not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Issuer (except to the extent the Issuer is merged with and into MSC or a Guarantor in accordance with the terms of the Indenture). Neither the Issuer nor Hexion Nova Scotia Finance, ULC will own any material assets or other property, other than Indebtedness or other obligations owing to the Issuer or Hexion Nova Scotia Finance, ULC by MSC and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Neither the Issuer nor Hexion Nova Scotia Finance, ULC will Incur any material liabilities or obligations other than their obligations (if any) pursuant to the notes, the Indenture, the Credit Agreement, the Security Documents and other Indebtedness outstanding on the Issue Date or permitted to be Incurred as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. If Hexion Nova Scotia Finance ULC at any time has assets in excess of $100 million, including intercompany Indebtedness, it shall guarantee the notes.

Merger, Consolidation or Sale of All or Substantially All Assets

(a) MSC will not consolidate or merge with or into or wind up into (whether or not MSC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) MSC is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than MSC) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (MSC or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than MSC) expressly assumes all the obligations of MSC under the Indenture and its Guarantee of the notes pursuant to supplemental indentures;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for MSC and its Restricted Subsidiaries immediately prior to such transaction; and

(5) MSC shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, MSC under the Indenture and its Guarantee of the notes and MSC, the Guarantors and the Issuer shall be released from the obligation to guarantee, or, to pay, if applicable, the principal of and interest on the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to MSC or to another Restricted Subsidiary, and (b) MSC may merge with an Affiliate incorporated solely for the purpose of reincorporating MSC in another state of the United States so long as the amount of Indebtedness of MSC and its Restricted Subsidiaries is not increased thereby.

(b) The Issuer may not, and MSC will not permit the Issuer to, consolidate, merge or amalgamate with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving entity or the Person formed by or surviving any such consolidation merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or unlimited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called, a “Successor Issuer”);

(2) a Successor Issuer (if other than the Issuer) expressly assumes, all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of a Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing; and

(4) MSC shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, transfer and such supplemental indenture (if any) comply with the Indenture.

A Successor Issuer will be the successor to the predecessor Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes. Notwithstanding the foregoing clause (3), the Issuer may consolidate with, merge into, amalgamate with or transfer all or part of its property and assets to MSC or a Restricted Subsidiary.

(c) MSC will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors’ Guarantee of the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee of the notes and such Guarantor shall be released from its obligation to guarantee or to pay, if applicable, the principal of, or interest on, the notes. Notwithstanding the foregoing clause (3), (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Permitted Transfer”) to (x) MSC or any Guarantor or (y) any Restricted Subsidiary of MSC that is not a Guarantor; provided that at the time of each such Permitted Transfer pursuant to clause (y) the aggregate amount of all such Permitted Transfers since the Issue Date shall not exceed 5.0% of the Total Assets as shown on the most recent available balance sheet of MSC and the Restricted Subsidiaries after giving effect to each such Permitted Transfer and including all Permitted Transfers occurring from and after the Existing Second Lien Notes Issue Date (excluding Permitted Transfers in connection with the MSC Recapitalization).

Defaults

An Event of Default with respect to all the notes is defined in the Indenture as:

(1) a default in any payment of interest on any note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by MSC to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by MSC or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (in each case, other than a failure to purchase notes when required under the covenant described under “—Certain Covenants—Asset Sales”),

(5) the failure by MSC or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the Indenture (other than those referred to in (1), (2), (3) or (4) above),

(6) the failure by MSC or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to MSC or a Restricted Subsidiary of MSC) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of MSC and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of MSC, either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by MSC or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(9) the Guarantee of any notes by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee of any notes and such Default continues for 10 days,

(10) unless such Liens have been released in accordance with the provisions of the Security Documents, Liens in favor of the Holders of the notes with respect to all or substantially all of the Collateral cease to be valid or enforceable, or MSC shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary Guarantor, MSC fails to cause such Subsidiary Guarantor to rescind such assertions within 30 days after MSC has actual knowledge of such assertions,

(11) the failure by MSC, the Issuer or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10) the “security default provisions”), or

(12) a Change of Control shall occur and the Issuer does not cure this event as permitted under the Indenture (the “change of control default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of at least 25% in principal amount of outstanding notes notify the Issuer and the Trustee of the default and the Issuer does not cure such default within the time specified in clauses (4), (5) and (11) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of either of the Issuer or MSC) occurs and is continuing, the Trustee by notification to the Issuer or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer and the Trustee may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or MSC occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults with respect to the notes, their status and what action the Issuer is taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions and the provisions of the First Lien Intercreditor Agreement, the Indenture, the First Lien Intercreditor Agreement, the Junior Priority Intercreditor Agreements and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the notes, then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the notes). Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on such note,

(3) reduce the principal of or change the Stated Maturity of such note,

(4) reduce the amount payable upon the redemption of such note or change the time when any such note may be redeemed as described under “—Optional Redemption,”

(5) make such note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate such note or any Guarantee of such note to any other Indebtedness of the Issuer or any Guarantor,

(9) except as expressly permitted by the Indenture, modify the Guarantees in any manner adverse to the holders of such Note, or

(10) make any change in the First Lien Intercreditor Agreement, the Junior Priority Intercreditor Agreements or the provisions in the Indenture dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the notes), no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Collateral.

Without the consent of any holder, the Issuer, the Guarantors and the Trustee may amend the Indenture, the notes, any Security Document, the First Lien Intercreditor Agreement or the Junior Priority Intercreditor Agreements to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer or any Guarantor under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Priority Intercreditor Agreements when permitted or required by the Indenture or the Security Documents, to add additional secured creditors holding Junior Priority Obligations or other First Priority Lien Obligations so long as such obligations are not prohibited by the Indenture, to add to the covenants of MSC or any Restricted Subsidiaries for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Guarantor, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the notes, the Security Documents, the First Lien Intercreditor Agreement or the Junior Priority Intercreditor Agreements, to any provision of the “Description of notes” to the extent that such provision in this “Description of notes” was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the notes, the Security Documents, the First Lien Intercreditor Agreement or the Junior Priority Intercreditor Agreements, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to make the changes contemplated below in connection with an ABL Transaction and changes in furtherance thereof, to make certain changes to the Indenture to provide for the issuance of additional notes or to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes. In addition, the First Lien Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Lien Obligations under the Credit Agreement will also apply automatically to the collateral documents with respect to the notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Indenture provides that in determining whether the holders of the required principal amount of notes have concurred in any direction, waiver or consent, notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination. As a result, notes held by the Sponsor will not be able to vote in respect of any direction, waiver or consent so long as the Sponsor controls the Issuer.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

ABL Transaction

As described above, notwithstanding anything to the contrary in this “Description of the Notes” (but subject to the limitation on liens and indebtedness described above), we will be permitted to consummate an ABL Transaction after the Issue Date. Upon the consummation of an ABL Transaction (the date of such consummation, the “ABL Date”), (1) the Collateral for the notes and the other First Priority Lien Obligations will be modified to reflect the collateral arrangements described in this “Description of the Notes” and (2) the other modifications to the terms of the indenture governing the notes contemplated herein will be made.

The maximum principal amount of Indebtedness for borrowed money that may constitute ABL Priority Obligations shall not exceed the greater of (a) $500 million and (b) the Borrowing Base.

From and after the consummation of an ABL Transaction:

(i) MSC and its subsidiaries will be permitted to repay ABL Obligations (without being required to repay or offer to repay the notes or any other First Lien Term Obligations) with the proceeds of any Asset Sale so long such proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person) and will not be permitted to repay ABL Obligations with the proceeds of any Asset Sale of Notes Priority Collateral without first repaying or offering to repay First Priority Term Obligations;

(ii) the Lien covenant will permit the incurrence of Liens on ABL Priority Collateral to secure ABL Obligations so long as the notes are given a junior priority lien on such ABL Priority Collateral (other than Excluded Assets) in a manner consistent with the descriptions of the security and the ABL Intercreditor Agreement in this section; and

(iii) the After Acquired Property covenant will be modified to require the granting of junior priority liens to secure the notes on any First Priority After Acquired Property consisting of ABL Priority Collateral (and the taking of actions with respect to the granting of such liens that are otherwise consistent with actions required to be taken by the ABL Collateral Agent).

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any Equity Interests in MSC, the Issuer or any direct or indirect parent corporation of MSC, as such, will have any liability for any obligations of the Issuer under the notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note, selected for redemption or to transfer or exchange any such note for a period of 15 days prior to a selection of such notes to be redeemed. The notes will be issued in registered form and the registered holder of a will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and their obligations under the Indenture with respect to the holders of the notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace notes that have been mutilated, destroyed, lost or stolen and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, and the change of control default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the notes) and certain provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the notes. If the Issuer exercises its legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents so long as no notes are then outstanding.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries, (9), (10), (11) or (12) under “—Defaults” or because of the failure of MSC to comply with clause (a)(4) under “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel stating that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the notes, not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the notes. Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) is the trustee under the Existing Senior Secured Notes Indenture.

Wilmington Trust Company, an affiliate of Wilmington Trust, National Association, serves as trustee for the Existing Second Lien Notes. Consequently, if a default occurs with respect to the notes, the Existing Senior Secured Notes or the Existing Second Lien Notes, Wilmington Trust, National Association or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for the purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default with respect to any notes occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Security Documents, the First Lien Intercreditor Agreement, the Junior Priority Intercreditor Agreements and the notes are governed by, and construed in accordance with, the laws of the State of New York (or, to the extent required, the law of the jurisdiction in which the Collateral is located).

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or a Subsidiary, including judgments with respect to the payment of principal, interest, redemption price and any purchase price with respect to the notes, may not be collectible within the United States.

Certain Definitions

“ABL Facility” means (i) any asset-based revolving credit agreement entered into after the Issue Date designated by MSC as an “ABL Facility”, among MSC and any Subsidiary of MSC from time to time designated as a “Borrower” thereunder, the lenders and agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by MSC to be included in the definition of “ABL Facility,” one or more (A) asset-based debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Collateral Agent” means the “Collateral Agent” under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Obligations” means the Obligations of the borrowers and other obligors under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof.

“ABL Transaction” shall mean the incurrence by MSC or one of its Subsidiaries of any ABL Obligations (as designated by MSC to the Trustee in an Officer’s Certificate) and the transactions related thereto (including the modifications to the Collateral contemplated herein).

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Additional First Lien Secured Party” means the holders of any Additional First Priority Lien Obligations, including the holders of the notes, and any Authorized Representative with respect thereto, including the Trustee.

“Additional First Priority Lien Obligations” means Notes Obligations and any other First Priority Lien Obligations that are Incurred after the Issue Date (other than Indebtedness incurred under the credit agreement described in clause (i) of the definition of “Credit Agreement”) and secured by the Common Collateral on a first priority basis pursuant to the Security Documents.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2006 the amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates;”

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plan prior service costs); minus

(11) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the credit agreement described in clause (i) of the definition of “Credit Agreement” and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Premium” means, with respect to any note on any applicable redemption date as determined by the Issuer, the greater of: (1)1.0% of the then outstanding principal amount of such note; and (2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such note at April 15, 2015 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through April 15, 2015 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of MSC or any Restricted Subsidiary of MSC other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to MSC or another Restricted Subsidiary of MSC other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of MSC in a manner permitted pursuant to paragraph (a) of the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(e) any disposition of assets of MSC or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $12.5 million ;

(f) any disposition of assets to MSC or any Restricted Subsidiary of MSC, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by MSC;

(h) any disposition of assets received by MSC or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(1) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of MSC or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use MSC’s or any of its Restricted Subsidiaries patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology; and

(p) any Sale/Leaseback Transaction pursuant to which MSC or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations incurred under the credit agreement described in clause (i) of the definition of “Credit Agreement” or the Credit Agreement Secured Parties, the administrative agent under the Credit Agreement, (ii) in the case of Notes Obligations or the holders of the notes, the Trustee and (iii) in the case of any Series of Additional First Priority Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MSC whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” shall mean, as of any date, the sum of (x) 85% of the book value of the inventory of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of MSC described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of MSC) rated at least “A-l” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than MSC and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than MSC or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of MSC and (y) dividends that are payable only at such time as there are no notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries; less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including any severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration cost and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the MSC Recapitalization or otherwise, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of MSC) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization or intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded;

(16) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the MSC Recapitalization or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(17) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of MSC or a Restricted Subsidiary of MSC to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(4) and (5) of paragraph (a) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of MSC and its Restricted Subsidiaries on the date of determination that constitutes First Priority Lien Obligations or ABL Obligations to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of MSC and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the Incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,”

MSC or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of MSC and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of MSC and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of MSC, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of MSC and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of MSC or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of MSC by any stockholder of MSC (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of MSC the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any notes then outstanding,

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means (i) the amended and restated credit agreement among MSC, certain Subsidiaries of MSC, the financial institutions named therein, and JPMorgan Chase Bank, N.A, as Administrative Agent and Collateral Agent entered into prior to the consummation of the Offering Transactions, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by MSC to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Agent” has the meaning given to the term “Administrative Agent” in the First Lien Intercreditor Agreement.

“Credit Agreement Obligations” means the Obligations in respect of the credit agreement described in clause (i) of the definition of “Credit Agreement”.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by MSC or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of MSC or any direct or indirect parent company of MSC, as applicable (other than Disqualified Stock), that is issued for cash (other than to MSC or any of its Subsidiaries or an employee stock ownership plan or trust established by MSC or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the ABL Collateral Agent and issuing lenders under the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility (unless in connection with such replacement all of the ABL Obligations are repaid in full in cash (and the other conditions set forth in this definition prior to the proviso are satisfied) with the proceeds of a Qualified Receivables Financing, in which case a Discharge of ABL Obligations shall be deemed to have occurred). In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of First Priority Term Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement with respect to the reinstatement or continuation of any First Priority Term Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First Priority Term Obligation and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First Priority Term Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First Lien Secured Parties under such document evidencing such Obligation; provided that the Discharge of First Priority Term Obligation shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Term Obligation that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Term Obligation. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Term Obligation shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the date on which the Credit Agreement Obligations are no longer secured by such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a refinancing of such Credit Agreement Obligations with additional First Priority Lien Obligations secured by such Common Collateral under an agreement relating to Additional First Priority Lien Obligations which has been designated in writing by the administrative agent under the Credit Agreement so refinanced to the First Lien Collateral Agent and each other Authorized Representative as the Credit Agreement for purposes of the First Lien Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of MSC or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by MSC in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means Adjusted EBITDA but without giving effect to clause (9), contained therein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of MSC or any direct or indirect parent company of MSC, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to MSC’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means the property and other assets of the Issuer, MSC and the Subsidiary Guarantors that is excluded from the grant of security interest in favor of the First Lien Collateral Agent, on behalf of the holders of the notes, pursuant to the terms of the Indenture and the Security Documents.

“Excluded Contributions” means Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of MSC) received by MSC after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of MSC or to any MSC or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of MSC,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of MSC, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Debentures” means MSC’s 7.875% Debentures due 2023, 8.375% Sinking Fund Debentures due 2016 and 9.2% Debentures due 2021.

“Existing Debentures Subsidiary” means each corporation of which MSC, or MSC and one or more Existing Debentures Subsidiaries, or any one or more Existing Debentures Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

“Existing Junior Priority Notes” means the Existing Second Lien Notes and the Existing Senior Secured Notes.

“Existing Junior Priority Notes Indentures” means the Existing Second Lien Notes Indentures and the Existing Senior Secured Notes Indenture.

“Existing Junior Priority Notes Security Documents” has the meaning given to the term “Security Documents” in each Junior Priority Intercreditor Agreement.

“existing notes” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.

“Existing Second Lien Notes” means (i) the Second-Priority Senior Secured Floating Rate Notes due 2014 and (ii) the 9% Second-Priority Senior Secured Notes due 2020 issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

“Existing Second Lien Notes Indentures” means (i) the indenture among the Issuer, Hexion Nova Scotia Finance, ULC, MSC, Wilmington Trust Company, as trustee, and the other parties thereto dated November 3, 2006 with respect to the Existing Second Lien Notes due 2014 and (ii) the indenture among the Issuer, Hexion Nova Scotia Finance, ULC, MSC, Wilmington Trust Company, as trustee, and the other parties thereto dated November 5, 2010 with respect to the Existing Second Lien Notes due 2020, in each case as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Second Lien Notes Issue Date” means November 3, 2006.

“Existing Second Lien Notes Offering Circular” means the Offering Circular dated October 27, 2006, with respect to the Existing Second Lien Notes.

“Existing Senior Secured Note Indenture” means the indenture among the Issuer, Hexion Nova Scotia Finance, ULC, MSC, Wilmington Trust National Association (as successor by merger to Wilmington Trust FSB) as trustee, and the other parties thereto dated January 29, 2010 with respect to the Existing Senior Secured Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Senior Secured Notes” means the 8.875% Senior Secured Notes due 2018 issued by Hexion Finance Escrow LLC and Hexion Escrow Corporation and assumed by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

“Existing Trustee” means the respective party named as trustee in the applicable Existing Junior Priority Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean JPMorgan Chase Bank, N. A., in its capacity as collateral agent for the First Lien Secured Parties, together with its successors and permitted assigns under the Credit Agreement, the Indenture and the First Lien Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not JPMorgan Chase Bank, N. A., such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Documents” means the credit, guarantee and security documents governing the First Priority Lien Obligations, including, without limitation, the Indenture and the First Lien Security Documents.

“First Lien Secured Parties” means (a) the “Secured Parties,” as defined in the Credit Agreement and (b) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Intercreditor Agent” has the meaning given to the term “Intercreditor Agent” in the First Lien Intercreditor Agreement.

“First Priority After-Acquired Property” means any property (other than the initial collateral) of MSC, the Issuer or any Subsidiary Guarantor that secures any Secured Bank Indebtedness, other than any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all Notes Obligations, (iii) all other Obligations (not constituting Indebtedness) of the Issuer, MSC and its Subsidiaries under the agreements governing Secured Bank Indebtedness and (iv) all other Obligations of the Issuer, MSC or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Senior Credit Document.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that MSC or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that MSC or any of its Restricted Subsidiaries has either determined to make or made during the four- quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom), had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of MSC or was merged with or into MSC or any Restricted Subsidiary of MSC since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or operational change, business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of MSC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such

Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of MSC as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the MSC Recapitalization) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on the Existing Second Lien Notes Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Impairment” means, with respect to any Series of First Priority Lien Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First Priority Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Priority Lien Obligations), (y) any of the First Priority Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Priority Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Priority Lien Obligations) on a basis ranking prior to the security interest of such Series of First Priority Lien Obligations but junior to the security interest of any other Series of First Priority Lien Obligations or (ii) the existence of any Collateral for any other Series of First Priority Lien Obligations that is not Common Collateral.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to MSC and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, MSC or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of

MSC or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Indenture Restricted Subsidiary” means any Existing Debenture Subsidiary which owns, operates or leases one or more Principal Properties and shall not include any other Existing Debenture Subsidiary.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of MSC, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means each of the initial purchasers listed as such in the Offering Circular.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other rating agency, but excluding any debt securities or loans or advances between and among MSC and its Subsidiaries

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of MSC in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to MSC’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of MSC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a

Restricted Subsidiary, MSC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) MSC’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to MSC’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of MSC.

“Issue Date” means March 14, 2012, the date when the initial notes were issued.

“Junior Priority Intercreditor Agent” means each “Intercreditor Agent” as defined in a Junior Priority Intercreditor Agreement.

“Junior Priority Intercreditor Agreements” means, collectively, (i) the intercreditor agreement dated as of November 3, 2006 among JPMorgan Chase Bank, N.A., as agent under the Senior Credit Documents, the trustee for the Existing Second Lien Notes, the trustee for the Existing Senior Secured Notes, the Issuer, MSC and each Subsidiary Guarantor, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, and (ii) the intercreditor agreement among JPMorgan Chase Bank, N. A., as agent under the Senior Credit Documents, the trustee for the Existing Senior Secured Notes, the Issuer, MSC and each Subsidiary Guarantor dated as of January 29, 2010, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Junior Priority Obligations” means the Existing Junior Priority Notes and Obligations with respect to other Indebtedness permitted to be Incurred under the Existing Junior Priority Notes Indentures, the Credit Agreement and the Indenture, as applicable, which is by its terms intended to be secured equally and ratably with any series of the Existing Junior Priority Notes or on a basis junior to the Liens securing any series of the Existing Junior Priority Notes or the notes; provided such Lien is permitted to be Incurred under the Existing Junior Priority Notes Indentures, the Credit Agreement and the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of MSC or any direct or indirect parent company of MSC, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of MSC or any direct or indirect parent company of MSC, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of MSC or any direct or indirect parent of MSC as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of MSC or any direct or indirect parent company of MSC, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of MSC or any direct or indirect parent company of MSC, as the case may be, as applicable.

“Momentive Canada” means Momentive Specialty Chemicals Canada, Inc., a Canadian corporation, and any successor in interest thereto.

“Momentive Coop” means Momentive International Holdings Coöperatief U.A. and any successor in interest thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MSC” means MSC Specialty Chemicals, Inc., a New Jersey corporation, and any successor in interest thereto.

“MSC Recapitalization” means the MSC Recapitalization described in the Existing Second Lien Notes Offering Circular.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by MSC or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by MSC as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by MSC after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“new notes” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Notes Obligations” means Obligations in respect of the notes, the Indenture and the Security Documents, including, for the avoidance of doubt, Obligations in respect of additional notes (to the extent incurred in compliance with the Indenture), exchange notes and guarantees thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such notes.

“Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of MSC or any of its Subsidiaries.

“Offering Circular” means the Offering Circular dated March 5, 2012, with respect to the notes.

“Offering Transactions” refers collectively to (1) the offering of the initial notes, (2) the Bank Extension (as defined in the Offering Circular) and (3) the use of the gross proceeds of the offering of the initial notes as described in further detail under the heading “Use of Proceeds” in the Offering Circular.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of MSC.

“Officers’ Certificate” means a certificate signed on behalf of MSC by two Officers of MSC, one of whom must be the Chief Executive Officer, the principal financial officer, the treasurer or the principal accounting officer of MSC that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to MSC.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of MSC and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of MSC, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (v) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of MSC (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in MSC or any Restricted Subsidiary of MSC;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by MSC or any Restricted Subsidiary of MSC in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of MSC, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, MSC or a Restricted Subsidiary of MSC;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date ;

(6) advances to employees not in excess of $25 million outstanding at any one time in the aggregate;

(7) any Investment acquired by MSC or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by MSC or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by MSC or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by MSC or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of MSC at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of MSC after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by MSC or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of MSC or any direct or indirect parent company of MSC, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(iii) of the covenant described under”—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under”—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11)(b) and (17) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;”

(16) any Investment by Restricted Subsidiaries of MSC in other Restricted Subsidiaries of MSC and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of MSC;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales;”

(20) additional Investments in joint ventures of MSC or any of its Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50 million ;

(21) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(22) Investments of a Restricted Subsidiary of MSC acquired after the Issue Date or of an entity merged into or consolidated with MSC or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” provided, however, that such Liens do not extend to the property or assets of MSC or any Domestic Subsidiary (other than a Domestic Subsidiary that is owned by one or more Foreign Subsidiaries);

(8) Liens incurred to secure (A) the existing notes (but not any additional notes) and the Guarantees and (B) Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (8)(B) as designated by MSC; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8)(B) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(9) Liens existing on the Issue Date (other than Liens described in clause (8) above);

(10) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by MSC or any Restricted Subsidiary of MSC (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on property at the time MSC or a Restricted Subsidiary of MSC acquired the property, including any acquisition by means of a merger or consolidation with or into MSC or any Restricted Subsidiary of MSC; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants— Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by MSC or any Restricted Subsidiary of MSC (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to MSC or a Restricted Subsidiary of MSC permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of MSC or any of its Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by MSC and its Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuer or any Guarantor or Liens on assets of a Restricted Subsidiary of MSC that is not a Guarantor in favor solely of another Restricted Subsidiary of MSC that is not a Guarantor;

(18) Liens on equipment of MSC or any Restricted Subsidiary granted in the ordinary course of business to MSC’s or such Restricted Subsidiary’s client at which such equipment is located;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (8)(B) and for purposes of the definition of Secured Bank Indebtedness;

(21) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by MSC or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(25) Liens incurred to secure cash management services in the ordinary course of business;

(26) other Liens securing obligations in an aggregate principal amount not to exceed $30 million at any one time outstanding;

(27) deposits made in the ordinary course of business to secure liability to insurance carriers;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries;

(29) grants of software and other technology licenses in the ordinary course of business;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(32) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Permitted Transfer” has the meaning set forth under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U S federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by MSC or any Existing Debenture Subsidiary of MSC and located within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which the Board of Directors of MSC reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of MSC and its Subsidiaries as a whole.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from MSC or any Subsidiary of MSC to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of MSC shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to MSC and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by MSC), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by MSC) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of MSC or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Indebtedness incurred to refinance the notes shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by MSC or any of its Subsidiaries pursuant to which MSC or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by MSC or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of MSC or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by MSC or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of MSC (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with MSC in which MSC or any Subsidiary of MSC makes an Investment and to which MSC or any Subsidiary of MSC transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of MSC and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of MSC (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by MSC or any other Subsidiary of MSC (excluding guarantees of obligations (other than the principal of, and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates MSC or any other Subsidiary of MSC in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of MSC or any other Subsidiary of MSC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither MSC nor any other Subsidiary of MSC has any material contract, agreement, arrangement or understanding other than on terms which MSC reasonably believes to be no less favorable to MSC or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of MSC, and

(c) to which neither MSC nor any other Subsidiary of MSC has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of MSC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of MSC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means, as applicable, (i) the Registration Rights Agreement dated as of March 14, 2012, relating to the existing notes or (ii) the Registration Rights Agreement in respect of the new notes dated the Issue Date, among MSC, the Issuer and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to the covenants described under “—Certain Covenants.” Unless otherwise indicated in this “Description of the notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of MSC.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by MSC or a Restricted Subsidiary whereby MSC or a Restricted Subsidiary transfers such property to a Person and MSC or such Restricted Subsidiary leases it from such Person, other than leases between MSC and a Restricted Subsidiary of MSC or between Restricted Subsidiaries of MSC.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee and the holders of the notes as contemplated by the Indenture.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the holders of the notes and the Trustee, (each in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Notes Obligations and (iii) the Additional First Priority Lien Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of MSC within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of MSC and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means (i) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any

successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns (directly or indirectly) a majority of the Voting Stock and (y) controls a majority of the Board of Directors of MSC.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by MSC or any Subsidiary of MSC which MSC has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% (or, in the case of HAI, 50% or more) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of MSC and its Restricted Subsidiaries, as shown on the most recent balance sheet of MSC.

“Treasury Rate” means, as of the applicable redemption date as described by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2015; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to April 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of MSC or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of MSC or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of MSC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of MSC in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of MSC may designate any Subsidiary of MSC (including any newly acquired or newly formed Subsidiary of MSC but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, MSC or any other Subsidiary of MSC that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of MSC or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of MSC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(l) MSC could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for MSC and its Restricted Subsidiaries would be greater than such ratio for MSC and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of MSC shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of MSC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing Junior Priority Indentures will be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offering. Subject to the limitations and qualifications set forth in this Registration Statement (including exhibit 8.1 thereto), this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by Holders pursuant to the exchange offering or that any such position would not be sustained.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

UNITED STATES HOLDERS

This section applies to “United States Holders.” A United States Holder is a beneficial owner of notes that is:

•	an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes,

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Payments upon Optional Redemption, Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. In other circumstances, we may redeem the exchange notes, in whole or in part, before their maturity date, at a price that may exceed the principal amount of the exchange notes. The requirement or option to make any such payments may implicate the provisions of Treasury Regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a “contingent payment debt instrument” if, at the date of its issuance, there is only a “remote” chance that such payments will be made, and therefore the possibility that any such payments will be made will not affect the amount of interest income a United States Holder recognizes. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat any such payments as part of the yield to maturity of any exchange note. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional amounts on the exchange notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income. The remainder of this summary assumes that the exchange notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

Interest

Payments of qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. United States Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Medicare Contribution Tax on Unearned Income

Non-corporate United States Holders are subject to a 3.8% Medicare tax on the lesser of (A) the United States Holder’s “net investment income” for the relevant taxable year, and (B) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Payments of interest on the notes and gains from the sale or other taxable disposition of the notes are expected to constitute net investment income.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid therefor, increased by any market discount previously included in gross income and reduced (but not below zero) by (i) amortized bond premium, (ii) payments, if any, such holder previously received other than QSI interest payments and (iii) payments of any pre-issuance accrued interest with respect to the note if the holder included such pre-issuance accrued interest in its basis at the time of purchase. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders other than certain exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of the notes that is not a United States Holder and that is, for United States federal income tax purposes, an individual, corporation (or other entity taxable as a corporation created under non-U.S. law), estate or trust.

Exchange Offer

Non-United States Holders will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets all of the following requirements:

•

Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of the stock of the Issuer entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) such holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI as described below under “Effectively Connected Income.”

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•

such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, the such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly competed IRS Form W-8BEN, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such non-United States Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued were passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Connell Foley LLP passed on matters of New Jersey law.

EXPERTS

The financial statements of MSC as of December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Momentive International Holdings Cooperatief U.A. as of December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2011 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s significant transactions with MSC as described in Note 5 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.momentive.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the offer. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to George F. Knight, Senior Vice President—Finance and Treasurer, Momentive Specialty Chemicals Inc., 180 East Broad Street, Columbus, Ohio 43215, (614) 225-4000.

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $18 and $3, respectively)	$419	$419
Short-term investments	5	7
Accounts receivable (net of allowance for doubtful accounts of $17 and $19, respectively)	527	592
Inventories:
Finished and in-process goods	262	254
Raw materials and supplies	105	103
Other current assets	81	72

Total current assets	1,399	1,447

Investment in unconsolidated entities	42	26
Deferred income taxes	348	4
Other assets, net	109	139
Property and equipment:
Land	90	88
Buildings	305	298
Machinery and equipment	2,384	2,300

	2,779	2,686
Less accumulated depreciation	(1,612)	(1,477)

	1,167	1,209
Goodwill (See Note 6)	169	167
Other intangible assets, net (See Note 6)	91	104

Total assets	$3,325	$3,096

Liabilities and Deficit
Current liabilities:
Accounts payable	$418	$381
Debt payable within one year (See Note 9)	76	117
Affiliated debt payable within one year (See Note 9)	—	2
Interest payable	63	61
Income taxes payable	4	15
Accrued payroll and incentive compensation	40	57
Other current liabilities	129	132

Total current liabilities	730	765

Long-term liabilities:
Long-term debt (See Note 9)	3,419	3,420
Long-term pension and post employment benefit obligations (See Note 12)	309	223
Deferred income taxes (See Note 15)	18	72
Other long-term liabilities	166	156
Advance from affiliates (See Note 5)	—	225

Total liabilities	4,642	4,861

Commitments and contingencies (See Notes 9 and 11)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2012 and 2011	1	1
Paid-in capital	752	533
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive (loss) income	(77)	17
Accumulated deficit	(1,673)	(1,997)

Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,317)	(1,766)
Noncontrolling interest	—	1

Total deficit	(1,317)	(1,765)

Total liabilities and deficit	$3,325	$3,096

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions)	2012	2011	2010
Net sales	$4,756	$5,207	$4,597
Cost of sales	4,160	4,473	3,866

Gross profit	596	734	731
Selling, general and administrative expense	322	335	332
Terminated merger and settlement income, net (See Note 2)	—	—	(171)
Asset impairments (See Note 2)	23	32	—
Business realignment costs (See Note 2)	35	15	20
Other operating expense (income), net	14	(16)	4

Operating income	202	368	546
Interest expense, net	263	262	276
Loss on extinguishment of debt	—	—	30
Other non-operating (income) expense, net	(1)	3	(4)

(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(60)	103	244
Income tax (benefit) expense (See Note 15)	(365)	3	35

Income from continuing operations before earnings from unconsolidated entities	305	100	209
Earnings from unconsolidated entities, net of taxes	19	16	8

Net income from continuing operations	324	116	217
Net income (loss) from discontinued operations, net of taxes (See Note 3)	—	2	(3)

Net income	$324	$118	$214

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(In millions)	2012	2011	2010
Net income	$324	$118	$214
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	13	(43)	(24)
Loss recognized from pension and postretirement benefits	(108)	(29)	(6)
Net gain from cash flow hedge activity	—	1	18

Other comprehensive loss	(95)	(71)	(12)

Comprehensive income	229	47	202
Comprehensive loss attributable to noncontrolling interest	1	—	1

Comprehensive income attributable to Momentive Specialty Chemicals Inc.	$230	$47	$203

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2012	2011	2010
Cash flows provided by operating activities
Net income	$324	$118	$214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153	168	172
Loss on extinguishment of debt	—	—	30
Push-down of income recovered by shareholder (See Note 2)	—	—	(163)
Deferred tax benefit	(375)	(28)	(10)
Non-cash asset impairments and accelerated depreciation	31	35	—
Unrealized foreign currency losses (gains)	16	(1)	1
Other non-cash adjustments	11	(1)	9
Net change in assets and liabilities:
Accounts receivable	35	(43)	(142)
Inventories	(10)	18	(65)
Accounts payable	44	(14)	(16)
Income taxes payable	(6)	(1)	12
Other assets, current and non-current	43	(34)	(10)
Other liabilities, current and non-current	(89)	(46)	19

Net cash provided by operating activities	177	171	51

Cash flows (used in) provided by investing activities
Capital expenditures	(133)	(139)	(119)
Capitalized interest	—	(1)	(1)
Proceeds from sale of (purchases of) debt securities, net	2	(2)	4
Change in restricted cash	(15)	3	2
Deconsolidation of variable interest entities	—	—	(4)
Funds remitted to unconsolidated affiliates, net	(3)	(4)	(1)
Proceeds from sale of business, net of cash transferred	—	173	—
Proceeds from sale of assets	11	3	14

Net cash (used in) provided by investing activities	(138)	33	(105)

Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(7)	14	(7)
Borrowings of long-term debt	453	496	2,356
Repayments of long-term debt	(487)	(538)	(2,177)
Repayments of affiliated debt	(2)	—	(3)
Repayment of advance from affiliates (See Note 5)	(7)	(100)	—
Capital contribution from parent (See Note 5)	16	189	—
Long-term debt and credit facility financing fees	(14)	(2)	(72)
Common stock dividends paid	(11)	(2)	—

Net cash (used in) provided by financing activities	(59)	57	97

Effect of exchange rates on cash and cash equivalents	5	(5)	2
(Decrease) increase in cash and cash equivalents	(15)	256	45
Cash and cash equivalents (unrestricted) at beginning of year	416	160	115

Cash and cash equivalents (unrestricted) at end of year	$401	$416	$160

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$250	$259	$235
Income taxes, net of cash refunds	17	24	36
Non-cash financing activity:
Non-cash capital contribution from parent (See Note 5)	$218	$—	$—

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF DEFICIT

(In millions)	Common Stock	Paid-in Capital	Treasury Stock	Note Receivable From Parent	Accumulated Other Comprehensive Income (Loss) (a)	Accumulated Deficit	Total Momentive Specialty Chemicals Inc. Deficit	Non- controlling Interest	Total
Balance at December 31, 2009	$1	$485	$(296)	$(24)	$99	$(2,328)	$(2,063)	$14	$(2,049)
Net income	—	—	—	—	—	214	214	—	214
Other comprehensive loss	—	—	—	—	(11)	—	(11)	(1)	(12)
Push-down of income recovered by shareholder (See Note 2)	—	(163)	—	—	—	—	(163)	—	(163)
Impact of adoption of new accounting guidance for variable interest entities (See Note 2)	—	—	—	—	—	(1)	(1)	(10)	(11)
Stock-based compensation expense (See Note 14)	—	2	—	—	—	—	2	—	2

Balance at December 31, 2010	1	324	(296)	(24)	88	(2,115)	(2,022)	3	(2,019)
Net income	—	—	—	—	—	118	118	—	118
Other comprehensive loss	—	—	—	—	(71)	—	(71)	—	(71)
Divestiture of the IAR Business	—	—	—	—	—	—	—	(2)	(2)
Stock-based compensation expense (See Note 14)	—	7	—	—	—	—	7	—	7
Capital contribution from parent (See Note 5)	—	204	—	—	—	—	204	—	204
Distribution declared to parent ($0.02 per share)	—	(2)	—	—	—	—	(2)	—	(2)

Balance at December 31, 2011	1	533	(296)	(24)	17	(1,997)	(1,766)	1	(1,765)
Net income	—	—	—	—	—	324	324	—	324
Other comprehensive loss	—	—	—	—	(94)	—	(94)	(1)	(95)
Stock-based compensation expense (See Note 14)	—	4	—	—	—	—	4	—	4
Non-cash capital contribution from parent (See Note 5)	—	218	—	—	—	—	218	—	218
Distribution declared to parent ($0.04 per share)	—	(3)	—	—	—	—	(3)	—	(3)

Balance at December 31, 2012	$1	$752	$(296)	$(24)	$(77)	$(1,673)	$(1,317)	$—	$(1,317)

(a)	Accumulated other comprehensive loss at December 31, 2012 represents $143 of net foreign currency translation gains, net of tax, $1 of net deferred losses on cash flow hedges and a $219 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (See Note 12). Accumulated other comprehensive income at December 31, 2011 represents $130 of net foreign currency translation gains, net of tax, $1 of net deferred losses on cash flow hedges and a $112 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (See Note 12). Accumulated other comprehensive income at December 31, 2010 represents $173 of net foreign currency translation gains, net of tax, $2 of net deferred losses on cash flow hedges and an $83 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement plans (see Note 12).

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(In millions, except share data)

1. Background and Basis of Presentation

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc., (which may be referred to as “MSC” or the “Company”) serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. At December 31, 2012, Company had 61 production and manufacturing facilities, with 26 located in the United States. The Company’s business is organized based on the products offered and the markets served. At December 31, 2012, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

The Company’s direct parent is Momentive Specialty Chemicals Holdings LLC (“MSC Holdings”), a holding company and wholly owned subsidiary of Momentive Performance Materials Holdings LLC (“Momentive Holdings”), the ultimate parent entity of MSC. On October 1, 2010, MSC Holdings and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of Momentive Holdings. This transaction is referred to as the “Momentive Combination.” Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

As of December 31, 2012, the Company has elected not to apply push-down accounting of its parent’s basis as a result of the Momentive Combination because it is a public reporting registrant as a result of significant public debt that was outstanding before and after the Momentive Combination.

During the fourth quarter of 2012 the Company identified out of period income tax expense of approximately $21, which related to the third quarter of 2012. This adjustment had no impact on the Consolidated Financial Statements for the year ended December 31, 2012 or any prior period except for the three and nine months ended September 30, 2012, wherein income tax benefit was overstated by approximately $21. Management does not believe that this out of period error is material to the unaudited Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2012, and will revise such financial statements in a future filing. The revision will result in a reduction in income tax benefit of $21 for the three and nine months ended September 30, 2012.

During the first quarter of 2012, the Company recorded an out of period loss of approximately $3 related to the disposal of long-lived assets. As a result of this adjustment, the Company’s Loss from continuing operations before income tax increased by $3 and Net income decreased by $2 for the year ended December 31, 2012. Of the $3 increase to Loss from continuing operations before income tax, approximately $1 and $2 should have been recorded in the years ended December 31, 2011 and 2010, respectively. Management does not believe that this out of period error is material to the Consolidated Financial Statements for the year ended December 31, 2012, or to any prior periods.

Additionally, the Company revised the Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 to correct for the classification of dividends of $12 and $6, respectively, received from unconsolidated affiliates that were originally included in investing activities, but have now been properly classified in operating activities. The Company also revised the Consolidated Balance Sheet as of December 31, 2011 and the Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 to correct for the classification of certain outstanding checks that were originally classified as “Accounts payable.” The amounts have now been properly classified as a reduction to “Cash and cash equivalents.” Management does not believe these revisions were material to the Company’s Consolidated Financial Statements. The impacts of correcting the financial statements for the specified periods are as follows:

Consolidated Balance Sheets:	As Previously Reported	Adjustments	As Revised
As of December 31, 2011
Cash and cash equivalents	$431	$(12)	$419
Accounts payable	393	(12)	381

Consolidated Statements of Cash Flows:	As Previously Reported	Adjustments	As Revised
Year Ended December 31, 2011
Net cash provided by operating activities	$151	$20	$171
Net cash provided by investing activities	45	(12)	33
Cash and cash equivalents (unrestricted) at beginning of year	180	(20)	160
Cash and cash equivalents (unrestricted) at end of year	428	(12)	416

Year Ended December 31, 2010
Net cash provided by operating activities	$45	$6	$51
Net cash used in investing activities	(99)	(6)	(105)
Cash and cash equivalents (unrestricted) at beginning of year	135	(20)	115
Cash and cash equivalents (unrestricted) at end of year	180	(20)	160

Footnotes contained herein have been revised, where applicable, for the revisions discussed above.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights, and variable interest entities in which the Company is the primary beneficiary. Intercompany accounts and transactions are eliminated in consolidation. The Company’s share of the net earnings of 20% to 50% owned companies, for which it has the ability to exercise significance influence over operating and financial policies (but not control), are included in “Earnings from unconsolidated entities, net of taxes” in the Consolidated Statements of Operations. Investments in the other companies are carried at cost.

The Company has recorded a noncontrolling interest for the equity interests in consolidated subsidiaries that are not 100% owned.

The Company’s unconsolidated investments accounted for under the equity method of accounting include the following:

•	50% ownership interest in HA International, Inc., (“HAI”) a joint venture that manufactures foundry resins in the United States

•	49.99% interest in Hexion UV Coatings (Shanghai) Co., Ltd, a joint venture that manufactures UV-curable coatings and adhesives in China

•	50% ownership interest in Hexion Shchekinoazot B.V. a joint venture that manufactures forest products resins in Russia

•	49% ownership interest in Sanwei Hexion Chemicals Company Limited, a joint venture that manufactures versatic acid derivatives in China

•	50% ownership interest in Momentive Union Specialty Chemicals Ltd, a joint venture that will manufacture phenolic specialty resins in China

During the year ended December 31, 2012, the Company sold its 50% ownership interest in Asia Dekor Borden (Hong Kong) Chemical Company, a joint venture that manufactures formaldehyde resins in China. This investment was accounted for under the equity method of accounting prior to its sale.

At December 31, 2012, $15 of restricted cash represented cash on deposit in an escrow account to be used for the purchase of a 50% interest in a forest products joint venture in western Australia, which was completed in January 2013. This joint venture will be accounted for under the equity method of accounting in the Company’s Consolidated Financial Statements.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates during the year. In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are remeasured to cumulative translation and recorded in “Accumulated other comprehensive income” in the Consolidated Balance Sheets. The effect of translation is accounted for as an adjustment to “Deficit” and is included in “Accumulated other comprehensive income.” The Company recognized transaction (losses) gains of $(1), $4 and $8 for the years ended December 31, 2012, 2011 and 2010, respectively, which are included as a component of “Net income.”

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, fair values of stock awards and fair values of assets acquired and liabilities assumed in business acquisitions. Actuals results could differ from these estimates.

Terminated Merger and Settlement Income, net—The Company recognized “Terminated merger and settlement income, net” of $171 for the year ended December 31, 2010. The amount primarily includes income of $163 for insurance recoveries by the Company’s owner related to the $200 settlement payment made by the Company’s owner that had been treated as an expense of the Company in 2008. As of December 31, 2010, the Company’s owner had recovered the $200 settlement payment in full. “Terminated merger and settlement income, net” for the year ended December 31, 2010 also includes $8 in insurance recoveries recorded by the Company related to the settlement of litigation arising from the terminated Huntsman merger.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2012 and 2011, the Company had interest-bearing time deposits and other cash equivalent investments of $288 and $281, respectively. These amounts are included in the Consolidated Balance Sheets as a component of “Cash and cash equivalents.” The Company does not present cash flows from discontinued operations separately in the Consolidated Statements of Cash Flows.

Investments—Investments with original maturities greater than 90 days but less than one year are included in the Consolidated Balance Sheets as “Short-term investments.” At December 31, 2012 and 2011, the Company had Brazilian real denominated U.S. dollar index investments of $5 and $7, respectively. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be collected.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $7 at both December 31, 2012 and 2011.

Deferred Expenses—Deferred debt financing costs are included in “Other assets, net” in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any debt, the related debt issuance costs are written off. At December 31, 2012 and 2011, the Company’s unamortized deferred financing costs were $58 and $56, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings and machinery and equipment are 20 years and 15 years, respectively). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $140, $152 and $149 for the years ended December 31, 2012, 2011 and 2010, respectively.

Capitalized Software—The Company capitalizes certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement computer software for internal use. Amortization is recorded on the straight-line basis over the estimated useful lives, which range from 1 to 5 years.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as “Goodwill” in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as “Other intangible assets, net” in the Consolidated Balance Sheets. Costs to renew or extend the term of identifiable intangible assets are expensed as incurred. The Company does not amortize goodwill or indefinite-lived intangible assets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years (see Note 6).

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows or other relevant observable measures. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the estimated fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

During the years ended December 31, 2012 and 2011, long-lived asset impairments of $23 and $32, respectively, were included in “Asset impairments” in the Consolidated Statements of Operations. In addition, during the years ended December 31, 2012, 2011 and 2010, the Company recorded accelerated depreciation on closing facilities of $8, $3 and $1, respectively.

Long-Lived and Amortizable Intangible Assets

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company recorded impairments of $15 and $6 on these assets in its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively.

In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company recorded impairments of $2 on these assets in its Forest Products Resins segment.

In 2011, as a result of the likelihood that certain long-lived assets would be sold before the end of their estimated useful lives in order to bring manufacturing capacity in line with current market demand, the Company recorded impairment charges of $2 and $12 on these assets within its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively.

In 2011, as a result of the permanent closure of a large customer in the second quarter of 2011 and continued competitive pressures resulting in successive periods of negative cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company recorded impairment charges of $18 on these assets in its Forest Products Resins segment.

Goodwill

The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, the Company uses a probability weighted market and income approach to estimate the fair value of the reporting unit. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated fair value is the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the estimated fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.

At October 1, 2012 and 2011, the estimated fair value of the reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the reporting units.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under high-deductible insurance policies. The Company records losses when they are probable and reasonably estimable and amortizes insurance premiums over the life of the respective insurance policies.

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and incurred legal fees (see Note 11).

Environmental Matters—Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (see Note 11).

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in “Net sales” in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in “Cost of sales” in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense was $69, $70 and $66 for the years ended December 31, 2012, 2011 and 2010, respectively, and is included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Business Realignment Costs—The Company incurred “Business realignment costs” totaling $35, $15 and $20 for the years ended December 31, 2012, 2011 and 2010, respectively. These costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands (see Note 4). For the years ended December 31, 2012 and 2011, these costs also represent other minor headcount reduction programs.

Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized (see Note 15).

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company is a party to forward exchange contracts, interest rate swaps, natural gas futures and electricity forward contracts to reduce its cash flow exposure to changes in interest rates and natural gas and electricity prices. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments, whether designated in hedging relationships or not, are recorded in the Consolidated Balance Sheets at fair value. If a derivative financial instrument is designated as a fair-value hedge, the changes in the fair value of the derivative financial instrument and the hedged item are recognized in earnings. If the derivative financial instrument is designated as a cash flow hedge, changes in the fair value of the derivative financial instrument are recorded in “Accumulated other comprehensive (loss) income” in the Consolidated Balance Sheets, to the extent effective, and are recognized in the Company’s Consolidated Statements of Operations when the hedged item impacts earnings. The cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. The Company documents effectiveness assessments in order to use hedge accounting at each reporting period (see Note 8).

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period on a graded-vesting basis (see Note 14).

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement. For the portion of the sales price that is deferred in a reserve account and subsequently collected, the Company’s policy is to classify the cash in-flows as cash flows from operating activities as the predominant source of the cash flows pertains to the Company’s trade accounts receivable. The Company generated $0, $7 and $4 of cash for the years ended December 31, 2012, 2011 and 2010, respectively, related to the reserve account. When the Company retains the servicing rights on the transfers of accounts receivable, it measures these rights at fair value, if material.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Concentrations of Supplier Risk—The Company relies on long-term agreements with key suppliers for most of its raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on its business. Should any of the suppliers fail to deliver or should any of the key long-term supply contracts be canceled, the Company would be forced to purchase raw materials at current market prices. The Company’s largest supplier provides 10% of raw material purchases. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier.

Subsequent Events—The Company has evaluated events and transactions subsequent to December 31, 2012 through April 1, 2013, the date of issuance of its Consolidated Financial Statements.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

Newly Adopted Accounting Standards

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amended existing fair value measurement guidance and is intended to align U.S. GAAP and International Financial Reporting Standards. The guidance requires several new disclosures, including additional quantitative information about significant unobservable inputs used in Level 3 fair value measurements and a qualitative description of the valuation process for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. ASU 2011-04 also requires the disclosure of all fair value measurements by fair value hierarchy level, amongst other requirements. The adoption of ASU 2011-04 did not have a material impact on the Company’s Consolidated Financial Statements. See Note 6 for the disclosures required by the adoption of ASU 2011-04.

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011. ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. The Company has presented comprehensive income in a separate and consecutive statement entitled, “Consolidated Statements of Comprehensive Income.”

Newly Issued Accounting Standards

There were no newly issued accounting standards in 2012 applicable to the Company’s Consolidated Financial Statements.

3. Discontinued Operations

North American Coatings and Composite Resins Business

On May 31, 2011, the Company sold its North American coatings and composite resins business (“CCR Business”) to PCCR USA, Inc., a subsidiary of Investindustrial, a European investment group. For the years ended December 31, 2011 and 2010, the CCR Business had net sales of $114 and $221, respectively, and pre-tax loss of $3 and $2, respectively. The CCR Business is reported as a discontinued operation for all periods presented.

Global Inks and Adhesive Resins Business

On January 31, 2011, the Company sold its global inks and adhesive resins business (“IAR Business”) to Harima Chemicals Inc. For the years ended December 31, 2011 and 2010, the IAR Business had net sales of $31 and $356, respectively, and pretax income of $6 and $2, respectively. The IAR Business is reported as a discontinued operation for all periods presented.

4. Restructuring

2012 Restructuring Activities

In 2012, in response to softening demand in certain of its businesses in the second half of 2011, the Company initiated significant restructuring programs with the intent to optimize its cost structure and bring manufacturing capacity in line with demand. The Company estimates that these restructuring cost activities will occur over the next 12 to 15 months. As of December 31, 2012, the total costs expected to be incurred on restructuring activities are estimated at $35, consisting mainly of workforce reduction and site closure-related costs.

The following table summarizes restructuring information by type of cost:

	Workforce Reductions	Site Closure Costs	Other Projects	Total
Restructuring costs expected to be incurred	$25	$9	$1	$35
Cumulative restructuring costs incurred through December 31, 2012	$22	$9	$—	$31
Accrued liability at December 31, 2011	$6	$—	$—	$6
Restructuring charges	16	9	—	25
Payments	(13)	(9)	—	(22)

Accrued liability at December 31, 2012	$9	$—	$—	$9

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2012 charges of $25 were recorded in “Business realignment costs” in the Consolidated Statements of Operations. At December 31, 2012 and 2011, the Company had accrued $9 and $6, respectively, for restructuring liabilities in “Other current liabilities” in the Consolidated Balance Sheets.

The following table summarizes restructuring information by reporting segment:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Corporate and Other	Total
Restructuring costs expected to be incurred	$13	$20	$2	$35
Cumulative restructuring costs incurred through December 31, 2012	$12	$19	$—	$31
Accrued liability at December 31, 2011	$1	$2	$3	$6
Restructuring charges (releases)	11	17	(3)	25
Payments	(5)	(17)	—	(22)

Accrued liability at December 31, 2012	$7	$2	$—	$9

2009 and 2010 Restructuring Activities

In 2009, to properly align its cost structure in response to the challenging economic environment, the Company implemented productivity and cost savings initiatives. At December 31, 2010, the Company had substantially completed its productivity savings restructuring program.

The following table summarizes restructuring information by type of cost:

	Workforce Reductions	Site Closure Costs	Other Projects	Total
Cumulative restructuring costs incurred through December 31, 2010	$46	$5	$4	$55
Accrued liability at December 31, 2009	$20	$—	$—	$20
Restructuring charges	10	3	2	15
Payments	(23)	(3)	(2)	(28)

Accrued liability at December 31, 2010	$7	$—	$—	$7

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2010 charges of $15 were recorded in “Business realignment costs” in the Consolidated Statements of Operations.

The following table summarizes restructuring information by reporting segment:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Corporate and Other	Total
Cumulative restructuring costs incurred through December 31, 2010	$43	$5	$7	$55
Accrued liability at December 31, 2009	$15	$2	$3	$20
Restructuring charges	14	1	—	15
Payments	(24)	(2)	(2)	(28)

Accrued liability at December 31, 2010	$5	$1	$1	$7

5. Related Party Transactions

Administrative Service, Management and Consulting Arrangement

The Company is subject to an Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that renews on an annual basis, unless notice to the contrary is given by either party. Under the Management Consulting Agreement, the Company receives certain structuring and advisory services from Apollo and its affiliates. The Management Consulting Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Apollo is entitled to an annual fee equal to the greater of $3 or 2% of the Company’s Adjusted EBITDA. Apollo elected to waive charges of any portion of the annual management fee due in excess of $3 for the years ended December 31, 2012, 2011 and 2010.

During each of the years ended December 31, 2012, 2011 and 2010, the Company recognized expense under the Management Consulting Agreement of $3. These amounts are included in “Other operating expense (income), net” in the Company’s Consolidated Statements of Operations.

Apollo Notes Registration Rights Agreement

On November 5, 2010, in connection with the issuance of the Company’s 9.00% Second-Priority Senior Secured Notes due 2020, the Company entered into a separate registration rights agreement with Apollo. The registration rights agreement gave Apollo the right to make three requests by written notice to the Company specifying the maximum aggregate principal amount of notes to be registered. The agreement required the Company to file a registration statement with respect to the notes it issued to Apollo as promptly as possible following receipt of each such notice. The Company filed a registration statement on Form S-1 with the SEC to register the resale of $134 of Second-Priority Senior Secured Notes due 2020 held by Apollo, which was declared effective on May 7, 2012.

Shared Services Agreement

On October 1, 2010, in conjunction with the Momentive Combination, the Company entered into a shared services agreement with MPM, as amended on March 17, 2011 (the “Shared Services Agreement”). Under this agreement, the Company provides to MPM, and MPM provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the

Company and MPM. Pursuant to this agreement, during the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $155, $163 and $45, respectively, of net costs for shared services and MPM incurred approximately $148, $158 and $42, respectively, of net costs for shared services. Included in the net costs incurred during the years ended December 31, 2012 and 2011, were net billings from the Company to MPM of $22 and $11, respectively. Included in the net costs incurred during the year ended December 31, 2010, were net billings from MPM to the Company of $1. These net billings were made to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to 51% for the Company and 49% for MPM, as well as to reflect costs allocated 100% to one party. During the years ended December 31, 2012, 2011 and 2010, the Company realized approximately $24, $29 and $1 respectively, in cost savings as a result of the Shared Services Agreement. The Company had accounts receivable from MPM of less than $1 and $15 as of December 31, 2012 and December 31, 2011, respectively, and accounts payable to MPM of less than $1 and $3 at December 31, 2012 and December 31, 2011, respectively.

Apollo Advance

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among the Company, Huntsman and other parties entered into on December 14, 2008, the Company paid Huntsman $225. The settlement payment was funded to the Company by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company was only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. Apollo agreed that the payment of any such insurance recoveries would satisfy the Company’s obligation to repay amounts received under the $225 advance.

In April 2012, the Company agreed to a settlement with its insurers to recover $10 in proceeds associated with the $225 settlement payment made to Huntsman in 2008. During the year ended December 31, 2012, the Company recognized the $10 settlement, which was recorded net of approximately $2 of fees related to the settlement, and is included in “Other operating expense (income), net” in the Consolidated Statements of Operations. In July 2012, the Company received approximately $1 from its insurers for reimbursement of expenses incurred in obtaining the recoveries, and remitted to Apollo the remaining $7 of the insurance settlement. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of the Company’s obligations to Apollo with respect to the $225 advance, which was previously recorded as a long-term liability. The remaining $218 was reclassified from a long-term liability to equity as a capital contribution from Apollo during the year ended December 31, 2012.

Preferred Equity Commitment and Issuance

In December 2011, in conjunction with the repayment of a term loan of $100 extended to the Company by certain affiliates of Apollo, Momentive Holdings issued 28,785,935 preferred units and 28,785,935 warrants to purchase common units of Momentive Holdings to affiliates of Apollo for a purchase price of $205 (the “Preferred Equity Issuance”), representing the initial $200 face amount, plus amounts earned from the interim liquidity facilities, less related fees and expenses. Momentive Holdings contributed $189 of the proceeds from the Preferred Equity Issuance to MSC Holdings and MSC Holdings contributed the amount to the Company. As of December 31, 2011, the Company had recognized a capital contribution of $204, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses. The remaining $16 was held in a reserve account at December 31, 2011 by Momentive Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Momentive Holdings. In January 2012, the remaining $16 of proceeds held in the reserve account were contributed to the Company.

Purchase of MSC Holdings Debt

In 2009, the Company purchased $180 in face value of the outstanding MSC Holdings LLC PIK Debt Facility for $24, including accrued interest. The loan receivable from MSC Holdings has been recorded at its acquisition value of $24 as a reduction of equity in the Consolidated Balance Sheets as MSC Holdings is the Company’s parent. In addition, at December 31, 2012 the Company has not recorded accretion of the purchase discount or interest income as ultimate receipt of these cash flows is under the control of MSC Holdings.

In conjunction with the 2013 Refinancing Transactions (see Note 9), the loan receivable from MSC Holdings was settled for no consideration at the direction of MSC Holdings. As a result, the Company will account for the settlement of the loan as a dividend to MSC Holdings, which will be recognized in “Paid-in Capital.”

Purchases and Sales of Products and Services with MPM

The Company also sells products to, and purchase products from, MPM pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. A subsidiary of MPM also acts as a non-exclusive distributor in India for certain of the Company’s subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice in the case of the Master/Buy Sell Agreement and upon 90 days’ prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, the Company sold less than $1 of products to MPM during 2012, and the Company purchased $3 of products from MPM. As of December 31, 2012, the Company had less than $1 of accounts receivable from MPM and less than $1 of accounts payable to MPM related to these agreements.

Purchases and Sales of Products and Services with Affiliates Other than MPM

The Company sells products to various Apollo affiliates other than MPM. These sales were $36, $2 and $3 for the years ended December 31, 2012, 2011 and 2010, respectively. Accounts receivable from these affiliates were $26 and $1 at December 31, 2012 and 2011, respectively. The Company also purchases raw materials and services from various Apollo affiliates other than MPM. These purchases were $34, $32 and $36 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company had accounts payable to these affiliates of $4 and $1 at December 31, 2012 and 2011, respectively.

Participation of Apollo Global Securities in Refinancing Transactions

In March 2012, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received approximately $1 in connection with the sale of $450 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020.

In January 2013, AGS acted as one of the initial purchasers and received approximately $1 in connection with the sale of an additional $1,100 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020. AGS also received $1 in structuring fees in connection with the 2013 Refinancing Transactions (See Note 9).

Other Transactions and Arrangements

Momentive Holdings purchases insurance policies which also cover the Company and MPM. Amounts are billed to the Company based on the Company’s relative share of the insurance premiums. Momentive Holdings billed the Company $12 and $14 for the years ended December 31, 2012 and 2011, respectively. The Company had accounts payable to Momentive Holdings of $4 and $3 under these arrangements at December 31, 2012 and 2011, respectively.

The Company sells finished goods to, and purchases raw materials from, its foundry joint venture (“HAI”) between the Company and Delta-HA, Inc. The Company also provides toll-manufacturing and other services to HAI. The Company’s investment in HAI is recorded under the equity method of accounting, and the related sales and purchases are not eliminated from the Company’s Consolidated Financial Statements. However, any profit on these transactions is eliminated in the Company’s Consolidated Financial Statements to the extent of the Company’s 50% interest in HAI. Sales and services provided to HAI were $108, $113 and $96 for the years ended December 31, 2012, 2011 and 2010, respectively. Accounts receivable from HAI were $16 and $14 at December 31, 2012 and 2011, respectively. Purchases from HAI were $31, $54 and $58 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company had accounts payable to HAI of $6 and $4 at December 31, 2012 and 2011, respectively. Additionally, HAI declared dividends to the Company of $13 and $9 during the years ended December 31, 2012 and 2011, respectively. No amounts remain outstanding related to these previously declared dividends as of December 31, 2012.

The Company’s purchase contracts with HAI represent a significant portion of HAI’s total revenue, and this factor results in the Company absorbing the majority of the risk from potential losses or the majority of the gains from potential returns. However, the Company does not have the power to direct the activities that most significantly impact HAI, and therefore, does not consolidate HAI. The carrying value of HAI’s assets were $52 and $48 at December 31, 2012 and 2011, respectively. The carrying value of HAI’s liabilities were $18 and $21 at December 31, 2012 and 2011, respectively.

In February 2013, the Company resolved a dispute with HAI regarding the prices HAI paid to the Company for raw materials used to manufacture dry and liquid resins. As part of the resolution, the Company will provide discounts to HAI on future purchases of dry and liquid resins totaling $16 over a period of three years. The $16 has been recorded net of $8 of income during the year ended December 31, 2012, which represents the Company’s benefit from the discounts due to its 50% ownership interest in HAI, and is included in “Other operating expense (income), net” in the Consolidated Statements of Operations.

The Company had a loan receivable from its unconsolidated forest products joint venture in Russia of less than $1 and $3 as of December 31, 2012 and 2011, respectively. The Company also had royalties receivable from its unconsolidated forest products joint venture in Russia of $5 and $2 as of December 31, 2012 and 2011, respectively.

6. Goodwill and Intangible Assets

The Company’s gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31:

	2012				2011
	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
Epoxy, Phenolic and Coating Resins	$88	$—	$2	$90	$88	$—	$2	$90
Forest Products Resins	81	—	(2)	79	81	—	(4)	77

Total	$169	$—	$—	$169	$169	$—	$(2)	$167

The changes in the net carrying amount of goodwill by segment for the years ended December 31, 2012 and 2011 are as follows:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Total
Goodwill balance at December 31, 2010	$91	$78	$169
Foreign currency translation	(1)	(1)	(2)

Goodwill balance at December 31, 2011	90	77	167
Foreign currency translation	—	2	2

Goodwill balance at December 31, 2012	$90	$79	$169

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2012				2011
	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value
Patents and technology	$110	$—	$(65)	$45	$110	$—	$(58)	$52
Customer lists and contracts	93	(17)	(49)	27	93	(17)	(44)	32
Other	25	—	(6)	19	25	—	(5)	20

Total	$228	$(17)	$(120)	$91	$228	$(17)	$(107)	$104

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

In 2011, as a result of the permanent closure of a large customer and continued competitive pressures resulting in successive periods of negative cash flows associated with certain assets within the Company’s European forest products business, the Company recorded an impairment charge of $17 on certain customer list assets in its Forest Products Resins segment, which has been included in “Asset impairments” in the Consolidated Statements of Operations.

Total intangible amortization expense for the years ended December 31, 2012, 2011 and 2010 was $13, $15 and $15, respectively.

Estimated annual intangible amortization expense for 2013 through 2017 is as follows:

2013	$13
2014	12
2015	12
2016	11
2017	10

7. Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Fair Value Measurements Using			Total
	Level 1	Level 2	Level 3
December 31, 2012
Derivative liabilities	$—	$(1)	$—	$(1)
December 31, 2011
Derivative liabilities	—	(3)	—	(3)

Level 1 derivative liabilities primarily consist of financial instruments traded on exchange or futures markets. Level 2 derivative liabilities consist of derivative instruments transacted primarily in over the counter markets.

There were no transfers between Level 1, Level 2 or Level 3 measurements during the years ended December 31, 2012 and 2011.

The Company calculates the fair value of its Level 1 derivative liabilities using quoted market prices. The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2012 and 2011, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the years ended December 31, 2012 and 2011, all of which were valued using Level 3 inputs. There were no significant assets or liabilities measured at fair value on a non-recurring basis during the year ended December 31, 2010.

	Year Ended December 31,
	2012	2011
Long-lived assets held and used	$23	$31
Long-lived assets held for disposal/abandonment	—	1

Total	$23	$32

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in impairment charges of $15 and $6 within its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.

In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its Forest Products Resins segment. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.

In 2011, as a result of the likelihood that certain long-assets would be sold before the end of their estimated useful lives in order to bring manufacturing capacity in line with current market demand, the Company wrote down long-lived assets with a carrying value of $22 to fair value of $8, resulting in impairment charges of $12 and $2 within the Forest Products Resins and Epoxy, Phenolic and Coating Resins segments, respectively, for the year ended December 31, 2011. These long-lived assets were valued with the assistance of appraisals from third parties or by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected revenues and manufacturing costs associated with these assets.

In 2011, as a result of the permanent closure of a large customer and continued competitive pressures resulting in successive periods of negative cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company wrote down long-lived assets with a carrying value of $29 to fair value of $11, resulting in an impairment charge of $18 for the year ended December 31, 2011. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use, and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates, discount rates and asset usage charges associated with certain intangible assets.
Non-derivative Financial Instruments

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
December 31, 2012
Debt	$3,495	$—	$3,410	$11	$3,421
December 31, 2011
Debt	$3,539	$—	$3,214	$12	$3,226

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

8. Derivative Instruments and Hedging Activities

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk, interest rate risk and commodity price risk. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange and Interest Rate Swap

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

In 2008, to offset the balance sheet and interest rate exposures and cash flow variability associated with a non-U.S. subsidiary’s U.S. dollar denominated term loan, the Company entered into a three-year cross-currency and interest rate swap agreement. The swap agreement required the Company to sell euros in exchange for U.S. dollars at a rate of 1.2038. The Company also paid a variable rate equal to Euribor plus 390 basis points and received a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The swap agreement had an initial notional amount of $25 that amortized quarterly on a straight line basis to $24, prior to maturing on September 30, 2011. The Company paid a weighted average interest rate of 5.0% and 4.6%, and received a weighted average interest rate of 2.8% during the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, the Company paid $4 to settle the cross-currency and interest rate swap. This amount is recorded in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In July 2010, the Company entered into a two-year interest rate swap agreement . This swap is designed to offset the cash flow variability that results from interest rate fluctuations on the Company’s variable rate debt. This swap became effective on January 4, 2011 upon the expiration of the January 2007 interest rate swap. The initial notional amount of the swap is $350, and will subsequently be amortized down to $325. The Company pays a fixed rate of 1.032% and will receive a variable one month LIBOR rate. The Company accounts for the swap as a qualifying cash flow hedge.

In December 2011, the Company entered into a three-year interest rate swap agreement with a notional amount of AUD $6, which became effective on January 3, 2012 and will mature on December 5, 2014. The Company pays a fixed rate of 4.140% and receives a variable rate based on the 3 month Australian Bank Bill Rate. The Company has not applied hedge accounting to this derivative instrument.

Commodity Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol, urea, acetone, propylene, and chlorine. For these commodity raw materials, the Company has purchase contracts in place that contain periodic price adjustment provisions. The Company also adds selling price provisions to certain customer contracts that are indexed to publicly available indices for the associated commodity raw materials. The board of directors approves all commodity futures and commodity commitments based on delegation of authority documents.

The Company hedges a portion of its electricity purchases for certain manufacturing plants. The Company enters into forward contracts with fixed prices to hedge electricity pricing at these plants. Any unused electricity is net settled for cash each month based on the market electricity price versus the contract price. The Company also hedges a portion of its natural gas purchases for certain North American plants. The Company uses futures contracts to hedge natural gas pricing at these plants. The natural gas contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. The Company does not apply hedge accounting to these electricity or natural gas future contracts.

The following table summarizes the Company’s derivative financial instruments, which are recorded as “Other current liabilities” in the Consolidated Balance Sheets:

	2012				2011
Liability Derivatives	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments:
Interest Rate Swap
Interest swap – 2010	2	—	$325	$—	367	—	$350	$(2)

Total				$—				$(2)

Derivatives not designated as hedging instruments:
Interest Rate Swap
Australian dollar interest swap	704	—	$6	$—	1,070	—	$6	$—
Commodity Contracts
Electricity contracts	—	—	3	(1)	—	—	3	(1)
Natural gas futures	—	—	3	—	—	—	5	—

Total				$(1)				$(1)

The following tables summarize gains and losses recognized on the Company’s derivative financial instruments:

Derivatives in Cash Flow Hedging Relationship	Amount of Loss Recognized in OCI on Derivative for the Year Ended December 31:			Location of Loss Reclassified from Accumulated OCI into Income	Amount of Loss Reclassified from Accumulated OCI into Income for the Year Ended December 31:
	2012	2011	2010		2012	2011	2010
Interest Rate Swap
Interest swap—2010	$(2)	$(2)	$(2)	Interest expense, net	$(2)	$(3)	$—

Total	$(2)	$(2)	$(2)		$(2)	$(3)	$—

As of December 31, 2012, the Company expects to reclassify $1 of losses recognized in “Accumulated other comprehensive loss” to earnings over the next twelve months.

Derivatives Not Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in Income on Derivative for the Year Ended December 31:			Location of (Loss) Gain Recognized in Income on Derivative
	2012	2011	2010
Foreign Exchange and Interest Rate Swap
Cross-Currency and Interest Rate Swap	$—	$(1)	$2	Other non-operating expense, net
Interest Rate Swap
Australian dollar interest swap	—	—	—	Other non-operating expense, net
Commodity Contracts
Electricity contracts	—	(1)	1	Cost of sales
Natural gas futures	(2)	(1)	(1)	Cost of sales

Total	$(2)	$(3)	$2

9. Debt and Lease Obligations

Debt outstanding at December 31 is as follows:

	2012		2011
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
Non-affiliated debt:
Senior Secured Credit Facilities:
Floating rate term loans due May 2013 at 2.8% at December 31, 2011	$—	$—	$446	$8
Floating rate term loans due May 2015 at 4.1% and 4.2% at December 31, 2012 and 2011, respectively	895	15	910	15
Senior Secured Notes:
6.625% First-Priority Senior Notes due 2020	450	—	—	—
8.875% Senior Secured Notes due 2018 (includes $6 of unamortized discount at December 31, 2012 and 2011)	994	—	994	—
Floating rate Second-Priority Senior Secured Notes due 2014 at 4.9% and 5.0% at December 31, 2012 and 2011, respectively	120	—	120	—
9.00% Second-Priority Senior Secured Notes due 2020	574	—	574	—
Debentures:
9.2% debentures due 2021	74	—	74	—
7.875% debentures due 2023	189	—	189	—
8.375% sinking fund debentures due 2016	60	2	62	—
Other Borrowings:
Australia Facility due 2014 at 6.1% and 6.8% at December 31, 2012 and 2011, respectively	31	5	36	5
Brazilian bank loans at 8.1% and 8.9% at December 31, 2012 and 2011, respectively	18	41	—	65
Capital Leases	10	1	11	1
Other at 3.8% and 5.7% at December 31, 2012 and 2011, respectively	4	12	4	23

Total non-affiliated debt	3,419	76	3,420	117
Affiliated debt:
Affiliated borrowings due on demand at 3.3% at December 31, 2011	—	—	—	2

Total affiliated debt	—	—	—	2

Total debt	$3,419	$76	$3,420	$119

Senior Secured Credit Facilities

The amended senior secured credit facilities were terminated in March 2013 in connection with the closing of the Company’s ABL Facility described below. The term loans under the amended senior secured credit facilities were repaid in full in January 2013 in connection with the closing of the sale of First-Priority Senior Secured Notes described below. Prior to its termination, the amended senior secured credit facilities included a term loan facility with a maturity date in 2015 and a $47 synthetic letter of credit facility (“LOC”) with a maturity date in 2013. Additionally, the amended senior secured credit facilities included a $192 revolving credit facility through February 2013, and thereafter a $171 revolving credit facility with a maturity date in 2014.

The facilities were subject to an earlier maturity date, on any date that more than $200 in the aggregate principal amount of certain of the Company’s debt would mature within 91 days of that date. Repayment of 1% total per year of the term loan and LOCs were required to be made (in the case of the term loan facility, quarterly, and in the case of the LOC, annually) with the balance payable at the final maturity date. Further, the Company was required to make additional repayments on the term loan, upon specific events, or if excess cash flow was generated. The terms of the senior secured credit facilities also included $200 in available incremental term loan borrowings.

Certain Company subsidiaries guaranteed obligations under the amended senior secured credit facilities. The amended senior secured credit facilities were secured by certain assets of the Company and the subsidiary guarantors, subject to certain exceptions.

The credit agreement contained, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Events of default included the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. The senior secured credit facilities also contained cross-acceleration and cross default provisions.

Term Loans

The interest rates for term loans denominated in U.S. dollars to the Company under the amended senior secured credit facilities were based on, at the Company’s option, (a) adjusted LIBOR plus 2.25% for term loans maturing May 2013 and 3.75% for term loans maturing May 2015 or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.75% for term loans maturing May 2013 and 2.25% for term loans maturing May 2015. Term loans denominated in euros to the Company’s Netherlands subsidiary were at the Company’s option; (a) EURO LIBOR plus 2.25% for term loans maturing May 2013 or 3.75% for term loans maturing May 2015 or (b) the rate quoted by JPMCB as its base rate for those loans plus 0.75% for term loans maturing May 2013 and 2.25% for term loans maturing May 2015.

Revolving Credit Facility

The interest rate for the revolving credit facility through May 31, 2011 was adjusted LIBOR plus 2.50%. The extended revolving loans, which took effect upon the May 31, 2011 maturity of the prior revolving credit facility, bore interest at a rate of LIBOR plus 4.50%. The Company was also required to pay a 2% ticking fee on committed amounts for the prior revolving credit facility, which was payable quarterly through May 31, 2011.

The extended revolver had commitment fees (other than with respect to the LOC) equal to 4.50% per year of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC had a commitment fee of 0.10% per year.

In March 2012, the Company further extended $171 of its $200 revolving line of credit facility commitments from lenders from February 2013 to December 2014. In connection with the refinancing activities, the lender commitments to the revolving line of credit facility were decreased to approximately $192 in the aggregate. The interest rate for loans made under these extended revolver commitments was increased to adjusted LIBOR plus 4.75% from adjusted LIBOR plus 4.50%. The commitment fee for these extended revolver commitments was decreased to 0.5% of the unused line from 4.50% of the unused line.

There were no outstanding borrowings under the revolving credit facility at December 31, 2012 or 2011. Available borrowings under the amended senior secured credit facilities (after deduction of the letters of credit outstanding under the LOC facility) were $180 at December 31, 2012.

Senior Secured Notes

First-Priority Senior Secured Notes

In March 2012, the Company issued $450 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100%. The Company used the net proceeds, together with cash on hand to repay approximately $454 aggregate principal amount of existing term loans maturing May 5, 2013 under the Company’s senior secured credit facilities, effectively extending these maturities by an additional seven years. Collectively, these transactions are referred to as the “March 2012 Refinancing Transactions.” Prior to the closing of the ABL Facility in March 2013 described below, the priority of the liens securing the collateral for the 6.625% First-Priority Senior Secured Notes was pari passu to the liens in such collateral securing the Company’s senior secured credit facilities. Following the closing of the ABL Facility, the First-Priority Senior Secured Notes are secured by first-priority liens on collateral that generally includes most of the Company’s and its domestic subsidiaries’ assets other than inventory and accounts receivable and related assets (the “Notes Priority Collateral”), and by second-priority liens on the domestic portion of the collateral for the ABL Facility (the “ABL Priority Collateral”), which generally includes most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries, in each case subject to certain exceptions and permitted liens.

The Company incurred approximately $14 in fees associated with the March 2012 Refinancing Transactions, which have been deferred and are recorded in “Other assets, net” in the Consolidated Balance Sheets. The deferred fees will be amortized over the contractual life of the respective debt obligations on an effective interest basis. Additionally, $1 of unamortized deferred financing fees were written-off related to the $454 of term loans under the Company’s senior secured credit facility that were repaid and extinguished. These fees are included in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations.

8.875% Senior Secured Notes

In January 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company issued $1,000 aggregate principal amount of 8.875% Senior Secured Notes due 2018. The priority of the collateral liens securing the 8.875% Senior Secured Notes is senior to the collateral liens securing the existing Second-Priority Senior Secured Notes, and is junior to the collateral liens securing the Company’s First-Priority Senior Secured Notes.

Second-Priority Senior Secured Notes

In November 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC the Company refinanced its existing 9.75% Second-Priority Senior Secured Notes due 2014 (the “Old Notes”) through the issuance of $574 aggregate principal amount of 9.00% Second-Priority Senior Secured Notes due 2020, which mature on November 15, 2020 (the “New Notes”). $440 aggregate principal amount was offered through a private placement with unaffiliated investors (the “Offering”). The remaining $134 aggregate principal amount of the Notes was issued in exchange for $127 aggregate principal amount of the Old Notes that were held by an affiliate of Apollo Global Management, LLC at the time of the Offering (the “Apollo Exchange”). The exchange ratio was determined based on the consideration offered to holders of the Old Notes to redeem the Old Notes, which was intended to give Apollo an aggregate value equivalent to that which it would have received if it had received the total consideration upon the Company’s redemption of the Old Notes and used the proceeds received to invest in the New Notes. The new debt issued to Apollo has the same terms as the notes issued by the Company in the Offering.

Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None
7.875% debentures due 2023	May 1993	February 15 August 15	None
8.375% sinking fund debentures due 2016	April 1986	April 15 October 15	April 2006

The 8.375% debentures have a sinking fund requirement of $20 per year from 2007 to 2015. Previous buybacks of debentures allowed the Company to fulfill the sinking fund requirements through 2012, as well as $18 of the 2013 sinking fund requirement.

Other Borrowings

The Company’s Australian Term Loan Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The agreement also provides access to a $10 revolving credit facility. There were no outstanding borrowings under the revolving credit facility at December 31, 2012 or 2011.

The Brazilian bank loans represent various bank loans, primarily for working capital purposes and to finance the construction of a new plant in 2010.

The Company’s capital leases are classified as debt on the Consolidated Balance Sheets and range from one to fifteen year terms for equipment, pipeline, land and buildings. The Company’s operating leases consist primarily of vehicles, equipment, tank cars, land and buildings.

Scheduled Maturities

Aggregate maturities of debt, minimum payments under capital leases and minimum rentals under operating leases at December 31, 2012 for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2013	$75	$32	$3
2014	193	27	2
2015	907	22	2
2016	28	17	2
2017	—	14	2
2018 and thereafter	2,287	22	9

Total minimum payments	$3,490	$134	20

Less: Amount representing interest			(9)

Present value of minimum payments			$11

The Company’s operating leases consist primarily of vehicles, equipment, land and buildings. Rental expense under operating leases amounted to $36 for each of the years ended December 31, 2012, 2011 and 2010.

Covenant Compliance

As of December 31, 2012, the Company was in compliance with all the covenants included in the agreements governing its outstanding indebtedness, including the senior secured bank leverage ratio.

As of December 31, 2012, on a pro forma basis after adjusting for the 2013 Refinancing Transactions, the Company did not satisfy the Adjusted EBITDA to fixed charges incurrence test contained within the indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes. As a result, the Company is subject to restrictions on its ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under its revolving credit facility (available borrowings of which were $180 at December 31, 2012).

Recent Developments

In January 2013, the Company issued $1,100 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (the “New First-Priority Senior Secured Notes”). The Company used the net proceeds of $1,108 ($1,100 plus a premium of $8) to (i) repay approximately $910 of term loans under the Company’s senior secured credit facilities, (ii) purchase $89 aggregate principal amount of the Company’s Floating Rate Second-Priority Senior Secured Notes due 2014 (the “Floating Rate Notes”) in a tender offer, (iii) satisfy and discharge the remaining $31 aggregate principal amount of the Floating Rate Notes, which were redeemed on March 2, 2013 at a redemption price equal to 100% plus accrued and unpaid interest to the redemption date, (iv) pay related transaction costs and expenses and (v) provide incremental liquidity of $54. The New First-Priority Senior Secured Notes were issued as additional notes under the indenture governing the Company’s existing 6.625% First-Priority Senior Secured Notes due 2020 and have the same terms as such notes.

In January 2013 the Company also issued $200 aggregate principal amount of 8.875% Senior Secured Notes due 2018 at an issue price of 100% (the “New Senior Secured Notes”). The New Senior Secured Notes were issued to lenders in exchange for loans of MSC Holdings, which were retired in full. The New Senior Secured Notes were issued as additional notes under the indenture governing the Company’s existing 8.875% Senior Secured Notes due 2018 and have the same terms as such notes.

Additionally, in March 2013, the Company entered into a new $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the Company’s senior secured credit facilities, which included a $171 revolving credit facility and the $47 synthetic letter of credit facility at the time of the termination of facilities upon the Company’s entry into the ABL Facility. Collectively, we refer to these transactions as the “2013 Refinancing Transactions.”

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base that will be based on a specified percentage of eligible accounts receivable and inventory. The borrowers under the ABL Facility include the Company and Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, each a wholly-owned subsidiary of the Company. The ABL Facility will bear interest at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of the Company’s financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. In addition to paying interest on outstanding principal under the ABL Facility, the Company will be required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenant, other than a fixed charge coverage ratio of 1.0 to 1.0 that would only apply if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the agreement governing the ABL Facility is generally defined as the ratio (a) of Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on the ABL Priority Collateral, and by second-priority liens on the Notes Priority Collateral, in each case subject to certain exceptions and permitted liens.

10. Guarantees, Indemnifications and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies for designated research and development projects. These guarantees or indemnifications are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer for liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers to be probable and reasonably estimable. The amounts recorded at December 31, 2012 and 2011 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees, nor is the Company able to estimate the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Our corporate charter also requires us to indemnify, to the extent allowed by New Jersey state corporate law, our directors and officers as well as directors and officers of our subsidiaries and other agents against certain liabilities and expenses incurred by them in carrying out their obligations.

Apollo Indemnification

In March 2009, the Company and affiliates of Apollo entered into an indemnification agreement. This agreement provides that the Company will indemnify affiliates of Apollo, and affiliates of Apollo will indemnify the Company, against any liabilities arising from actions brought by our respective insurance providers against the other as a result of claims paid on the Huntsman settlement. See Note 5 for additional information regarding indemnification provided by the Company to Apollo under the Management Consulting Agreement.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

11. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation at the federal, state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal. The Company continues to believe that the assessment is invalid, and on June 4, 2012 it filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2012, the amount of the assessment, including tax, penalties, monetary correction and interest, is 30 Brazilian reais, or approximately $14.

Hillsborough County—The Company is named in a lawsuit filed on July 12, 2004 in Hillsborough County, Florida Circuit Court, for an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and it alleges various injuries from exposure to toxic chemicals. The Company does not have adequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2012 and 2011:

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011	Low	High
Geismar, LA	1	1	$17	$17	$10	$24
Superfund and offsite landfills – allocated share:
Less than 1%	22	31	1	1	1	2
Equal to or greater than 1%	12	12	6	7	5	13
Currently-owned	13	12	7	5	5	13
Formerly-owned:
Remediation	11	10	2	1	2	15
Monitoring only	4	5	1	1	—	1

Total	63	71	$34	$32	$23	$68

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2012 and 2011, $9 and $6, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

Following is a discussion of the Company’s environmental liabilities and the related assumptions at December 31, 2012:

Geismar, LA Site—The Company formerly owned a basic chemicals and polyvinyl chloride business that was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest, the general partner interest and the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations for soil and groundwater contamination at BCPOLP’s Geismar, Louisiana site. The Company bears the sole responsibility for these obligations because there are no other potentially responsible parties (“PRP”) or third parties from whom the Company could seek reimbursement.

A groundwater pump and treat system to remove contaminants is operational, and natural attenuation studies are proceeding. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, costs that would approach the higher end of the range of possible outcomes could result.

Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of 25 years. The range of possible outcomes is discounted in a similar manner. The undiscounted liability, which is expected to be paid over the next 25 years, is approximately $24. Over the next five years, the Company expects to make ratable payments totaling $6.

Superfund Sites and Offsite Landfills—The Company is currently involved in environmental remediation activities at a number of sites for which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company anticipates approximately 50% of the estimated liability for these sites will be paid within the next five years, with the remainder over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and as a result, has little control over the costs and timing of cash flows.

The Company’s ultimate liability will depend on many factors including its share of waste volume, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. The range of possible outcomes takes into account the maturity of each project, resulting in a more narrow range as the project progresses. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at a number of locations that it currently owns, of which ten sites are no longer in operation. As the Company is performing a portion of the remediation on a voluntary basis, it has some control over the costs to be incurred and the timing of cash flows. The Company expects to pay approximately $5 of these liabilities within the next five years, with the remainder over the next ten years. The factors influencing the ultimate outcome include the methods of remediation elected, the conclusions and assessment of site studies remaining to be completed, and the time period required to complete the work. No other parties are responsible for remediation at these sites.

Formerly-Owned Sites—The Company is conducting, or has been identified as a PRP in connection with, environmental remediation at a number of locations that it formerly owned and/or operated. Remediation costs at these former sites, such as those associated with our former phosphate mining and processing operations, could be material. The final costs to the Company will depend on the method of remediation chosen and the level of participation of third parties.

Monitoring Only Sites—The Company is responsible for a number of sites that require monitoring where no additional remediation is expected. The Company has established reserves for costs related to these sites. Payment of these liabilities is anticipated to occur over the next ten or more years. The ultimate cost to the Company will be influenced by fluctuations in projected monitoring periods or by findings that are different than anticipated.

Indemnifications—In connection with the acquisition of certain of the Company’s operating businesses, the Company has been indemnified by the sellers against certain liabilities of the acquired businesses, including liabilities relating to both known and unknown environmental contamination arising prior to the date of the purchase. The indemnifications may be subject to certain exceptions and limitations, deductibles and indemnity caps. While it is reasonably possible that some costs could be incurred, except for those sites identified above, the Company has inadequate information to allow it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

The Company is involved in various legal proceedings in the ordinary course of business and had reserves of $22 and $7 at December 31, 2012 and 2011, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. At December 31, 2012 and 2011, $8 and $3, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

Following is a discussion of significant non-environmental legal proceedings:

Brazil Tax Claim—On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and continues to believe that a loss contingency is not probable. At December 31, 2012, the amount of the assessment, including tax, penalties, monetary correction and interest, is 70 Brazilian reais, or approximately $34.

Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company believes it has adequate reserves and that it is not reasonably possible that a loss exceeding amounts already reserved would be material. Furthermore, the Company has insurance to cover claims of these types.

Other Commitments and Contingencies

The Company has entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company has entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2013	$278
2014	92
2015	64
2016	49
2017	48
2018 and beyond	235

Total minimum payments	766
Less: Amount representing interest	(43)

Present value of minimum payments	$723

Customer Contract Termination

In 2011, the Company agreed to terminate an operator contract (the “Contract”) with a customer in response to the customer’s desire to restructure certain of its manufacturing capacity. The customer agreed to pay the Company a one-time compensation payment of €16, or approximately $23, which the Company has since collected. The compensation payment represents a contract termination penalty and payment for all unpaid minimum obligations incurred by the customer to date under the Contract. The Company recorded a net gain of $21 for the year ended December 31, 2011 related to the termination of the Contract, which represents the full compensation payment, net of the Company’s estimated cost to disable the related manufacturing assets. The amount is recorded in “Other operating expense (income), net” in the Consolidated Statements of Operations.

12. Pension and Postretirement Expense

The Company sponsors defined benefit pension plans covering most U.S. associates and certain non-U.S. associates primarily in Canada, Netherlands, Germany, France and Belgium. Benefits under these plans are generally based on eligible compensation and / or years of credited service. Retirement benefits in other foreign locations are primarily structured as defined contribution plans. During 2009 the Company implemented a change in its U.S. retirement benefits to shift to a defined contribution platform and completed this transition as of January 1, 2011. Benefits under the defined benefit U.S. pension plan were frozen and the Company added an annual Company contribution to the U.S. defined contribution plan for eligible participants.

The Company also provides non-pension postretirement benefit plans to certain U.S. associates, to Canadian associates and to certain associates in the Netherlands. The U.S. benefit primarily consists of a life insurance benefit for a grandfathered group of retirees, for which the premiums are paid by the Company. In addition, some US retirees are eligible to participate in the medical plans offered to active associates; however, the retirees’ cost for this coverage depends on the maximum plan benefit and the retiree premium, which is equal to 175% of the active associate premium. The Canadian plans provide retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Netherlands’ plan provides a lump sum payment at retirement for grandfathered associates.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2012		2011		2012		2011
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in Benefit Obligation
Benefit obligation at beginning of year	$286	$318	$278	$308	$14	$6	$13	$6
Service cost	3	8	2	8	—	1	—	—
Interest cost	12	17	14	17	1	—	1	—
Actuarial losses	25	143	14	3	—	2	1	—
Foreign currency exchange rate changes	—	6	—	(11)	—	—	—	—
Benefits paid	(19)	(9)	(22)	(8)	—	—	(1)	—
Plan amendments	2	—	—	—	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—

Benefit obligation at end of year	309	484	286	318	15	9	14	6

Change in Plan Assets
Fair value of plan assets at beginning of year	200	231	207	201	—	—	—	—
Actual return on plan assets	25	36	—	25	—	—	—	—
Foreign currency exchange rate changes	—	5	—	(9)	—	—	—	—
Employer contributions	19	14	15	21	—	1	1	—
Benefits paid	(19)	(9)	(22)	(8)	—	—	(1)	—
Employee contributions	—	1	—	1	—	—	—	—

Fair value of plan assets at end of year	225	278	200	231	—	1	—	—

Funded status of the plan at end of year	$(84)	$(206)	$(86)	$(87)	$(15)	$(8)	$(14)	$(6)

	Pension Benefits				Non-Pension Postretirement Benefits
	2012		2011		2012		2011
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$—	$—	$35	$—	$—	$—	$—
Other current liabilities	—	(3)	—	(4)	(1)	—	(1)	—
Long-term pension and post employment benefit obligations	(84)	(203)	(86)	(118)	(14)	(8)	(13)	(6)
Accumulated other comprehensive loss (income)	164	103	157	8	(9)	1	(13)	(1)

Net amounts recognized	$80	$(103)	$71	$(79)	$(24)	$(7)	$(27)	$(7)
Amounts recognized in Accumulated other comprehensive income at December 31 consist of:
Net actuarial loss (gain)	$167	$119	$157	$1	$(4)	$1	$(4)	$(1)
Net prior service cost (benefit)	2	4	—	5	(2)	—	(9)	—
Deferred income taxes	(5)	(20)	—	2	(3)	—	—	—

Net amounts recognized	$164	$103	$157	$8	$(9)	$1	$(13)	$(1)
Accumulated benefit obligation	$309	$459	$286	$300
Accumulated benefit obligation for funded plans	307	304	284	190
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$309	$485	$284	$128
Aggregate accumulated benefit obligation	309	459	284	122
Aggregate fair value of plan assets	225	278	200	8
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$309	$485	$286	$135
Aggregate fair value of plan assets	225	278	200	14

For U.S. pension plans, the net accumulated unrecognized losses increased by approximately $7 due to additional unrecognized actuarial losses of $12, net of tax, as a result of the decrease in the discount rate at December 31, 2012 and $2 relating to a U.S. plan amendment to establish a minimum interest crediting rate of 300 basis points for the cash balance benefits under the Plan. These increases were partially offset by favorable asset experience and amortization of actuarial losses of $7. The net accumulated unrecognized actuarial losses relating to the Non-U.S. pension plans were increased by $95, net of tax, due to additional unrecognized actuarial losses of $96 as a result of the decrease in the discount rate at December 31, 2012 and unfavorable asset experience, but was partially offset by the amortization of prior service cost of $1.

The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro versus the U.S. dollar.

The Pension Protection Act of 2006 (the “2006 PPA”) provides for minimum funding levels on U.S. plans, and plans not meeting the minimum funding requirement may be subject to certain restrictions. During 2012, 2011 and 2010, the Company’s U.S. qualified pension plan was under the minimum funding level as measured under the 2006 PPA, resulting in restrictions on lump sum payments to 50%.

Following are the components of net pension and postretirement expense recognized for the years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2012	2011	2010	2012	2011	2010
Service cost	$3	$2	$3	$8	$8	$8
Interest cost on projected benefit obligation	12	14	15	17	17	15
Expected return on assets	(16)	(17)	(16)	(13)	(12)	(11)
Amortization of prior service cost	—	—	—	1	1	—
Recognized actuarial loss	8	7	8	—	—	1

Net expense	$7	$6	$10	$13	$14	$13

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2012	2011	2010	2012	2011	2010
Service cost	$—	$—	$—	$1	$—	$—
Interest cost on projected benefit obligation	1	1	1	—	—	—
Amortization of prior service benefit	(8)	(10)	(11)	—	—	—
Recognized actuarial gain	—	(1)	—	(1)	—	—

Net benefit	$(7)	$(10)	$(10)	$—	$—	$—

The following amounts were recognized in “Other comprehensive loss” during the year ended December 31, 2012:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial losses arising during the year	$17	$118	$—	$1	$17	$119
Prior service cost from plan amendments	2	—	—	—	2	—
Amortization of prior service (cost) benefit	—	(1)	7	—	7	(1)
Amortization of net (losses) gains	(7)	—	—	1	(7)	1

Loss recognized in other comprehensive loss	12	117	7	2	19	119
Deferred income taxes	(5)	(22)	(3)	—	(8)	(22)

Loss recognized in other comprehensive loss, net of tax	$7	$95	$4	$2	$11	$97

The amounts in “Accumulated other comprehensive (loss) income” that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Prior service cost (benefit)	$—	$2	$(1)	$—	$(1)	$2
Net actuarial loss (gain)	10	10	(1)	—	9	10

Determination of Actuarial Assumptions

The Company’s actuarial assumptions are determined based on the demographics of the population, target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For our European plans, these assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific long-term compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rates of return on plan assets are determined based on the plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets, for plans including equity securities. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2012		2011		2012		2011
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	3.5%	3.5%	4.4%	5.6%	3.3%	4.3%	4.2%	5.4%
Rate of increase in future compensation levels	—	3.0%	—	3.3%	—	—	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	—	7.5%	6.7%	7.7%	7.1%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	—	4.5%	4.5%	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	—	—	2030	2030	2029	2030

The weighted average rates used to determine net periodic pension expense (benefit) were as follows for the years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2012	2011	2010	2012	2011	2010
Discount rate	4.4%	5.1%	5.7%	5.6%	5.5%	5.5%
Rate of increase in future compensation levels	—	—	4.0%	3.3%	3.3%	3.3%
Expected long-term rate of return on plan assets	8.0%	8.0%	8.0%	5.8%	5.8%	5.8%

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2012	2011	2010	2012	2011	2010
Discount rate	4.2%	4.9%	5.4%	5.4%	5.6%	6.3%

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for international non-pension postretirement benefits by $1 and service cost and interest cost by a negligible amount. The impact on U.S. plans is negligible.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its North American defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. For U.S. plans, equity investments are also diversified across U.S. and international stocks, as well as growth, value and small and large capitalization investments, while the Company’s Canadian plan includes a blend of Canadian securities with U.S. and other foreign investments. Investment risk and performance is measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of North American plan assets among the various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments. In 2012 the U.S. Asset Investment Policy was updated to reflect an update in the Company’s investment strategy to invest in long-term debt securities that more closely match the projected future cash flows of the Plan.

The Company observes local regulations and customs governing its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target 2013
	2012	2011
Weighted average allocations of U.S. pension plan assets at December 31:
Equity securities	39%	54%	40%
Debt securities	60%	45%	50%
Cash, short-term investments and other	1%	1%	10%

Total	100%	100%	100%

Weighted average allocations of non-U.S. pension plan assets at December 31:
Equity securities	19%	9%	21%
Debt securities	81%	91%	79%

Total	100%	100%	100%

Fair Value of Plan Assets

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Fair Value Measurements Using
	2012				2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Large cap equity funds (a)	$—	$56	$—	$56	$—	$75	$—	$75
Small/mid cap equity funds (a)	—	17	—	17	—	17	—	17
Other international equity (a)	—	39	—	39	—	17	—	17
Debt securities/fixed income (b)	—	111	—	111	—	89	—	89
Cash, money market and other (c)	—	2	—	2	—	2	—	2

Total	$—	$225	$—	$225	$—	$200	$—	$200

The following table presents non-U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Fair Value Measurements Using
	2012				2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
U.S. equity (a)	$—	$—	$—	$—	$—	$15	$—	$15
Other international equity (a)	—	51	—	51	—	4	—	4
Debt securities/fixed income (a)	—	211	—	211	—	136	—	136
Liability driven investments (b)(d)	—	—	—	—	—	62	—	62
Balanced pooled funds (a)(e)	—	11	—	11	—	8	—	8
Pooled insurance products with fixed income guarantee (a)	—	5	—	5	—	6	—	6

Total	$—	$278	$—	$278	$—	$231	$—	$231

(a)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.
(b)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.
(c)	Cash, money market and other securities include mutual funds, certificates of deposit and other short-term cash investments for which the share price is $1 or book value is assumed to equal fair value due to the short duration of the investment term.
(d)

Liability driven investments consist of a series of funds designed to provide returns matched to expected future cash flows, and include approximately 70% investments in fixed income securities targeting returns in line with 3-month euribor in the medium term, and 30% swaps, with an underlying portfolio of bonds and cash to counterbalance changes in the value of the swaps.
(e)	The fund provides a mix of approximately 60% equity and 40% fixed income securities that achieves the target asset mix for the plan.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $22 to its defined benefit pension plans in 2013.

Estimated future plan benefit payments as of December 31, 2012 are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits
Year	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
2013	$21	$9	$1	$—
2014	21	10	1	—
2015	20	11	1	—
2016	19	12	1	—
2017	29	12	1	—
2018-2022	84	83	5	2

The Company has a U.S. defined benefit pension plan that was converted to a cash balance plan prior to 2006. Under the 2006 Pension Protection Act, cash balance plans are generally not considered to be discriminatory if certain requirements are met; however, plans converted prior to the effective date of the 2006 Pension Protection Act, such as the Company’s, are not grandfathered under the Act. During 2010, the Company received a letter of determination that the plan as converted is a qualified plan.

Defined Contribution Plans

The Company sponsors a number of defined contribution plans for its associates, primarily in the U.S., Canada, Europe and in the Asia-Pacific region. Full-time associates are generally eligible to participate immediately and may make pre-tax and after-tax contributions subject to plan and statutory limitations. For certain plans, the Company has the option to make contributions above the match provided in the plan based on financial performance.

As previously discussed, U.S retirement income benefits are provided under the Company’s defined contribution plan (the “401(k) Plan”). This plan allows eligible associates to make pre-tax contributions from 1% to 15% of eligible earnings for highly compensated associates and 25% for all other associates up to the federal limits for qualified plans. Those associates are also eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. In addition, the Company makes an annual retirement contribution ranging from 2% to 7% of eligible compensation depending on years of benefit service and collective bargaining agreements, to eligible associates actively employed on the last day of the year. An additional contribution may be made if the Company achieves specified annual financial goals established at the beginning of each plan year.

The Company incurred expense for contributions under its defined contribution plans of $16, $14 and $14 during the years ended December 31, 2012, 2011 and 2010, respectively.

Non-Qualified and Other Retirement Benefit Plans

The Company provides key executives in some locations with non-qualified benefit plans that provide participants with an opportunity to elect to defer compensation or to otherwise provide supplemental retirement benefits in cases where executives cannot fully participate in the defined benefit or defined contribution plans because of plan or local statutory limitations. Most of the Company’s supplemental benefit plans are unfunded and benefits are paid from the general assets of the Company. The liabilities related to defined benefit supplemental benefits are included in the previously discussed defined benefit pension disclosures.

The Company froze benefits under its U.S. non-qualified executive supplemental plans in 2009. Prior to the plan freeze, participant deferrals were matched by the Company based on years of service. In December of 2011, the Company adopted a non-qualified defined contribution plan (the “SERP”) that provides an annual employer credits to eligible U.S. associates of 5% of eligible compensation above the IRS limit for qualified plans. The Company can also make discretionary credits under the SERP; however, no participant contributions are permitted. The account credits are made annually to an unfunded phantom account, in the same timeframe as the ARC contribution is made to the qualified defined contribution plan.

The Company’s liability these non-qualified benefit plans was $7 and $8 at December 31, 2012 and 2011, respectively, and is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

The Company’s German subsidiaries offer a government subsidized early retirement program to eligible associates called Altersteilzeit or ATZ Plans. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. The Company had liabilities for these arrangements of $7 and $8 at December 31, 2012 and 2011, respectively. The Company incurred expense for these plans of $1, $3 and $4 during the years ended December 31, 2012, 2011 and 2010, respectively.

Also included in the Consolidated Balance Sheets at December 31, 2012 and 2011 are other post-employment benefit obligations relating to long-term disability and for liabilities relating to European jubilee benefit plans of $7 and $8, respectively.

13. Deficit

The Company has 82,556,847 shares of $0.01 par value common stock outstanding at December 31, 2012.

As of December 31, 2012, the Company has recognized a non-cash capital contribution of $218 related to the $225 advance from Apollo that was made in 2008 to fund the settlement payment related to the terminated merger with Huntsman. Under the provisions of the settlement agreement and release with Apollo, the Company was only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. In April 2012, the Company agreed to a settlement with its insurers to recover $10 in proceeds associated with the $225 settlement payment made to Huntsman in 2008. The Company recorded the settlement net of approximately $2 of fees related to the settlement. Additionally, the Company received approximately $1 for reimbursement of expenses incurred in obtaining the recoveries. The remaining $7 of the insurance settlement was remitted to Apollo. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of the Company’s obligations to Apollo, and the remaining $218 of the advance, which was previously classified as a long-term liability, was reclassified to equity as a capital contribution from Apollo.

In conjunction with the Preferred Equity Issuance, Momentive Holdings contributed $189 of the proceeds from the Preferred Equity Issuance to MSC Holdings and MSC Holdings contributed the amount to the Company. The remaining $16 was being held in a reserve account at December 31, 2011 by Momentive Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Momentive Holdings. As of December 31, 2011, the Company had recognized a capital contribution of $204, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses, of which $16 was recorded as a receivable within “Other current assets” in the Consolidated Balance Sheets as of December 31, 2011, as Momentive Holdings was obligated to contribute the remaining $16 to the Company. In January 2012, the remaining $16 of proceeds held in the reserve account were contributed to the Company.

For the year ended December 31, 2010, the Company’s owner received insurance recoveries of $163, related to a $200 settlement payment paid by the Company’s owner in conjunction with the settlement agreement with Huntsman, which had been treated as an expense of the Company in 2008. These recoveries were recorded as income by the Company for the year ended December 31, 2010, with the corresponding debit to “Paid-in capital.” As of December 31, 2010, the Company’s owner had recovered the $200 settlement payment in full.

14. Stock Option Plans and Stock Based Compensation

The following is a summary of existing stock based compensation plans and outstanding shares as of December 31, 2012:

Plan Name	Shares Outstanding	Plan Expiration	Vesting Terms/Status	Option Term	Number of Shares Authorized
Resolution Performance 2000 Stock Option Plan		November 2010		8 yrs 30 days (1)	n/a plan expired
Tranche A options	21,844		Fully vested
Tranche B performance options	43,731		Fully vested
Resolution Performance 2000 Non-Employee Directors Option Plan	302,433	November 2010	Fully vested	8 yrs 30 days (2)	n/a plan expired
Resolution Specialty Materials 2004 Stock Option Plan		October 2014		8 yrs 30 days (3)	1,027,197
Tranche A options	23,775		Fully vested
Tranche B performance options	47,552		Fully vested
Director options	142,664		Fully vested
BHI Acquisition Corp. 2004 Stock Incentive Plan		August 2014		10 years (4)	3,670,635
Tranche A options	891,279		Fully vested
Tranche B performance options	891,279		Fully vested
Director options	84,423		Director grants vest upon IPO / change in control
Director options	28,141		Fully vested
Hexion LLC 2007 Long-Term Incentive Plan		April 2017			1,700,000
Options to purchase units	385,500		Vest upon attainment of performance targets upon change in control	8 years (5)
Restricted stock units	94,000		Fully vested	n/a
Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan		February 2021		10 years	20,800,000 (9)
Unit Options and Restricted Deferred Units (“RDUs”):
Tranche A Options and RDUs (6)	Options: 2,725,082 RDUs: 918,975		Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions as defined by the 2011 Equity Plan
Tranche B Options and RDUs (7)	Options: 1,362,533 RDUs: 454,172		Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions
Tranche C Options and RDUs (8)	Options: 1,362,533 RDUs: 454,172		Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

(1)	63,679 Options granted between November 2000 and January 2005 were modified during the 4th quarter of 2012 to extend the expiration date to December 31, 2017
(2)	302,433 Options granted between November 2000 and November 2004 were modified during the 4th quarter of 2012 to extend the expiration date to December 31, 2017
(3)	213,991 Options granted between October 2004 and December 2004 were modified during the 4th quarter of 2012 to extend the expiration date to December 31, 2017
(4)	1,895,122 Options granted between August 2004 and October 2005 were modified during the 4th quarter of 2012 to extend the expiration date to December 31, 2017
(5)	381,500 Options granted in April 2007 were modified during the 4th quarter of 2012 to extend the expiration date to December 31, 2017
(6)	527,028 Tranche A Options and 181,830 Tranche A RDUs related to employees of MPM were also outstanding as of December 31, 2012
(7)	261,737 Tranche B Options and 87,247 Tranche B RDUs related to employees of MPM were also outstanding as of December 31, 2012
(8)	261,737 Tranche C Options and 87,247 Tranche C RDUs related to employees of MPM were also outstanding as of December 31, 2012
(9)	The number of shares authorized under this plan was increased from 13,900,000 to 20,800,000 in March 2013

Summary of Plans

Legacy Plans

Prior to the Momentive Combination, the Company’s parent maintained six stock-based compensation plans: the Resolution Performance 2000 Stock Option Plan (the “Resolution Performance Plan”), the Resolution Performance 2000 Non-Employee Directors Option Plan (the “Resolution Performance Director Plan”), the Resolution Performance Restricted Unit Plan (the “Resolution Performance Unit Plan”), the Resolution Specialty 2004 Stock Option Plan (the “Resolution Specialty Plan”), the BHI Acquisition 2004 Stock Incentive Plan (the “Borden Chemical Plan”) and the 2007 Hexion LLC 2007 Long-Term Incentive Plan. In addition to these plans, the Company’s parent maintains a stock-based deferred compensation plan, which is discussed below. The options granted under each of the option plans were to purchase common units in MSC Holdings. Effective October 1, 2010, in conjunction with the Momentive Combination, stock options to purchase common units in MSC Holdings that were granted to our Directors and those granted under the Resolution Performance 2000 Stock Option Plan, the Resolution Performance 2000 Non-Employee Directors Option Plan, the Resolution Specialty 2004 Stock Option Plan, the BHI Acquisition 2004 Stock Incentive Plan and the Hexion 2007 Long-Term Incentive plan to purchase common units in MSC Holdings were converted on a one-for-one basis to an equivalent number of options to purchase common units in Momentive Holdings. Similarly, the restricted MSC Holdings LLC unit awards granted under the Hexion 2007 Long-Term Incentive Plan, the BHI Acquisition 2004 Deferred Compensation Plan and the Resolution Performance Restricted Unit Plan were converted on a one-for-one basis to common units in Momentive Holdings.

2011 Equity Plan

On February 23, 2011, the Compensation Committee of the Board of Managers of Momentive Holdings approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Momentive Holdings can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are non-voting units of measurement which are deemed to be equivalent to one common unit of Momentive Holdings. The unit options are options to purchase common units of Momentive Holdings. The awards contain restrictions on transferability and other typical terms and conditions.

Unit Options

In 2011, the Company granted Tranche A Options with an aggregate grant date fair value of approximately $6. The fair value of each option was estimated at the grant date using a Black-Scholes option pricing model. The assumptions used to estimate the fair value were a 2.17% risk-free interest rate, a 6.25 year expected life, a 37.5% expected volatility rate and a 0% dividend rate.

In 2011, the Company granted Tranche B and Tranche C Options with performance and market conditions, each with an aggregate grant date fair value of approximately $3. The fair value was estimated at the grant date using a Monte Carlo valuation method, which is a commonly accepted valuation model for awards with market and performance conditions. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates was 0.16% to 3.44%, expected volatility rates ranged from 34.6% to 41.7% and the dividend rate was 0%. The expected life assumption is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted-average expected life of 9.2 years. As of December 31, 2012 it is not probable the related options will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Restricted Deferred Units

In 2011, the Company granted Tranche A RDUs with an aggregate grant date fair value of approximately $4.

In 2011, the Company granted Tranche B and Tranche C RDUs with performance and market conditions, each with an aggregate grant date fair value of approximately $2. The fair value was estimated at the grant date using the same Monte Carlo valuation method and assumptions used for the Tranche B and Tranche C Options. The RDUs have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted-average expected life of 21.4 years. As of December 31, 2012 it is not probable the related RDUs will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Although the 2011 Equity Plan was issued by Momentive Holdings, the underlying compensation cost represents compensation costs paid for by Momentive Holdings on MSC’s behalf, as a result of the employees’ service to MSC. All compensation cost is recorded over the requisite service period on a graded-vesting basis.

Financial Statement Impact

Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a graded-vesting basis. The Company adjusts compensation expense periodically for forfeitures.

The Company recognized share-based compensation expense of $4, $7 and $2 for the years ended December 31, 2012, 2011 and 2010, respectively. The impact of the option modification to extend the expiration of certain options to December 31, 2017 was less than $1. The amounts are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations. The Company expects additional compensation expense of $15, which will be recognized over the vesting period of the underlying share-based awards. $2 is expected to be recognized ratably over a weighted-average period of 2.0 years, while the remaining $13 will be recognized upon an initial public offering or other future contingent event.

Options Activity

Following is a summary of the Company’s stock option plan activity for the year ended December 31, 2012:

	Momentive Holdings Common Units	Weighted Average Exercise Price
Options outstanding at December 31, 2011	8,704,289	$5.61
Options granted	—	$—
Options exercised	—	$—
Options forfeited	(391,520)	$5.40

Options outstanding at December 31, 2012	8,312,769	$5.62

Exercisable at December 31, 2012	3,722,963	$5.89
Expected to vest at December 31, 2012	1,342,986	$5.03

At December 31, 2012, exercise prices for options outstanding ranged from $3.51 to $29.42 with a weighted average remaining contractual life of 7.0 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 6.1 and 7.9 years, respectively. At December 31, 2012, the aggregate intrinsic value of both options exercisable and options expected to vest was $0.

The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2012, 2011 and 2010 was $0, less than $1 and less than $1, respectively.

Restricted Unit Activity

Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2012:

	Momentive Holdings Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2011	1,661,724	$4.69
Restricted units granted	—	$—
Restricted units vested	(227,092)	$4.85
Restricted units forfeited	(65,065)	$4.69

Nonvested at December 31, 2012	1,369,567	$4.66

The weighted average remaining contractual life for restricted units granted and outstanding was 2.0 years.

Stock-Based Deferred Compensation Plan

In 2004, in connection with the acquisition of Borden Chemical by Apollo, certain key employees of the Company deferred the receipt of compensation and were credited with a number of deferred stock units that were equal in value to the amount of compensation deferred. In total, the Company granted 1,007,944 deferred common stock units under the Hexion LLC 2004 Deferred Compensation Plan (the “2004 DC Plan”), which is an unfunded plan. Each unit gives the grantee the right to one common stock unit of Momentive Holdings. Under the 2004 DC Plan, the deferred common stock units are not distributed to participants until their employment with the Company ends. At December 31, 2012, there were 713,023 undistributed units under the 2004 DC Plan. Under certain circumstances this award could be distributed in the form of a cash payment.

Recent Developments

On March 8, 2013, the Compensation Committee of the Board of Managers of Momentive Holdings approved grants under the 2011 Equity Plan of restricted deferred units and unit options to certain of our key managers, including our named executive officers.

15. Income Taxes

During 2012, the Company recognized a tax benefit of $365, primarily as a result of the release of a significant portion of the valuation allowance in the U.S. The Company continues to maintain a valuation allowance on certain state deferred tax assets, primarily a portion of its state net operating loss carryforwards of $57. In the opinion of management, it is more likely than not that these deferred tax assets will not be realized.

The Company considered all available evidence, both positive and negative, in assessing the need for a valuation allowance. The Company evaluated the need to maintain a valuation allowance for deferred tax assets based on management’s assessment of whether it is more likely than not that deferred tax benefits would be realized through the generation of future taxable income. The reversal of the U.S. valuation allowance was the result of a continuing trend of significant U.S. taxable income starting in tax year 2009, and the expectation that this trend will continue, due to improvements in the U.S. business and the positive impact of the Company’s cost reduction efforts.

Income tax (benefit) expense detail for continuing operations for the years ended December 31, is as follows:

	2012	2011	2010
Current
Federal	$—	$—	$—
State and local	(2)	—	2
Foreign	12	30	45

Total current	10	30	47

Deferred
Federal	(365)	(2)	1
State and local	(8)	—	—
Foreign	(2)	(25)	(13)

Total deferred	(375)	(27)	(12)

Income tax (benefit) expense	$(365)	$3	$35

A reconciliation of the differences between income taxes for continuing operations that were computed at the federal statutory tax rate of 35% and provisions for income taxes for the years ended December 31 follows:

	2012	2011	2010
Income tax (benefit) expense computed at federal statutory tax rate	$(21)	$36	$85
State tax provision, net of federal benefits	—	1	—
Foreign tax rate differential	8	(4)	23
Foreign source (loss) income subject to U.S. taxation	(6)	(15)	25
Other income not deductible for tax	(14)	(6)	(69)
Decrease in the taxes due to changes in valuation allowance	(302)	(7)	(55)
Additional (benefit) tax on foreign unrepatriated earnings	(30)	(2)	1
Additional expense for uncertain tax positions	—	—	25
Changes in enacted tax rates	—	—	(1)
Adjustments of prior year estimates and other	—	—	1

Income tax (benefit) expense	$(365)	$3	$35

The domestic and foreign components of the (loss) income from continuing operations before income taxes for the years ended December 31, is as follows:

	2012	2011	2010
Domestic	$64	$101	$297
Foreign	(124)	2	(53)

Total	$(60)	$103	$244

The tax effects of significant temporary differences and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, is as follows:

	2012	2011
Assets
Non-pension post-employment	$9	$8
Accrued and other expenses	72	77
Property, plant and equipment	4	3
Loss and credit carryforwards	595	522
Pension liabilities	66	35

Gross deferred tax assets	746	645
Valuation allowance	(141)	(432)

Net deferred tax asset	605	213

Liabilities
Property, plant and equipment	(163)	(168)
Unrepatriated earnings of foreign subsidiaries	(57)	(78)
Intangibles	(34)	(25)

Gross deferred tax liabilities	(254)	(271)

Net deferred tax asset (liability)	$351	$(58)

The following table summarizes the presentation of the net deferred tax asset (liability) in the Consolidated Balance Sheets at December 31:

	2012	2011
Assets
Current deferred income taxes (Other current assets)	$21	$10
Long-term deferred income taxes	348	4
Liabilities
Current deferred income taxes (Other current liabilities)	—	—
Long-term deferred income taxes	(18)	(72)

Net deferred tax asset (liability)	$351	$(58)

MSC Holdings, which is not a member of the registrant, and its eligible subsidiaries file a consolidated U.S. Federal income tax return. Since MSC Holdings is the Company’s parent, the Company can utilize MSC Holdings’ attributes. MSC Holdings’ attributes have been allocated to the Company to the extent that they can be utilized. Tax attributes of $10 related to net operating loss carryforwards have been included in the tables above. The remaining tax attributes of deferred interest deductions in the amount of $23 are not included in the tables above. MSC Holdings determined that certain deferred interest carryforwards had only a remote likelihood of being utilized, therefore, the deferred tax assets and the corresponding valuation allowance were written off in 2012.

As of December 31, 2012, the Company had a $141 valuation allowance for a portion of its net deferred tax assets that management believes, more likely than not, will not be realized. The Company’s deferred tax assets include federal, state and foreign net operating loss carryforwards. The federal net operating loss carryforwards available are $866, which expire starting in 2020. The Company’s deferred assets also include minimum tax credits of $2, which are available indefinitely. No valuation allowance has been provided against these two items. The Company continues to maintain a valuation allowance on certain state deferred tax assets, primarily a portion of its state net operating loss carryforwards of $57. A valuation allowance of $84 has been provided against a portion of foreign net operating loss carryforwards, primarily in Germany and the Netherlands.

During the year, the Company changed its permanent reinvestment assertions related to certain foreign subsidiaries. As a result, during the year ended December 31, 2012, the Company released deferred withholding taxes of $30 which were recorded in prior periods. As of December 31, 2012, the Company had undistributed earnings of certain foreign subsidiaries of $516, on which deferred taxes have not been provided because these earnings are permanently invested outside of the United States. It is not practical to estimate the amount of the deferred tax liability on these undistributed earnings.

The following table summarizes the changes in the valuation allowance for the years ended December 31, 2012, 2011 and 2010:

	Balance at Beginning of Period	Changes in Related Gross Deferred Tax Assets/Liabilities	Charge/ Release	Balance at End of Period
Valuation allowance on Deferred tax assets:
Year ended December 31, 2010	$579	$(45)	$(55)	$479
Year ended December 31, 2011	479	(40)	(7)	432
Year ended December 31, 2012	432	11	(302)	141

Examination of Tax Returns

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Brazil, Canada, the Czech Republic, France, Germany, Italy, South Korea, Netherlands and the United States.

The Company is no longer subject to U.S. federal examinations for years before December 31, 2009; however, certain state and foreign tax returns are under examination by various regulatory authorities.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011
Balance at beginning of year	$80	$85
Additions based on tax positions related to the current year	8	2
Additions for tax positions of prior years	5	1
Reductions for tax positions of prior years	(2)	(1)
Settlements	—	(2)
Foreign currency translation	1	(5)

Balance at end of year	$92	$80

During the year ended December 31, 2012, the Company increased the amount of its unrecognized tax benefits, including its accrual for interest and penalties, by $11, primarily as a result of increases in the unrecognized tax benefit for various intercompany transactions. The Company reduced its unrecognized tax benefit during the year as a result of closure of certain audit examinations. During the years ended December 31, 2012, 2011 and 2010, the Company recognized approximately $(2), $0 and $1, respectively, in interest and penalties. The Company had approximately $25 and $27 accrued for the payment of interest and penalties at December 31, 2012 and 2011, respectively.

$92 of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company anticipates recognizing a range of $0 to $32 of the total amount of unrecognized tax benefits, exclusive of interest, within the next 12 months as a result of negotiations with foreign jurisdictions and completion of audit examinations.

Recent Developments

In January 2013 the American Taxpayer Relief Act of 2012 (the “Act”) was signed into law. The Act retroactively reinstated and extended the controlled foreign corporation look-through rule, which provides for the exclusion of certain foreign earnings from U.S. federal taxation from January 1, 2012 through December 31, 2013. The Act will be accounted for in the period of enactment. As a result, the Company expects to have a tax benefit of approximately $29 in the first quarter of 2013.

16. Summarized Financial Information of Unconsolidated Affiliate

Summarized financial information of the unconsolidated affiliate HAI as of December 31, 2012 and December 31, 2011 and for the years ended December 31, 2012, 2011 and 2010 is as follows:

	December 31, 2012	December 31, 2011
Current assets	$40	$35
Non-current assets	12	13
Current liabilities	18	21
Non-current liabilities	—	—

	Year Ended December 31,
	2012	2011	2010
Net sales	$207	$206	$163
Gross profit	52	49	34
Pre-tax income	31	29	16
Net income	31	29	16

17. Segment Information

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At December 31, 2012, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of the Company’s reportable segments follows:

•

Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications

Reportable Segments

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items, other income and expenses and discontinued operations. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and

Other is primarily corporate general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, foreign exchange gains and losses and legacy company costs not allocated to continuing segments.

Net Sales to Unaffiliated Customers (1):

	Year Ended December 31,
	2012	2011	2010
Epoxy, Phenolic and Coating Resins	$3,022	$3,424	$2,990
Forest Products Resins	1,734	1,783	1,607

Total	$4,756	$5,207	$4,597

Segment EBITDA:

	Year Ended December 31,
	2012	2011	2010
Epoxy, Phenolic and Coating Resins (2)	$337	$506	$491
Forest Products Resins (3)	201	180	177
Corporate and Other	(48)	(51)	(61)

Depreciation and Amortization Expense:

	Year Ended December 31,
	2012	2011	2010
Epoxy, Phenolic and Coating Resins	$109	$113	$111
Forest Products Resins	38	49	47
Corporate and Other	6	5	6

Total	$153	$167	$164

Total Assets:

	As of December 31,
	2012	2011
Epoxy, Phenolic and Coating Resins	$1,694	$1,688
Forest Products Resins	760	790
Corporate and Other	871	618

Total	$3,325	$3,096

Capital Expenditures (4):

	Year Ended December 31,
	2012	2011	2010
Epoxy, Phenolic and Coating Resins	$89	$89	$77
Forest Products Resins	41	36	34
Corporate and Other	3	14	3

Total	$133	$139	$114

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Included in the Epoxy, Phenolic and Coating Resins Segment EBITDA are “Earnings from unconsolidated entities, net of taxes” of $18, $16 and $8 for the years ended December 31, 2012, 2011 and 2010, respectively.
(3)	Included in the Forest Products Resins Segment EBITDA are “Earnings from unconsolidated entities, net of taxes” of $1, less than $1 and less than $1 for the years ended December 31, 2012, 2011 and 2010, respectively.
(4)	Excludes capital expenditures of discontinued operations. Includes capitalized interest costs that are incurred during the construction of property and equipment.

Reconciliation of Segment EBITDA to Net Income:

	Year Ended December 31,
	2012	2011	2010
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$337	$506	$491
Forest Products Resins	201	180	177
Corporate and Other	(48)	(51)	(61)

Reconciliation:
Items not included in Segment EBITDA:
Terminated merger and settlement income, net	—	—	171
Asset impairments and other non-cash charges	(54)	(41)	(8)
Business realignment costs	(35)	(15)	(20)
Integration costs	(12)	(19)	—
Net income (loss) from discontinued operations	—	2	(3)
Other	(14)	(12)	(28)

Total adjustments	(115)	(85)	112
Loss on extinguishment of debt	—	—	(30)
Interest expense, net	(263)	(262)	(276)
Income tax benefit (expense)	365	(3)	(35)
Depreciation and amortization	(153)	(167)	(164)

Net income	$324	$118	$214

Items Not Included in Segment EBITDA

Asset impairments and non-cash charges primarily represent asset impairments, stock-based compensation expense, accelerated depreciation recorded on closing facilities and unrealized derivative and foreign exchange gains and losses. Business realignment costs for 2012 primarily include expenses from the Company’s restructuring and cost optimization programs. Business realignment costs for 2011 primarily relate to expenses from minor restructuring programs. Business realignment costs for 2010 primarily relate to expenses from the Company’s productivity program. Integration costs relate primarily to the Momentive Combination. Net income from discontinued operations represents the results of the IAR and CCR businesses.

Not included in Segment EBITDA are certain non-cash items and other income and expenses. For 2012, these items primarily include a charge related to the resolution of a pricing dispute with an unconsolidated joint venture, losses on the disposal of assets and other transaction costs, partially offset by net realized and unrealized foreign exchange transaction gains and insurance recoveries related to the terminated Huntsman merger. For 2011, these items consist of business optimization expenses, integration costs related to the Momentive Combination, retention program costs, realized foreign exchange gains and losses and a gain recognized on the termination of an operator agreement with a customer. For 2010, these items consisted of realized foreign exchange gains and losses and retention program costs.

Geographic Information

Net Sales to Unaffiliated Customers (1):

	Year Ended December 31,
	2012	2011	2010
United States	$2,005	$2,130	$1,861
Netherlands	902	1,051	938
Germany	298	402	347
Canada	336	304	244
Other international	1,215	1,320	1,207

Total	$4,756	$5,207	$4,597

(1)	Sales are attributed to the country in which the individual business locations reside.

Long-Lived Assets as of December 31:

	As of December 31,
	2012	2011
United States	$582	$597
Netherlands	230	237
Germany	123	131
Other international	492	515

Total	$1,427	$1,480

18. Guarantor/Non-Guarantor Subsidiary Financial Information

The Company and certain of its U.S. subsidiaries guarantee debt issued by its wholly owned subsidiaries Hexion Nova Scotia, ULC and Hexion U.S. Finance Corporation (together, the “Subsidiary Issuers”), which includes the 6.625% first priority notes due 2020, 8.875% senior secured notes due 2018, the floating rate second-priority senior secured notes due 2014 and the 9% second-priority notes due 2020.

The following information contains the condensed consolidating financial information for MSC (the parent), the Subsidiary Issuers, the combined subsidiary guarantors (Momentive Specialty Chemical Investments Inc.; Borden Chemical Foundry; LLC, Lawter International, Inc.; HSC Capital Corporation; Momentive International, Inc.; Momentive CI Holding Company; NL COOP Holdings LLC and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries.

All of the subsidiary issuers and subsidiary guarantors are 100% owned by MSC. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian, New Zealand and Brazilian subsidiaries are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining non-guarantor subsidiaries.

This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates.

The Company revised its condensed consolidating statements of cash flows for the years ended December 31, 2011 and 2010 to correct the classification of intercompany dividends received. The revisions were made to appropriately classify dividends received that represent a return on investment as an operating activity. These amounts were previously classified as cash flows from investing activities. These changes had the following impacts on the guarantor and nonguarantor condensed consolidating financial statements:

•

For year ended December 31, 2011, in the Momentive Specialty Chemicals Inc. column, the revisions resulted in an increase of $25 to “Cash flows (used in) provided by operating activities” with a corresponding offset to “Cash flows provided by (used in) investing activities.”

•

For year ended December 31, 2010, in the Momentive Specialty Chemicals Inc. column, the revisions resulted in an increase of $18 to “Cash flows (used in) provided by operating activities” with a corresponding offset to “Cash flows provided by (used in) investing activities.” For the year ended December 31, 2010, in the Combined Subsidiary Guarantors column, the revisions resulted in an increase of $1 to “Cash flows (used in) provided by operating activities,” with a corresponding offset to “Cash flows provided by (used in) investing activities.”

These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating statements of cash flows.

The Company also revised its condensed consolidating balance sheet as of December 31, 2011 to correctly present intercompany accounts receivable and payable and intercompany debt receivable and payable. The revisions were made to present intercompany accounts receivable and accounts payable and intercompany debt receivable and debt payable on a gross basis. The revisions resulted in the following increases:

	Increases from previously reported amounts
	As of December 31, 2011
	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries
Assets:
Intercompany accounts receivable	$102	$46	$—	$257
Intercompany loans receivable—current portion	203	—	—	713
Intercompany loans receivable	649	1,907	22	4,592
Liabilities:
Intercompany accounts payable	$102	$46	$—	$257
Intercompany loans payable within one year	203	—	—	713
Intercompany loans payable	649	1,907	22	4,592

The Company also revised its condensed consolidating balance sheet as of December 31, 2011 to appropriately classify the balance sheet credit arising from recognition of losses in excess of investment as a liability balance. These amounts were previously classified as a credit in “Other assets” in the Momentive Specialty Chemicals Inc. column. As of December 31, 2011, in the Momentive Specialty Chemicals Inc. column, the correction resulted in an increase of $192 to “Other assets,” with a corresponding increase to “Accumulated losses from unconsolidated subsidiaries in excess of investment.” These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating balance sheets. The December 31, 2011 condensed consolidating balance sheet is derived from the revised condensed consolidating balance sheet included within the annual consolidated financial statements.

The Company will revise in future filings its Guarantor/Nonguarantor Subsidiary Financial Information footnote. The revisions will be made to correct the presentation of intercompany activity within the condensed consolidating statements of cash flows. Within the condensed consolidating statements of cash flows, dividends from subsidiaries will be reclassified from investing activities to operating activities. This change will have the following impact on the guarantor and nonguarantor condensed consolidating financial statements:

•

For the three months ended March 31, 2012, in the Momentive Specialty Chemicals Inc. column, the revisions will result in an increase of $6 to “Cash flows provided by (used in) operating activities” with a corresponding offset to “Cash flows provided by (used in) investing activities.”

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2012

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $18, respectively)	$276	$—	$—	$143	$—	$419
Short-term investments	—	—	—	5	—	5
Accounts receivable, net	177	—	—	350	—	527
Intercompany accounts receivable	126	52	—	318	(496)	—
Intercompany loans receivable—current portion	162	—	—	624	(786)	—
Inventories:
Finished and in-process goods	109	—	—	153	—	262
Raw materials and supplies	35	—	—	70	—	105
Other current assets	38	—	—	43	—	81

Total current assets	923	52	—	1,706	(1,282)	1,399

Investment in unconsolidated entities	252	—	42	18	(270)	42
Deferred income taxes	337	—	—	11	—	348
Other assets, net	—	42	28	39	—	109
Intercompany loans receivable	773	2,273	27	3,835	(6,908)	—
Property and equipment, net	493	—	—	674	—	1,167
Goodwill	93	—	—	76	—	169
Other intangible assets, net	53	—	—	38	—	91

Total assets	$2,924	$2,367	$97	$6,397	$(8,460)	$3,325

Liabilities and (Deficit) Equity
Current liabilities
Accounts payable	$136	$—	$—	$282	$—	$418
Intercompany accounts payable	96	4	1	395	(496)	—
Debt payable within one year	13	—	—	63	—	76
Intercompany loans payable within one year	197	—	—	589	(786)	—
Interest payable	12	51	—	—	—	63
Income taxes payable	3	—	—	1	—	4
Accrued payroll and incentive compensation	14	—	—	26	—	40
Other current liabilities	64	—	—	65	—	129

Total current liabilities	535	55	1	1,421	(1,282)	730

Long-term debt	860	2,138	—	421	—	3,419
Intercompany loans payable	2,303	4	7	4,594	(6,908)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	325	—	107	—	(432)	—
Long-term pension and post employment benefit obligations	98	—	—	211	—	309
Deferred income taxes	—	1	—	17	—	18
Other long-term liabilities	120	6	—	40	—	166

Total liabilities	4,241	2,204	115	6,704	(8,622)	4,642

Total Momentive Specialty Chemicals Inc. shareholders (deficit) equity	(1,317)	163	(18)	(307)	162	(1,317)
Noncontrolling interest	—	—	—	—	—	—

Total (deficit) equity	(1,317)	163	(18)	(307)	162	(1,317)

Total liabilities and (deficit) equity	$2,924	$2,367	$97	$6,397	$(8,460)	$3,325

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2011

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $3, respectively)	$212	$—	$—	$207	$—	$419
Short-term investments	—	—	—	7	—	7
Accounts receivable, net	206	—	—	386	—	592
Intercompany accounts receivable	102	46	—	257	(405)	—
Intercompany loans receivable—current portion	203	—	—	713	(916)	—
Inventories:
Finished and in-process goods	116	—	—	138	—	254
Raw materials and supplies	33	—	—	70	—	103
Other current assets	27	—	—	45	—	72

Total current assets	899	46	—	1,823	(1,321)	1,447

Investment in unconsolidated entities	288	—	20	13	(295)	26
Deferred income taxes	—	—	—	4	—	4
Other assets, net	11	36	20	72	—	139
Intercompany loans receivable	649	1,907	22	4,592	(7,170)	—
Property and equipment, net	504	—	—	705	—	1,209
Goodwill	93	—	—	74	—	167
Other intangible assets, net	59	—	—	45	—	104

Total assets	$2,503	$1,989	$62	$7,328	$(8,786)	$3,096

Liabilities and (Deficit) Equity
Current liabilities
Accounts payable	$125	$—	$—	$256	$—	$381
Intercompany accounts payable	78	4	1	322	(405)	—
Debt payable within one year	17	—	—	100	—	117
Intercompany loans payable within one year	238	—	—	678	(916)	—
Affiliated debt payable within one year	2	—	—	—	—	2
Interest payable	14	44	—	3	—	61
Income taxes payable	1	—	—	14	—	15
Accrued payroll and incentive compensation	26	—	—	31	—	57
Other current liabilities	69	—	—	63	—	132

Total current liabilities	570	48	1	1,467	(1,321)	765

Long-term debt	1,134	1,688	—	598	—	3,420
Intercompany loans payable	1,903	4	6	5,257	(7,170)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	192	—	—	—	(192)	—
Long-term pension and post employment benefit obligations	99	—	—	124	—	223
Deferred income taxes	30	2	—	40	—	72
Other long-term liabilities	116	6	—	34	—	156
Advance from affiliates	225	—	—	—	—	225

Total liabilities	4,269	1,748	7	7,520	(8,683)	4,861

Total Momentive Specialty Chemicals Inc. shareholders (deficit) equity	(1,766)	241	55	(193)	(103)	(1,766)
Noncontrolling interest	—	—	—	1	—	1

Total (deficit) equity	(1,766)	241	55	(192)	(103)	(1,765)

Total liabilities and (deficit) equity	$2,503	$1,989	$62	$7,328	$(8,786)	$3,096

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,120	$—	$—	$2,902	$(266)	$4,756
Cost of sales	1,800	—	—	2,626	(266)	4,160

Gross profit	320	—	—	276	—	596
Selling, general and administrative expense	61	—	—	261	—	322
Asset impairments	—	—	—	23	—	23
Business realignment costs	9	—	—	26	—	35
Other operating expense (income), net	6	2	(1)	7	—	14

Operating income (loss)	244	(2)	1	(41)	—	202
Interest expense, net	59	176	—	28	—	263
Intercompany interest expense (income)	132	(186)	(1)	55	—	—
Other non-operating (income) expense, net	(8)	(2)	—	9	—	(1)

Income (loss) from continuing operations before income tax, earnings from unconsolidated entities	61	10	2	(133)	—	(60)
Income tax (benefit) expense	(371)	—	—	6	—	(365)

Income (loss) from continuing operations before earnings from unconsolidated entities	432	10	2	(139)	—	305
(Losses) earnings from unconsolidated entities, net of taxes	(108)	—	(71)	3	195	19

Net income (loss)	$324	$10	$(69)	$(136)	$195	$324

Comprehensive income (loss) attributable to Momentive Specialty Chemicals Inc.	$230	$13	$(69)	$(229)	$285	$230

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,246	$—	$—	$3,254	$(293)	$5,207
Cost of sales	1,856	—	—	2,910	(293)	4,473

Gross profit	390	—	—	344	—	734
Selling, general and administrative expense	110	—	—	225	—	335
Asset impairments	4	—	—	28	—	32
Business realignment costs	2	—	—	13	—	15
Other operating (income) expense, net	(20)	—	(1)	5	—	(16)

Operating income	294	—	1	73	—	368
Interest expense, net	69	150	—	43	—	262
Intercompany interest expense (income)	121	(170)	(1)	50	—	—
Other non-operating expense (income), net	8	—	—	(5)	—	3

Income (loss) from continuing operations before income tax, earnings from unconsolidated entities	96	20	2	(15)	—	103
Income tax (benefit) expense	(8)	1	—	10	—	3

Income (loss) from continuing operations before earnings from unconsolidated entities	104	19	2	(25)	—	100
Earnings from unconsolidated entities, net of taxes	32	—	22	1	(39)	16

Net income (loss) from continuing operations	136	19	24	(24)	(39)	116
Net (loss) income from discontinued operations	(18)	—	—	20	—	2

Net income (loss)	$118	$19	$24	$(4)	$(39)	$118

Comprehensive income (loss) attributable to Momentive Specialty Chemicals Inc.	$47	$20	$23	$(19)	$(24)	$47

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,002	$—	$—	$2,934	$(339)	$4,597
Cost of sales	1,618	—	—	2,587	(339)	3,866

Gross profit	384	—	—	347	—	731
Selling, general and administrative expense	117	—	—	215	—	332
Terminated merger and settlement income, net	(171)	—	—	—	—	(171)
Business realignment costs	5	—	—	15	—	20
Other operating expense (income), net	6	—	—	(2)	—	4

Operating income	427	—	—	119	—	546
Interest expense, net	92	144	—	40	—	276
Loss on extinguishment of debt	7	5	—	18	—	30
Intercompany interest expense (income)	123	(169)	(1)	47	—	—
Other non-operating (income) expense, net	(18)	8	—	6	—	(4)

Income from continuing operations before income tax, earnings from unconsolidated entities	223	12	1	8	—	244
Income tax (benefit) expense	(11)	10	—	36	—	35

Income (loss) from continuing operations before earnings from unconsolidated entities	234	2	1	(28)	—	209
(Losses) earnings from unconsolidated entities, net of taxes	(13)	—	(5)	—	26	8

Net income (loss) from continuing operations	221	2	(4)	(28)	26	217
Net (loss) income from discontinued operations, net of tax	(7)	—	—	4	—	(3)

Net income (loss)	$214	$2	$(4)	$(24)	$26	$214

Comprehensive income (loss) attributable to Momentive Specialty Chemicals Inc.	$203	$24	$(4)	$(71)	$51	$203

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$88	$(59)	$16	$160	$(28)	$177

Cash flows provided by (used in) investing activities
Capital expenditures	(57)	—	—	(76)	—	(133)
Proceeds from sale of debt securities, net	—	—	—	2	—	2
Change in restricted cash	—	—	—	(15)	—	(15)
Funds remitted to unconsolidated affiliates, net	—	—	—	(3)	—	(3)
Proceeds from sale of assets	9	—	—	2	—	11
Capital contribution to subsidiary	(30)	—	(19)	—	49	—
Return of capital from subsidiary from sales of accounts receivable	87	—	—	—	(87)	—

	9	—	(19)	(90)	(38)	(138)

Cash flows (used in) provided by financing activities
Net short-term debt repayments	—	—	—	(7)	—	(7)
Borrowings of long-term debt	—	450	—	3	—	453
Repayments of long-term debt	(278)	—	—	(209)	—	(487)
Repayment of affiliated debt	(2)	—	—	—	—	(2)
Repayment of advance from affiliates	(7)	—	—	—	—	(7)
Net intercompany loan borrowings (repayments)	251	(364)	(3)	116	—	—
Capital contribution from parent	16	—	19	30	(49)	16
Long-term debt and credit facility financing fees	(2)	(12)	—	—	—	(14)
Common stock dividends paid	(11)	(15)	(13)	—	28	(11)
Return of capital to parent from sales of accounts receivable	—	—	—	(87)	87	—

	(33)	59	3	(154)	66	(59)

Effect of exchange rates on cash and cash equivalents	—	—	—	5	—	5
Increase (decrease) in cash and cash equivalents	64	—	—	(79)	—	(15)
Cash and cash equivalents (unrestricted) at beginning of year	212	—	—	204	—	416

Cash and cash equivalents (unrestricted) at end of year	$276	$—	$—	$125	$—	$401

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2011

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(41)	$8	$31	$198	$(25)	$171

Cash flows provided by (used in) investing activities
Capital expenditures	(74)	—	—	(65)	—	(139)
Capitalized interest	(1)	—	—	—	—	(1)
Purchases of debt securities, net	—	—	—	(2)	—	(2)
Change in restricted cash	—	—	—	3	—	3
Funds remitted to unconsolidated affiliates, net	—	—	—	(4)	—	(4)
Proceeds from sale of business, net of cash transferred	49	—	—	124	—	173
Proceeds from sale of assets	2	—	—	1	—	3
Capital contribution to subsidiary	(11)	—	(19)	—	30	—
Return of capital from subsidiary	47	—	—	—	(47)	—
Return of capital from subsidiary from sales of accounts receivable	69	—	—	—	(69)	—

	81	—	(19)	57	(86)	33

Cash flows provided by (used in) financing activities
Net short-term debt (repayments) borrowings	(7)	—	—	21	—	14
Borrowings of long-term debt	164	—	—	332	—	496
Repayments of long-term debt	(182)	—	—	(356)	—	(538)
Repayment of advance from affiliate	(80)	—	—	(20)	—	(100)
Net intercompany loan borrowings (repayments)	51	4	—	(55)	—	—
Capital contribution from parent	189	—	—	30	(30)	189
Long-term debt and credit facility financing fees	(2)	—	—	—	—	(2)
Common stock dividends paid	(2)	(12)	(12)	(1)	25	(2)
Return of capital to parent	—	—	—	(47)	47	—
Return of capital to parent from sales of accounts receivable	—	—	—	(69)	69	—

	131	(8)	(12)	(165)	111	57

Effect of exchange rates on cash and cash equivalents	—	—	—	(5)	—	(5)
Increase in cash and cash equivalents	171	—	—	85	—	256
Cash and cash equivalents (unrestricted) at beginning of year	41	—	—	119	—	160

Cash and cash equivalents (unrestricted) at end of year	$212	$—	$—	$204	$—	$416

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2010

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(444)	$19	$5	$490	$(19)	$51

Cash flows provided by (used in) investing activities
Capital expenditures	(52)	—	—	(67)	—	(119)
Capitalized interest	—	—	—	(1)	—	(1)
Proceeds from sale of debt securities, net	—	—	—	4	—	4
Change in restricted cash	—	—	—	2	—	2
Deconsolidation of variable interest entities	—	—	—	(4)	—	(4)
Funds remitted to unconsolidated affiliates, net	—	—	—	(1)	—	(1)
Proceeds from sale of assets	6	—	—	8	—	14
Return of capital from subsidiary from sales of accounts receivable	367	—	—	—	(367)	—

	321	—	—	(59)	(367)	(105)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	3	—	—	(10)	—	(7)
Borrowings of long-term debt	290	1,433	—	633	—	2,356
Repayments of long-term debt	(1,108)	(406)	—	(663)	—	(2,177)
Repayments of affiliated debt	(3)	—	—	—	—	(3)
Net intercompany loan borrowings (repayments)	987	(973)	—	(14)	—	—
Long-term debt and credit facility financing fees	(9)	(63)	—	—	—	(72)
Common stock dividends paid	—	(10)	(5)	(4)	19	—
Return of capital to parent from sales of accounts receivable	—	—	—	(367)	367	—

	160	(19)	(5)	(425)	386	97

Effect of exchange rates on cash and cash equivalents	—	—	—	2	—	2
Increase in cash and cash equivalents	37	—	—	8	—	45
Cash and cash equivalents (unrestricted) at beginning of year	4	—	—	111	—	115

Cash and cash equivalents (unrestricted) at end of year	$41	$—	$—	$119	$—	$160

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Momentive Specialty Chemicals Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Momentive Specialty Chemicals Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information as of December 31, 2012 and 2011 and for the years then ended set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Annual Report on Internal Control over Financial Reporting listed in the accompanying index. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2012). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

April 1, 2013

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to cost and expenses (1)	Charged to other accounts
Allowance for Doubtful Accounts:
Year ended December 31, 2012	$19	$2	$—	$(4)	$17
Year ended December 31, 2011	24	(2)	—	(3)	19
Year ended December 31, 2010	24	6	—	(6)	24
Reserve for Obsolete Inventory:
Year ended December 31, 2012	$7	$6	$—	$(6)	$7
Year ended December 31, 2011	9	6	—	(8)	7
Year ended December 31, 2010	10	9	—	(10)	9

(1)	Includes the impact of foreign currency translation. For the year ended December 31, 2011, amount also includes the release of a $4 allowance for doubtful accounts previously charged to cost and expenses during the year ended December 31, 2010.

Management’s Annual Report on Internal Control Over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We have assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (COSO). Based on our assessment, we have concluded that, as of December 31, 2012, the Company’s internal control over financial reporting was effective based on those criteria.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3 and $18, respectively)	$400	$419
Short-term investments	6	5
Accounts receivable (net of allowance for doubtful accounts of $16 and $17, respectively)	613	527
Inventories:
Finished and in-process goods	307	262
Raw materials and supplies	122	105
Other current assets	90	81

Total current assets	1,538	1,399

Investment in unconsolidated entities	54	42
Deferred income taxes	383	348
Other assets, net	135	109
Property and equipment:
Land	89	90
Buildings	301	305
Machinery and equipment	2,372	2,384

	2,762	2,779
Less accumulated depreciation	(1,618)	(1,612)

	1,144	1,167
Goodwill	167	169
Other intangible assets, net	89	91

Total assets	$3,510	$3,325

Liabilities and Deficit
Current liabilities:
Accounts payable	$503	$418
Debt payable within one year	61	76
Interest payable	90	63
Income taxes payable	7	4
Accrued payroll and incentive compensation	48	40
Other current liabilities	124	129

Total current liabilities	833	730

Long-term liabilities:
Long-term debt	3,727	3,419
Long-term pension and post employment benefit obligations	304	309
Deferred income taxes	19	18
Other long-term liabilities	169	166

Total liabilities	5,052	4,642

Commitments and contingencies (See Note 7)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2013 and December 31, 2012	1	1
Paid-in capital	520	752
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	—	(24)
Accumulated other comprehensive loss	(90)	(77)
Accumulated deficit	(1,677)	(1,673)

Total deficit	(1,542)	(1,317)

Total liabilities and deficit	$3,510	$3,325

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Net sales	$1,192	$1,236
Cost of sales	1,049	1,064

Gross profit	143	172
Selling, general and administrative expense	92	85
Asset impairments	—	23
Business realignment costs	9	15
Other operating (income) expense, net	(3)	5

Operating income	45	44
Interest expense, net	74	65
Loss on extinguishment of debt	6	—
Other non-operating expense, net	5	2

Loss before income tax and earnings from unconsolidated entities	(40)	(23)
Income tax benefit	(32)	(2)

Loss before earnings from unconsolidated entities	(8)	(21)
Earnings from unconsolidated entities, net of taxes	4	5

Net loss	$(4)	$(16)

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Net loss	$(4)	$(16)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(18)	29
Gain recognized from pension and postretirement benefits	4	—
Net losses on cash flow hedges reclassified to earnings	1	—

Other comprehensive (loss) income	(13)	29

Comprehensive (loss) income	$(17)	$13

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Cash flows (used in) provided by operating activities
Net loss	$(4)	$(16)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	38	38
Deferred tax (benefit) expense	(41)	5
Non-cash asset impairments and accelerated depreciation	—	29
Loss on extinguishment of debt	6	—
Unrealized foreign currency (gains) losses	(28)	15
Other non-cash adjustments	—	3
Net change in assets and liabilities:
Accounts receivable	(96)	(106)
Inventories	(67)	(65)
Accounts payable	94	135
Income taxes payable	4	(2)
Other assets, current and non-current	12	(1)
Other liabilities, current and long-term	49	(17)

Net cash (used in) provided by operating activities	(33)	18

Cash flows used in investing activities
Capital expenditures	(27)	(30)
(Purchases of) proceeds from the sale of debt securities, net	(1)	4
Change in restricted cash	15	—
Investment in unconsolidated affiliates, net	(14)	(2)

Net cash used in investing activities	(27)	(28)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	1	(12)
Borrowings of long-term debt	1,125	450
Repayments of long-term debt	(1,034)	(463)
Long-term debt and credit facility financing fees	(34)	(12)
Capital contribution from parent	—	16
Common stock dividends paid	—	(1)

Net cash provided by (used in) financing activities	58	(22)

Effect of exchange rates on cash and cash equivalents	(2)	3
Decrease in cash and cash equivalents	(4)	(29)
Cash and cash equivalents (unrestricted) at beginning of period	401	416

Cash and cash equivalents (unrestricted) at end of period	$397	$387

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$44	$77
Income taxes, net of cash refunds	—	7
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent (See Note 6)	$200	$—
Non-cash distribution declared to parent (See Note 3)	208	—
Settlement of note receivable from parent (See Note 3)	24	—

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATED STATEMENT OF DEFICIT (Unaudited)

(In millions)	Common Stock	Paid-in Capital	Treasury Stock	Note Receivable From Parent	Accumulated Other Comprehensive Loss (a)	Accumulated Deficit	Total
Balance at December 31, 2012	$1	$752	$(296)	$(24)	$(77)	$(1,673)	$(1,317)
Net loss	—	—	—	—	—	(4)	(4)
Other comprehensive loss	—	—	—	—	(13)	—	(13)
Settlement of note receivable from parent (See Note 3)	—	(24)	—	24	—	—	—
Non-cash distribution declared to parent ($2.52 per share)	—	(208)	—	—	—	—	(208)

Balance at March 31, 2013	$1	$520	$(296)	$—	$(90)	$(1,677)	$(1,542)

(a)	Accumulated other comprehensive loss at March 31, 2013 represents $125 of net foreign currency translation gains, net of tax and a $215 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans. Accumulated other comprehensive loss at December 31, 2012 represents $143 of net foreign currency translation gains, net of tax, $1 of net deferred losses on cash flow hedges and a $219 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans.

See Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In millions, except share data)

1. Background and Basis of Presentation

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc., (which may be referred to as “MSC” or the “Company”) serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. The Company’s business is organized based on the products offered and the markets served. At March 31, 2013, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

The Company’s direct parent is Momentive Specialty Chemicals Holdings LLC (“MSC Holdings”), a holding company and wholly owned subsidiary of Momentive Performance Materials Holdings LLC (“Momentive Holdings”), the ultimate parent entity of MSC. On October 1, 2010, MSC Holdings and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of Momentive Holdings. This transaction is referred to as the “Momentive Combination.” Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

The unaudited Condensed Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights and variable interest entities (“VIEs”) in which the Company is the primary beneficiary. Intercompany accounts and transactions are eliminated in consolidation. In the opinion of management, all adjustments consisting of normal, recurring adjustments considered necessary for a fair statement have been included. Results for the interim periods are not necessarily indicative of results for the entire year.

Year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Pursuant to the rules and regulations of the Securities and Exchange Commission, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and the accompanying notes included in the Company’s most recent Annual Report on Form 10-K.

The Company revised the unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2012 to correct for the classification of accelerated depreciation of $6 that was originally classified in “Other operating (income) expense, net.” The amount has now been properly classified in “Cost of sales.”

The Company also revised the unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2012 to correct for the classification of certain outstanding checks that were originally classified as “Accounts payable.” The amounts have now been properly classified as a reduction to “Cash and cash equivalents.” Management does not believe these revisions were material to the Company’s unaudited Condensed Consolidated Financial Statements. The impacts of correcting the unaudited Condensed Consolidated Statement of Cash Flows for the specified period are as follows:

Consolidated Statement of Cash Flows:	As Previously Reported	Adjustments	As Revised
Net cash provided by operating activities	$16	$2	$18
Cash and cash equivalents (unrestricted) at beginning of period	428	(12)	416
Cash and cash equivalents (unrestricted) at end of period	397	(10)	387

Footnotes contained herein have been revised, where applicable, for the revisions discussed above.

2. Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and also requires the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Impairment—The Company reviews long-lived definite-lived assets for recoverability whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. Measurement of the loss, if any, is based on the difference between the carrying value and fair value.

During the three months ended March 31, 2012, the Company recorded the following asset impairments:

As a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company recorded impairments of $15 and $6 on these assets in its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively.

As a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company recorded impairments of $2 on these assets in its Forest Products Resins segment.

In addition, the Company recorded accelerated depreciation of less than $1 and $6 related to closing facilities during the three months ended March 31, 2013 and 2012, respectively.

Subsequent Events—The Company has evaluated events and transactions subsequent to March 31, 2013 through May 14, 2013, the date of issuance of its unaudited Condensed Consolidated Financial Statements.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

Newly Issued and Adopted Accounting Standards

On February 5, 2013, the Company adopted the provisions of Accounting Standards Update No. 2013-02: Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 amended existing comprehensive income guidance and is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires entities to disclose additional detail about the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. ASU 2013-02 allows an entity to provide information about the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income on the face of the statement where net income is presented or as a separate disclosure in the notes to the financial statements. The adoption of ASU 2013-02 did not have a material impact on the Company’s unaudited Condensed Consolidated Financial Statements. See Note 12 for the disclosures required by ASU 2013-02.

3. Related Party Transactions

Administrative Service, Management and Consulting Arrangement

The Company is subject to an Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that renews on an annual basis, unless notice to the contrary is given by either party. Under the Management Consulting Agreement, the Company receives certain structuring and advisory services from Apollo and its affiliates. The Management Consulting Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Apollo is entitled to an annual fee equal to the greater of $3 or 2% of the Company’s Adjusted EBITDA. Apollo elected to waive charges of any portion of the annual management fee due in excess of $3 for the calendar year 2013.

During both of the three months ended March 31, 2013 and 2012, the Company recognized expense under the Management Consulting Agreement of $1. This amount is included in “Other operating (income) expense, net” in the Company’s unaudited Condensed Consolidated Statements of Operations.

Shared Services Agreement

On October 1, 2010, in conjunction with the Momentive Combination, the Company entered into a shared services agreement with MPM, as amended on March 17, 2011 (the “Shared Services Agreement”). Under this agreement, the Company provides to MPM, and MPM provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the Company and MPM. Pursuant to this agreement, during the three months ended March 31, 2013 and 2012, the Company incurred approximately $33 and $41, respectively, of net costs for shared services and MPM incurred approximately $23 and $39, respectively, of net costs for shared services. Included in the net costs incurred during the three months ended March 31, 2013 and 2012, were estimated or initial billings from the Company to MPM of $6 and $5, respectively, to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to the applicable allocation percentage. The allocation percentage is currently under review and subject to adjustment by the Shared Service Committee in accordance with the terms of the Shared Services Agreement. During the three months ended March 31, 2013 and 2012, the Company realized approximately $3 and $7, respectively, in cost savings as a result of the Shared Services Agreement. The Company had accounts receivable from MPM of $1 and less than $1 as of March 31, 2013 and December 31, 2012, respectively, and accounts payable to MPM of less than $1 at both March 31, 2013 and December 31, 2012.

Purchase of MSC Holdings Debt

In 2009, the Company purchased $180 in face value of the outstanding MSC Holdings LLC PIK Debt Facility for $24, including accrued interest. The loan receivable from MSC Holdings was recorded at its acquisition value of $24 as a reduction of equity in the unaudited Condensed Consolidated Balance Sheets, as MSC Holdings is the Company’s parent. In addition, the Company has not recorded accretion of the purchase discount or interest income, as ultimate receipt of these cash flows was under the control of MSC Holdings.

During the three months ended March 31, 2013, in conjunction with the 2013 Refinancing Transactions (see Note 6), the loan receivable from MSC Holdings was settled for no consideration at the direction of MSC Holdings. As a result, the Company accounted for the settlement of the loan as a distribution to MSC Holdings of $24, which was recognized in “Paid-in Capital.” Additionally, during the three months ended March 31, 2013, the Company declared a distribution to MSC Holdings of $208 in connection with the retirement of the outstanding $247 aggregate principal amount of the LLC PIK Facility held by an unaffiliated third party, in conjunction with the 2013 Refinancing Transactions.

Purchases and Sales of Products and Services with MPM

The Company also sells products to, and purchase products from, MPM pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. A subsidiary of MPM also acts as a non-exclusive distributor in India for certain of the Company’s subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice in the case of the Master/Buy Sell Agreement and upon 90 days’ prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, during the three months ended March 31, 2013 and 2012, the Company sold less than $1 and less than $1 of products to MPM and purchased $1 and less than $1, respectively, of products from MPM. As of both March 31, 2013 and December 31, 2012, the Company had less than $1 of accounts receivable from MPM and less than $1 of accounts payable to MPM related to these agreements.

Purchases and Sales of Products and Services with Affiliates Other than MPM

The Company sells products to various Apollo affiliates other than MPM. These sales were $30 and $1 for the three months ended March 31, 2013 and 2012, respectively. Accounts receivable from these affiliates were $11 and $26 at March 31, 2013 and December 31, 2012, respectively. The Company also purchases raw materials and services from various Apollo affiliates other than MPM. These purchases were $34 and $7 for the three months ended March 31, 2013 and 2012, respectively. The Company had accounts payable to these affiliates of less than $1 and $4 at March 31, 2013 and December 31, 2012, respectively.

Participation of Apollo Global Securities in Refinancing Transactions

During the three months ended March 31, 2013, AGS acted as one of the initial purchasers and received approximately $1 in connection with the sale of an additional $1,100 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020. AGS also received $1 in structuring fees in connection with the 2013 Refinancing Transactions.

During the three months ended March 31, 2012, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received approximately $1 in connection with the sale of $450 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020.

Other Transactions and Arrangements

Momentive Holdings purchases insurance policies which also cover the Company and MPM. Amounts are billed to the Company based on the Company’s relative share of the insurance premiums. No amounts were billed to the Company from Momentive Holdings for the three months ended March 31, 2013 or 2012. The Company had accounts payable to Momentive Holdings of $0 and $4 under these arrangements at March 31, 2013 and December 31, 2012, respectively.

The Company sells finished goods to, and purchases raw materials from, its foundry joint venture between the Company and Delta-HA, Inc. (“HAI”). The Company also provides toll-manufacturing and other services to HAI. The Company’s investment in HAI is recorded under the equity method of accounting, and the related sales and purchases are not eliminated from the Company’s unaudited Condensed Consolidated Financial Statements. However, any profit on these transactions is eliminated in the Company’s unaudited Condensed Consolidated Financial Statements to the extent of the Company’s 50% interest in HAI. Sales and services provided to HAI were $27 and $28 for the three months ended March 31, 2013 and 2012, respectively. Accounts receivable from HAI were $18 and $16 at March 31, 2013 and December 31, 2012, respectively. Purchases from HAI were $21 and $10 for the three months ended March 31, 2013 and 2012, respectively. The Company had accounts payable to HAI of $4 and $6 at March 31, 2013 and December 31, 2012, respectively. Additionally, HAI declared dividends to the Company of $8 and $10 during the three months ended March 31, 2013 and 2012, respectively. No amounts remain outstanding related to these previously declared dividends as of March 31, 2013.

The Company’s purchase contracts with HAI represent a significant portion of HAI’s total revenue, and this factor results in the Company absorbing the majority of the risk from potential losses or the majority of the gains from potential returns. However, the Company does not have the power to direct the activities that most significantly impact HAI, and therefore, does not consolidate HAI. The carrying value of HAI’s assets were $47 and $52 at March 31, 2013 and December 31, 2012, respectively. The carrying value of HAI’s liabilities were $23 and $18 at March 31, 2013 and December 31, 2012, respectively.

In February 2013, the Company and HAI resolved a dispute regarding raw material pricing. As part of the resolution, the Company will provide discounts to HAI on future purchases of dry and liquid resins totaling $16 over a period of three years. The $16 settlement was recorded net of $8 of income during the year ended December 31, 2012, which represented the Company’s benefit from the discounts due to its 50% ownership interest in HAI.

The Company had a loan receivable from its unconsolidated forest products joint venture in Russia of less than $1 as of both March 31, 2013 and December 31, 2012. The Company also had royalties receivable from its unconsolidated forest products joint venture in Russia of $5 as of both March 31, 2013 and December 31, 2012.

4. Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012:

	Fair Value Measurements Using			Total
	Level 1	Level 2	Level 3
March 31, 2013
Derivative liabilities	$—	$—	$—	$—
December 31, 2012
Derivative liabilities	$—	$(1)	$—	$(1)

Level 1 derivative liabilities primarily consist of financial instruments traded on exchange or futures markets. Level 2 derivative liabilities consist of derivative instruments transacted primarily in over the counter markets.

There were no transfers between Level 1, Level 2 or Level 3 measurements during the three months ended March 31, 2013 or 2012.

The Company calculates the fair value of its Level 1 derivative liabilities using quoted market prices. The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At both March 31, 2013 and December 31, 2012, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

The Company recorded losses of $23 as a result of measuring assets at fair value on a non-recurring basis during the three months ended March 31, 2012, all of which were valued using Level 3 inputs. There were no significant assets or liabilities measured at fair value on a non-recurring basis during the three months ended March 31, 2013.

During the three months ended March 31, 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in impairment charges of $15 and $6 within its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.

During the three months ended March 31, 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its Forest Products Resins segment. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.

Non-derivative Financial Instruments

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
March 31, 2013
Debt	$3,788	$—	$3,748	$11	$3,759
December 31, 2012
Debt	$3,495	$—	$3,410	$11	$3,421

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

5. Derivative Instruments and Hedging Activities

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk, interest rate risk and commodity price risk. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange Rate Swaps

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In July 2010, the Company entered into a two-year interest rate swap agreement, which matured on January 2, 2013. This swap was designed to offset the cash flow variability that resulted from interest rate fluctuations on the Company’s variable rate debt. This swap became effective on January 4, 2011 and had an initial notional amount of $350, which was subsequently amortized down to $325. The Company paid a fixed rate of 1.032% and received a variable one month LIBOR rate. The Company accounted for the swap as a qualifying cash flow hedge.

In December 2011, the Company entered into a three-year interest rate swap agreement with a notional amount of AUD $6, which became effective on January 3, 2012 and will mature on December 5, 2014. The Company pays a fixed rate of 4.140% and receives a variable rate based on the 3 month Australian Bank Bill Rate. The Company has not applied hedge accounting to this derivative instrument.

Commodity Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol, urea, acetone, propylene, and chlorine. For these commodity raw materials, the Company has purchase contracts in place that contain periodic price adjustment provisions. The Company also adds selling price provisions to certain customer contracts that are indexed to publicly available indices for the associated commodity raw materials. The board of directors approves all commodity futures and commodity commitments based on delegation of authority documents.

The Company hedges a portion of its electricity purchases for certain manufacturing plants. The Company enters into forward contracts with fixed prices to hedge electricity pricing at these plants. Any unused electricity is net settled for cash each month based on the market electricity price versus the contract price. The Company also hedges a portion of its natural gas purchases for certain North American plants using futures contracts. The natural gas contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. The Company does not apply hedge accounting to these electricity or natural gas future contracts.

The following tables summarize the Company’s derivative financial instruments, which are recorded as “Other current liabilities” in the unaudited Condensed Consolidated Balance Sheets:

	March 31, 2013		December 31, 2012
Liability Derivatives	Notional Amount	Fair Value Liability	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments:
Interest Rate Swaps
Interest swap – 2010	$—	$—	$325	$—

Total		$—		$—

Derivatives not designated as hedging instruments:
Interest Rate Swap
Australian dollar interest swap	$6	$—	$6	$—
Commodity Contracts
Electricity contracts	3	—	3	(1)
Natural gas futures	2	—	3	—

Total		$—		$(1)

Derivatives in Cash Flow Hedging Relationship	Loss Recognized in OCI on Derivative for the Three Months Ended:		Location of Loss Reclassified from Accumulated OCI into Income	Loss Reclassified from Accumulated OCI into Income for the Three Months Ended:
	March 31, 2013	March 31, 2012		March 31, 2013	March 31, 2012
Interest Rate Swaps
Interest swap – 2010	$—	$(1)	Interest expense, net	$(1)	$(1)

Total	$—	$(1)		$(1)	$(1)

As of March 31, 2013, there are no losses recognized in “Accumulated other comprehensive loss” which will be reclassified to earnings over the next twelve months.

Derivatives Not Designated as Hedging Instruments	Gain (Loss) Recognized in Income on Derivative for the Three Months Ended:		Location of Gain (Loss) Recognized in Income on Derivative
	March 31, 2013	March 31, 2012
Commodity Contracts
Electricity contracts	$—	$1	Cost of sales
Natural gas futures	—	(2)	Cost of sales

Total	$—	$(1)

6. Debt Obligations

Debt outstanding at March 31, 2013 and December 31, 2012 is as follows:

	March 31, 2013		December 31, 2012
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
Non-affiliated debt:
Senior Secured Credit Facilities:
Floating rate term loans due 2015	$—	$—	$895	$15
Senior Secured Notes:
6.625% First-Priority Senior Secured Notes due 2020 (includes $8 of unamortized debt premium at March 31, 2013)	1,558	—	450	—
8.875% Senior Secured Notes due 2018 (includes $5 and $6 of unamortized debt discount at March 31, 2013 and December 31, 2012, respectively)	1,195	—	994	—
Floating rate Second-Priority Senior Secured Notes due 2014	—	—	120	—
9.00% Second-Priority Senior Secured Notes due 2020	574	—	574	—
Debentures:
9.2% debentures due 2021	74	—	74	—
7.875% debentures due 2023	189	—	189	—
8.375% sinking fund debentures due 2016	60	2	60	2
Other Borrowings:
Australia Facility due 2014	45	5	31	5
Brazilian bank loans	19	37	18	41
Capital Leases	10	1	10	1
Other	3	16	4	12

Total	$3,727	$61	$3,419	$76

2013 Refinancing Activities

In January 2013, the Company issued $1,100 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (the “New First-Priority Senior Secured Notes”). The Company used the net proceeds of $1,108 ($1,100 plus a premium of $8) to (i) repay approximately $910 of term loans under the Company’s senior secured credit facilities, (ii) purchase $89 aggregate principal amount of the Company’s Floating Rate Second-Priority Senior Secured Notes due 2014 (the “Floating Rate Notes”) in a tender offer, (iii) satisfy and discharge the remaining $31 aggregate principal amount of the Floating Rate Notes, which were redeemed on March 2, 2013 at a redemption price equal to 100% plus accrued and unpaid interest to the redemption date, (iv) pay related transaction costs and expenses and (v) provide incremental liquidity of $54. The New First-Priority Senior Secured Notes were issued as additional notes under the indenture governing the Company’s existing 6.625% First-Priority Senior Secured Notes due 2020 and have the same terms as such notes.

In January 2013, the Company also issued $200 aggregate principal amount of 8.875% Senior Secured Notes due 2018 at an issue price of 100% (the “New Senior Secured Notes”). The New Senior Secured Notes were issued to lenders in exchange for loans of MSC Holdings, which were retired in full. The Company did not receive any cash proceeds from the issuance of the New Senior Secured Notes. The New Senior Secured Notes were issued as additional notes under the indenture governing the Company’s existing 8.875% Senior Secured Notes due 2018 and have the same terms as such notes.

Additionally, in March 2013, the Company entered into a new $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the $171 revolving credit facility and the $47 synthetic letter of credit facility under the Company’s senior secured credit facilities. Collectively, we refer to these transactions as the “2013 Refinancing Transactions.”

The Company incurred approximately $34 in fees associated with the 2013 Refinancing Transactions, which have been deferred and are recorded in “Other assets, net” in the unaudited Condensed Consolidated Balance Sheets. The deferred fees will be amortized over the contractual life of the respective debt obligations on an effective interest basis. Additionally, $6 in unamortized deferred financing fees were written-off related to the debt that was repaid and extinguished. These fees are included in “Loss on extinguishment of debt” in the unaudited Condensed Consolidated Statements of Operations.

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base that will be based on a specified percentage of eligible accounts receivable and inventory. The borrowers under the ABL Facility include the Company and Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, each a wholly-owned subsidiary of the Company. The ABL Facility bears interest at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of the Company’s financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries (the “ABL Priority Collateral”), and by second-priority liens on certain collateral that generally includes most of the Company’s, its domestic subsidiaries’ and certain of its foreign subsidiaries’ assets other than the ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. Available borrowings under the ABL Facility were $301 as of March 31, 2013.

7. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation at the federal, state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal. The Company continues to believe that the assessment is invalid, and on June 4, 2012 it filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At March 31, 2013, the amount of the assessment, including tax, penalties, monetary correction and interest, is 31 Brazilian reais, or approximately $15.

Hillsborough County—The Company is named in a lawsuit filed on July 12, 2004 in Hillsborough County, Florida Circuit Court, for an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and it alleges various injuries from exposure to toxic chemicals. The Company does not have adequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at March 31, 2013 and December 31, 2012:

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012	Low	High
Geismar, LA	1	1	$16	$17	$10	$24
Superfund and offsite landfills – allocated share:
Less than 1%	17	22	1	1	1	2
Equal to or greater than 1%	12	12	7	6	5	14
Currently-owned	13	13	7	7	5	13
Formerly-owned:
Remediation	11	11	5	2	5	15
Monitoring only	4	4	1	1	—	1

Total	58	63	$37	$34	$26	$69

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At March 31, 2013 and December 31, 2012, $10 and $9, respectively, has been included in “Other current liabilities” in the unaudited Condensed Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

Following is a discussion of the Company’s environmental liabilities and the related assumptions at March 31, 2013:

Geismar, LA Site—The Company formerly owned a basic chemicals and polyvinyl chloride business that was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest, the general partner interest and the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations for soil and groundwater contamination at BCPOLP’s Geismar, Louisiana site. The Company bears the sole responsibility for these obligations because there are no other potentially responsible parties (“PRP”) or third parties from whom the Company could seek reimbursement.

A groundwater pump and treat system to remove contaminants is operational, and natural attenuation studies are proceeding. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, costs that would approach the higher end of the range of possible outcomes could result.

Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of 25 years. The range of possible outcomes is discounted in a similar manner. The undiscounted liability, which is expected to be paid over the next 25 years, is approximately $24. Over the next five years, the Company expects to make ratable payments totaling $6.

Superfund Sites and Offsite Landfills—The Company is currently involved in environmental remediation activities at a number of sites for which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company anticipates approximately 50% of the estimated liability for these sites will be paid within the next five years, with the remainder over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and as a result, has little control over the costs and timing of cash flows.

The Company’s ultimate liability will depend on many factors including its share of waste volume, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. The range of possible outcomes takes into account the maturity of each project, resulting in a more narrow range as the project progresses. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at a number of locations that it currently owns, of which ten sites are no longer in operation. As the Company is performing a portion of the remediation on a voluntary basis, it has some control over the costs to be incurred and the timing of cash flows. The Company expects to pay approximately $5 of these liabilities within the next five years, with the remainder over the next ten years. The factors influencing the ultimate outcome include the methods of remediation elected, the conclusions and assessment of site studies remaining to be completed, and the time period required to complete the work. No other parties are responsible for remediation at these sites.

Formerly-Owned Sites—The Company is conducting, or has been identified as a PRP in connection with, environmental remediation at a number of locations that it formerly owned and/or operated. Remediation costs at these former sites, such as those associated with our former phosphate mining and processing operations, could be material. The final costs to the Company will depend on the method of remediation chosen and the level of participation of third parties.

Monitoring Only Sites—The Company is responsible for a number of sites that require monitoring where no additional remediation is expected. The Company has established reserves for costs related to these sites. Payment of these liabilities is anticipated to occur over the next ten or more years. The ultimate cost to the Company will be influenced by fluctuations in projected monitoring periods or by findings that are different than anticipated.

Indemnifications—In connection with the acquisition of certain of the Company’s operating businesses, the Company has been indemnified by the sellers against certain liabilities of the acquired businesses, including liabilities relating to both known and unknown environmental contamination arising prior to the date of the purchase. The indemnifications may be subject to certain exceptions and limitations, deductibles and indemnity caps. While it is reasonably possible that some costs could be incurred, except for those sites identified above, the Company has inadequate information to allow it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

The Company is involved in various legal proceedings in the ordinary course of business and had reserves of $22 at both March 31, 2013 and December 31, 2012, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. At both March 31, 2013 and December 31, 2012, $8 has been included in “Other current liabilities” in the unaudited Condensed Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

Following is a discussion of significant non-environmental legal proceedings:

Brazil Tax Claim—On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and continues to believe that a loss contingency is not probable. At March 31, 2013, the amount of the assessment, including tax, penalties, monetary correction and interest, is 70 Brazilian reais, or approximately $35.

Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company believes it has adequate reserves and that it is not reasonably possible that a loss exceeding amounts already reserved would be material. Furthermore, the Company has insurance to cover claims of these types.

8. Pension and Postretirement Expense

Following are the components of net pension and postretirement expense (benefit) recognized by the Company for the three months ended March 31, 2013 and 2012:

	Pension Benefits				Non-Pension Postretirement Benefits
	Three Months Ended March 31,				Three Months Ended March 31,
	2013		2012		2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Service cost	$1	$4	$1	$2	$—	$—	$—	$—
Interest cost on projected benefit obligation	3	4	3	4	—	—	—	—
Expected return on assets	(4)	(2)	(4)	(3)	—	—	—	—
Amortization of prior service cost (benefit)	—	—	2	—	—	—	(2)	—
Amortization of actuarial loss	2	2	—	—	—	—	—	—

Net expense (benefit)	$2	$8	$2	$3	$—	$—	$(2)	$—

9. Segment Information

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At March 31, 2013, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of the Company’s reportable segments follows:

•

Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications

Reportable Segments

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items and other income and expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, foreign exchange gains and losses and legacy company costs not allocated to continuing segments.

Net Sales (1):

	Three Months Ended March 31,
	2013	2012
Epoxy, Phenolic and Coating Resins	$765	$794
Forest Products Resins	427	442

Total	$1,192	$1,236

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:

	Three Months Ended March 31,
	2013	2012
Epoxy, Phenolic and Coating Resins	$68	$114
Forest Products Resins	55	46
Corporate and Other (2)	(18)	(14)

(2)	For the three months ended March 31, 2012, the Company has reclassified approximately $3 of costs into Corporate and Other Segment EBITDA which were previously excluded.

Reconciliation of Segment EBITDA to Net Loss:

	Three Months Ended March 31,
	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$68	$114
Forest Products Resins	55	46
Corporate and Other	(18)	(14)

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments	—	(23)
Business realignment costs	(9)	(15)
Integration costs	(3)	(5)
Other	(11)	(18)

Total adjustments	(23)	(61)
Interest expense, net	(74)	(65)
Loss on extinguishment of debt	(6)	—
Income tax benefit	32	2
Depreciation and amortization	(38)	(38)

Net loss	$(4)	$(16)

Items Not Included in Segment EBITDA

Business realignment costs for the three months ended March 31, 2013 primarily relate to expenses from minor restructuring programs and costs for environmental remediation at certain formerly owned locations. Business realignment costs for the three months ended March 31, 2012 primarily include expenses from the Company’s restructuring and cost optimization programs. Integration costs for the three months ended March 31, 2013 and 2012 primarily represent integrations costs associated with the Momentive Combination.

Not included in Segment EBITDA are certain non-cash items and other income and expenses. For the three months ended March 31, 2013, these items primarily include expenses from retention programs, partially offset by net realized and unrealized foreign exchange transaction gains. For the three months ended March 31, 2012, these items primarily include accelerated depreciation recorded on closing facilities, net realized and unrealized foreign exchange transaction losses, stock-based compensation expense and losses on the disposal of assets.

10. Share Based Compensation

On March 8, 2013, the Compensation Committee of the Board of Managers of Momentive Holdings approved grants of unit options and restricted deferred units under the Momentive Performance Materials

Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). The unit options are rights to purchase common units of Momentive Holdings at a fixed price. The restricted deferred units are rights to receive a common unit of Momentive Holdings. The awards contain restrictions on transferability and other typical terms and conditions.

The following is a summary of key terms of the stock-based awards granted to MSC employees under the 2011 Equity Plan on March 8, 2013:

Award	Units Granted	Vesting Terms	Option/Unit Term
Unit Options	3,971,667	Time-vest ratably over 4 years; Accelerated vesting six months after a change of control event as defined by the 2011 Equity Plan	10 years

Restricted Deferred Units (“RDUs”)	3,136,150	Performance-based: Vest upon the earlier of 1) one year from the achievement of the targeted common unit value and a realization event or 2) six months from the achievement of the targeted common unit value and a change in control event, as such terms are defined by the 2011 Equity Plan	N/A

Unit Options

On March 8, 2013, the Company granted Unit Options with an aggregate grant date fair value of approximately $2. The fair value was estimated at the grant date using a Monte Carlo valuation method. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates was 0.11% to 2.06%, expected volatility rates ranged from 28.1% to 35.5% and the dividend rate was 0%. The expected life assumption is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted-average expected life of 6.2 years.

Restricted Deferred Units

On March 8, 2013, the Company granted RDUs with performance and market conditions with an aggregate grant date fair value of approximately $4. The fair value was estimated at the grant date using the same Monte Carlo valuation method and assumptions used for the Unit Options. The RDUs have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted-average expected life of 22 years. As of March 31, 2013, it is not probable the related RDUs will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Although the 2011 Equity Plan, under which the above awards were granted, was issued by Momentive Holdings, the underlying compensation cost represents compensation costs paid for by Momentive Holdings on MSC’s behalf, as a result of the employees’ services to MSC. All compensation cost is recorded over the requisite service period on a graded-vesting basis.

11. Summarized Financial Information of Unconsolidated Affiliate

Summarized financial information of the unconsolidated affiliate HAI as of March 31, 2013 and December 31, 2012 and for the three months ended March 31, 2013 and 2012 is as follows:

	March 31, 2013	December 31, 2012
Current assets	$36	$40
Non-current assets	11	12
Current liabilities	23	18
Non-current liabilities	—	—

	Three Months Ended March 31,
	2013	2012
Net sales	$45	$50
Gross profit	11	13
Pre-tax income	7	9
Net income	7	9

Note 12. Changes in Accumulated Other Comprehensive Loss

Following is a summary of amounts reclassified from “Accumulated other comprehensive loss” for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	Gains and (Losses) on Cash Flow Hedges	Defined Benefit Pension and Postretirement Items	Foreign Currency Translation Gains (Losses)	Total	Gains and (Losses) on Cash Flow Hedges	Defined Benefit Pension and Postretirement Items	Foreign Currency Translation Gains (Losses)	Total
Beginning balance	$(1)	$(219)	$143	$(77)	$(1)	$(112)	$130	$17
Other comprehensive (loss) income before reclassifications, net of tax	—	—	(18)	(18)	(1)	—	29	28
Amounts reclassified from Accumulated other comprehensive loss, net of tax	1	4	—	5	1	—	—	1

Net other comprehensive income (loss)	1	4	(18)	(13)	—	—	29	29

Ending balance	$—	$(215)	$125	$(90)	$(1)	$(112)	$159	$46

	Amount Reclassified From Accumulated Other Comprehensive Loss for the Three Months Ended:
Amount Reclassified From Accumulated Other Comprehensive Loss	March 31, 2013	March 31, 2012		Location of Reclassified Amount in Income
Gains and losses on cash flow hedges:
Interest rate swaps	$—	$1		Interest expense, net

Total before income tax	—	1
Income tax expense	1	—		Income tax benefit

Total	$1	$1

Amortization of defined benefit pension and other postretirement benefit items:
Prior service costs	$—	$—	(1)
Actuarial losses	5	—	(1)

Total before income tax	5	—
Income tax benefit	(1)	—		Income tax benefit

Total	4	—

Total	$5	$1

(1)	These accumulated other comprehensive income components are included in the computation of net pension and postretirement benefit expense (see Note 8).

13. Income Taxes

In January 2013, the American Taxpayer Relief Act of 2012 (the “Act”) was signed into law. The Act retroactively reinstated and extended the controlled foreign corporation look-through rule, which provides for the exclusion of certain foreign earnings from U.S. federal taxation from January 1, 2012 through December 31, 2013. The impact of the Act has been accounted for in the period of enactment. As a result, the Company recognized a related discrete tax benefit of $29 during the three months ended March 31, 2013.

14. Guarantor/Non-Guarantor Subsidiary Financial Information

The Company and certain of its U.S. subsidiaries guarantee debt issued by its wholly owned subsidiaries Hexion Nova Scotia, ULC and Hexion U.S. Finance Corporation (together, the “Subsidiary Issuers”), which includes the 6.625% First-Priority Senior Secured Notes due 2020, 8.875% Senior Secured Notes due 2018 and the 9.00% Second-Priority Senior Secured Notes due 2020.

The following information contains the condensed consolidating financial information for MSC (the parent), the Subsidiary Issuers, the combined subsidiary guarantors (Momentive Specialty Chemical Investments Inc.; Borden Chemical Foundry; LLC, Lawter International, Inc.; HSC Capital Corporation; Momentive International, Inc.; Momentive CI Holding Company; NL COOP Holdings LLC and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries.

All of the Subsidiary Issuers and Subsidiary Guarantors are 100% owned by MSC. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian, New Zealand and Brazilian subsidiaries are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining non-guarantor subsidiaries.

This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates.

The Company revised its condensed consolidating statements of cash flows for the three months ended March 31, 2012 to correct the classification of intercompany dividends received. The revisions were made to appropriately classify dividends received that represent a return on investment as an operating activity. These amounts were previously classified as cash flows from investing activities. For the three months ended March 31, 2012, in the Momentive Specialty Chemicals Inc. column, the revisions resulted in an increase of $6 to “Cash flows provided by (used in) operating activities” with a corresponding offset to “Cash flows provided by (used in) investing activities.”

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING BALANCE SHEET (Unaudited)

MARCH 31, 2013

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $3, respectively)	$262	$—	$—	$138	$—	$400
Short-term investments	—	—	—	6	—	6
Accounts receivable, net	195	—	—	418	—	613
Intercompany accounts receivable	104	67	—	400	(571)	—
Intercompany loans receivable—current portion	239	—	—	357	(596)	—
Inventories:
Finished and in-process goods	120	—	—	187	—	307
Raw materials and supplies	42	—	—	80	—	122
Other current assets	36	—	—	54	—	90

Total current assets	998	67	—	1,640	(1,167)	1,538

Investment in unconsolidated entities	166	—	30	34	(176)	54
Deferred income taxes	375	—	—	8	—	383
Other assets, net	34	63	3	35	—	135
Intercompany loans receivable	1,144	3,383	28	3,704	(8,259)	—
Property and equipment, net	491	—	—	653	—	1,144
Goodwill	93	—	—	74	—	167
Other intangible assets, net	51	—	—	38	—	89

Total assets	$3,352	$3,513	$61	$6,186	$(9,602)	$3,510

Liabilities and (Deficit) Equity
Current liabilities:
Accounts payable	$175	$—	$—	$328	$—	$503
Intercompany accounts payable	102	4	—	465	(571)	—
Debt payable within one year	2	—	—	59	—	61
Intercompany loans payable within one year	199	—	—	397	(596)	—
Interest payable	5	85	—	—	—	90
Income taxes payable	7	—	—	—	—	7
Accrued payroll and incentive compensation	17	—	—	31	—	48
Other current liabilities	67	—	—	57	—	124

Total current liabilities	574	89	—	1,337	(1,167)	833

Long-term liabilities:
Long-term debt	329	3,327	—	71	—	3,727
Intercompany loans payable	3,414	—	7	4,838	(8,259)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	355	—	87	—	(442)	—
Long-term pension and post employment benefit obligations	96	—	—	208	—	304
Deferred income taxes	4	2	—	13	—	19
Other long-term liabilities	122	6	—	41	—	169

Total liabilities	4,894	3,424	94	6,508	(9,868)	5,052

Total (deficit) equity	(1,542)	89	(33)	(322)	266	(1,542)

Total liabilities and (deficit) equity	$3,352	$3,513	$61	$6,186	$(9,602)	$3,510

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2012

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $18, respectively)	$276	$—	$—	$143	$—	$419
Short-term investments	—	—	—	5	—	5
Accounts receivable, net	177	—	—	350	—	527
Intercompany accounts receivable	126	52	—	318	(496)	—
Intercompany loans receivable—current portion	162	—	—	624	(786)	—
Inventories:
Finished and in-process goods	109	—	—	153	—	262
Raw materials and supplies	35	—	—	70	—	105
Other current assets	38	—	—	43	—	81

Total current assets	923	52	—	1,706	(1,282)	1,399

Investment in unconsolidated entities	252	—	42	18	(270)	42
Deferred income taxes	337	—	—	11	—	348
Other assets, net	—	42	28	39	—	109
Intercompany loans receivable	773	2,273	27	3,835	(6,908)	—
Property and equipment, net	493	—	—	674	—	1,167
Goodwill	93	—	—	76	—	169
Other intangible assets, net	53	—	—	38	—	91

Total assets	$2,924	$2,367	$97	$6,397	$(8,460)	$3,325

Liabilities and (Deficit) Equity
Current liabilities:
Accounts payable	$136	$—	$—	$282	$—	$418
Intercompany accounts payable	96	4	1	395	(496)	—
Debt payable within one year	13	—	—	63	—	76
Intercompany loans payable within one year	197	—	—	589	(786)	—
Interest payable	12	51	—	—	—	63
Income taxes payable	3	—	—	1	—	4
Accrued payroll and incentive compensation	14	—	—	26	—	40
Other current liabilities	64	—	—	65	—	129

Total current liabilities	535	55	1	1,421	(1,282)	730

Long term liabilities:
Long-term debt	860	2,138	—	421	—	3,419
Intercompany loans payable	2,303	4	7	4,594	(6,908)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	325	—	107	—	(432)	—
Long-term pension and post employment benefit obligations	98	—	—	211	—	309
Deferred income taxes	—	1	—	17	—	18
Other long-term liabilities	120	6	—	40	—	166

Total liabilities	4,241	2,204	115	6,704	(8,622)	4,642

Total (deficit) equity	(1,317)	163	(18)	(307)	162	(1,317)

Total liabilities and (deficit) equity	$2,924	$2,367	$97	$6,397	$(8,460)	$3,325

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2013

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$537	$—	$—	$708	$(53)	$1,192
Cost of sales	464	—	—	638	(53)	1,049

Gross profit	73	—	—	70	—	143
Selling, general and administrative expense	28	—	—	64	—	92
Business realignment costs	4	—	—	5	—	9
Other operating expense (income), net	4	(4)	—	(3)	—	(3)

Operating income	37	4	—	4	—	45
Interest expense, net	10	61	—	3	—	74
Intercompany interest expense (income)	44	(63)	—	19	—	—
Loss on extinguishment of debt	2	—	—	4	—	6
Other non-operating expense (income), net	15	—	—	(10)	—	5

(Loss) income before income tax and (losses) earnings from unconsolidated entities	(34)	6	—	(12)	—	(40)
Income tax (benefit) expense	(38)	1	—	5	—	(32)

Income (loss) before earnings from unconsolidated entities	4	5	—	(17)	—	(8)
(Losses) earnings from unconsolidated entities, net of taxes	(8)	—	(6)	1	17	4

Net (loss) income	$(4)	$5	$(6)	$(16)	$17	$(4)

Comprehensive (loss) income	$(17)	$4	$(7)	$(16)	$19	$(17)

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2012

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$538	$—	$—	$769	$(71)	$1,236
Cost of sales	458	—	—	677	(71)	1,064

Gross profit	80	—	—	92	—	172
Selling, general and administrative expense	30	—	—	55	—	85
Asset impairments	—	—	—	23	—	23
Business realignment costs	2	—	—	13	—	15
Other operating expense, net	1	—	—	4	—	5

Operating income (loss)	47	—	—	(3)	—	44
Interest expense, net	16	39	—	10	—	65
Intercompany interest expense (income)	30	(42)	—	12	—	—
Other non-operating (income) expense, net	(11)	—	(1)	14	—	2

Income (loss) before income tax and earnings from unconsolidated entities	12	3	1	(39)	—	(23)
Income tax benefit	(1)	—	—	(1)	—	(2)

Income (loss) before (losses) earnings from unconsolidated entities	13	3	1	(38)	—	(21)
(Losses) earnings from unconsolidated entities, net of taxes	(29)	—	(2)	—	36	5

Net (loss) income	$(16)	$3	$(1)	$(38)	$36	$(16)

Comprehensive income (loss)	$13	$4	$(1)	$(21)	$18	$13

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2013

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$45	$14	$9	$(16)	$(85)	$(33)

Cash flows provided by (used in) investing activities
Capital expenditures	(14)	—	—	(13)	—	(27)
Purchases of debt securities, net	—	—	—	(1)	—	(1)
Return of capital from subsidiary from sales of accounts receivable	31	—	—	—	(31)	—
Change in restricted cash	—	—	—	15	—	15
Investment in unconsolidated affiliates, net	—	—	—	(14)	—	(14)

	17	—	—	(13)	(31)	(27)

Cash flows (used in) provided by financing activities
Net short-term debt borrowings	—	—	—	1	—	1
Borrowings of long-term debt	—	1,108	—	17	—	1,125
Repayments of long-term debt	(543)	(120)	—	(371)	—	(1,034)
Net intercompany loan borrowings (repayments)	479	(903)	(1)	425	—	—
Long-term debt and credit facility financing fees	(12)	(22)	—	—	—	(34)
Common stock dividends paid	—	(77)	(8)	—	85	—
Return of capital to parent from sales of accounts receivable	—	—	—	(31)	31	—

	(76)	(14)	(9)	41	116	58

Effect of exchange rates on cash and cash equivalents	—	—	—	(2)	—	(2)
(Decrease) increase in cash and cash equivalents	(14)	—	—	10	—	(4)
Cash and cash equivalents (unrestricted) at beginning of period	276	—	—	125	—	401

Cash and cash equivalents (unrestricted) at end of period	$262	$—	$—	$135	$—	$397

MOMENTIVE SPECIALTY CHEMICALS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2012

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$24	$1	$5	$(6)	$(6)	$18

Cash flows provided by (used in) investing activities
Capital expenditures	(11)	—	—	(19)	—	(30)
Proceeds from sale of debt securities, net	—	—	—	4	—	4
Funds remitted to unconsolidated affiliates	—	—	—	(2)	—	(2)
Return of capital from subsidiary from sales of accounts receivable	21	—	—	—	(21)	—

	10	—	—	(17)	(21)	(28)

Cash flows provided by (used in) financing activities
Net short-term debt repayments	—	—	—	(12)	—	(12)
Borrowings of long-term debt	—	450	—	—	—	450
Repayments of long-term debt	(269)	—	—	(194)	—	(463)
Net intercompany loan borrowings (repayments)	268	(439)	—	171	—	—
Long-term debt and credit facility financing fees	(1)	(11)	—	—	—	(12)
Capital contribution from parent	16	—	—	—	—	16
Common stock dividends paid	(1)	(1)	(5)	—	6	(1)
Return of capital to parent from sales of accounts receivable	—	—	—	(21)	21	—

	13	(1)	(5)	(56)	27	(22)

Effect of exchange rates on cash and cash equivalents	—	—	—	3	—	3
Increase (decrease) in cash and cash equivalents	47	—	—	(76)	—	(29)
Cash and cash equivalents (unrestricted) at beginning of period	212	—	—	204	—	416

Cash and cash equivalents (unrestricted) at end of period	$259	$—	$—	$128	$—	$387

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $18 and $3, respectively) (See Note 2)	$121	$164
Short-term investments	5	7
Accounts receivable (net of allowance for doubtful accounts of $13 and $16, respectively)	307	338
Accounts receivable from affiliates (See Note 5)	58	41
Loans receivable from affiliates (See Note 10)	29	108
Inventories:
Finished and in-process goods	135	129
Raw materials and supplies	68	68
Other current assets	40	43

Total current assets	763	898

Long-term loans receivable from affiliates (See Note 10)	4	6
Investment in unconsolidated entities	7	—
Other assets, net	50	79
Property and equipment
Land	59	57
Buildings	189	189
Machinery and equipment	1,280	1,247

	1,528	1,493
Less accumulated depreciation	(868)	(794)

	660	699
Goodwill (See Note 6)	113	111
Other intangibles assets, net (See Note 6)	73	82

Total assets	$1,670	$1,875

Liabilities and Deficit
Current liabilities:
Accounts payable	$262	$233
Accounts payable to affiliates (See Note 5)	86	46
Debt payable within one year (See Note 9)	59	87
Affiliated debt payable within one year (See Note 10)	84	325
Income taxes payable	2	11
Other current liabilities	87	96

Total current liabilities	580	798

Long-term liabilities:
Long-term debt (See Note 9)	421	598
Affiliated long-term debt (See Note 10)	841	613
Deferred income taxes (See Note 15)	15	75
Long-term pension and post employment benefit obligations (See Note 13)	211	124
Other long-term liabilities	72	58

Total liabilities	2,140	2,266

Commitments and contingencies (See Notes 9, 11 and 12)

(In millions)	December 31, 2012	December 31, 2011
Deficit
Paid-in capital (deficit)	30	(12)
Loans receivable from parent	(180)	(204)
Accumulated other comprehensive loss	(62)	(97)
Accumulated deficit	(258)	(79)

Total Momentive International Holdings Cooperatief U.A. shareholders’ deficit	(470)	(392)
Noncontrolling interest	—	1

Total deficit	(470)	(391)

Total liabilities and deficit	$1,670	$1,875

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions)	2012	2011	2010
Net sales	$2,777	$3,077	$2,714
Cost of sales	2,488	2,723	2,366

Gross profit	289	354	348
Selling, general and administrative expense	278	251	256
Asset impairments (See Note 2)	23	28	—
Business realignment costs (See Note 2)	24	11	15
Other operating expense (income), net	8	(8)	(3)

Operating (loss) income	(44)	72	80
Interest expense, net	29	41	39
Affiliated interest expense, net (See Note 10)	53	51	47
Other non-operating expense (income), net	11	(4)	(18)

(Loss) income from continuing operations before income taxes and earnings from unconsolidated entities	(137)	(16)	12
Income tax (benefit) expense (See Note 15)	(26)	(4)	25

Loss from continuing operations before earnings from unconsolidated entities	(111)	(12)	(13)
Earnings (loss) from unconsolidated entities, net of taxes	1	(2)	(1)

Net loss from continuing operations	(110)	(14)	(14)
Net income from discontinued operations, net of taxes	—	8	3

Net loss	$(110)	$(6)	$(11)

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
(In millions)	2012	2011	2010
Net loss	$(110)	$(6)	$(11)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	6	(22)	(84)
(Loss) gain recognized from pension and postretirement benefits	(97)	7	—

Other comprehensive loss	(91)	(15)	(84)

Comprehensive loss	(201)	(21)	(95)
Comprehensive loss attributable to noncontrolling interest	1	—	—

Comprehensive loss attributable to Momentive International Holdings Cooperatief U.A.	$(200)	$(21)	$(95)

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2012	2011	2010
Cash flows provided by operating activities
Net loss	$(110)	$(6)	$(11)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	88	106	107
Allocations of corporate overhead, net (See Note 5)	9	9	14
Loss (gain) on foreign exchange guarantee agreement with parent (See Note 5)	8	(8)	13
Gain on settlement of affiliated balances, net (See Note 3)	—	(6)	—
Deferred tax benefit	(36)	(26)	(14)
Non-cash impairments and accelerated depreciation	25	29	—
Unrealized foreign exchange loss (gain)	17	2	(12)
Other non-cash adjustments	9	5	(1)
Net change in assets and liabilities:
Accounts receivable	(1)	41	(65)
Inventories	(6)	(26)	(41)
Accounts payable	60	(47)	118
Income taxes payable	(2)	(4)	15
Other assets, current and non-current	49	32	(1)
Other liabilities, current and non-current	(29)	7	11

Net cash provided by operating activities	81	108	133

Cash flows (used in) provided by investing activities
Capital expenditures	(66)	(64)	(66)
Capitalized interest	—	—	(1)
Proceeds from the sale of business, net of cash transferred	—	124	—
Proceeds from the sale of assets	1	—	7
Funds remitted to unconsolidated affiliates, net	(6)	—	—
Change in restricted cash	(15)	3	2
Proceeds from sale of (purchases of) debt securities, net	2	(2)	4

Net cash (used in) provided by investing activities	(84)	61	(54)

Cash flows used in financing activities
Net short-term debt borrowings (repayments)	2	8	(8)
Borrowings of long-term debt	3	332	633
Repayments of long-term debt	(209)	(356)	(663)
Affiliated loan borrowings (repayments), net	114	(87)	(18)
Capital contribution from parent	30	30	—
Deferred financing fees paid	—	—	(8)
Common stock dividends paid	—	(1)	—

Net cash used in financing activities	(60)	(74)	(64)

Effect of exchange rates on cash and cash equivalents	5	(6)	1
(Decrease) increase in cash and cash equivalents	(58)	89	16
Cash and cash equivalents (unrestricted) at beginning of year	161	72	56

Cash and cash equivalents (unrestricted) at end of year	$103	$161	$72

	Year ended December 31,
(In millions)	2012	2011	2010
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$81	$95	$78
Income taxes, net of cash refunds	12	17	25
Non-cash investing and financing activity:
Distribution to parent—acquisition of subsidiaries previously combined (See Note 1)	$—	$—	$(700)
Affiliate note assumed to acquire subsidiaries (See Note 1)	—	—	700
Contribution from parent—contribution of intercompany accounts receivable related to foreign exchange guarantee agreement with parent (See Note 5)	—	89	—
Distribution to parent—settlement of foreign exchange guarantee agreement with parent (See Note 5)	(5)	—	(78)
Contribution of ownership in subsidiary from parent (See Note 14)	67	—	—

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)	Paid-in Capital (Deficit)	Loans Receivable from Parent	Accumulated Other Comprehensive Income (Loss) (a)	Accumulated Deficit	Total Momentive International Holdings Cooperatief U.A. Shareholders’ Equity (Deficit)	Noncontrolling Interest	Total
Balance at December 31, 2009	$629	$(549)	$2	$(60)	$22	$3	$25
Net loss	—	—	—	(11)	(11)	—	(11)
Other comprehensive loss	—	—	(84)	—	(84)	—	(84)
Distribution to parent—acquisition of subsidiaries previously combined through assumption of note payable to parent (See Note 1 and Note 10)	(697)	466	—	—	(231)	—	(231)
Distribution to parent—acquisition of subsidiaries previously combined for purposes of IAR divestiture	(3)	—	—	—	(3)	—	(3)
Translation adjustment and other non-cash changes in principal	—	(4)	—	—	(4)	—	(4)
Dividends declared	—	—	—	(1)	(1)	—	(1)
Distribution to parent—settlement of foreign exchange guarantee agreement with parent (See Note 5)	(78)	—	—	—	(78)	—	(78)
Allocations of corporate overhead (See Note 5)	14	—	—	—	14	—	14

Balance at December 31, 2010	(135)	(87)	(82)	(72)	(376)	3	(373)
Net loss	—	—	—	(6)	(6)	—	(6)
Other comprehensive loss	—	—	(15)	—	(15)	—	(15)
Net borrowings to parent	—	(142)	—	—	(142)	—	(142)
Translation adjustment and other non-cash changes in principal	—	25	—	—	25	—	25
Dividends declared	—	—	—	(1)	(1)	—	(1)
Capital contribution from parent	30	—	—	—	30	—	30
Capital contribution from parent—contribution of intercompany accounts receivable related to foreign exchange guarantee agreement with parent (See Note 5)	89	—	—	—	89	—	89
Allocations of corporate overhead (See Note 5)	9	—	—	—	9	—	9
Divestiture of IAR Business (See Note 3)	(5)	—	—	—	(5)	(2)	(7)

(In millions)	Paid-in Capital (Deficit)	Loans Receivable from Parent	Accumulated Other Comprehensive Income (Loss) (a)	Accumulated Deficit	Total Momentive International Holdings Cooperatief U.A. Shareholders’ Equity (Deficit)	Noncontrolling Interest	Total
Balance at December 31, 2011	(12)	(204)	(97)	(79)	(392)	1	(391)
Net loss	—	—	—	(110)	(110)	—	(110)
Other comprehensive loss	—	—	(90)	—	(90)	(1)	(91)
Net borrowings to parent	—	(5)	—	—	(5)	—	(5)
Translation adjustment and other non-cash changes in principal	—	29	—	—	29	—	29
Capital contribution from parent	30	—	—	—	30	—	30
Allocations of corporate overhead (See Note 5)	9	—	—	—	9	—	9
Distribution to parent—settlement of foreign exchange guarantee agreement with parent (See Note 5)	(5)	—	—	—	(5)	—	(5)
Contribution of ownership in subsidiary from parent (See Note 14)	9	—	125	(67)	67	—	67
Deconsolidation of noncontrolling interest in subsidiary held by parent (See Note 2)	(1)	—	—	(2)	(3)	—	(3)

Balance at December 31, 2012	$30	$(180)	$(62)	$(258)	$(470)	$—	$(470)

(a)	Accumulated other comprehensive loss at December 31, 2012 represents $41 of net foreign currency translation gains and a $103 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13). Accumulated other comprehensive loss at December 31, 2011 represents $90 of net foreign currency translation losses and a $7 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13). Accumulated other comprehensive loss at December 31, 2010 represents $68 of net foreign currency translation losses and a $14 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13).

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

Notes to Consolidated Financial Statements

(In millions)

1. Background and Basis of Presentation

Momentive International Holdings Cooperatief U.A. (“CO-OP”) is a holding company whose primary assets are its investments in Momentive Specialty Chemicals B.V. (“MSC B.V.”) and Momentive Specialty Chemicals Canada, Inc. (“MSC Canada”), and their respective subsidiaries. Together, CO-OP, through its investments in MSC Canada and MSC B.V. and their respective subsidiaries, (collectively referred to as the “Company”), is engaged in the manufacture and marketing of urea, phenolic, epoxy and epoxy specialty resins and coatings applications primarily used in forest and industrial and construction products and other specialty and industrial chemicals worldwide. At December 31, 2012, the Company’s operations included 34 manufacturing facilities in Europe, North America, South America, Australia, New Zealand and Korea. The Company is a wholly owned subsidiary of Momentive Specialty Chemicals Inc. (“MSC”) and has significant related party transactions with MSC, as discussed in Note 5. CO-OP operates as a business under the direction and with support of its parent, MSC.

MSC serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries.

Prior to the formation of the Company on June 4, 2010, and for all financial statement periods presented, all subsidiaries of the Company were considered entities under the common control of MSC, as defined in the accounting guidance for business combinations. As a result of the formation of the Company, these entities are presented in the accompanying financial statements retroactively on a combined basis. In addition, as all entities are under the common control of MSC, all entities have been accounted for on an historical cost basis consistent with the basis of MSC, and as such, the acquisition method of accounting has not been applied.

During the first quarter of 2012, the Company recorded an out of period loss of approximately $3 related to the disposal of long-lived assets. As a result of this adjustment, the Company’s Loss from continuing operations before income tax increased by $3 and Net loss increased by $2 for the year ended December 31, 2012. Of the $3 increase to Loss from continuing operations before income tax, approximately $1 and $2 should have been recorded in the years ended December 31, 2011 and 2010, respectively. Management does not believe that this out of period error is material to the Consolidated Financial Statements for the year ended December 31, 2012, or to any prior periods.

The Company revised the Consolidated Balance Sheet as of December 31, 2011 and the Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 to correct for the classification of certain outstanding checks that were originally classified as “Accounts payable.” The amounts have now been properly classified as a reduction to “Cash and cash equivalents.” Management does not believe these revisions were material to the Company’s Consolidated Financial Statements. The impacts of correcting the financial statements for the specified periods are as follows:

Consolidated Balance Sheets:	As Previously Reported	Adjustments	As Revised
As of December 31, 2011
Cash and cash equivalents	$167	$(3)	$164
Accounts payable	236	(3)	233

Consolidated Statements of Cash Flows:	As Previously Reported	Adjustments	As Revised
Year Ended December 31, 2011
Net cash provided by operating activities	$106	$2	$108
Cash and cash equivalents (unrestricted) at beginning of year	77	(5)	72
Cash and cash equivalents (unrestricted) at end of year	164	(3)	161

Year Ended December 31, 2010
Net cash provided by operating activities	$136	$(3)	$133
Cash and cash equivalents (unrestricted) at beginning of year	58	(2)	56
Cash and cash equivalents (unrestricted) at end of year	77	(5)	72

Footnotes contained herein have been revised, where applicable, for the revisions discussed above.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, all of which are under the common control and management of MSC, and for which no substantive participating rights are held by minority shareholders. Intercompany transactions and balances have been eliminated. Noncontrolling interests exist for the equity interests in subsidiaries that are not 100% owned by the Company. However, due to common ownership, MSC’s interest in New Nimbus KG (“Nimbus”) is included within the Consolidated Financial Statements presented herein. During the year ended December 31, 2012 MSC sold its 34% interest in Momentive Specialty Chemicals Sdn. Bhd., which was previously included within the Consolidated Financial Statements due to common ownership.

At December 31, 2012, $15 of restricted cash represented cash deposited into an escrow account for the purchase of of a 50% interest in a forest products joint venture in western Australia, which was completed in January 2013. This joint venture will be accounted for under the equity method of accounting in the Company’s Consolidated Financial Statements.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates prevailing during the year. In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are also remeasured to cumulative translation and recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The effect of translation is accounted for as an adjustment to “Deficit” and is included in “Accumulated other comprehensive loss.” The Company recognized transaction (losses) gains of $($4), $(3) and $49 for the years ended December 31, 2012, 2011 and 2010, respectively, which are included as a component of “Net loss.”

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, fair values of stock awards and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2012 and 2011, the Company had interest-bearing time deposits and other cash equivalent investments of $15 and $86, respectively.

These amounts are included in the Consolidated Balance Sheets as a component of “Cash and cash equivalents.” The Company does not present cash flows from discontinued operations separately in the Consolidated Statements of Cash Flows.

Investments—Investments with original maturities greater than 90 days but less than one year are included in the Consolidated Balance Sheets as “Short-term investments.” At December 31, 2012 and 2011, the Company had Brazilian real denominated U.S. dollar index investments of $5 and $7, respectively. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be collected.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $4 at both December 31, 2012 and 2011.

Deferred Expenses—Deferred debt financing costs are included in “Other assets, net” in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any debt, the related debt issuance costs are written off. At December 31, 2012 and 2011, the Company’s unamortized deferred financing costs were $4 and $7, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings and machinery and equipment are 20 years and 15 years, respectively). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $78, $93 and $89 for the years ended December 31, 2012, 2011 and 2010, respectively.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as “Goodwill” in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as “Other intangible assets, net” in the Consolidated Balance Sheets. Costs to renew or extend the term of identifiable intangible assets are expensed as incurred. The Company does not amortize goodwill or indefinite-lived intangible assets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years (see Note 6).

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows or other relevant observable measures. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the estimated fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

During the years ended December 31, 2012 and 2011, long-lived asset impairments of $23 and $28, respectively, were included in “Asset impairments” in the Consolidated Statements of Operations. In addition, during the years ended December 31, 2012, 2011 and 2010, the Company recorded accelerated depreciation on closing facilities of $2, $1 and less than $1, respectively.

Long-Lived and Amortizable Intangible Assets

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company recorded impairments of $21 on these assets.

In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company recorded impairments of $2 on these assets.

In 2011, as a result of the likelihood that certain long-lived assets would be sold before the end of their estimated useful lives in order to bring manufacturing capacity in line with current market demand, the Company recorded impairment charges of $10 on these assets.

In 2011, as a result of the permanent closure of a large customer in the second quarter of 2011 and continued competitive pressures resulting in successive periods of negative cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company recorded impairment charges of $18 on these assets.

Goodwill

The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, the Company uses a probability weighted market and income approach to estimate the fair value of the reporting unit. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated fair value is the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the estimated fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.

At October 1, 2012 and 2011, the estimated fair value of the reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the reporting units.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under policies maintained by MSC, and is allocated a share of the related premiums. The Company records losses when they are probable and reasonably estimable (see Note 5).

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and incurred legal fees (see Note 12).

Environmental Matters— Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (see Note 12).

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in “Net sales” in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in “Cost of sales” in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense of $38, $40 and $38 for the years ended December 31, 2012, 2011 and 2010, respectively, is included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Business Realignment Costs—The Company incurred “Business realignment costs” totaling $24, $11 and $15 for the years ended December 31, 2012, 2011 and 2010, respectively. These costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands (see Note 4). For the year ended December 31, 2011, these costs also represent minor headcount reduction programs.

Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, the Company, for all periods presented. Reconciliations of tax rates are calculated at the statutory tax rates (see Note 15).

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company periodically enters into forward exchange contracts or interest rate swaps to reduce its cash flow exposure to changes in foreign exchange rates or interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded in the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. Changes in fair value are recognized in earnings (see Note 8).

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period on a graded-vesting basis. The Company does not maintain any stock-based compensation plans. However, certain of the Company’s employees have been granted equity awards denominated in units of Momentive Performance Materials Holdings LLC, MSC’s ultimate parent. The Company is allocated a share of the related compensation expense (see Note 5).

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Corporate Overhead Allocations—In order to properly present the financial results of the Company on a stand-alone basis, corporate controlled expenses incurred by MSC that are not reimbursed by the Company are allocated to the Company. The amounts are allocated on the basis of “Net sales.” Management believes that the amounts allocated in such a manner are reasonable and consistent. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently (see Note 5).

Subsequent Events—The Company has evaluated events and transactions subsequent to December 31, 2012 through April 1, 2013, the date of issuance of its Consolidated Financial Statements.

Recently Issued Accounting Standards

Newly Adopted Accounting Standards

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amended existing fair value measurement guidance and is intended to align U.S. GAAP and International Financial Reporting Standards. The guidance requires several new disclosures, including additional quantitative information about significant unobservable inputs used in Level 3 fair value measurements and a qualitative description of the valuation process for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. ASU 2011-04 also requires the disclosure of all fair value measurements by fair value hierarchy level, amongst other requirements. The adoption of ASU 2011-04 did not have a material impact on the Company’s Consolidated Financial Statements. See Note 6 for the disclosures required by the adoption of ASU 2011-04.

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011.

ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. The Company has presented comprehensive income in a separate and consecutive statement entitled, “Consolidated Statements of Comprehensive Income.”

Newly Issued Accounting Standards

There were no newly issued accounting standards in 2012 applicable to the Company’s Consolidated Financial Statements.

3. Discontinued Operations

On January 31, 2011, the Company sold its global inks and adhesive resins business (“IAR Business”) to Harima Chemicals Inc. (“Harima”) for a purchase price of $120.

The portion of the IAR Business held by the Company before the sale date represents substantially all of the international operations of the IAR Business. The international operations of the IAR Business include 9 manufacturing facilities in the Europe, South America and Asia-Pacific regions. The IAR Business held by the Company had net sales of $23 and $250 and pre-tax income of $9 and $8 for the years ended December 31, 2011 and 2010, respectively. The IAR Business is reported as a discontinued operation for all periods presented.

Immediately prior to the sale, MSC completed a legal restructuring to move all of the IAR businesses and entities to be owned by a subsidiary of the Company. The Company acquired these assets, located primarily in the U.S. and China for the purchase price allocation as agreed upon with Harima which resulted in a gain of $6 for the year ended December 31, 2011. The amount is included in “Net income from discontinued operations, net of tax” in the Consolidated Statements of Operations.

The equity interests of certain of the Company’s subsidiaries included in the sale were partially held by MSC subsidiaries outside of the Company. The elimination of such equity interests has been recorded as a reduction of “Paid-in deficit” in the Consolidated Statements of Equity (Deficit). The Company recorded an estimated loss on the sale of the IAR Business of $1 for the year ended December 31, 2010, which is included in “Net income from discontinued operations, net of tax” in the Consolidated Statements of Operations.

4. Restructuring

2012 Restructuring Activities

In 2012, in response to softening demand in certain of its businesses in the second half of 2011, the Company initiated significant restructuring programs with the intent to optimize its cost structure and bring manufacturing capacity in line with demand. The Company estimates that these restructuring cost activities will occur over the next 12 to 15 months. As of December 31, 2012, the total costs expected to be incurred on restructuring activities are estimated at $29, consisting mainly of workforce reduction and site closure-related costs.

The following table summarizes restructuring information by type of cost:

	Workforce Reductions	Site Closure Costs	Other Projects	Total
Restructuring costs expected to be incurred	$22	$6	$1	$29
Cumulative restructuring costs incurred through December 31, 2012	$18	$6	$—	$24
Accrued liability at December 31, 2011	$2	$—	$—	$2
Restructuring charges	16	6	—	22
Payments	(11)	(6)	—	(17)

Accrued liability at December 31, 2012	$7	$—	$—	$7

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2012 charges of $22 were recorded in “Business realignment costs” in the Consolidated Statements of Operations. At December 31, 2012 and 2011, the Company had accrued $7 and $2, respectively, for restructuring liabilities in “Other current liabilities” in the Consolidated Balance Sheets.

2009 and 2010 Restructuring Activities

In 2009, to properly align its cost structure in response to the challenging economic environment, the Company implemented productivity and cost savings initiatives. At December 31, 2010, the Company had substantially completed its productivity savings restructuring program.

The following table summarizes restructuring information by type of cost:

	Workforce Reductions	Site Closure Costs	Other Projects	Total
Cumulative restructuring costs incurred through December 31, 2010	$34	$3	$4	$41
Accrued liability at December 31, 2009	$17	$—	$—	$17
Restructuring charges	8	3	2	13
Payments	(18)	(3)	(2)	(23)
Foreign currency translation	(1)	—	—	(1)

Accrued liability at December 31, 2010	$6	$—	$—	$6

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2010 charges of $13 were recorded in “Business realignment costs” in the Consolidated Statements of Operations.

5. Related Party Transactions

Product Sales and Purchases

The Company sells finished goods and certain raw materials to MSC and certain of its subsidiaries. Total sales were $181, $197 and $216 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company also purchases raw materials and finished goods from MSC and certain of its subsidiaries. Total purchases were $92, $86 and $87 for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company sells products to certain Apollo affiliates and other related parties. These sales were $11, $0 and $0 for the years ended December 31, 2012, 2011 and 2010, respectively. Accounts receivable from these affiliates were $2 and $0 at December 31, 2012 and 2011, respectively. The Company also purchases raw materials and services from certain Apollo affiliates and other related parties. These purchases were $18, $17 and $17 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company had accounts payable to these affiliates of $4 and $1 at December 31, 2012 and 2011, respectively.

Billed Allocated Expenses

MSC incurs various administrative and operating costs on behalf of the Company that are reimbursed by the Company. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Company generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs were $71, $62 and $62 for the years ended December 31, 2012, 2011 and 2010, respectively, and are primarily included within “Selling, general and administrative expense” in the Consolidated Statements of Operations.

MSC provides global services related to procurement to the Company. These types of services were implemented in 2008 and through 2010 were a revenue-based charge. In 2011, MSC implemented a raw materials based charge as a result of the global services being primarily related to procurement. The Company’s expense relating to these services totaled $31, $37 and $45 for the years ended December 31, 2012, 2011 and 2010, respectively, and is classified in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

In addition, MSC maintains certain insurance policies that benefit the Company. Expenses related to these policies are allocated to the Company based upon sales, and were $4 for each of the years ended December 31, 2012, 2011 and 2010. These expenses are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Foreign Exchange Gain/Loss Agreement

In December 2010, the Company entered into a foreign exchange gain/loss guarantee agreement with MSC whereby MSC agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for income tax purposes associated with certain of its affiliated loans. The agreement was effective retroactive for all of 2010 and terminated at the end of 2010. The settlement of the agreement resulted in approximately a $91 payable to MSC. The losses incurred by the Company attributable to the period January 1, 2010 through the inception of the agreement of $78 have been recorded as a deemed distribution to MSC and included in “Paid-in Capital (Deficit)” in the Consolidated Statements of Equity (Deficit). The losses incurred from the contract’s inception through the end of 2010 of $13 have been recorded within “Other non-operating expense (income), net” in the Consolidated Statements of Operations. In 2011, MSC contributed its outstanding receivable of $89 related to the hedge agreement to the Company as a capital contribution and permanent investment in the Company, and is recorded in “Paid-in Capital (Deficit)” in the Consolidated Statements of Equity (Deficit).

In January 2011, the Company entered into a foreign exchange gain/loss guarantee agreement with MSC whereby MSC agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for statutory purposes associated with certain of its affiliated loans. The agreement was effective for all of 2011 and was renewed in 2012. The Company recorded an unrealized (loss) gain of $(8) and $8 for the years ended December 31, 2012 and 2011, respectively, which has been recorded within “Other non-operating expense (income), net” in the Consolidated Statements of Operations. In 2012, the Company contributed its outstanding net receivable of $5, related to the hedge agreement results from 2011 and renumeration amounts from 2010 and 2011, to MSC as a return of capital, and is recorded in “Paid-in Capital (Deficit)” in the Consolidated Statements of Equity (Deficit).

At December 31, 2012 and 2011, the Company had affiliated receivables of $58 and $41, respectively, and affiliated payables of $86 and $46, respectively, pertaining to the related party transactions described above.

Unbilled Allocated Corporate Controlled Expenses

In addition to direct charges, MSC provides certain administrative services that are not reimbursed by the Company. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Company on the basis of “Net sales.” The charges also include allocated share-based compensation expense of $2, $4 and $1 for the years ended December 31, 2012, 2011 and 2010, respectively, which is included in the Finance section of the table below. Management believes that the amounts are allocated in a manner that is reasonable and consistent, and that these allocations are necessary in order to properly depict the financial results of the Company on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. These charges are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations, with the offsetting credit recorded in “Paid-in Capital (Deficit).” There is no income tax provided on these amounts because they are not deductible for tax purposes.

The following table summarizes the corporate controlled expense allocations for the years ended December 31:

	2012	2011	2010
Executive group	$2	$4	$6
Environmental, health and safety services	1	2	3
Finance	6	3	5

Total	$9	$9	$14

See Note 10 for a description of the Company’s affiliated financing and investing activities.

6. Goodwill and Other Intangible Assets

The gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31:

2012				2011
Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
$ 106	$(5)	$12	$113	$106	$(5)	$10	$111

The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 are as follows:

Total
Goodwill balance at December 31, 2010	$114
Foreign currency translation	(3)

Goodwill balance at December 31, 2011	111
Foreign currency translation	2

Goodwill balance at December 31, 2012	$113

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2012				2011
	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value
Patents and technology	$65	$—	$(32)	$33	$65	$—	$(28)	$37
Customer lists and contracts	78	(17)	(37)	24	78	(17)	(32)	29
Other	19	—	(3)	16	19	—	(3)	16

Total	$162	$(17)	$(72)	$73	$162	$(17)	$(63)	$82

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

In 2011, as a result of the permanent closure of a large customer and continued competitive pressures resulting in successive periods of negative cash flows associated with certain assets within the Company’s European forest products business, the Company recorded an impairment charge of $17 on certain customer list assets, which has been included in “Asset impairments” in the Consolidated Statements of Operations.

Total intangible amortization expense for the years ended December 31, 2012, 2011 and 2010 was $10, $12 and $13, respectively.

Estimated annual intangible amortization expense for 2013 through 2017 is as follows:

2013	$10
2014	10
2015	10
2016	10
2017	7

7. Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Fair Value Measurements Using			Total
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2012
Derivative liabilities	$—	$(7)	$—	$(7)
December 31, 2011
Derivative assets	$—	$8	$—	$8

Level 2 derivative liabilities consist of derivative instruments transacted primarily in over-the-counter markets.

There were no transfers between Level 1, Level 2 or Level 3 measurements during the years ended December 31, 2012 and 2011.

The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2012 and 2011, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the years ended December 31, 2012 and 2011, all of which were valued using Level 3 inputs. There were no significant assets or liabilities measured at fair value on a non-recurring basis during the year ended December 31, 2010.

	Year Ended December 31,
	2012	2011
Long-lived assets held and used	$23	$28

Total	$23	$28

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in an impairment charge of $21. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.

In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its European forest products business.

These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.

In 2011, as a result of the likelihood that certain long-assets would be sold before the end of their estimated useful lives in order to bring manufacturing capacity in line with current market demand, the Company wrote down long-lived assets with a carrying value of $12 to fair value of $2, resulting in an impairment charge of $10. These long-lived assets were valued with the assistance of appraisals from third parties or by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected revenues and manufacturing costs associated with these assets.

In 2011, as a result of the permanent closure of a large customer and continued competitive pressures resulting in successive periods of negative cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company wrote down long-lived assets with a carrying value of $29 to fair value of $11, resulting in an impairment charge of $18. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use, and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates, discount rates and asset usage charges associated with certain intangible assets.

Non-derivative Financial Instruments

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
December 31, 2012
Debt	$480	$—	$471	$4	$475
December 31, 2011
Debt	$685	$—	$662	$4	$666

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

8. Derivative Instruments and Hedging Activities

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk and interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange and Interest Rate Swap

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

In 2008, to offset the balance sheet and interest rate exposures and cash flow variability associated with a non-U.S. subsidiary’s U.S. dollar denominated term loan, the Company entered into a three-year cross-currency and interest rate swap agreement. The swap agreement required the Company to sell euros in exchange for U.S. dollars at a rate of 1.2038. The Company also paid a variable rate equal to Euribor plus 390 basis points and received a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The swap agreement had an initial notional amount of $25 that amortized quarterly on a straight line basis to $24, prior to maturing on September 30, 2011. The Company paid a weighted average interest rate of 5.0% and 4.6%, and received a weighted average interest rate of 2.8% during the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, the Company paid $4 to settle the cross-currency and interest rate swap. This amount is recorded in “Other non-operating expense (income), net” in the Consolidated Statements of Operations.

Foreign Exchange Gain/Loss Agreement

The Company entered into foreign exchange gain/loss guarantee agreements in 2010 and 2011 (which was renewed in 2012) with MSC whereby MSC agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for income tax purposes associated with certain of its affiliated loans. This arrangement qualifies as a derivative and is recorded at fair value in the Consolidated Balance Sheets. The Company does not apply hedge accounting to this derivative instrument.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In December 2011, the Company entered into a three-year interest rate swap agreement with a notional amount of AUD $6, which became effective on January 3, 2012 and will mature on December 5, 2014. The Company pays a fixed rate of 4.140% and receives a variable rate based on the 3 month Australian Bank Bill Rate. The Company has not applied hedge accounting to this derivative instrument.

The following table summarizes the Company’s asset and liability derivative financial instruments as of December 31, which are recorded in “Accounts receivable from affiliates” and “Other current liabilities,” respectively, in the Consolidated Balance Sheets:

	2012				2011
Derivatives not designated as hedging instruments	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	365	—	$510	$(7)	365	—	$445	$8
Interest Rate Swap
Australian dollar interest swap	704	—	6	—	1,070	—	6	—

Total				$(7)				$8

The following table summarizes gains and losses recognized on the Company’s derivative financial instruments, which are recorded in “Other non-operating expense (income), net” in the Consolidated Statements of Operations:

Derivatives not designated as hedging instruments	Amount of (Loss) Gain Recognized in Income for the year ended December 31:
	2012	2011	2010
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	$(8)	$8	$(13)
Foreign Exchange and Interest Rate Swap
Cross-Currency and Interest Rate Swap	—	(1)	2
Interest Rate Swap
Australian dollar interest swap	—	—	—

Total	$(8)	$7	$(11)

9. Debt and Lease Obligations

Debt outstanding at December 31 follows:

	2012		2011
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
MSC Senior Secured Credit Facilities:
Floating rate term loans due 2013 at 2.9% at December 31, 2011	$—	$—	$185	$2
Floating rate term loans due 2015 at 4.3% at December 31, 2012 and 2011	364	4	367	4
Other Borrowings:
Australia Facility due 2014 at 6.1% and 6.8% at December 31, 2012 and 2011, respectively	31	5	36	5
Brazilian bank loans at 8.1% and 8.9% at December 31, 2012 and 2011, respectively	18	41	—	65
Capital leases and other	8	9	10	11

Total debt	$421	$59	$598	$87

Senior Secured Credit Facilities of MSC

MSC’s amended senior secured credit facilities were terminated in March 2013 in connection with the closing of MSC’s ABL Facility described below. Prior to its termination, certain of the Company’s subsidiaries (MSC B.V., MSC Canada and certain MSC UK subsidiaries) were eligible to participate in MSC’s amended senior secured credit facilities.

Under MSC’s extended $192 revolving facility as of December 31, 2012, MSC B.V. was able to borrow an aggregate maximum of $107, while MSC Canada was able to borrow a maximum of $45. The interest rate for the revolving credit facility through May 31, 2011 was adjusted LIBOR plus 2.50%. The extended revolving loans, which took effect upon the May 31, 2011 maturity of MSC’s prior revolving credit facility, bore interest at a rate of LIBOR plus 4.50%. In March 2012, MSC further extended $171 of its revolving facility commitments from February 2013 to December 2014. The interest rate for loans made under these extended revolving facility commitments was increased to adjusted LIBOR plus 4.75%. As of December 31, 2012 and 2011, the Company had no outstanding borrowings under the MSC revolving facilities.

Under MSC’s amended term loan facility, MSC B.V. was party to approximately $368 in term loans. The interest rates for term loans denominated in U.S. dollars to the Company under the amended senior secured credit facilities was based on, at the Company’s option, (a) adjusted LIBOR plus 2.25% for term loans maturing May 2013 and 3.75% for term loans maturing May 2015 or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.75% for term loans maturing May 2013 and 2.25% for term loans maturing May 2015. Term loans denominated in euros to the Company’s Netherlands subsidiary were at the Company’s option; (a) EURO LIBOR plus 2.25% for term loans maturing May 2013 or 3.75% for term loans maturing May 2015 or (b) the rate quoted by JPMCB as its base rate for those loans plus 0.75% for term loans maturing May 2013 and 2.25% for term loans maturing May 2015.

In addition, MSC’s amended senior secured credit facilities included a $47 synthetic letter of credit facility (“LOC”) with a maturity date in 2013. The amended senior secured credit facilities also had commitment fees (other than with respect to the LOC) equal to 4.50% per year (0.5% for loans under the extended revolving facility commitments) of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC has a commitment fee of 0.10% per year.

The amended senior secured credit facilities of MSC were collateralized by substantially all the assets of MSC, including the Company, subject to certain exceptions. Cross collateral guarantees existed whereby MSC was a guarantor of the Company’s borrowings under the amended senior secured credit facilities, while the Company and certain of its subsidiaries guaranteed certain obligations of MSC and its subsidiaries. The amended senior secured credit facilities contained, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Events of default included the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. In addition, the amended senior secured credit facilities of MSC contained cross-acceleration and cross default provisions. Accordingly, events of default under certain other foreign debt agreements could have resulted in certain of the Company’s outstanding debt becoming immediately due and payable. As of December 31, 2012, MSC was in compliance with all terms under its amended senior secured credit facility.

In conjunction with MSC’s refinancing transactions in March 2012, the term loans maturing May 5, 2013 under MSC’s senior secured credit facilities that MSC B.V. was party to were repaid and extinguished in full.

Hexion NSF, along with Hexion U.S. Finance Corp, a subsidiary of MSC, are co-issuers and obligors of $574 of 9.00% Second-Priority Senior Secured Notes due 2020. These notes are guaranteed by MSC and certain of its subsidiaries, and are not reflected in the Company’s Consolidated Financial Statements.

Other Borrowings

The Company’s Australian Term Loan Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The agreement also provides access to a $10 revolving credit facility. There were no outstanding balances on the revolving credit facility at December 31, 2012 or 2011.

The Brazilian bank loans represent various bank loans, primarily for working capital purposes and to finance the construction of a new plant in 2010.

In addition to available borrowings under MSC’s revolving credit facility, the Company has available borrowings under various international credit facilities. At December 31, 2012, under these international credit facilities the Company had $54 available to fund working capital needs and capital expenditures. While these facilities are primarily unsecured, portions of the lines are collateralized by equipment and cash and short term investments at December 31, 2012.

Aggregate maturities of total non-affiliated debt and minimum annual rentals under operating leases at December 31, 2012, for the Company are as follows:

Year	Non-affiliated Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2013	$59	$9	$—
2014	42	8	—
2015	367	7	—
2016	8	6	1
2017	—	6	1
2018 and beyond	—	17	3

Total minimum payments	$476	$53	5

Less: Amount representing interest			(1)

Present value of minimum payments			$4

The Company’s operating leases consist primarily of vehicles, equipment, land and buildings. Rental expense under operating leases amounted to $9, $9 and $10 for the years ended December 31, 2012, 2011 and 2010, respectively.

Recent Developments

In conjunction with MSC’s refinancing transactions in January 2013, the term loans maturing May 5, 2015 under MSC’s senior secured credit facilities that MSC B.V. is party to were repaid and extinguished in full.

Additionally, in March 2013 MSC entered into a new $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced MSC’s senior secured credit facilities, which included a $171 revolving credit facility and a $47 synthetic letter of credit facility at the time of the termination of such facilities upon MSC’s entry into the ABL Facility. Certain of the Company’s subsidiaries (MSC B.V., MSC Canada and certain MSC UK subsidiaries) are eligible to obtain borrowings under the ABL Facility.

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base that will be based on a specified percentage of eligible accounts receivable and inventory. The ABL Facility will bear interest on loans to the Company’s subsidiaries at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of MSC’s financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. In addition to paying interest on outstanding principal under the ABL Facility, MSC will be required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage.

The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of MSC, its domestic subsidiaries and certain of its foreign subsidiaries (including the Company and MSC B.V., MSC Canada and certain MSC UK subsidiaries), and by second-priority liens on most of MSC’s and its domestic subsidiaries’ assets other than inventory and accounts receivable and related assets. Cross collateral guarantees exist whereby MSC is a guarantor of the Company’s borrowings under the ABL Facility, while the Company and certain of its subsidiaries guarantee certain obligations of MSC and its subsidiaries.

The ABL Facility contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures. The ABL Facility does not have any financial maintenance covenant, other than a fixed charge coverage ratio of 1.0 to 1.0 that would only apply if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. In addition, the ABL Facility of MSC contains cross-acceleration and cross default provisions. Accordingly, events of default under certain other foreign debt agreements could result in certain of the Company’s outstanding debt becoming immediately due and payable.

10. Affiliated Financing

The following table summarizes the Company’s outstanding loans payable and loans receivable with related parties as of December 31:

	2012			2011
	Long-Term	Due Within One Year	Interest Expense (Income)	Long-Term	Due Within One Year	Interest Expense (Income)
Affiliated debt payable:
Loan payable to MSC due 2014 at 3.1% and due 2012 at 3.6% at December 31, 2012 and 2011, respectively	$146	$—	$6	$—	$153	$4
Loan payable to Hexion NSF due 2020 at 10.0% at December 31, 2011	—	—	—	74	—	4
Loan payable to MSC due 2020 at 9.0% at December 31, 2012 and 2011	335	—	30	330	—	33
Loan payable to MSC due 2020 at 10.0% at December 31, 2012 and 2011	161	—	15	143	—	13
Loan payable to MSC due 2020 at 6.6% at December 31, 2012	102	—	5	—	—	—
Other loans due to MSC and affiliates at 3.0% and 2.9% at December 31, 2012 and 2011, respectively	97	84	5	66	172	8

Total affiliated debt payable	$841	$84	$61	$613	$325	$62

Affiliated debt receivable:
Loan receivable from MSC due 2012 at 3.9%	$—	$—	$—	$40	$—	$(3)
Loan receivable from MSC due 2013 at 3.3%	158	—	(5)	151	—	(4)
Other loans due from MSC and affiliates at 3.6% and 3.8% at December 31, 2012 and 2011, respectively	26	29	(3)	19	108	(4)

Total affiliated debt receivable	$184	$29	$(8)	$210	$108	$(11)

Affiliated Debt Payable

In 2011, for cash management purposes, the Company borrowed $88 from MSC under an existing loan that bears interest at 3.545%. In 2012 this loan was amended to change the interest rate from 3.545% to 3.078% and extend the maturity date to May 2014. As of December 31, 2012 and 2011 there was $146 and $153, respectively, outstanding under this loan. Interest expense related to this loan was $6 and $4 for the years ended December 31, 2012 and 2011, respectively.

MSC Canada had outstanding balances of CDN $102, or $102 (the “$102 Note”), at December 31, 2010 due to MSC’s subsidiary, Hexion Nova Scotia Finance, ULC (“Hexion NSF”) related to the acquisition of certain international subsidiaries from MSC and the acquisition of Bakelite Aktiengesellschaft. In conjunction with the issuance of this note, MSC entered into a common share forward subscription agreement with MSC Canada requiring MSC to subscribe to shares of MSC Canada stock (“Stock Subscription Agreement”). During the year ended December 31, 2011, approximately $49 of the $102 Note was assigned to MSC to settle a payable between MSC and Hexion NSF.

In conjunction with CO-OP’s acquisition of NBC Germany, CO-OP issued a note payable to MSC Canada of €254, or $340, at December 31, 2010. In turn, MSC Canada assigned this note to Hexion NSF in partial settlement of its note payable to Hexion NSF. This partial settlement triggered the requirement of MSC to subscribe to shares in MSC Canada under the Stock Subscription Agreement, which was subsequently waived by MSC Canada. As of December 31, 2012 and 2011, $335 and $330, respectively, was outstanding under this loan. Interest expense related to this loan totaled $30 and $33 for the years ended December 31, 2012 and 2011, respectively.

In November 2010, in conjunction with Hexion NSF’s refinancing of its second priority senior secured fixed notes, the Company and Hexion NSF agreed to amend the interest rate from 10.8% to 10.0% and extend the maturity date to November 15, 2020. As consideration, Hexion NSF billed the Company $18 during the year ended December 31, 2010, which has been included in “Other non-operating expense (income), net” in the Consolidated Statements of Operations. The remaining portion of the $102 Note as well as the $18 due to Hexion NSF were converted to a non-interest bearing loan between MSC Canada and Hexion NSF.

During 2012, MSC contributed its ownership interest in Hexion NSF to MSC Canada (see Note 14). In conjunction with the contribution transaction, the non-interest bearing loan between MSC Canada and Hexion NSF was settled by means of the declaration of a $75 dividend from Hexion NSF to MSC Canada. Both entities agreed to settle their existing obligations by way of set-off of the full amount of MSC Canada’s indebtedness to Hexion NSF and Hexion NSF’s dividend payable obligation to MSC Canada.

In 2012, the Company borrowed $98 from MSC under a new loan that bears interest at 6.625% and matures in 2020. The proceeds of the loan were used to repay existing term loans maturing May 5, 2013 under MSC’s senior secured credit facilities, as part of MSC’s March 2012 Refinancing Transactions. As of December 31, 2012 there was $102 outstanding under this loan. Interest expense related to this loan was $5 during the year ended December 31, 2012.

The total outstanding loans payable balances are included in “Affiliated debt payable within one year” and “Affiliated long-term debt” in the Consolidated Balance Sheets.

Affiliated Debt Receivable

In 2011, in conjunction with the sale of the IAR business, a loan of $139 was made to MSC under a new note that bears interest at 3.26% and matures in January of 2013. As of December 31, 2012 there was $158 outstanding under this loan. Interest income related to this loan was $5 and $4 for the years ended December 31, 2012 and 2011, respectively.

Balance Sheet Classification

Of the outstanding loans receivable as of December 31, 2012 and 2011, $180 and $204, respectively, represent amounts receivable from MSC that are not expected to be repaid for the foreseeable future. As MSC is the Company’s parent, these amounts have been recorded as a reduction of equity in the Consolidated Balance Sheets.

The remaining outstanding loans receivable balances are included in “Loans receivable from affiliates” and “Long-term loans receivable from affiliates” in the Consolidated Balance Sheets.

11. Guarantees, Indemnities and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies received for designated research and development projects. These guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers probable and reasonably estimable. The amounts recorded at December 31, 2012 and 2011 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

12. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal. The Company continues to believe that the assessment is invalid, and on June 4, 2012 it filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2012, the amount of the assessment, including tax, penalties, monetary correction and interest, is 30 Brazilian reais, or approximately $14.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2012 and 2011.

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011	Low	High
Currently-owned	8	9	$5	$5	$3	$8
Formerly-owned:
Remediation	1	—	—	—	—	—
Monitoring only	1	1	—	—	—	1

Total	10	10	$5	$5	$3	$9

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2012 and 2011, $5 and $4, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

At six of these locations, the Company is conducting environmental remediation and restoration under business realignment programs due to closure of the sites. Much of this remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company anticipates the amounts under these reserves will be paid within the next five years.

Non-Environmental Legal Matters

The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. The Company has reserves of $3 at both December 31, 2012 and 2011 for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. The following legal claim are not in the ordinary course of business:

Brazil Tax Claim—On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and continues to believe that a loss contingency is not probable. At December 31, 2012, the amount of the assessment, including tax, penalties, monetary correction and interest, is 70 Brazilian reais, or approximately $34.

Other Commitments and Contingencies

Purchase Commitments

The Company has entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company has entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2013	$175
2014	72
2015	49
2016	41
2017	41
2018 and beyond	207

Total minimum payments	585
Less: Amount representing interest	(36)

Present value of minimum payments	$549

Customer Contract Termination

In 2011, the Company agreed to terminate an operator contract (the “Contract”) with a customer in response to the customer’s desire to restructure certain of its manufacturing capacity. The customer agreed to pay the Company a one-time compensation payment of €16, or approximately $23, which the Company has since collected. The compensation payment represents a contract termination penalty and payment for all unpaid minimum obligations incurred by the customer to date under the Contract. The Company recorded a net gain of $21 for the year ended December 31, 2011 related to the termination of the Contract, which represents the full compensation payment, net of the Company’s estimated cost to disable the related manufacturing assets. The amount is recorded in “Other operating expense (income), net” in the Consolidated Statements of Operations.

13. Pension and Non-Pension Postretirement Benefit Plans

Certain of the Company’s subsidiaries sponsor defined benefit pension plans covering certain associates primarily in Canada, Netherlands, Germany, France, Belgium and Malaysia. Depending on the plan, benefits are based on eligible compensation and/or years of credited service. The Company also sponsors defined contribution plans in some locations. Non-pension postretirement benefit plans are also provided to associates in Canada and to certain associates in the Netherlands. The Canadian plan provides retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Netherlands’ plan provides a lump sum payment at retirement.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
Change in Benefit Obligation
Benefit obligation at beginning of year	$318	$308	$6	$6
Service cost	8	8	1	—
Interest cost	17	17	—	—
Actuarial losses	143	3	2	—
Foreign currency exchange rate changes	6	(11)	—	—
Benefits paid	(9)	(8)	—	—
Employee contributions	1	1	—	—

Benefit obligation at end of year	$484	$318	$9	$6

Change in Plan Assets
Fair value of plan assets at beginning of year	$231	$201	$—	$—
Actual return on plan assets	36	25	—	—
Foreign currency exchange rate changes	5	(9)	—	—
Employer contribution	14	21	1	—
Benefits paid	(9)	(8)	—	—
Employee contributions	1	1	—	—

Fair value of plan assets at end of year	278	231	1	—

Funded status of the plan at end of year	$(206)	$(87)	$(8)	$(6)

The foreign currency impact reflected in these rollforward tables are for changes in the euro and Canadian dollar versus the U.S. dollar.

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$35	$—	$—
Other current liabilities	(3)	(4)	—	—
Long-term pension obligations	(203)	(118)	(8)	(6)
Accumulated other comprehensive loss (income)	103	8	1	(1)

Net amounts recognized	$(103)	$(79)	$(7)	$(7)
Amounts recognized in Accumulated other comprehensive loss at December 31 consist of:
Net actuarial loss (gain)	$119	$1	$1	$(1)
Net prior service cost	4	5	—	—
Deferred income taxes	(20)	2	—	—

Net amounts recognized	$103	$8	$1	$(1)
Accumulated benefit obligation	$459	$300
Accumulated benefit obligation for funded plans	$304	$190
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$485	$128
Aggregate accumulated benefit obligation	459	122
Aggregate fair value of plan assets	278	8
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$485	$135
Aggregate fair value of plan assets	278	14

The net accumulated unrecognized actuarial losses relating to the pension plans were increased by $95 due to additional unrecognized actuarial losses, net of tax, of $96 as a result of the decrease in the discount rate at December 31, 2012 and unfavorable asset experience, but was partially offset by the amortization of prior service cost of $1.

Following are the components of net pension and postretirement expense recognized for the years ended December 31:

	Pension Benefits			Postretirement benefits
	2012	2011	2010	2012	2011	2010
Service cost	$8	$8	$8	$1	$—	$—
Interest cost on projected benefit obligation	17	17	15	—	—	—
Expected return on assets	(13)	(12)	(11)	—	—	—
Amortization of prior service cost	1	1	—	—	—	—
Recognized actuarial loss (gain)	—	—	1	(1)	—	—

Net expense	$13	$14	$13	$—	$—	$—

The following amounts were recognized in other comprehensive loss during the year ended December 31, 2012:

	Pension Benefits	Postretirement Benefits	Total
Net actuarial losses arising during the year	$118	$1	$119
Amortization of prior service cost	(1)	—	(1)
Amortization of net gains	—	1	1

Loss recognized in other comprehensive loss	117	2	119
Deferred income taxes	(22)	—	(22)

Loss recognized in other comprehensive loss, net of tax	$95	$2	$97

The amounts in “Accumulated other comprehensive loss” that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows:

	Pension Benefits	Postretirement Benefits	Total
Prior service cost	$2	$—	$2
Net actuarial loss	10	—	10

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined separately for each plan, taking into account the demographics of the population, the target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For the European plans, these assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rate of return on Canadian plan assets is determined based on the plan’s current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
Discount rate	3.5%	5.6%	4.3%	5.4%
Rate of increase in future compensation levels	3.0%	3.3%	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	6.7%	7.1%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	2030	2030

The weighted average rates used to determine net periodic pension and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Discount rate	5.6%	5.5%	5.5%	5.4%	5.6%	6.3%
Rate of increase in future compensation levels	3.3%	3.3%	3.3%	—	—	—
Expected long-term rate of return on plan assets	5.8%	5.8%	5.8%	—	—	—

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for postretirement benefits by $1 and service cost and interest cost by a negligible amount.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its Canadian defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are also diversified across Canadian and foreign stocks, as well as growth, value and small and large capitalization investments. Investment risk and performance are measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of Canadian plan assets among various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments.

The Company observes local regulations and customs regarding its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target
	2012	2011	2013
Weighted average allocations of pension plan assets at December 31:
Equity securities	19%	9%	21%
Debt securities	81%	91%	79%

Total	100%	100%	100%

Fair Value of Plan Assets

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents pension plan investments measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Fair Value Measurements Using
	2012				2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv- able Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv- able Inputs (Level 3)	Total
U.S. equity (a)	$—	$—	$—	$—	$—	$15	$—	$15
Other international equity (a)	—	51	—	51	—	4	—	4
Debt securities/fixed income (a)	—	211	—	211	—	136	—	136
Liability driven investments (b)(c)	—	—	—	—	—	62	—	62
Balanced pooled funds (a)(d)	—	11	—	11	—	8	—	8
Pooled insurance products with fixed income guarantee (a)	—	5	—	5	—	6	—	6

Total	$—	$278	$—	$278	$—	$231	$—	$231

(a)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.
(b)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.
(c)	Liability driven investments consist of a series of funds designed to provide returns matched to expected future cash flows, and include approximately 70% investments in fixed income securities targeting returns in line with 3-month euribor in the medium term, and 30% swaps, with an underlying portfolio of bonds and cash to counterbalance changes in the value of the swaps.
(d)	The fund provides a mix of approximately 60% equity and 40% fixed income securities that achieves the target asset mix for the plan.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $10 to its defined benefit pension plans in 2013.

Estimated future plan benefit payments as of December 31, 2012 are as follows:

	Pension Benefits	Postretirement Benefits
2013	$9	$—
2014	10	—
2015	11	—
2016	12	—
2017	12	—
2018 to 2022	83	2

Defined Contribution and Other Plans

The Company sponsors a number of defined contribution plans for its associates in various countries. For most plans, employee contributions are voluntary, and the Company provides contributions ranging from 2% to 10%. Total charges to operations for matching contributions under these plans were $3, $2 and $3 for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company’s German subsidiaries offer a government subsidized early retirement program to eligible associates called an Altersteilzeit Plan. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. This subsidy has been discontinued for associates electing participation in the program after December 31, 2009. The Company had liabilities for these arrangements of $7 and $8 at December 31, 2012 and 2011, respectively. The Company incurred expense for these plans of 1, $3 and $4 for the years ended December 31, 2012, 2011 and 2010, respectively.

Also included in the Consolidated Balance Sheets at December 31, 2012 and 2011 are other post-employment benefit obligations primarily relating to liabilities for jubilee benefit plans offered to certain European associates of $4 and $3, respectively.

14. Deficit

Shareholder’s deficit reflects the common equity of the Company with all of the common equity of its subsidiaries eliminated, except for the equity of Nimbus (representing MSC’s interest) as of December 31, 2012 and 2011, as well as the equity of Borden Argentina (representing MSC’s 5% interest) and MSC Malaysia (representing MSC’s 34% interest) as of December 31, 2011.

The Company’s acquisition of the shares in MSC Holding B.V. and the excess by which the note payable assumed exceeded the carrying value of the shares in MSC Holding B.V. have been recorded as a distribution to its parent and reflected as a $697 reduction to “Paid-in capital (Deficit)” in the Consolidated Statements of Equity (Deficit).

In 2012, MSC contributed its ownership interest in Hexion NSF to MSC Canada. As both Hexion NSF and MSC Canada are considered entities under the common control of MSC, the contribution was recorded at historical cost. This contribution resulted in a $9 increase to “Paid-in Capital (Deficit),” a $125 increase to “Accumulated other comprehensive income (loss)” and a $67 decrease to “Accumulated deficit” in the Consolidated Statements of Equity (Deficit), which represents the historical cost basis of Hexion NSF’s equity balances at the time of its contribution to MSC Canada.

The Company incurred a loss of $78 associated with the termination of a foreign exchange gain/loss guarantee agreement with its parent attributable to the period from January 1, 2010 until the inception of the agreement in December 2010. This amount has been recorded as a deemed distribution to MSC and reflected as a reduction in “Paid-in capital (Deficit)” in the Consolidated Statements of Equity (Deficit). In 2011, MSC contributed its outstanding receivable of $89 related to the hedge agreement to the Company as a capital contribution and permanent investment in the Company, which has been recorded as an increase in “Paid-in capital (Deficit)” in the Consolidated Statements of Equity (Deficit).

In 2012, the Company contributed its outstanding net receivable of $5 related to the 2011 results of a foreign exchange gain/loss guarantee with MSC as a return of capital, and is reflected as a reduction to “Paid-in Capital (Deficit)” in the Consolidated Statements of Equity (Deficit).

15. Income Taxes

Income tax (benefit) expense for the Company for the years ended December 31, is as follows:

	2012	2011	2010
Current
Federal	$(8)	$2	$33
Foreign	18	19	9

Total current	10	21	42
Deferred
Federal	(36)	(13)	(17)
Foreign	—	(12)	—

Total deferred	(36)	(25)	(17)

Income tax (benefit) expense	$(26)	$(4)	$25

A reconciliation of the Company’s combined differences between income taxes computed at the Dutch federal statutory tax rate of 25.0% and provisions for income taxes for the years ended December 31, are as follows:

	2012	2011	2010
Income taxes computed at federal statutory tax rate	$(34)	$(4)	$3
Foreign rate differentials	(4)	(13)	(16)
Losses and other expenses not deductible for tax	4	2	4
Increase in the taxes due to changes in valuation allowance	32	10	11
Additional tax (benefit) expense on foreign unrepatriated earnings	(33)	—	1
Additional expense for uncertain tax positions	13	1	23
Changes in enacted tax rates	—	—	(1)
Adjustment of prior estimates and other	(4)	—	—

Income tax (benefit) expense	$(26)	$(4)	$25

The domestic and foreign components of the Company’s (loss) income before income taxes for the years ended December 31, is as follows:

	2012	2011	2010
Domestic	$(146)	$(48)	$(24)
Foreign	9	32	36

Total	$(137)	$(16)	$12

The tax effects of the Company’s significant temporary differences and net operating loss and credit carryforwards which comprise the deferred tax assets and liabilities at December 31, 2012 and 2011, are as follows:

	2012	2011
Assets
Non-pension post-employment	$2	$2
Accrued and other expenses	8	8
Property, plant and equipment	3	3
Intangibles	2	2
Net operating loss and credit carryforwards	98	78
Pension liabilities	36	3

Gross deferred tax assets	149	96
Valuation allowance	(76)	(34)

Net deferred tax asset	73	62

Liabilities
Property, plant and equipment	(57)	(77)
Unrepatriated earnings of foreign subsidiaries	—	(33)
Intangibles	(14)	(13)

Gross deferred tax liabilities	(71)	(123)

Net deferred tax asset (liability)	$2	$(61)

The following table summarizes the presentation of the net deferred tax asset (liability) in the Consolidated Balance Sheets at December 31:

	2012	2011
Assets
Current deferred income taxes (Other current assets)	$7	$10
Long-term deferred income taxes (Other assets)	10	4
Liabilities
Current deferred income taxes (Other current liabilities)	—	—
Long-term deferred income taxes	(15)	(75)

Net deferred tax asset (liability)	$2	$(61)

The Company’s deferred tax assets primarily include domestic and foreign net operating loss carryforwards and disallowed interest carryforwards. As of December 31, 2012, the domestic net operating loss carryforwards available are $181, which expire starting 2018. A valuation allowance of $25 has been provided against a portion of these attributes. The foreign net operating loss carryforwards and disallowed interest carryforwards available are $183, related primarily to Germany. These tax attributes have an unlimited carryover and do not expire. A valuation allowance of $51 has been provided against these foreign tax attributes.

The Company is no longer subject to federal examinations in the Netherlands for years before December 31, 2008. The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in various foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Brazil, Canada, Germany, Italy, Korea and the United Kingdom.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, The Company will adjust its reserves accordingly to reflect these settlements.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011
Balance at beginning of year	$62	$66
Additions based on tax positions related to the current year	8	2
Additions for tax positions of prior years	10	1
Settlements	—	(2)
Foreign currency translation	1	(5)

Balance at end of year	$81	$62

During the year ended December 31, 2012, the Company increased the amount of its unrecognized tax benefits by $19, primarily as a result increases in the unrecognized tax benefit for various intercompany transactions. The Company did not recognize any interest or penalties for the years ended December 31, 2012 and 2011. The Company does not have any interest and penalties accrued at either December 31, 2012 or 2011.

$81of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company anticipates recognizing up to $32 of the total amount of the unrecognized tax benefits within the next 12 months as a result of negotiations with domestic and foreign jurisdictions.

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Shareholders of

Momentive International Holdings Cooperatief U.A.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, equity (deficit), comprehensive loss and cash flows present fairly, in all material respects, the financial position of Momentive International Holdings Cooperatief U.A. and its subsidiaries (the Company) at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the financial statements, the Company has entered into significant transactions with Momentive Specialty Chemicals Inc. Due to the significance of the related party transactions, the accompanying financial statements may not be indicative of the operating results and cash flows of the Company had it operated as a standalone entity.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

April 1, 2013

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $3 and $18, respectively)	$116	$121
Short-term investments	6	5
Accounts receivable (net of allowance for doubtful accounts of $12 and $13, respectively)	367	307
Accounts receivable from affiliates	55	58
Loans receivable from affiliates	30	29
Inventories:
Finished and in-process goods	165	135
Raw materials and supplies	77	68
Other current assets	52	40

Total current assets	868	763

Long-term loans receivable from affiliates	4	4
Investment in unconsolidated entities	22	7
Other assets, net	49	50
Property and equipment:
Land	57	59
Buildings	184	189
Machinery and equipment	1,256	1,280

	1,497	1,528
Less accumulated depreciation	(861)	(868)

	636	660
Goodwill	111	113
Other intangibles assets, net	70	73

Total assets	$1,760	$1,670

Liabilities and Deficit
Current liabilities:
Accounts payable	$298	$262
Accounts payable to affiliates	67	86
Debt payable within one year	49	59
Affiliated debt payable within one year	174	84
Income taxes payable	1	2
Other current liabilities	87	87

Total current liabilities	676	580

Long-term liabilities:
Long-term debt	71	421
Affiliated long-term debt	1,186	841
Deferred income taxes	16	15
Long-term pension and post employment benefit obligations	208	211
Other long-term liabilities	86	72

Total liabilities	2,243	2,140

Commitments and contingencies (See Note 8)
Deficit
Paid-in capital	31	30
Loans receivable from parent	(181)	(180)
Accumulated other comprehensive loss	(62)	(62)
Accumulated deficit	(271)	(258)

Total deficit	(483)	(470)

Total liabilities and deficit	$1,760	$1,670

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Net sales	$683	$740
Cost of sales	608	652

Gross profit	75	88
Selling, general and administrative expense	67	62
Asset impairments	—	23
Business realignment costs	5	12
Other operating (income) expense, net	(6)	4

Operating income (loss)	9	(13)
Interest expense, net	3	10
Affiliated interest expense, net	18	12
Other non-operating (income) expense, net	(6)	22

Loss before income taxes and earnings from unconsolidated entities	(6)	(57)
Income tax expense (benefit)	8	(40)

Loss before earnings from unconsolidated entities	(14)	(17)
Earnings from unconsolidated entities, net of taxes	1	—

Net loss	$(13)	$(17)

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Net loss	$(13)	$(17)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(3)	22
Gain recognized from pension and postretirement benefits	3	—

Other comprehensive (loss) income	—	22

Comprehensive (loss) income	$(13)	$5

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Cash flows (used in) provided by operating activities
Net loss	$(13)	$(17)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	22	22
Allocations of corporate overhead, net	1	7
(Gain) loss on foreign exchange guarantee agreement with parent	(14)	12
Deferred tax expense (benefit)	5	(37)
Non-cash impairments and accelerated depreciation	—	24
Unrealized foreign exchange (gain) loss	(26)	21
Other non-cash adjustments	1	4
Net change in assets and liabilities:
Accounts receivable	(68)	(114)
Inventories	(45)	(35)
Accounts payable	40	80
Income taxes payable	—	(1)
Other assets, current and non-current	(13)	—
Other liabilities, current and non-current	55	52

Net cash (used in) provided by operating activities	(55)	18

Cash flows used in investing activities
Capital expenditures	(9)	(19)
Investment in unconsolidated affiliates, net	(15)	—
Change in restricted cash	15	—
(Purchases of) proceeds from sale of debt securities, net	(1)	4

Net cash used in investing activities	(10)	(15)

Cash flows provided by (used in) financing activities
Net short-term debt repayments	(5)	(1)
Borrowings of long-term debt	17	—
Repayments of long-term debt	(371)	(193)
Affiliated loan borrowings, net	436	120

Net cash provided by (used in) financing activities	77	(74)

Effect of exchange rates on cash and cash equivalents	(2)	3
Increase (decrease) in cash and cash equivalents	10	(68)
Cash and cash equivalents (unrestricted) at beginning of period	103	161

Cash and cash equivalents (unrestricted) at end of period	$113	$93

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$21	$21
Income taxes, net of cash refunds	—	6

See Notes to Condensed Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONDENSED CONSOLIDATED STATEMENT OF DEFICIT (Unaudited)

(In millions)	Paid-in Capital	Loans Receivable from Parent	Accumulated Other Comprehensive Loss (a)	Accumulated Deficit	Total
Balance at December 31, 2012	$30	$(180)	$(62)	$(258)	$(470)
Net loss	—	—	—	(13)	(13)
Other comprehensive loss	—	—	—	—	—
Translation adjustment and other non-cash changes in principal	—	(1)	—	—	(1)
Allocations of corporate overhead (See Note 3)	1	—	—	—	1

Balance at March 31, 2013	$31	$(181)	$(62)	$(271)	$(483)

(a)	Accumulated other comprehensive loss at March 31, 2013 represents $38 of net foreign currency translation gains and a $100 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans. Accumulated other comprehensive loss at December 31, 2012 represents $41 of net foreign currency translation gains and a $103 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans.

See Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In millions)

1. Background and Basis of Presentation

Momentive International Holdings Cooperatief U.A. (“CO-OP”) is a holding company whose primary assets are its investments in Momentive Specialty Chemicals B.V. (“MSC B.V.”) and Momentive Specialty Chemicals Canada, Inc. (“MSC Canada”), and their respective subsidiaries. Together, CO-OP, through its investments in MSC Canada and MSC B.V. and their respective subsidiaries, (collectively referred to as the “Company”), is engaged in the manufacture and marketing of urea, phenolic, epoxy and epoxy specialty resins and coatings applications primarily used in forest and industrial and construction products and other specialty and industrial chemicals worldwide. The Company is a wholly owned subsidiary of Momentive Specialty Chemicals Inc. (“MSC”) and has significant related party transactions with MSC, as discussed in Note 3. CO-OP operates as a business under the direction and with support of its parent, MSC.

MSC serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries.

The unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, all of which are under the common control and management of MSC, and for which no substantive participating rights are held by minority shareholders. Intercompany transactions and balances have been eliminated. Noncontrolling interests exist for the equity interests in subsidiaries that are not 100% owned by the Company. However, due to common ownership, the full interest in these subsidiaries are included within the unaudited Condensed Consolidated Financial Statements presented herein. In the opinion of management, all adjustments consisting of normal, recurring adjustments considered necessary for a fair statement have been included. Results for the interim periods are not necessarily indicative of results for the entire year.

Prior to the formation of the Company on June 4, 2010, and for all financial statement periods presented, all subsidiaries of the Company were considered entities under the common control of MSC, as defined in the accounting guidance for business combinations. As a result of the formation of the Company, these entities are presented in the accompanying financial statements retroactively on a combined basis. In addition, as all entities are under the common control of MSC, all entities have been accounted for on an historical cost basis consistent with the basis of MSC, and as such, the acquisition method of accounting has not been applied.

Year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Pursuant to the rules and regulations of the Securities and Exchange Commission, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These unaudited financial statements should be read in conjunction with the Company’s most recent audited financial statements and the accompanying notes included elsewhere in this prospectus.

2. Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and also requires the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Impairment—The Company reviews long-lived definite-lived assets for recoverability whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. Measurement of the loss, if any, is based on the difference between the carrying value and fair value.

During the three months ended March 31, 2012, the Company recorded the following asset impairments:

As a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company recorded impairments of $21 on these assets.

As a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets within the Company’s European forest products business, the Company recorded impairments of $2 on these assets.

In addition, the Company recorded accelerated depreciation of $1 related to closing facilities during the three months ended March 31, 2012.

Subsequent Events—The Company has evaluated events and transactions subsequent to March 31, 2013 through June 25, 2013, the date of issuance of its unaudited Condensed Consolidated Financial Statements.

Recently Issued Accounting Standards

Newly Issued and Adopted Accounting Standards

On February 5, 2013, the Company adopted the provisions of Accounting Standards Update No. 2013-02: Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 amended existing comprehensive income guidance and is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires entities to disclose additional detail about the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. ASU 2013-02 allows an entity to provide information about the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income on the face of the statement where net income is presented or as a separate disclosure in the notes to the financial statements. The adoption of ASU 2013-02 did not have a material impact on the Company’s unaudited Condensed Consolidated Financial Statements. See Note 10 for the disclosures required by ASU 2013-02.

3. Related Party Transactions

Product Sales and Purchases

The Company sells finished goods and certain raw materials to MSC and certain of its subsidiaries. Total sales were $42 and $51 for the three months ended March 31, 2013 and 2012, respectively. The Company also purchases raw materials and finished goods from MSC and certain of its subsidiaries. Total purchases were $23 and $22 for the three months ended March 31, 2013 and 2012, respectively. These transactions are included in “Net sales” and “Cost of sales” in the unaudited Condensed Consolidated Statements of Operations, accordingly.

The Company sells products to certain Apollo affiliates and other related parties. These sales were $4 and $1 for the three months ended March 31, 2013 and 2012, respectively. Accounts receivable from these affiliates were $2 at both March 31, 2013 and December 31, 2012. The Company also purchases raw materials and services from certain Apollo affiliates and other related parties. These purchases were $6 and $4 for the three months ended March 31, 2013 and 2012, respectively. The Company had accounts payable to these affiliates of less than $1 and $4 at March 31, 2013 and December 31, 2012, respectively.

Foreign Exchange Gain/Loss Agreement

In January 2011, the Company entered into a foreign exchange gain/loss guarantee agreement with MSC whereby MSC agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the

Company for statutory purposes associated with certain of its affiliated loans. The agreement was effective for all of 2011 and was renewed in both 2012 and 2013. The Company recorded an unrealized gain (loss) of $14 and $(12) for the three months ended March 31, 2013 and 2012, respectively, which has been recorded within “Other non-operating (income) expense, net” in the unaudited Condensed Consolidated Statements of Operations.

At March 31, 2013 and December 31, 2012, the Company had affiliated receivables of $55 and $58, respectively, and affiliated payables of $67 and $86, respectively, pertaining to the related party transactions described above.

Billed Allocated Expenses

MSC incurs various administrative and operating costs on behalf of the Company that are reimbursed by the Company. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Company generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs were $5 and $0 the three months ended March 31, 2013 and 2012, respectively, and are primarily included within “Selling, general and administrative expense” in the unaudited Condensed Consolidated Statements of Operations.

MSC provides global services related to procurement to the Company. These types of services were implemented in 2008 and through 2010 were a revenue-based charge. In 2011, MSC implemented a raw materials based charge as a result of the global services being primarily related to procurement. The Company’s expense relating to these services totaled $8 and $7 for the three months ended March 31, 2013 and 2012, respectively, and is classified in “Selling, general and administrative expense” in the unaudited Condensed Consolidated Statements of Operations.

The Company also has various technology and royalty agreements with MSC. Charges under these agreements are based on revenue or profits generated. Beginning in the second quarter of 2012, the Company bases its charge for one of these agreements on profits generated. Prior to that, the charge was based on revenue. The Company’s expense related to this agreement was $8 and $3 for the three months ended March 31, 2013 and 2012, respectively. The Company’s total expense related to these agreements was $9 and $4 for the three months ended March 31, 2013 and 2012, respectively, and is classified in “Selling, general and administrative expense” in the unaudited Condensed Consolidated Statements of Operations.

In addition, MSC maintains certain insurance policies that benefit the Company. Expenses related to these policies are allocated to the Company based upon sales, and were less than $1 for each of the three months ended March 31, 2013 and 2012. These expenses are included in “Selling, general and administrative expense” in the unaudited Condensed Consolidated Statements of Operations.

Unbilled Allocated Corporate Controlled Expenses

In addition to direct charges, MSC provides certain administrative services that are not reimbursed by the Company. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Company on the basis of “Net sales.” The charges also include allocated share-based compensation expense of less than $1 for both the three months ended March 31, 2013 and 2012, which is included in the Finance section of the table below. Management believes that the amounts are allocated in a manner that is reasonable and consistent, and that these allocations are necessary in order to properly depict the financial results of the Company on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. These charges are included in “Selling, general and administrative expense” in the unaudited Condensed Consolidated Statements of Operations, with the offsetting credit recorded in “Paid-in Capital.” There is no income tax provided on these amounts because they are not deductible for tax purposes.

The following table summarizes the corporate controlled expense allocations for the three months ended March 31:

	2013	2012
Executive group	$—	$2
Environmental, health and safety services	—	1
Finance	1	4

Total	$1	$7

4. Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012:

	Fair Value Measurements Using			Total
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
March 31, 2013
Derivative assets	$—	$7	$—	$7
December 31, 2012
Derivative liabilities	$—	$(7)	$—	$(7)

Level 2 derivative liabilities consist of derivative instruments transacted primarily in over-the-counter markets.

There were no transfers between Level 1, Level 2 or Level 3 measurements during the three months ended March 31, 2013 or 2012.

The Company calculates the fair value of its Level 1 derivative liabilities using quoted market prices. The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At both March 31, 2013 and December 31, 2012, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

The Company recorded losses of $23 as a result of measuring assets at fair value on a non-recurring basis during the three months ended March 31, 2012, all of which were valued using Level 3 inputs. There were no significant assets or liabilities measured at fair value on a non-recurring basis during the three months ended March 31, 2013.

During the three months ended March 31, 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in an impairment charge of $21. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.

During the three months ended March 31, 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its European forest products business. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.

Non-derivative Financial Instruments

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
March 31, 2013
Debt	$120	$—	$116	$4	$120
December 31, 2012
Debt	$480	$—	$471	$4	$475

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

5. Derivative Instruments and Hedging Activities

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk and interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange Rate Swaps

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

Foreign Exchange Gain/Loss Agreement

The Company has entered into a foreign exchange gain/loss guarantee agreement with MSC whereby MSC agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for income tax purposes associated with certain of its affiliated loans. This arrangement qualifies as a derivative and is recorded at fair value. The Company does not apply hedge accounting to this derivative instrument.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In December 2011, the Company entered into a three-year interest rate swap agreement with a notional amount of AUD $6, which became effective on January 3, 2012 and will mature on December 5, 2014. The Company pays a fixed rate of 4.140% and receives a variable rate based on the 3 month Australian Bank Bill Rate. The Company has not applied hedge accounting to this derivative instrument.

The following table summarizes the Company’s asset and liability derivative financial instruments as of March 31, 2013 and December 31, 2012, which are recorded in “Accounts receivable from affiliates” and “Other current liabilities,” respectively, in the unaudited Condensed Consolidated Balance Sheets:

	March 31, 2013		December 31, 2012
Derivatives not designated as hedging instruments	Notional Amount	Fair Value Asset (Liability)	Notional Amount	Fair Value Asset (Liability)
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	$479	$7	$510	$(7)
Interest Rate Swap
Australian dollar interest swap	6	—	6	—

Total		$7		$(7)

The following table summarizes gains and losses recognized on the Company’s derivative financial instruments, which are recorded in “Other non-operating (income) expense, net” in the unaudited Condensed Consolidated Statements of Operations:

Derivatives not designated as hedging instruments	Amount of Gain (Loss) Recognized in Income for the Three Months Ended March 31:
	2013	2012
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	$14	$(12)
Interest Rate Swap
Australian dollar interest swap	—	—

Total	$14	$(12)

6. Debt and Lease Obligations

Debt outstanding at March 31, 2013 and December 31, 2012 is as follows:

	March 31, 2013		December 31, 2012
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
MSC Senior Secured Credit Facilities:
Floating rate term loans due 2015	$—	$—	$364	$4
Other Borrowings:
Australia Facility due 2014	45	5	31	5
Brazilian bank loans	19	37	18	41
Capital leases and other	7	7	8	9

Total debt	$71	$49	$421	$59

2013 Refinancing Activities

In conjunction with MSC’s refinancing transactions in January 2013, the term loans maturing May 5, 2015 under MSC’s amended senior secured credit facilities that MSC B.V. was party to were repaid and extinguished in full.

MSC’s amended senior secured credit facilities were subsequently terminated in March 2013 in connection with the closing of MSC’s ABL Facility described below. Prior to its termination, certain of the Company’s subsidiaries (MSC B.V., MSC Canada and certain MSC UK subsidiaries) were eligible to participate in MSC’s amended senior secured credit facilities.

In March 2013, MSC entered into a new $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the $171 revolving credit facility and the $47 synthetic letter of credit facility under MSC’s amended senior secured credit facilities. Certain of the Company’s subsidiaries (MSC B.V., MSC Canada and certain MSC UK subsidiaries) are eligible to obtain borrowings under the ABL Facility.

The Company wrote off $2 of unamortized deferred financing fees in conjunction with these transactions, which are included in “Other non-operating (income) expense, net” in the unaudited Condensed Consolidated Statements of Operations.

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of MSC’s 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of MSC’s 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base that will be based on a specified percentage of eligible accounts receivable and inventory. The borrowers under the ABL Facility include MSC, MSC B.V., MSC Canada and certain MSC UK subsidiaries. The ABL Facility bears interest at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of MSC’s financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. In addition to paying interest on outstanding principal under the ABL Facility, MSC is required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of MSC, its domestic subsidiaries and certain of its foreign subsidiaries (including the Company, MSC B.V., MSC Canada and certain MSC UK subsidiaries) (the “ABL Priority Collateral”), and by second-priority liens on certain collateral that generally includes most of MSC’s, its domestic subsidiaries’ and certain of its foreign subsidiaries’ assets other than the ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. No amounts were outstanding under the ABL Facility at March 31, 2013.

7. Affiliated Financing

Affiliated Debt Payable

During the three months ended March 31, 2013, the Company borrowed $370 from MSC under a new loan that bears interest at 6.625% and matures in 2020. The proceeds of the loan were used to repay existing term loans maturing May 5, 2015 under MSC’s senior secured credit facilities, as part of MSC’s refinancing transactions in January 2013.

During the three months ended March 31, 2013, for cash management purposes, the Company borrowed $65 from MSC under an existing loan that bears interest at 3.078% and matures in 2014.

Balance Sheet Classification

Of the outstanding loans receivable as of March 31, 2013 and December 31, 2012, $181 and $180, respectively, represent amounts receivable from MSC that are not expected to be repaid for the foreseeable future. As MSC is the Company’s parent, these amounts have been recorded as a reduction of equity in the unaudited Condensed Consolidated Balance Sheets.

The remaining outstanding loans receivable balances are included in “Loans receivable from affiliates” and “Long-term loans receivable from affiliates” in the unaudited Condensed Consolidated Balance Sheets.

8. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal. The Company continues to believe that the assessment is invalid, and on June 4, 2012 it filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At March 31, 2013, the amount of the assessment, including tax, penalties, monetary correction and interest, is 31 Brazilian reais, or approximately $15.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at March 31, 2013 and December 31, 2012.

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012	Low	High
Currently-owned	8	8	$4	$5	$3	$8
Formerly-owned:
Remediation	1	1	—	—	—	—
Monitoring only	1	1	—	—	—	—

Total	10	10	$4	$5	$3	$8

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At March 31, 2013 and December 31, 2012, $4 and $5, respectively, has been included in “Other current liabilities” in the unaudited Condensed Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

At six of these locations, the Company is conducting environmental remediation and restoration under business realignment programs due to closure of the sites. Much of this remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company anticipates the amounts under these reserves will be paid within the next five years.

Non-Environmental Legal Matters

The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. At both March 31, 2013 and December 31, 2012, the Company had reserves of $3 for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. The following legal claim is not in the ordinary course of business:

Following is a discussion of significant non-environmental legal proceedings:

Brazil Tax Claim—On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and continues to believe that a loss contingency is not probable. At March 31, 2013, the amount of the assessment, including tax, penalties, monetary correction and interest, is 70 Brazilian reais, or approximately $35.

Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company believes it has adequate reserves and that it is not reasonably possible that a loss exceeding amounts already reserved would be material. Furthermore, the Company has insurance to cover claims of these types.

9. Pension and Non-Pension Postretirement Expense

Following are the components of net pension and postretirement expense recognized by the Company for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	Pension Benefits		Non-Pension Postretirement Benefits
	2013	2012	2013	2012
Service cost	$4	$2	$—	$—
Interest cost on projected benefit obligation	4	4	—	—
Expected return on assets	(3)	(3)	—	—
Amortization of actuarial loss	3	—	—	—

Net expense	$8	$3	$—	$—

10. Changes in Accumulated Other Comprehensive Loss

Following is a summary of changes in “Accumulated other comprehensive loss” for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Defined Benefit Pension and Postretirement Items	Foreign Currency Translation Gains	Total	Defined Benefit Pension and Postretirement Items	Foreign Currency Translation Losses	Total
Beginning balance	$(103)	$41	$(62)	$(7)	$(90)	$(97)
Other comprehensive (loss) income before reclassifications, net of tax	—	(3)	(3)	—	22	22
Amounts reclassified from Accumulated other comprehensive loss, net of tax	3	—	3	—	—	—

Net other comprehensive income (loss)	3	(3)	—	—	22	22

Ending balance	$(100)	$38	$(62)	$(7)	$(68)	$(75)

Following is a summary of amounts reclassified from “Accumulated other comprehensive loss” for the three months ended March 31, 2013 and 2012:

	Amount Reclassified From Accumulated Other Comprehensive Loss for the Three Months Ended:
Amount Reclassified From Accumulated Other Comprehensive Loss	March 31, 2013	March 31, 2012		Location of Reclassified Amount in Income
Amortization of defined benefit pension and other postretirement benefit items:
Prior service costs	$—	$—	(1)
Actuarial losses	3	—	(1)

Total before income tax	3	—
Income tax benefit	—	—		Income tax expense (benefit)

Total	$3	$—

(1)	These accumulated other comprehensive income components are included in the computation of net pension and postretirement benefit expense (see Note 9).

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Until            , 2013, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Registrants Incorporated in Delaware

With respect to the registrants incorporated in Delaware, Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents. The Bylaws of each of the registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Momentive CI Holding Company (China) LLC, Borden Chemical Foundry, LLC and NL Coop Holdings LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. The limited liability company agreements for Momentive CI Holding Company (China) LLC, Borden Chemical Foundry, LLC and NL Coop Holdings LLC provide that each company shall, to the full extent permitted by applicable law, indemnify and hold harmless each member and each officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which such member or such officer shall be threatened by reason of its being a member or officer or while acting as a member or officer on behalf of the company or in its interest.

Momentive Specialty Chemicals Inc.

With respect to Momentive Specialty Chemicals Inc. (“MSC”), the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

MSC’s Restated Certificate of Incorporation provides that every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

In addition, MSC has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain standard exclusions and endorsements.

Insurance

Each of the Registrants’ currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are attached hereto:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1/A	333-124287	2.1	7/15/2005

2.2†	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001

2.3†	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001

2.4	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001

2.5	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001

3.1	Certificate of Incorporation of Hexion U.S. Finance Corp.	S-4/A	333-122826	3.1	12/28/2005

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.2	Bylaws of Hexion U.S. Finance Corp	S-4/A	333-122826	3.2	12/28/2005

3.3	Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc. dated as of July 18, 2006	S-4	333-135482	3.5	8/1/2006

3.4	Agreement of Combination with Momentive Performance Material Holdings Inc. on September 11, 2010	8-K	001-00071	99.1	9/13/2010

3.5	Certificate of Amendment to the Certificate of Incorporation, dated October 1, 2010 changing the name of the corporation to Momentive Specialty Chemicals Inc.	8-K	001-00071	3.1	10/1/2010

3.6	Amended and Restated Bylaws of Momentive Specialty Chemicals Inc.	10-K	001-00071	3.5	04/01/2013

3.7	Certificate of Incorporation of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.9	12/28/2005

3.9	Bylaws of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.10	12/28/2005

3.10	Certificate of Amendment of Certificate of Incorporation, dated November 16, 2010 changing the name of the corporation to Momentive Specialty Chemicals Investments Inc.	S-4	333-172943	3.11	3/18/2011

3.11	Certificate of Conversion of Borden Chemical Foundry, LLC	S-4	333-142173	3.9	4/17/2007

3.12	Certificate of Formation of Borden Chemical Foundry, LLC	S-4	333-142173	3.10	4/17/2007

3.13	Limited Liability Company Agreement of Borden Chemical Foundry, LLC	S-4	333-142173	3.11	4/17/2007

3.14	Certificate of Incorporation of HSC Capital Corporation	S-4/A	333-122826	3.13	12/28/2005

3.15	Bylaws of HSC Capital Corporation	S-4/A	333-122826	3.14	12/28/2005

3.16	Certificate of Incorporation of Lawter International Inc.	S-4/A	333-122826	3.15	12/28/2005

3.17	Bylaws of Lawter International Inc.	S-4/A	333-122826	3.16	12/28/2005

3.18	Certificate of Incorporation of Borden Chemical International, Inc.	S-4/A	333-122826	3.17	12/28/2005

3.19	Bylaws of Momentive International, Inc. dated March 5, 2013	S-4	333-189575	3.19	6/25/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.20	Certificate of Amendment of Certificate of Incorporation, dated February 2, 2011 changing the name of the corporation to Momentive International Inc.	S-4	333-172943	3.21	3/18/2011

3.21	Certificate of Incorporation of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.23	12/28/2005

3.22	Bylaws of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.24	12/28/2005

3.23	Certificate of Formation of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.25	12/28/2005

3.24	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.26	12/28/2005

3.25	Certificate of Amendment to Certificate of Formation, dated November 16, 2010 changing the name of the company to Momentive CI Holding Company (China) LLC	S-4	333-172943	3.26	3/18/2011

3.26	Certificate of Formation of NL Coop Holdings LLC	S-4	333-172943	3.27	3/18/2011

3.27	Limited Liability Company Agreement of NL Coop Holdings LLC	S-4	333-172943	3.28	3/18/2011

4.1	Indenture, dated as of March 14, 2012, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, related to the $450,000,000 first-priority senior secured notes due 2020.	8-K	001-00071	4.1	3/20/2012

4.2	First Supplemental Indenture, dated as of January 31, 2013, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee.	8-K	001-00071	4.1	2/6/2013

4.3	Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement)

4.4	Form of Indenture between Borden, Inc. and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016	S-3	33-4381	(4)(a) and (b)

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.5	Form of Indenture between Borden, Inc. and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996.	S-3	33-45770	4(a) thru 4(d)

4.6	Indenture dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Hexion Specialty Chemicals, Inc., the guarantors named therein and Wilmington Trust Company, as trustee, related to the $200,000,000 second-priority senior secured floating rate notes due 2014 and the $625,000,000 9 3/4% second-priority senior secured notes due 2014.	10-Q	001-00071	4.3	11/14/2006

4.7	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.1	2/4/2010

4.8	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	2/4/2010

4.9	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust Company, as trustee.	8-K	001-00071	4.1	6/9/2010

4.10	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	6/9/2010

4.11	Indenture, dated as of November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% second-priority senior secured floating rate notes due 2020.	8-K	001-00071	4.1	11/12/2010

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.12	Second Supplemental indenture, dated as of January 14, 2013, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the additional $200,000,000 8.875% senior secured notes due 2018.	8-K	001-00071	4.1	1/18/2013

4.13	Second Supplemental Indenture, dated as of March 28, 2013, by and among Hexion U.S. Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee.	8-K	001-00071	4.1	4/3/2013

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP	S-4	333-189575	5.1	6/25/2013

5.2	Opinion of Connell Foley LLP	S-4	333-189575	5.2	8/2/2013

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP	S-4	333-189575	8.1	6/25/2013

10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004

10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004

10.3‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001

10.4‡	Resolution Performance Products Inc. 2000 Non-Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001

10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan, as amended and restated May 31, 2005	S-1/A	333-124287	10.34	9/19/2005

10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005

10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.52	7/15/2005

10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.53	7/15/2005

10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1/A	333-124287	10.54	7/15/2005

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1/A	333-124287	10.55	7/15/2005

10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007

10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1/A	333-124287	10.63	7/15/2005

10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1/A	333-124287	10.64	7/15/2005

10.14‡	Amended and Restated Executives’ Supplemental Pension Plan for Hexion Specialty Chemicals, Inc., dated as of September 7, 2005	8-K	001-00071	10	9/12/2005

10.15	Borden, Inc. Advisory Directors Plan dated 7/1/89	10-K	001-00071	10(viii)	7/1/1989

10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009

10.17‡	Hexion Specialty Chemicals, Inc. 2009 Incentive Compensation Plan	10-K	001-00071	10.25	3/11/2009

10.18‡	Hexion Specialty Chemicals, Inc. 2010 Incentive Compensation Plan	10-K	001-00071	10.2	3/9/2010

10.19‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004

10.20‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004

10.21‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010

10.22‡	International assignment agreement dated as of November 13, 2008 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-K	001-00071	10.28	3/11/2009

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.23‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and William H. Carter	10-Q	001-00071	10(iii)	11/15/2004

10.24‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010

10.25‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/28/2011

10.26‡	Momentive Specialty Chemicals Inc. Supplemental Executive Retirement Plan, dated as of December 31, 2011	8-K	001-00071	99.1	1/6/2012

10.27	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003

10.28	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003

10.29	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001

10.30	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V	S-4	333-57170	10.14	3/16/2001

10.31	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.32	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001

10.33	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001

10.34†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007

10.35	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001

10.36	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001

10.37	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001

10.38	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1/A	333-124287	10.66	7/15/2005

10.39	Intercreditor Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc., Hexion LLC, the subsidiary parties thereto, Wilmington Trust Company as trustee and JPMorgan Chase Bank, N.A. as intercreditor agent	10-Q	001-00071	10.1	11/14/2006

10.40	Registration Rights Agreement dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, Hexion Specialty Chemicals, Inc. and subsidiary parties thereto and Credit Suisse Securities (USA) LLC and JPMorgan Securities, Inc. as initial purchasers.	10-Q	001-00071	10.2	11/14/2006

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.41	Collateral Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc. and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	10-K	001-00071	10.57	3/11/2009

10.42	Second Amended and Restated Collateral Agreement dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc. and subsidiary parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.	10-K	001-00071	10.58	3/11/2009

10.43	Second Amended and Restated Credit Agreement with exhibits and schedules dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners.	10-Q	001-00071	10.1	8/13/2009

10.44	Incremental Facility Amendment and Amendment No. 1 with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of June 15, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.2	8/13/2009

10.45	Second Incremental Facility Amendment with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of August 7, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.3	8/13/2009

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.46	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008

10.47	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	8-K	001-00071	10.1	3/3/2009

10.48	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009

10.49	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009

10.50	Amendment Agreement to Credit Agreement, dated as of January 25, 2010, among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the Subsidiary Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	8-K/A	001-00071	10.1	2/4/2010

10.51	Registration Rights Agreement, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers.	8-K	001-00071	4.3	2/4/2010

10.52	Third Amended and Restated Credit Agreement, dated as of January 29, 2010, among Hexion LLC, Hexion Specialty Chemicals, Inc., each subsidiary of Hexion Specialty Chemicals, Inc. from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.	8-K/A	001-00071	10.1	2/4/2010

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.53	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and certain subsidiaries.	8-K/A	001-00071	10.1	2/4/2010

10.54	Joinder and Supplement to Intercreditor Agreement dated January 29, 2010, by and among Wilmington Trust FSB, as trustee under the Indenture, JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and each subsidiary of Hexion Specialty Chemicals, Inc. from time to time party thereto.	8-K	001-00071	10.3	2/4/2010

10.55	Notes Collateral Agreement dated and effective as of January 29, 2010, among Hexion Specialty Chemicals, Inc., each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent.	8-K	001-00071	10.4	2/4/2010

10.56	SUPPLEMENT dated as of June 4, 2010, to the U.S. Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Domestic Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.1	6/9/2010

10.57	SUPPLEMENT dated as of June 4, 2010, to the Foreign Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Foreign Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.2	6/9/2010

10.58	SUPPLEMENT dated as of June 4, 2010, to the Third Amended and Restated Collateral Agreement dated as of January 29, 2010, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and JPMORGAN CHASE BANK, N.A., as Applicable First Lien Representative (in such capacity, the “Applicable First Lien Representative”) for the Secured Parties (as defined therein).	8-K	001-00071	10.3	6/9/2010

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.59	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.4	6/9/2010

10.60	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.5	6/9/2010

10.61	Registration Rights Agreement dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., UBS Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., BMO Capital Markets Corp and JPMorgan Securities LLC, as initial purchasers.	8-K	001-00071	4.2	11/12/2010

10.62	Registration Rights Agreement, dated November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Guarantors, including the Company, and Euro VI (BC) S.a r.l.	8-K	001-00071	4.3	11/12/2010

10.63	Third Joinder and Supplement to Intercreditor Agreement, dated as of November 5, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent, Hexion LLC, the Company and certain of its subsidiaries.	8-K	001-00071	10.1	11/12/2010

10.64	Joinder and Supplement to Collateral Agreement dated November 5, 2010 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as trustee and collateral agent.	8-K	001-00071	10.2	11/12/2010

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.65	Supplement, dated as of December 15, 2010 to the Foreign Guarantee Agreement, dated as of May 31, 2005 among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., each Foreign Subsidiary Loan Party party thereto and JP Morgan Chase Bank, as administrative agent for the Lenders.	8-K	001-00071	10.1	12/15/2010

10.66	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc., and the other Persons party thereto	10-K	001-00071	10.68	2/28/2011

10.67	Purchase and Sale Agreement, dated November 30, 2010, by and between Momentive Specialty Chemicals Inc. and Harima Chemicals, Inc.	8-K	001-00071	2.01	2/4/2011

10.68‡	Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	S-4	333-172943	10.69	3/18/2011

10.69‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.7	3/18/2011

10.70‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.71	3/18/2011

10.71‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.72	3/18/2011

10.72‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders	S-4	333-172943	10.73	3/18/2011

10.73	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries, and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011

10.74	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011

10.75‡	Momentive Performance Materials Holdings LLC 2011 Incentive Compensation Plan	10-Q	001-00071	10.1	5/13/2011

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.76	Amendment Two to Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated January 1, 2011 between Shell Chemical L.P. and Momentive Specialty Chemicals Inc.	10-Q	001-00071	10.2	5/13/2011

10.77	Third Incremental Facility Amendment, dated as of May 18, 2011, by and among Momentive Specialty Chemicals Inc., the other borrowers named therein, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.	8-K	001-00071	10.1	5/23/2011

10.78	Registration Rights Agreement, dated as March 14, 2012, by and among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers.	8-K	001-00071	4.2	3/20/2012

10.79	Incremental Assumption Agreement, dated as of March 14, 2012, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Borden Chemical UK Limited, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	8-K	001-00071	10.1	3/20/2012

10.80	First Lien Intercreditor Agreement, dated as of March 14, 2012, among JPMorgan Chase Bank N.A., as collateral agent and administrative agent, Wilmington Trust, National Association, as initial other authorized representative, and each additional authorized representative from time to time party thereto.	8-K	001-00071	10.2	3/20/2012

10.81	Joinder and Supplement to Intercreditor Agreement dated, January 29, 2010, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.4	3/20/2012

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.82	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	3/20/2012

10.83‡	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan	10-Q	001-00071	10.1	5/8/2012

10.84‡	First Amended Resolution Specialty Materials Inc. 2004 Stock Option Plan	10-Q	001-00071	10.1	11/13/2012

10.85‡	First Amended Hexion LLC 2007 Long-Term Incentive Plan	10-Q	001-00071	10.2	11/13/2012

10.86	Registration Rights Agreement, dated as January 14, 2013, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the other guarantors party thereto and Credit Suisse Securities (USA) LLC	8-K	001-00071	4.2	1/18/2013

10.87	Amendment to Third Amended and Restated Credit Agreement, dated as of January 14, 2013, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time, JPMorgan Chase Bank N.A., as administrative agent for the lenders and the other parties named therein.	8-K	001-00071	10.1	1/18/2013

10.88	Fifth Joinder and Supplement to Intercreditor Agreement, dated January 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	1/18/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.89	Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., as U.S. borrower, Momentive Specialty Chemicals Canada Inc., as Canadian borrower, Momentive Specialty Chemicals B.V., as Dutch borrower, Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank.	8-K	001-00071	10.1	4/3/2013

10.90	ABL Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as the ABL facility collateral agent, Wilmington Trust, National Association, as applicable first-lien agent and first-lien collateral agent, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	4/3/2013

10.91	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and JPMorgan Chase Bank, N.A. as collateral agent.	8-K	001-00071	10.3	4/3/2013

10.92	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and Wilmington Trust, National Association, as collateral agent.	8-K	001-00071	10.4	4/3/2013

10.93	Third Joinder and Supplement to 1.5 Lien Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	4/3/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.94	Joinder and Supplement to Second Lien Intercreditor Agreement, dated as of March 28, 2013, among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust Company, as second-lien trustee, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.6	4/3/2013

10.95	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	8-K	001-00071	10.1	3/6/2013

10.96	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.2	3/6/2013

10.97	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.3	3/6/2013

10.98‡	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan	10-K	001-00071	10.91	4/1/2013

10.99‡	Momentive Performance Materials Holdings LLC 2012 Long-Term Cash Incentive Plan	10-K	001-00071	10.92	4/1/2013

10.100‡	Special recognition bonus letter to Dale Plante dated November 15, 2011	10-K	001-00071	10.94	4/1/2013

12.1	Statement regarding Computation of Ratios	S-4	333-189575	12.1	6/25/2013

18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011

21.1	List of Subsidiaries of Momentive Specialty Chemicals Inc.	10-K	001-00071	21.1	4/1/2013

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm					X

23.2	Consent of Paul, Weiss, Rifkind, Wharton and Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement)	S-4	333-189575	5.1/8.1	6/25/2013

23.3	Consent of Connell Foley LLP (included in Exhibit 5.2 to this Registration Statement)	S-4	333-189575	5.1	8/2/2013

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)	S-4	333-189575	24.1	6/25/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

25.1	Form T-1 (Wilmington Trust, National Association)	S-4	333-189575	25.1	6/25/2013

99.1	Form of Letter of Transmittal	S-4	333-189575	99.1	6/25/2013

99.2	Form of Notice of Guaranteed Delivery	S-4	333-189575	99.2	6/25/2013

99.3	Form of Letter to Brokers	S-4	333-189575	99.3	6/25/2013

99.4	Form of Letter to Clients	S-4	333-189575	99.4	6/25/2013

101.INS*	XBRL Instance Document	S-4	333-189575	101.INS	6/25/2013

101.SCH*	XBRL Schema Document	S-4	333-189575	101.SCH	6/25/2013

101.CAL*	XBRL Calculation Linkbase Document	S-4	333-189575	101.CAL	6/25/2013

101.LAB*	XBRL Label Linkbase Document	S-4	333-189575	101.LAB	6/25/2013

101.PRE*	XBRL Presentation Linkbase Document	S-4	333-189575	101.PRE	6/25/2013

101.DEF*	XBRL Definition Linkbase Document	S-4	333-189575	101.DEF	6/25/2013

*	Attached as Exhibit 101 to this report are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

iv. Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

HEXION U.S. FINANCE CORP.

By:	*
	Name:	William H. Carter
	Title:	Chief Financial Officer and Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Craig O. Morrison	Director	August 8, 2013

* William H. Carter	Chief Financial Officer and Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus Ohio, on August 8, 2013.

MOMENTIVE SPECIALTY CHEMICALS INC.

By:	*
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 8, 2013

* William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	August 8, 2013

* David B. Sambur	Director	August 8, 2013

* Robert V. Seminara	Director	August 8, 2013

* Jordan C. Zaken	Director	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

MOMENTIVE SPECIALTY CHEMICALS INVESTMENTS INC.

By:	*
	Name:	William H. Carter
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	August 8, 2013

* William H. Carter	Director and President (Principal Executive Officer)	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

BORDEN CHEMICAL FOUNDRY, LLC

By:	*
	Name:	William H. Carter
	Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Craig O. Morrison	Manager	August 8, 2013

* William H. Carter	Manager and Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

HSC CAPITAL CORPORATION

By:	*
	Name:	William H. Carter
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Craig O. Morrison	Director	August 8, 2013

* William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

LAWTER INTERNATIONAL INC.

By:	*
	Name:	William H. Carter
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* William H. Carter	Director and President (Principal Executive Officer)	August 8, 2013

* George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

MOMENTIVE INTERNATIONAL INC.

By:	*
	Name:	William H. Carter
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

OILFIELD TECHNOLOGY GROUP, INC.

By:	*
	Name:	William H. Carter
	Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* William H. Carter	Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	August 8, 2013

* George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	August 8, 2013

* Craig O. Morrison	Director	August 8, 2013

* Joseph P. Bevilaqua	Director	August 8, 2013

* Jerry F. Borges	Director	August 8, 2013

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

MOMENTIVE CI HOLDING COMPANY (CHINA) LLC

By:	*
	Name:	William H. Carter
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* William H. Carter	President (Principal Executive Officer)	August 8, 2013

* George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	August 8, 2013

LAWTER INTERNATIONAL INC.	Sole Managing Member	August 8, 2013

By:	*
	Name:	Ellen German Berndt
	Title:	Vice President and Secretary

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 8, 2013.

NL COOP HOLDINGS, LLC

By:	*
	Name:	William H. Carter
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* William H. Carter	President (Principal Executive Officer)	August 8, 2013

* George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	August 8, 2013

MOMENTIVE SPECIALTY CHEMICALS INC.	Sole Managing Member	August 8, 2013

By:	*
	Name:	Ellen German Berndt
	Title:	Vice President and Secretary

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1/A	333-124287	2.1	7/15/2005

2.2†	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001

2.3†	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001

2.4	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001

2.5	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001

3.1	Certificate of Incorporation of Hexion U.S. Finance Corp.	S-4/A	333-122826	3.1	12/28/2005

3.2	Bylaws of Hexion U.S. Finance Corp	S-4/A	333-122826	3.2	12/28/2005

3.3	Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc. dated as of July 18, 2006	S-4	333-135482	3.5	8/1/2006

3.4	Agreement of Combination with Momentive Performance Material Holdings Inc. on September 11, 2010	8-K	001-00071	99.1	9/13/2010

3.5	Certificate of Amendment to the Certificate of Incorporation, dated October 1, 2010 changing the name of the corporation to Momentive Specialty Chemicals Inc.	8-K	001-00071	3.1	10/1/2010

3.6	Amended and Restated Bylaws of Momentive Specialty Chemicals Inc.	10-K	001-00071	3.5	04/01/2013

3.7	Certificate of Incorporation of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.9	12/28/2005

3.9	Bylaws of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.10	12/28/2005

3.10	Certificate of Amendment of Certificate of Incorporation, dated November 16, 2010 changing the name of the corporation to Momentive Specialty Chemicals Investments Inc.	S-4	333-172943	3.11	3/18/2011

1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.11	Certificate of Conversion of Borden Chemical Foundry, LLC	S-4	333-142173	3.9	4/17/2007

3.12	Certificate of Formation of Borden Chemical Foundry, LLC	S-4	333-142173	3.10	4/17/2007

3.13	Limited Liability Company Agreement of Borden Chemical Foundry, LLC	S-4	333-142173	3.11	4/17/2007

3.14	Certificate of Incorporation of HSC Capital Corporation	S-4/A	333-122826	3.13	12/28/2005

3.15	Bylaws of HSC Capital Corporation	S-4/A	333-122826	3.14	12/28/2005

3.16	Certificate of Incorporation of Lawter International Inc.	S-4/A	333-122826	3.15	12/28/2005

3.17	Bylaws of Lawter International Inc.	S-4/A	333-122826	3.16	12/28/2005

3.18	Certificate of Incorporation of Borden Chemical International, Inc.	S-4/A	333-122826	3.17	12/28/2005

3.19	Bylaws of Momentive International, Inc. dated March 5, 2013	S-4	333-189575	3.19	6/25/2013

3.20	Certificate of Amendment of Certificate of Incorporation, dated February 2, 2011 changing the name of the corporation to Momentive International Inc.	S-4	333-172943	3.21	3/18/2011

3.21	Certificate of Incorporation of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.23	12/28/2005

3.22	Bylaws of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.24	12/28/2005

3.23	Certificate of Formation of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.25	12/28/2005

3.24	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.26	12/28/2005

3.25	Certificate of Amendment to Certificate of Formation, dated November 16, 2010 changing the name of the company to Momentive CI Holding Company (China) LLC	S-4	333-172943	3.26	3/18/2011

3.26	Certificate of Formation of NL Coop Holdings LLC	S-4	333-172943	3.27	3/18/2011

3.27	Limited Liability Company Agreement of NL Coop Holdings LLC	S-4	333-172943	3.28	3/18/2011

2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.1	Indenture, dated as of March 14, 2012, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, related to the $450,000,000 first-priority senior secured notes due 2020.	8-K	001-00071	4.1	3/20/2012

4.2	First Supplemental Indenture, dated as of January 31, 2013, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee.	8-K	001-00071	4.1	2/6/2013

4.3	Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement)

4.4	Form of Indenture between Borden, Inc. and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016	S-3	33-4381	(4)(a) and (b)

4.5	Form of Indenture between Borden, Inc. and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996.	S-3	33-45770	4(a) thru 4(d)

4.6	Indenture dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Hexion Specialty Chemicals, Inc., the guarantors named therein and Wilmington Trust Company, as trustee, related to the $200,000,000 second-priority senior secured floating rate notes due 2014 and the $625,000,000 9 3/4% second-priority senior secured notes due 2014.	10-Q	001-00071	4.3	11/14/2006

4.7	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.1	2/4/2010

3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.8	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	2/4/2010

4.9	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust Company, as trustee.	8-K	001-00071	4.1	6/9/2010

4.10	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	6/9/2010

4.11	Indenture, dated as of November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% second-priority senior secured floating rate notes due 2020.	8-K	001-00071	4.1	11/12/2010

4.12	Second Supplemental indenture, dated as of January 14, 2013, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the additional $200,000,000 8.875% senior secured notes due 2018.	8-K	001-00071	4.1	1/18/2013

4.13	Second Supplemental Indenture, dated as of March 28, 2013, by and among Hexion U.S. Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee.	8-K	001-00071	4.1	4/3/2013

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP	S-4	333-189575	5.1	6/25/2013

5.2	Opinion of Connell Foley LLP	S-4	333-189575	5.2	8/2/2013

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP	S-4	333-189575	8.1	6/25/2013

10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004

10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004

4

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.3‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001

10.4‡	Resolution Performance Products Inc. 2000 Non-Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001

10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan, as amended and restated May 31, 2005	S-1/A	333-124287	10.34	9/19/2005

10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005

10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.52	7/15/2005

10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.53	7/15/2005

10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1/A	333-124287	10.54	7/15/2005

10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1/A	333-124287	10.55	7/15/2005

10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007

10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1/A	333-124287	10.63	7/15/2005

10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1/A	333-124287	10.64	7/15/2005

10.14‡	Amended and Restated Executives’ Supplemental Pension Plan for Hexion Specialty Chemicals, Inc., dated as of September 7, 2005	8-K	001-00071	10	9/12/2005

10.15	Borden, Inc. Advisory Directors Plan dated 7/1/89	10-K	001-00071	10(viii)	7/1/1989

10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009

10.17‡	Hexion Specialty Chemicals, Inc. 2009 Incentive Compensation Plan	10-K	001-00071	10.25	3/11/2009

5

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.18‡	Hexion Specialty Chemicals, Inc. 2010 Incentive Compensation Plan	10-K	001-00071	10.2	3/9/2010

10.19‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004

10.20‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004

10.21‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010

10.22‡	International assignment agreement dated as of November 13, 2008 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-K	001-00071	10.28	3/11/2009

10.23‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and William H. Carter	10-Q	001-00071	10(iii)	11/15/2004

10.24‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010

10.25‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/28/2011

10.26‡	Momentive Specialty Chemicals Inc. Supplemental Executive Retirement Plan, dated as of December 31, 2011	8-K	001-00071	99.1	1/6/2012

10.27	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003

10.28	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003

10.29	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001

6

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.30	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V	S-4	333-57170	10.14	3/16/2001

10.31	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001

10.32	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001

10.33	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001

10.34†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007

10.35	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001

10.36	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001

10.37	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001

10.38	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1/A	333-124287	10.66	7/15/2005

7

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.39	Intercreditor Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc., Hexion LLC, the subsidiary parties thereto, Wilmington Trust Company as trustee and JPMorgan Chase Bank, N.A. as intercreditor agent	10-Q	001-00071	10.1	11/14/2006

10.40	Registration Rights Agreement dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, Hexion Specialty Chemicals, Inc. and subsidiary parties thereto and Credit Suisse Securities (USA) LLC and JPMorgan Securities, Inc. as initial purchasers.	10-Q	001-00071	10.2	11/14/2006

10.41	Collateral Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc. and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	10-K	001-00071	10.57	3/11/2009

10.42	Second Amended and Restated Collateral Agreement dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc. and subsidiary parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.	10-K	001-00071	10.58	3/11/2009

10.43	Second Amended and Restated Credit Agreement with exhibits and schedules dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners.	10-Q	001-00071	10.1	8/13/2009

10.44	Incremental Facility Amendment and Amendment No. 1 with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of June 15, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.2	8/13/2009

8

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.45	Second Incremental Facility Amendment with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of August 7, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.3	8/13/2009

10.46	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008

10.47	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	8-K	001-00071	10.1	3/3/2009

10.48	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009

10.49	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009

10.50	Amendment Agreement to Credit Agreement, dated as of January 25, 2010, among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the Subsidiary Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	8-K/A	001-00071	10.1	2/4/2010

10.51	Registration Rights Agreement, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers.	8-K	001-00071	4.3	2/4/2010

9

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.52	Third Amended and Restated Credit Agreement, dated as of January 29, 2010, among Hexion LLC, Hexion Specialty Chemicals, Inc., each subsidiary of Hexion Specialty Chemicals, Inc. from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.	8-K/A	001-00071	10.1	2/4/2010

10.53	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and certain subsidiaries.	8-K/A	001-00071	10.1	2/4/2010

10.54	Joinder and Supplement to Intercreditor Agreement dated January 29, 2010, by and among Wilmington Trust FSB, as trustee under the Indenture, JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and each subsidiary of Hexion Specialty Chemicals, Inc. from time to time party thereto.	8-K	001-00071	10.3	2/4/2010

10.55	Notes Collateral Agreement dated and effective as of January 29, 2010, among Hexion Specialty Chemicals, Inc., each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent.	8-K	001-00071	10.4	2/4/2010

10.56	SUPPLEMENT dated as of June 4, 2010, to the U.S. Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Domestic Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.1	6/9/2010

10.57	SUPPLEMENT dated as of June 4, 2010, to the Foreign Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Foreign Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.2	6/9/2010

10

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.58	SUPPLEMENT dated as of June 4, 2010, to the Third Amended and Restated Collateral Agreement dated as of January 29, 2010, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and JPMORGAN CHASE BANK, N.A., as Applicable First Lien Representative (in such capacity, the “Applicable First Lien Representative”) for the Secured Parties (as defined therein).	8-K	001-00071	10.3	6/9/2010

10.59	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.4	6/9/2010

10.60	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.5	6/9/2010

10.61	Registration Rights Agreement dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., UBS Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., BMO Capital Markets Corp and JPMorgan Securities LLC, as initial purchasers.	8-K	001-00071	4.2	11/12/2010

10.62	Registration Rights Agreement, dated November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Guarantors, including the Company, and Euro VI (BC) S.a r.l.	8-K	001-00071	4.3	11/12/2010

10.63	Third Joinder and Supplement to Intercreditor Agreement, dated as of November 5, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent, Hexion LLC, the Company and certain of its subsidiaries.	8-K	001-00071	10.1	11/12/2010

11

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.64	Joinder and Supplement to Collateral Agreement dated November 5, 2010 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as trustee and collateral agent.	8-K	001-00071	10.2	11/12/2010

10.65	Supplement, dated as of December 15, 2010 to the Foreign Guarantee Agreement, dated as of May 31, 2005 among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., each Foreign Subsidiary Loan Party party thereto and JP Morgan Chase Bank, as administrative agent for the Lenders.	8-K	001-00071	10.1	12/15/2010

10.66	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc., and the other Persons party thereto	10-K	001-00071	10.68	2/28/2011

10.67	Purchase and Sale Agreement, dated November 30, 2010, by and between Momentive Specialty Chemicals Inc. and Harima Chemicals, Inc.	8-K	001-00071	2.01	2/4/2011

10.68‡	Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	S-4	333-172943	10.69	3/18/2011

10.69‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.7	3/18/2011

10.70‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.71	3/18/2011

10.71‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.72	3/18/2011

10.72‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders	S-4	333-172943	10.73	3/18/2011

10.73	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries, and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011

10.74	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011

12

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.75‡	Momentive Performance Materials Holdings LLC 2011 Incentive Compensation Plan	10-Q	001-00071	10.1	5/13/2011

10.76	Amendment Two to Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated January 1, 2011 between Shell Chemical L.P. and Momentive Specialty Chemicals Inc.	10-Q	001-00071	10.2	5/13/2011

10.77	Third Incremental Facility Amendment, dated as of May 18, 2011, by and among Momentive Specialty Chemicals Inc., the other borrowers named therein, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.	8-K	001-00071	10.1	5/23/2011

10.78	Registration Rights Agreement, dated as March 14, 2012, by and among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers.	8-K	001-00071	4.2	3/20/2012

10.79	Incremental Assumption Agreement, dated as of March 14, 2012, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Borden Chemical UK Limited, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	8-K	001-00071	10.1	3/20/2012

10.80	First Lien Intercreditor Agreement, dated as of March 14, 2012, among JPMorgan Chase Bank N.A., as collateral agent and administrative agent, Wilmington Trust, National Association, as initial other authorized representative, and each additional authorized representative from time to time party thereto.	8-K	001-00071	10.2	3/20/2012

10.81	Joinder and Supplement to Intercreditor Agreement dated, January 29, 2010, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.4	3/20/2012

13

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.82	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	3/20/2012

10.83‡	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan	10-Q	001-00071	10.1	5/8/2012

10.84‡	First Amended Resolution Specialty Materials Inc. 2004 Stock Option Plan	10-Q	001-00071	10.1	11/13/2012

10.85‡	First Amended Hexion LLC 2007 Long-Term Incentive Plan	10-Q	001-00071	10.2	11/13/2012

10.86	Registration Rights Agreement, dated as January 14, 2013, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the other guarantors party thereto and Credit Suisse Securities (USA) LLC	8-K	001-00071	4.2	1/18/2013

10.87	Amendment to Third Amended and Restated Credit Agreement, dated as of January 14, 2013, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time, JPMorgan Chase Bank N.A., as administrative agent for the lenders and the other parties named therein.	8-K	001-00071	10.1	1/18/2013

10.88	Fifth Joinder and Supplement to Intercreditor Agreement, dated January 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	1/18/2013

14

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.89	Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., as U.S. borrower, Momentive Specialty Chemicals Canada Inc., as Canadian borrower, Momentive Specialty Chemicals B.V., as Dutch borrower, Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank.	8-K	001-00071	10.1	4/3/2013

10.90	ABL Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as the ABL facility collateral agent, Wilmington Trust, National Association, as applicable first-lien agent and first-lien collateral agent, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	4/3/2013

10.91	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and JPMorgan Chase Bank, N.A. as collateral agent.	8-K	001-00071	10.3	4/3/2013

10.92	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and Wilmington Trust, National Association, as collateral agent.	8-K	001-00071	10.4	4/3/2013

10.93	Third Joinder and Supplement to 1.5 Lien Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	4/3/2013

15

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.94	Joinder and Supplement to Second Lien Intercreditor Agreement, dated as of March 28, 2013, among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust Company, as second-lien trustee, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.6	4/3/2013

10.95	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	8-K	001-00071	10.1	3/6/2013

10.96	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.2	3/6/2013

10.97	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.3	3/6/2013

10.98‡	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan	10-K	001-00071	10.91	4/1/2013

10.99‡	Momentive Performance Materials Holdings LLC 2012 Long-Term Cash Incentive Plan	10-K	001-00071	10.92	4/1/2013

10.100‡	Special recognition bonus letter to Dale Plante dated November 15, 2011	10-K	001-00071	10.94	4/1/2013

12.1	Statement regarding Computation of Ratios	S-4	333-189575	12.1	6/25/2013

18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011

21.1	List of Subsidiaries of Momentive Specialty Chemicals Inc.	10-K	001-00071	21.1	4/1/2013

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm					X

23.2	Consent of Paul, Weiss, Rifkind, Wharton and Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement)	S-4	333-189575	5.1/8.1	6/25/2013

23.3	Consent of Connell Foley LLP (included in Exhibit 5.2 to this Registration Statement)	S-4	333-189575	5.2	8/2/2013

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)	S-4	333-189575	24.1	6/25/2013

16

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

25.1	Form T-1 (Wilmington Trust, National Association)	S-4	333-189575	25.1	6/25/2013

99.1	Form of Letter of Transmittal	S-4	333-189575	99.1	6/25/2013

99.2	Form of Notice of Guaranteed Delivery	S-4	333-189575	99.2	6/25/2013

99.3	Form of Letter to Brokers	S-4	333-189575	99.3	6/25/2013

99.4	Form of Letter to Clients	S-4	333-189575	99.4	6/25/2013

101.INS*	XBRL Instance Document	S-4	333-189575	101.INS	6/25/2013

101.SCH*	XBRL Schema Document	S-4	333-189575	101.SCH	6/25/2013

101.CAL*	XBRL Calculation Linkbase Document	S-4	333-189575	101.CAL	6/25/2013

101.LAB*	XBRL Label Linkbase Document	S-4	333-189575	101.LAB	6/25/2013

101.PRE*	XBRL Presentation Linkbase Document	S-4	333-189575	101.PRE	6/25/2013

101.DEF*	XBRL Definition Linkbase Document	S-4	333-189575	101.DEF	6/25/2013

17